As filed with the Securities and Exchange Commission on December 23, 2009
Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-11

FOR REGISTRATION
UNDER
THE SECURITIES ACT OF 1933
OF CERTAIN REAL ESTATE COMPANIES

Invesco Mortgage Capital Inc.
(Exact name of registrant as specified in its governing instruments)

1555 Peachtree Street, NE
Atlanta, Georgia 30309
(404) 892-0896
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Robert H. Rigsby, Esq.
1555 Peachtree Street, NE
Atlanta, Georgia 30309
(404) 892-0896
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Mark C. Kanaly, Esq.	David J. Goldschmidt, Esq.
Alston & Bird LLP	Skadden, Arps, Slate, Meagher & Flom LLP
1201 W. Peachtree Street	Four Times Square
Atlanta, Georgia 30309-3424	New York, New York 10036-6522
Tel (404) 881-7975	Tel (212) 735-3574
Fax (404) 253-8390	Fax (212) 917-777-3574

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of	Aggregate	Registration
Securities to be Registered	Offering Price(1)	Fee(2)
Common Stock, par value $0.01 per share	$150,000,000	$10,695

(1)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended.

(2)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 23, 2009

           Shares

Invesco Mortgage Capital Inc.

Common Stock

Invesco Mortgage Capital Inc. is a Maryland corporation focused on investing in, financing and managing residential and commercial mortgage-backed securities and mortgage loans. We invest in residential mortgage-backed securities for which a U.S. government agency or a federally chartered corporation guarantees payments of principal and interest on the securities. In addition, we invest in residential mortgage-backed securities that are not issued or guaranteed by a U.S. government agency, commercial mortgage-backed securities and mortgage loans. We generally finance our agency residential mortgage-backed securities, and may finance our non-agency residential mortgage-backed securities, through repurchase agreement financing. We finance our investments in commercial mortgage-backed securities with financings under the U.S. government’s Term Asset-Backed Securities Loan Facility or with private financing sources. We may finance our investments in certain non-agency residential mortgage-backed securities, commercial mortgage-backed securities and residential and commercial mortgage loans by contributing capital to one or more of the Legacy Securities Public-Private Investment Funds that receive financing under the U.S. government’s Public-Private Investment Program. We are externally managed and advised by Invesco Institutional (N.A.), Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Invesco Ltd., an independent global investment company listed on the New York Stock Exchange (NYSE: IVZ).

We are offering           shares of our common stock as described in this prospectus. Our common stock is traded on the New York Stock Exchange under the symbol “IVR.” The last reported sale price of our common stock on the NYSE was $23.95 on December 22, 2009.

We intend to elect and qualify to be taxed as a real estate investment trust for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2009. To assist us in qualifying as a real estate investment trust, among other purposes, shareholders are generally restricted from owning more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock. Different ownership limits apply to Invesco Ltd. and its direct and indirect subsidiaries, including but not limited to Invesco Institutional (N.A.), Inc. and Invesco Investments (Bermuda) Ltd. In addition, our charter contains various other restrictions on the ownership and transfer of our common stock. See “Description of Capital Stock — Restrictions on Ownership and Transfer.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 19 of this prospectus for a discussion of these risks.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to us, before expenses	$	$

The underwriters may also purchase up to an additional           shares of our common stock from us at the public offering price, less the underwriting discount, within 30 days after the date of this prospectus to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about          , 2010.

Credit Suisse		Morgan Stanley
Jefferies & Company	Keefe, Bruyette & Woods	Stifel Nicolaus
Jackson Securities	Siebert Capital Markets	The Williams Capital Group, L.P.

The date of this prospectus is          , 2010.

You should rely only on the information contained in this prospectus, any free writing prospectus prepared by us or information to which we have referred you. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

SUMMARY

This summary highlights some of the information in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus. Except where the context suggests otherwise, the terms “company,” “we,” “us,” and “our” refer to Invesco Mortgage Capital Inc., a Maryland corporation, together with its consolidated subsidiaries, including IAS Operating Partnership LP, a Delaware limited partnership, which we refer to as “our operating partnership;” “our Manager” refers to Invesco Institutional (N.A.), Inc., a Delaware corporation, our external manager; “Invesco” refers to Invesco Ltd., together with its consolidated subsidiaries (other than us), the indirect parent company of our Manager.

Our Company

We are a Maryland corporation focused on investing in, financing and managing residential and commercial mortgage-backed securities and mortgage loans, which we collectively refer to as our target assets. We invest in residential mortgage-backed securities, or RMBS, for which a U.S. government agency such as the Government National Mortgage Association, or Ginnie Mae, or a federally chartered corporation such as the Federal National Mortgage Association, or Fannie Mae, or the Federal Home Loan Mortgage Corporation, or Freddie Mac, guarantees payments of principal and interest on the securities. We refer to these securities as Agency RMBS. Our Agency RMBS investments include mortgage pass-through securities and may include collateralized mortgage obligations, or CMOs. We also invest in RMBS that are not issued or guaranteed by a U.S. government agency, or non-Agency RMBS, commercial mortgage-backed securities, or CMBS, and residential and commercial mortgage loans.

We generally finance our Agency RMBS investments, and may finance our non-Agency RMBS investments, through traditional repurchase agreement financing. In addition, we finance our investments in CMBS with financings under the U.S. government’s Term Asset-Backed Securities Loan Facility, or TALF, or with private financing sources. We also finance our investments in certain non-Agency RMBS, CMBS and residential and commercial mortgage loans by contributing capital to a public-private investment fund, or PPIF, managed by our Manager, or the Invesco PPIP Fund, which, in turn, invests in our target assets. The Invesco PPIP Fund receives financing from the U.S. Treasury and from the Federal Deposit Insurance Corporation, or FDIC.

We were incorporated in Maryland on June 5, 2008, and commenced operations in July 2009. On July 1, 2009, we successfully completed our initial public offering, or IPO, generating net proceeds of $165.0 million. Concurrent with our IPO, we completed a private offering in which we sold $1.5 million of our common stock to our Manager and $28.5 million of units of limited partnership interests in our operating partnership, or OP units, to Invesco Investments (Bermuda) Ltd. On July 27, 2009, the underwriters of our IPO exercised their over-allotment option for net proceeds of $6.1 million. Collectively, we received net proceeds from our IPO and the concurrent private offering of approximately $201.1 million. We have primarily invested the net proceeds from our IPO and private offering, as well as monies that we borrowed under repurchase agreements and TALF, to purchase a $881.9 million investment portfolio as of September 30, 2009, which primarily consisted of $670.1 million in Agency RMBS, $104.4 million in non-Agency RMBS, $83.4 million in CMBS and $24.0 million in CMOs.

Our objective is to provide attractive risk-adjusted returns to our investors, primarily through dividends and secondarily through capital appreciation. To achieve this objective, we selectively acquire target assets to construct a diversified investment portfolio designed to produce attractive returns across a variety of market conditions and economic cycles.

We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with our current taxable year ending December 31, 2009. Accordingly, we generally will not be subject to U.S. federal income taxes on our taxable income that we distribute currently to our shareholders as long as we maintain our intended qualification as a REIT. We operate our business in a manner that permits us to maintain our exemption from registration under the Investment Company Act of 1940, as amended, or the 1940 Act.

Our Manager

We are externally managed and advised by Invesco Institutional (N.A.) Inc., or our Manager, an SEC-registered investment adviser and indirect wholly owned subsidiary of Invesco. Invesco is a leading independent global investment management company with $416.9 billion in assets under management as of September 30, 2009. With over 25 years of experience, Invesco’s teams of dedicated professionals have developed exceptional track records across multiple fixed income sectors and asset classes, including structured securities, such as RMBS, asset-backed securities, or ABS, CMBS, and leveraged loan portfolios.

Pursuant to the terms of the management agreement, our Manager provides us with our management team, including our officers, along with appropriate support personnel. Each of our officers is an employee of Invesco. We do not have any employees. With the exception of our Chief Financial Officer, our Manager does not dedicate any of its employees exclusively to us, nor is our Manager or its employees obligated to dedicate any specific portion of its or their time to our business. Our Manager is at all times subject to the supervision and oversight of our board of directors and has only such functions and authority as our board of directors delegates to it.

Invesco Aim Advisors, Inc., or Invesco Aim Advisors, an affiliate of our Manager, serves as our sub-adviser pursuant to an agreement between our Manager and Invesco Aim Advisors. Invesco Aim Advisors provides input on overall trends in short-term financing markets and makes specific recommendations regarding the financing of our Agency RMBS. The fees charged by Invesco Aim Advisors are paid by our Manager and do not constitute a reimbursable expense by our Manager under the management agreement. The fees charged by Invesco Aim Advisors to our Manager are substantially similar to the fees Invesco Aim Advisors charges to its other clients for similar services.

Our Strategies

Investments

We invest in a diversified pool of mortgage assets that generate attractive risk adjusted returns. Our target assets include Agency RMBS, non-Agency RMBS, CMBS and residential and commercial mortgage loans. In addition to direct purchases of our target assets, we also invest in the Invesco PPIP Fund, which, in turn, invests in our target assets. Our Manager’s investment committee makes investment decisions for the Invesco PPIP Fund.

As of September 30, 2009, 37% of our equity was invested in Agency RMBS, 48% in non-Agency RMBS, 9% in CMBS and 6% in other assets (including cash and restricted cash). As of September 30, 2009, we had not made an initial investment in the Invesco PPIP Fund.

Leverage

We use leverage on our target assets to achieve our return objectives. For our investments in Agency RMBS, we focus on securities we believe provide attractive returns when levered approximately 6 to 8 times. For our investments in non-Agency RMBS, we primarily focus on securities we believe provide attractive unlevered returns, however, in the future we may employ leverage of up to 1 time. We leverage our CMBS 3 to 5 times.

Financing

We finance our investments in Agency RMBS, and we may in the future finance our investments in non-Agency RMBS, primarily through short-term borrowings structured as repurchase agreements. In addition, we currently finance our investments in CMBS with financing under the TALF and with private financing sources. We also finance our investments in certain non-Agency RMBS, CMBS and residential and commercial mortgage loans by investing in the Invesco PPIP Fund. which, in turn, receives financing from the U.S. Treasury and from the FDIC.

As of September 30, 2009, we had entered into master repurchase agreements with 15 counterparties and have borrowed $615.0 million under those master repurchase agreements to finance our purchases of Agency RMBS. In addition, as of September 30, 2009, we had entered into 3 interest rate swap agreements, for a notional amount of $375 million, designed to mitigate the effects of increases in interest rates under a portion of our repurchase agreements. At September 30, 2009, we have secured borrowings of $64.8 million under the TALF. Finally, as of September 30, 2009, we have a commitment to invest up to $25.0 million in the Invesco PPIP Fund, which, in turn, invests in our target assets.

Risk Management Strategy

Interest Rate Hedging

Subject to maintaining our qualification as a REIT, we engage in a variety of interest rate management techniques that seek on one hand to mitigate the influence of interest rate changes on the costs of our liabilities and on the other hand to help us achieve our risk management objective. We utilize derivative financial instruments, including, among others, puts and calls on securities or indices of securities, interest rate swaps, interest rate caps, interest rate swaptions, exchange-traded derivatives, U.S. Treasury securities and options on U.S. Treasury securities and interest rate floors to hedge all or a portion of the interest rate risk associated with the financing of our investment portfolio. Specifically, we seek to hedge our exposure to potential interest rate mismatches between the interest we earn on our investments and our borrowing costs caused by fluctuations in short-term interest rates. In utilizing leverage and interest rate hedges, we seek to improve risk-adjusted returns and, where possible, to lock in, on a long-term basis, a favorable spread between the yield on our assets and the cost of our financing. We rely on our Manager’s expertise to manage these risks on our behalf. We may implement part of our hedging strategy through a domestic taxable REIT subsidiary, or TRS, which will be subject to U.S. federal, state and, if applicable, local income tax.

Market Risk Management

Risk management is an integral component of our strategy to deliver returns to our shareholders. Because we invest in mortgage-backed securities, or MBS, investment losses from voluntary or involuntary prepayments, interest rate volatility or other risks can meaningfully reduce or eliminate our distributions to shareholders. In addition, because we employ financial leverage in funding our investment portfolio, mismatches in the maturities of our assets and liabilities can create the need to continually renew or otherwise refinance our liabilities. Our net interest margins are dependent upon a positive spread between the returns on our asset portfolio and our overall cost of funding. To minimize the risks to our portfolio, we actively employ portfolio-wide and security-specific risk measurements and management processes in our daily operations. Our Manager’s risk management tools include software and services licensed or purchased from third parties, in addition to proprietary software and analytical methods developed by Invesco.

Credit Risk

We believe our investment strategy generally keeps our credit losses and financing costs low. However, we retain the risk of potential credit losses on all of the residential and commercial mortgage loans, as well as the loans underlying the non-Agency RMBS and CMBS we hold. We seek to manage this risk through our pre-acquisition due diligence process and through the use of non-recourse financing, which limits our exposure to credit losses to the specific pool of mortgages that are subject to the non-recourse financing when available. In addition, with respect to any particular target asset, our Manager’s investment team evaluates, among other things, relative valuation, supply and demand trends, shape of yield curves, prepayment rates, delinquency and default rates, recovery of various sectors and vintage of collateral.

Our Investments

Our Target Assets

Our target asset classes and the principal assets in which we invest are as follows:

Asset Classes	Principal Assets

Agency RMBS
Mortgage Pass-Through Certificates.   Single-family residential mortgage pass-through certificates are securities representing interests in “pools” of mortgage loans secured by residential real property where payments of both interest and principal, plus pre-paid principal, on the securities are made monthly to holders of the securities, in effect “passing through” monthly payments made by the individual borrowers on the mortgage loans that underlie the securities, net of fees paid to the issuer/guarantor and servicers of the securities. These mortgage pass-through certificates are guaranteed by Ginnie Mae, Fannie Mae or Freddie Mac.

Collateralized Mortgage Obligations.  Collateralized mortgage obligations, or CMOs, are securities which are structured from U.S. government agency, or federally chartered corporation-backed mortgage pass-through certificates. CMOs receive monthly payments of principal and interest. CMOs divide the cash flows which come from the underlying mortgage pass-through certificates into different classes of securities. CMOs can have different maturities and different weighted average lives than the underlying mortgage pass-through certificates. CMOs can re-distribute the risk characteristics of mortgage pass-through certificates to better satisfy the demands of various investor types. These risk characteristics would include average life variability, prepayments, volatility, floating versus fixed interest rate and payment and interest rate risk.

Non-Agency RMBS	RMBS that are not issued or guaranteed by a U.S. government agency or federally charted corporation, with an emphasis on securities that when originally issued were rated in the highest rating category by one or more of the nationally recognized statistical rating organizations.

CMBS	Fixed and floating rate commercial mortgage backed securities, with an emphasis on securities that when originally issued were rated in the highest rating category by one or more of the nationally recognized statistical rating organizations.

Residential Mortgage Loans	Prime Mortgage Loans. Prime mortgage loans are mortgage loans that are underwritten to guidelines most similar to U.S. government agency underwriting guidelines. Jumbo prime mortgage loans are mortgage loans that are underwritten to guidelines most similar to U.S. government agency underwriting guidelines except that the mortgage balance exceeds the maximum amount permitted by the guidelines.
Alt-A Mortgage Loans. Alt-A mortgage loans are mortgage loans made to borrowers whose qualifying mortgage characteristics do not conform to U.S. government agency underwriting guidelines, but whose borrower characteristics may. Generally, Alt-A loans allow homeowners to qualify for a mortgage loan with reduced or alternative forms of documentation.
Subprime Mortgage Loans. Subprime mortgage loans are loans that do not conform to U.S. government agency underwriting guidelines.
Commercial Mortgage Loans	First or second lien loans on commercial real estate, subordinate interests in first mortgages on commercial real estate, or B-Notes on commercial real estate, bridge loans to be used in the acquisition, construction or redevelopment of a property and mezzanine financings.

Our Investment Activities

As of September 30, 2009, 37% of our equity was invested in Agency RMBS, 48% in non-Agency RMBS, 9% in CMBS and 6% in other assets (including cash and restricted cash). In addition, we made a commitment to invest up to $25.0 million in the Invesco PPIP Fund, which, in turn, invests in our target assets. As of September 30, 2009, we had not funded any of the commitment. For our investments in Agency RMBS, as of September 30, 2009, we had purchased approximately $237.1 million in 30-year fixed rate securities that offered higher coupons and call protection based on the collateral attributes. We balanced this with approximately $277.2 million in 15-year fixed rate securities, approximately $145.5 million in hybrid ARMs and approximately $10.3 million in ARMs we believe to have similar durations based on assumed prepayment speeds. In addition, as of September 30, 2009, we had purchased approximately $24.0 million in CMOs. As of September 30, 2009, we had purchased approximately $104.4 million non-Agency RMBS. For investments in CMBS, our primary focus is on investing in AAA rated securities issued prior to 2008. As of September 30, 2009, we had purchased approximately $83.4 million in CMBS and financed the purchases with a $64.8 million TALF loan.

Our Investment Portfolio

The following table summarizes certain characteristics of our investment portfolio as of September 30, 2009:

						Net
		Unamortized		Unrealized		Weighted
	Principal	Premium	Amortized	Gain/	Fair	Average	Average
$ in thousands	Balance	(Discount)	Cost	(Loss)	Value	Coupon(1)	Yield(2)

Agency RMBS:
15-year fixed-rate	264,787	9,653	274,440	2,786	277,226	4.83%	3.77%
30-year fixed-rate	221,764	14,732	236,496	634	237,130	6.43%	4.46%
ARM	10,335	233	10,568	(276)	10,292	2.72%	2.34%
Hybrid ARM	138,771	6,628	145,399	85	145,484	5.08%	4.08%

Total Agency RMBS	635,657	31,246	666,903	3,229	670,132	5.41%	4.06%

MBS-CMO	22,313	1,116	23,429	620	24,049	6.50%	4.23%
Non-Agency RMBS	159,200	(63,129)	96,071	8,314	104,385	4.34%	18.45%
CMBS	87,272	(4,627)	82,645	727	83,372	5.13%	6.24%

Total	904,442	(35,394)	869,048	12,890	881,938	5.22%	5.86%

(1)	Weighted average coupon is presented net of servicing and other fees.

(2)	Average yield incorporates future prepayment assumptions.

The following table summarizes certain characteristics of our investment portfolio, at fair value, according to their estimated weighted average life classifications as of September 30, 2009:

$ in thousands	September 30, 2009

Less than one year	—
Greater than one year and less than five years	538,405
Greater than or equal to five years	343,533

Total	881,938

The following table presents certain information about the carrying value of our available for sale MBS as of September 30, 2009:

$ in thousands	September 30, 2009
Principal balance	904,442
Unamortized premium	32,362
Unamortized discount	(67,756)
Gross unrealized gains	14,669
Gross unrealized losses	(1,779)

Carrying value/estimated fair value	881,938

Our Financing

Following the closing of our IPO, we entered into repurchase agreements to finance the majority of our Agency RMBS. These agreements are secured by our Agency RMBS and bear interest at rates that have historically moved in close relationship to the London Interbank Offer Rate, or LIBOR. As of September 30, 2009, we had entered into repurchase agreements totaling $615.0 million. As of September 30, 2009 we had secured borrowings of $64.8 million under the TALF, which we used to fund our CMBS portfolio. Under the TALF, the Federal Reserve makes non-recourse loans to borrowers to fund purchases of asset-backed securities. The TALF loans are non-recourse and mature in July and August 2014. Finally, we committed to invest up to $25.0 million in the Invesco PPIP Fund, which, in turn, invests in our target assets.

As of September 30, 2009, we had entered into three interest rate swap agreements designed to mitigate the effects of increases in interest rates under a portion of our repurchase agreements. These swap agreements provide for fixed interest rates indexed off of one-month LIBOR and effectively fix the floating interest rates on $375 million of borrowings under our repurchase agreements. We intend to continue to add interest rate hedge positions according to our hedging strategy.

Investment Guidelines

Our board of directors has adopted the following investment guidelines:

•	no investment shall be made that would cause us to fail to qualify as a REIT for federal income tax purposes;

•	no investment shall be made that would cause us to be regulated as an investment company under the 1940 Act;

•	our investments will be in our target assets; and

•	until appropriate investments can be identified, our Manager may pay off short-term debt or invest the proceeds of this and any future offerings in interest-bearing, short-term investments, including funds that are consistent with our intention to qualify as a REIT.

These investment guidelines may be changed from time to time by our board of directors without the approval of our shareholders.

Dividend Policy

We intend to continue to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates on its undistributed taxable income. We intend to continue to pay regular quarterly dividends to our shareholders in an amount equal to our net taxable income. Before we pay any dividend, whether for U.S. federal income tax purposes or otherwise, we must first meet both our operating requirements and debt service on our repurchase agreements and other debt payable. If our cash available for distribution is less than our net taxable income, we could be required to sell assets or borrow funds to make cash distributions, or we may make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities.

On October 13, 2009, we declared a dividend of $0.61 per share of common stock to shareholders of record as of October 23, 2009 and paid such dividend on November 12, 2009. On December 17, 2009, we declared a dividend of $1.05 per share of common stock to shareholders of record as of December 31, 2009 and will pay such dividend on January 27, 2010. Investors in this offering will not be entitled to receive this dividend.

Our Competitive Advantages

We believe that our competitive advantages include the following:

Significant Experience of Our Manager

Our Manager’s senior management team has a long track record and broad experience in managing residential and commercial mortgage-related assets through a variety of credit and interest rate environments and has demonstrated the ability to generate attractive risk-adjusted returns under different market conditions and cycles. In addition, our Manager benefits from the insight and capabilities of Invesco’s distressed investment subsidiary, WL Ross & Co. LLC, or WL Ross, and Invesco’s real estate team. Through Invesco’s WL Ross subsidiary and real estate team, we have access to broad and deep teams of experienced investment professionals in real estate and distressed investing. Through these teams, we have real time access to research and data on the mortgage and real estate industries. Access to these in- house resources and expertise provides us with a competitive advantage over other companies investing in our target assets who have less internal resources and expertise.

Rigorous Counterparty Review and Approval Process

Our Manager, together with a dedicated team of professionals at Invesco Aim Advisors pursuant to a sub-advisory agreement between our Manager and Invesco Aim Advisors, follows an established process to mitigate counterparty risk. All repurchase agreement counterparty approval requests undergo a review and approval process to determine whether the proposed counterparty meets established criteria. This process involves a credit analysis of each prospective counterparty to ensure that it meets Invesco Aim Advisors’ internal credit risk requirements, a review of the counterparty’s audited financial statements, credit ratings and clearing arrangements, and a regulatory background check. In addition, all approved counterparties are monitored on an ongoing basis by Invesco Aim Advisors’ credit team and, if they deem a credit situation to be deteriorating, the credit team has the ability to restrict or terminate trading with such counterparty.

Extensive Strategic Relationships and Experience of our Manager and its Affiliates

Our Manager and its affiliates, including Invesco Aim Advisors, maintain extensive long-term relationships with other financial intermediaries, including primary dealers, leading investment banks, brokerage firms, leading mortgage originators and commercial banks. We believe these relationships enhance our ability to source, finance and hedge investment opportunities and, thus, enable us to grow in various credit and interest rate environments.

Disciplined Investment Approach

We seek to maximize our risk-adjusted returns through our Manager’s disciplined investment approach, which relies on rigorous quantitative and qualitative analysis. Our Manager monitors our overall portfolio risk and evaluates the characteristics of our investments in our target assets including, but not limited to, loan balance distribution, geographic concentration, property type, occupancy, and periodic interest rate caps, which limit the amount an interest rate can increase during any given period, or lifetime interest rate caps, weighted-average loan-to-value and weighted-average credit score. In addition, with respect to any particular target asset, our Manager’s investment team evaluates, among other things, relative valuation, supply and demand trends, shape of yield curves, prepayment rates, delinquency and default rates recovery of various sectors and vintage of collateral. We believe this strategy and our commitment to capital preservation provides us with a competitive advantage when operating in a variety of market conditions.

Access to Our Manager’s Sophisticated Analytical Tools, Infrastructure and Expertise

We utilize our Manager’s proprietary and third-party mortgage-related security and portfolio management tools to generate an attractive net interest margin from our portfolio. We engage in an in-depth analysis of the numerous factors that influence our target assets, including fundamental market and sector review, rigorous cash flow analysis, disciplined security selection, controlled risk exposure and prudent balance sheet management. We utilize these tools to guide the hedging strategies developed by our Manager to the extent consistent with satisfying the requirements for qualification as a REIT. We use our Manager’s proprietary technology management platform called QTechsm to monitor investment risk. QTechsm collects and stores real-time market data and integrates market performance with portfolio holdings and proprietary risk models to measure portfolio risk positions. This measurement system portrays overall portfolio risk and its sources. In addition, our Manager utilizes First American CoreLogic’s LoanPerformance loan-level RMBS securities database to obtain detailed information about the performance and characteristics of the loans that collateralize each security. We also employ the LoanPerformance HPI and TrueLTV products to determine current property values and calculate current loan to value ratios for use in projecting individual default probabilities and loss severities. Through the use of these tools, we analyze factors that affect the rate at which mortgage prepayments occur, including changes in the level of interest rates, directional trends in residential and commercial real estate prices, general economic conditions, the locations of the properties securing the mortgage loans and other social and demographic conditions in order to acquire target assets that we believe are undervalued. We believe that sophisticated analysis of both macro and micro economic factors enables us to manage cash flow and distributions while preserving capital.

Our Manager has created and maintains analytical and portfolio management capabilities to aid in security selection and risk management. We capitalize on the market knowledge and ready access to data across our target markets that our Manager and its affiliates obtain through their established platform. We also benefit from our Manager’s comprehensive financial and administrative infrastructure, including its risk management and financial reporting operations, as well as its business development, legal and compliance teams.

Alignment of Invesco and Our Manager’s Interests

Invesco, through our Manager, beneficially owns 15,100 shares of our common stock and, through Invesco Investments (Bermuda) Ltd., beneficially owns 1,425,000 units of partnership interests in our operating partnership, which are redeemable for cash or, at our election, shares of our common stock on a one-for-one basis. Assuming redemption of all OP units owned by the Invesco Investments (Bermuda) Ltd. for the equivalent number of shares of our common stock, Invesco would beneficially own (through the holdings of Invesco Investments (Bermuda) Ltd. and our Manager) approximately 15% of our common stock and public shareholders would own the remaining approximately 85%. We believe that Invesco’s ownership of our common stock and partnership interests in our operating partnership aligns Invesco and our Manager’s interests with our interests.

Tax Advantages of REIT Qualification

Assuming that we meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code, we will generally be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our taxable income that is distributed currently to our shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that generally results from investment in a corporation.

Summary Risk Factors

An investment in shares of our common stock involves various risks. You should consider carefully the risks discussed below and under the heading “Risk Factors” beginning on page 19 of this prospectus before purchasing our common stock. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

•	We are dependent on our Manager and its key personnel for our success. In addition, we rely on our financing opportunities relating to our repurchase agreement financings that have been and will be facilitated and/or provided by Invesco Aim Advisors, an affiliate of our Manager.

•	Invesco and our Manager have limited experience operating a REIT or managing a portfolio of our target assets on a leveraged basis and we cannot assure you that our Manager’s past experience will be sufficient to successfully manage our business as a REIT with such a portfolio.

•	There are conflicts of interest in our relationship with our Manager and Invesco, which could result in decisions that are not in the best interests of our shareholders.

•	The management agreement with our Manager was not negotiated on an arm’s-length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party and may be costly and difficult to terminate.

•	Our board of directors approved very broad investment guidelines for our Manager and does not approve each investment and financing decision made by our Manager.

•	There can be no assurance that the actions of the U.S. government, Federal Reserve, U.S. Treasury and other governmental and regulatory bodies for the purpose of stabilizing the financial markets, including the establishment of the TALF and the U.S. government’s Public-Private Investment Program, or PPIP, or market responses to those actions, will achieve the intended effect, and our business may not benefit from these actions and further government actions, or the cessation or curtailment of current U.S. government programs and/or participation in the mortgage and securities markets, or market developments could adversely impact us.

•	We may change any of our strategies, policies or procedures without shareholder consent.

•	We have a limited operating history and may not be able to successfully operate our business or generate sufficient revenue or sustain distributions to our shareholders.

•	Maintenance of our 1940 Act exemption imposes limits on our operations.

•	We use leverage in executing our business strategy, which may adversely affect the return on our assets and may reduce cash available for distribution to our shareholders, as well as increase losses when economic or financial conditions are unfavorable.

•	Our inability to access repurchase agreement or other sources of non-governmental sources of financing would have a material adverse affect on our business.

•	As a result of recent market events, including the contraction among and failure of certain lenders, it may be more difficult for us to secure non-governmental financing.

•	An increase in our borrowing costs relative to the interest we receive on investments in our target assets may adversely affect our profitability and our cash available for distribution to our shareholders.

•	Hedging against interest rate exposure may adversely affect our earnings, which could reduce our cash available for distribution to our shareholders.

•	We may allocate the net proceeds from this offering to investments with which you may not agree.

•	Our investments may be concentrated and will be subject to risk of default.

•	Continued adverse developments in the residential and commercial mortgage markets, including increases in defaults, credit losses and liquidity concerns, could make it difficult for us to borrow money to acquire our target assets on a leveraged basis, on attractive terms or at all, which could adversely affect our profitability.

•	We operate in a highly competitive market for investment opportunities and competition may limit our ability to acquire desirable investments in our target assets and could also affect the pricing of these target assets.

•	We may acquire non-Agency RMBS collateralized by Alt-A and subprime mortgage loans, which are subject to increased risks.

•	The mortgage loans that we acquire, and the mortgage and other loans underlying the non-Agency RMBS that we acquire, are subject to defaults, foreclosure timeline extension, fraud and residential and commercial price depreciation, and unfavorable modification of loan principal amount, interest rate and amortization of principal, which could result in losses to us.

•	If our Manager underestimates collateral loss on our CMBS investments, we may experience losses.

•	An increase in interest rates may cause a decrease in the volume of certain of our target assets, which could adversely affect our ability to acquire target assets that satisfy our investment objectives and to generate income and pay dividends.

•	Prepayment rates may adversely affect the value of our investment portfolio.

•	Our failure to qualify as a REIT would subject us to U.S. federal income tax and potentially increased state and local taxes, which would reduce the amount of cash available for distribution to our shareholders.

•	Complying with REIT requirements may cause us to forego otherwise attractive investment opportunities or financing or hedging strategies.

Our Structure

We were organized as a Maryland corporation on June 5, 2008. On July 1, 2009, we completed our IPO, generating net proceeds of $165.0 million. Concurrent with our IPO, we completed a private offering in which we sold $1.5 million of our common stock to our Manager and $28.5 million OP units to Invesco Investments (Bermuda) Ltd. On July 27, 2009, the underwriters of our IPO exercised their over-allotment option for net proceeds of $6.1 million. Collectively, we received net proceeds from our IPO and the concurrent private offering of approximately $201.1 million.

We conduct all of our operations through our operating partnership, of which we are the sole general partner. Subject to certain limitations and exceptions, the limited partners of the operating partnership, other than us or our subsidiaries, have the right to cause the operating partnership to redeem their OP units for cash equal to the market value of an equivalent number of our shares of common stock, or, at our option, we may purchase their OP units by issuing one share of common stock for each OP unit redeemed.

We intend to elect and qualify to be taxed as a REIT commencing with our current taxable year ending December 31, 2009. Accordingly, we generally will not be subject to U.S. federal income taxes on our taxable income that we distribute currently to our shareholders as long as we maintain our intended qualification as a REIT. We operate our business in a manner that permits us to maintain our exemption from registration under the 1940 Act.

The following chart shows our structure:

(1)	Assuming redemption of all OP units owned by Invesco Investments (Bermuda) Ltd. for the equivalent number of shares of our common stock, Invesco would beneficially own (through the holdings of Invesco Investments (Bermuda) Ltd. and our Manager) approximately 15% of our common stock and public shareholders would own the remaining approximately 85%.

(2)	We, through IAS Asset I LLC, have a commitment to invest up to $25.0 million in the Invesco PPIP Fund. IAS Asset I LLC relies on an exemption from registration under the 1940 Act as an investment company pursuant to Section 3(c)(5)(C) of the 1940 Act.

(3)	IMC Investments I LLC was organized as a special purpose subsidiary of IAS Operating Partnership LP that borrows under the TALF and relies on an exemption from registration under the 1940 Act as an investment company pursuant to Section 3(c)(7) of the 1940 Act.

Management Agreement

On July 1, 2009, we entered into a management agreement with Invesco Institutional (N.A.), Inc. pursuant to which we are externally managed and advised by our Manager. The management agreement provides that our Manager must implement our business strategy and perform certain services for us, subject to oversight by our board of directors. Our Manager is responsible for, among other duties, performing all of our day-to-day functions, determining investment criteria in conjunction with our board of directors, sourcing, analyzing and executing investments, selling and financing assets and performing asset management duties.

The initial term of the management agreement expires on July 1, 2011 and will be automatically renewed for a one-year term on such date and on each anniversary date thereafter unless terminated under certain circumstances. See “Our Manager and the Management Agreement — Management Agreement.”

Invesco Aim Advisors serves as our sub-adviser pursuant to an agreement between our Manager and Invesco Aim Advisors. Invesco Aim Advisors provides input on overall trends in short-term financing markets and makes specific recommendations regarding Agency RMBS financing. Our Manager does not provide these services to us directly. The fees charged by Invesco Aim Advisors are paid by our Manager and do not constitute a reimbursable expense by our Manager under the management agreement.

The following summarizes the fees and expense reimbursements that we pay to our Manager:

•	Management fee. 1.50% of our shareholders’ equity per annum, calculated and payable quarterly in arrears. For purposes of calculating the management fee, our shareholders’ equity means the sum of the net proceeds from all issuances of our equity securities since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus our retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less any amount that we pay to repurchase our common stock since inception, and excluding any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income). This amount will be adjusted to exclude one-time events pursuant to changes in accounting principles generally accepted in the United States, or GAAP, and certain non-cash items after discussions between our Manager and our independent directors and approval by a majority of our independent directors. We treat outstanding limited partner interests (not held by us) as outstanding shares of capital stock for purposes of calculating the management fee.

Pursuant to the terms of the management agreement, we pay our Manager a management fee. As a result, we do not pay any management or investment fees with respect to our investment in the Invesco PPIP Fund managed by our Manager. Our Manager waives all such fees.

•	Expense reimbursement. Reimbursement of operating expenses incurred by our Manager, including certain salary expenses and other expenses relating to legal, accounting, due diligence and other services, to be paid monthly in cash. Our reimbursement obligation is not subject to any dollar limitation.

•	Termination fee. Termination fee equal to three times the sum of the average annual management fee earned by our Manager during the prior 24-month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter.

•	Incentive plan. Our equity incentive plan includes provisions for grants of restricted common stock and other equity based awards to our directors, officers and employees of our Manager. We make grants to our non-executive directors as compensation, we may also grant awards under our equity incentive plan to our Manager’s officers and employees as compensation and for which the Manager may reimburse us. See “Management — Director Compensation.”

Conflicts of Interest

We are dependent on our Manager for our day-to-day management and do not have any independent officers or employees. Each of our officers and two of our directors, Mr. Armour and Ms. Dunn Kelley, are employees of Invesco. Our management agreement was negotiated between related parties and its terms, including fees and other amounts payable, may not be as favorable to us as if it had been negotiated at arm’s length with an unaffiliated third party. In addition, other than our Chief Financial Officer, who is obligated to dedicate himself exclusively to us, our Manager and its officers and personnel are permitted to engage in other business activities, including activities for Invesco, which may reduce the time our Manager and its officers and personnel spend managing us.

As of September 30, 2009, Invesco had $416.9 billion in managed assets and our Manager managed approximately $184.9 billion of fixed income and real estate investments. We compete for investment opportunities directly with other clients of our Manager or Invesco and its subsidiaries. In addition, our Manager may have additional clients that compete directly with us for investment opportunities, although Invesco has indicated to us that it expects that we will remain the only publicly-traded REIT advised by our Manager or Invesco and its subsidiaries whose investment strategy is to invest substantially all of its capital in our target assets. Our Manager has an investment allocation policy in place that is intended to enable us to share equitably with the investment companies and institutional and separately managed accounts that invest in securities in our target asset classes for which our Manager is responsible for the selection of brokers, dealers and other trading counterparties. According to this policy, investments may be allocated by taking into account factors, including but not limited to investment objectives or strategies, the size of the available investment, cash availability and cash flow expectations, and the tax implications of an investment. The investment allocation policy also requires a fair and equitable allocation of financing opportunities over time among us and other accounts. The investment allocation policy also includes other procedures intended to prevent any of our Manager’s other accounts from receiving favorable treatment in accessing investment opportunities. The investment allocation policy may be amended by our Manager at any time without our consent. To the extent that a conflict arises with respect to the business of our Manager or us in such a way as to give rise to conflicts not currently addressed by the investment allocation policy, our Manager may need to refine its policy to address such situation. Our independent directors periodically review our Manager’s compliance with the investment allocation policy. In addition, to avoid any actual or perceived conflicts of interest with our Manager, a majority of our independent directors are required to approve an investment in any security structured or issued by an entity managed by our Manager, or any of its affiliates, or any purchase or sale of our assets by or to our Manager, or its affiliates or an entity managed by our Manager or its affiliates.

We finance investments in certain non-Agency RMBS, CMBS and residential and commercial mortgage loans by contributing equity capital to the Invesco PPIP Fund. Our investment is on terms that are no less favorable to us than those made available to other third party institutional investors in the Invesco PPIP Fund. Pursuant to the terms of the management agreement, we pay our Manager a management fee. As a result, we do not pay any management or investment fees with respect to our investment in the Invesco PPIP Fund managed by our Manager. Our Manager waives all such fees. Our Manager has a conflict of interest in recommending our participation in any PPIF it manages because the fees payable to it by the PPIF may be greater than the fees payable to it by us under the management agreement. We have addressed this conflict by requiring that the terms of any equity investment we make in any such PPIF be approved by our board of directors, including a majority of our independent directors.

We do not have a policy that expressly prohibits our directors, officers, shareholders or affiliates from engaging for their own account in business activities of the types conducted by us. However, subject to Invesco’s allocation policy, our code of business conduct and ethics contains a conflicts of interest policy that prohibits our directors, officers and personnel, as well as employees of our Manager who provide services to us, from engaging in any transaction that involves an actual conflict of interest with us.

Operating and Regulatory Structure

REIT Qualification

We intend to elect and qualify to be taxed as a REIT under Sections 856 through 859 of the Internal Revenue Code, commencing with our taxable year ending December 31, 2009. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT.

So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our net taxable income that we distribute currently to our shareholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property.

1940 Act Exemption

We conduct our operations so as not to become regulated as an investment company under the 1940 Act. Because we are a holding company that conducts our business through the operating partnership and the wholly-owned subsidiaries of the operating partnership, the securities issued by these subsidiaries that are excepted from the definition of “investment company” under Section 3(c)(1) or Section 3(c)(7) of the 1940 Act, together with any other investment securities the operating partnership may own, may not have a combined value in excess of 40% of the value of the operating partnership’s total assets on an unconsolidated basis, which we refer to as the 40% test. This requirement limits the types of businesses in which we may engage through our subsidiaries. In addition, we believe neither the company nor the operating partnership are considered an investment company under Section 3(a)(1)(A) of the 1940 Act because they do not engage primarily or hold themselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through the operating partnership’s wholly owned or majority-owned subsidiaries, the company and the operating partnership are primarily engaged in the non-investment company businesses of these subsidiaries. IAS Asset I LLC and certain of the operating partnership’s other subsidiaries that we may form in the future intend to rely upon the exemption from registration as an investment company under the 1940 Act pursuant to Section 3(c)(5)(C) of the 1940 Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exemption generally requires that at least 55% of our subsidiaries’ portfolios must be comprised of qualifying assets and at least another 25% of each of their portfolios must be comprised of real estate-related assets under the 1940 Act (and no more than 20% comprised of miscellaneous assets). Qualifying assets for this purpose include mortgage loans and other assets, such as whole pool Agency and non-Agency RMBS, that the Securities and Exchange Commission, or SEC staff in various no-action letters has determined are the functional equivalent of mortgage loans for the purposes of the 1940 Act. We treat as real estate-related assets CMBS, debt and equity securities of companies primarily engaged in real estate businesses, agency partial pool certificates and securities issued by pass-through entities of which substantially all of the assets consist of qualifying assets and/or real estate-related assets. IAS Asset I LLC invests in the Invesco PPIP Fund. We treat IAS Asset I LLC’s investment in the Invesco PPIP Fund as a “real estate-related asset” for purposes of the Section 3(c)(5)(C) analysis. As a result, IAS Asset I LLC can invest no more than 25% of its assets in the Invesco PPIP and other real estate-related assets. We note that the SEC has not provided any guidance on the treatment of interests in PPIFs as real estate-related assets and any such guidance may require us to change our strategy. We may need to adjust IAS Asset I LLC’s assets and strategy in order for it to continue to rely on Section 3(c)(5)(C) for its 1940 Act exemption. Any such adjustment in IAS Asset I LLC’s assets or strategy is not expected to have a material adverse effect on our business or strategy. Although we monitor our portfolio periodically and prior to each investment acquisition, there can be no assurance that we will be able to maintain this exemption from registration for each of these subsidiaries. The legacy securities PPIF formed and managed by our Manager or one of its affiliates relies on Section 3(c)(7) for its 1940 Act exemption.

IMC Investments I LLC was organized as a special purpose subsidiary of the operating partnership that borrows under the TALF. This subsidiary relies on Section 3(c)(7) for its 1940 Act exemption and, therefore, the operating partnership’s interest in this TALF subsidiary would constitute an “investment security” for purposes of determining whether the operating partnership passes the 40% test.

We may in the future organize one or more TALF subsidiaries that seek to rely on the 1940 Act exemption provided to certain structured financing vehicles by Rule 3a-7. Any such TALF subsidiary would need to be structured to comply with any guidance that may be issued by the Division of Investment Management of the SEC on the restrictions contained in Rule 3a-7. We expect that the aggregate value of the operating partnership’s interests in TALF subsidiaries that seek to rely on Rule 3a-7 will comprise less than 20% of the operating partnership’s (and, therefore, our) total assets on an unconsolidated basis.

Qualification for exemption from registration under the 1940 Act will limit our ability to make certain investments. For example, these restrictions will limit the ability of our subsidiaries to invest directly in mortgage-backed securities that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain Asset Based Securities and real estate companies or in assets not related to real estate.

Restrictions on Ownership of Our Common Stock

To assist us in complying with the REIT limitations on the concentration of ownership imposed by the Internal Revenue Code, among other purposes, our charter prohibits, with certain exceptions, any shareholder from beneficially or constructively owning, applying certain attribution rules under the Internal Revenue Code, more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, or 9.8% by value or number of shares, whichever is more restrictive, of our outstanding capital stock. Our board of directors may, in its sole discretion, waive the 9.8% ownership limit with respect to a particular shareholder if it is presented with certain representations and undertakings required by our charter and other evidence satisfactory to it that such ownership will not then or in the future jeopardize our qualification as a REIT. In addition, different ownership limits will apply to Invesco. These ownership limits, which our board of directors has determined will not jeopardize our REIT qualification, will allow Invesco to hold up to 25% of our outstanding common stock or up to 25% of our outstanding capital stock. Our charter also prohibits any person from, among other things: (1) beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code, or otherwise cause us to fail to qualify as a REIT; and (2) transferring shares of our capital stock if such transfer would result in our capital stock being beneficially owned by fewer than 100 persons.

Our Corporate Information

Our principal executive offices are located at 1555 Peachtree Street, NE, Atlanta, Georgia 30309. Our telephone number is (404) 892-0896. Our website is www.invescomortgagecapital.com. The contents of our website are not a part of this prospectus. The information on our website is not intended to form a part of or be incorporated by reference into this prospectus.

SUMMARY SELECTED FINANCIAL DATA

The following table presents summary historical financial information as of September 30, 2009 and December 31, 2008, for the three and nine months ended September 30, 2009 and for the period from June 5, 2008 (date of inception) to September 30, 2008. The summary historical financial information as of September 30, 2009, for the three and nine months ended September 30, 2009 and for the period from June 5, 2008 (date of inception) to September 30, 2008 presented in the table below has been derived from our unaudited financial statements. The summary historical financial information as of December 31, 2008 presented in the table below has been derived from our audited financial statements. The information presented below is not necessarily indicative of the trends in our performance or our results for a full fiscal year.

The information presented below is only a summary and does not provide all of the information contained in our historical financial statements, including the related notes. You should read the information below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements, including the related notes, included elsewhere in this prospectus.

Balance Sheet Data

	September 30,	December 31,
	2009	2008
	(Unaudited)
$ in thousands

Mortgage-backed securities, at fair value	881,938	—
Total assets	906,096	979
Repurchase agreements	614,962	—
TALF financing	64,807	—
Total Invesco Mortgage Capital Inc. shareholders’ equity	185,026	(21)
Non-controlling interest	30,494	—
Total equity	215,520	(21)

Statement of Income Data

	(Unaudited)
			Period from June 5,
	For the Three	For the Nine	2008 (Date of
	Months Ended	Months Ended	Inception) to
	September 30, 2009	September 30, 2009	September 30, 2008
$ in thousands, except per share data

Interest income	10,983	10,983	—
Interest expense	2,070	2,070	—

Net interest income	8,913	8,913	—
Other loss	(13)	(13)	—
Operating expenses	1,727	1,859	10

Net income (loss)	7,173	7,041	(10)

Net income attributable to non-controlling interest	970	970	—

Net income (loss) attributable to Invesco Mortgage Capital Inc. common shareholders	6,203	6,071	(10)

Earnings per share:
Net income attributable to Invesco Mortgage Capital Inc. common shareholders (basic/diluted)	0.70	NM	—
Weighted average number of shares of common stock:
Basic	8,886	NM	—
Diluted	10,311	NM	—

NM = not meaningful

THE OFFERING

Common stock offered by us	shares (plus up to an additional shares of our common stock that we may issue and sell upon the exercise of the underwriters’ over-allotment option).

Common stock to be outstanding after this offering	shares.(1)

Use of proceeds	We plan to use all of the net proceeds from this offering as described above to acquire our target assets in accordance with our objectives and strategies described in this prospectus. See “Business — Our Investment Strategy.” Our focus will be on purchasing Agency RMBS, non-Agency RMBS, CMBS and certain residential and commercial mortgage loans and investing in the Invesco PPIP Fund, in each case subject to our investment guidelines and to the extent consistent with maintaining our REIT qualification. Our Manager will make determinations as to the percentage of our equity that will be invested in each of our target assets. Its determinations will depend on prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments. Until appropriate assets can be identified, our Manager may decide to use the net proceeds to pay off our short-term debt or invest the net proceeds in interest-bearing short-term investments, including funds which are consistent with our intention to qualify as a REIT. These investments are expected to provide a lower net return than we seek to achieve from our target assets. Prior to the time we have fully used the net proceeds of this offering to acquire our target assets, we may fund our quarterly distributions out of such net proceeds.

Distribution policy	We intend to continue to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates on its undistributed taxable income. We generally intend to continue to pay quarterly dividends in an amount equal to our taxable income, determined without regard to the deduction for dividends paid. On October 13, 2009, we declared a dividend of $0.61 per share of common stock to shareholders of record as of October 23, 2009 and paid such dividend on November 12, 2009. On December 17, 2009, we declared a dividend of $1.05 per share of common stock to shareholders of record as of December 31, 2009 and will pay such dividend on January 27, 2010. Investors in this offering will not be entitled to receive this dividend.

Any distributions we make are at the discretion of our board of directors and depend upon, among other things, our actual results of operations. These results and our ability to continue to pay distributions will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures. For more information, see “Distribution Policy.”

NYSE symbol	“IVR.”

Risk factors	Investing in our common stock involves a high degree of risk. You should carefully read and consider the information set forth under the heading “Risk Factors” beginning on page 19 of this prospectus and all other information in this prospectus before investing in our common stock.

(1)	Includes, in addition to the shares offered by us in this offering: (a) 100 shares issued in connection with our incorporation and capitalization; and (b) 8,886,200 shares issued in our IPO and concurrent private placement. Excludes shares of our common stock that we may issue and sell upon the exercise of the underwriters’ over-allotment option in full.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline and you may lose some or all of your investment.

Risks Related to Our Relationship With Our Manager

We are dependent on our Manager and its key personnel for our success. In addition, we rely on our financing opportunities relating to our repurchase agreement financing that have been and will be facilitated and/or provided by Invesco Aim Advisors, an affiliate of our Manager.

We have no separate facilities and are completely reliant on our Manager. We do not have any employees. Our executive officers are employees of Invesco. Our Manager has significant discretion as to the implementation of our investment and operating policies and strategies. Accordingly, we believe that our success depends to a significant extent upon the efforts, experience, diligence, skill and network of business contacts of the executive officers and key personnel of our Manager. The executive officers and key personnel of our Manager evaluate, negotiate, close and monitor our investments; therefore, our success depends on their continued service. The departure of any of the executive officers or key personnel of our Manager could have a material adverse effect on our performance. In addition, we offer no assurance that our Manager will remain our investment manager or that we will continue to have access to our Manager’s principals and professionals. The initial term of our management agreement with our Manager only extends until the second anniversary of the closing of our IPO, or July 1, 2011, with automatic one-year renewals thereafter. If the management agreement is terminated and no suitable replacement is found to manage us, we may not be able to execute our business plan. Moreover, with the exception of our Chief Financial Officer, our Manager is not obligated to dedicate certain of its personnel exclusively to us nor is it obligated to dedicate any specific portion of its time to our business, and none of our Manager’s personnel are contractually dedicated to us under our management agreement with our Manager.

As of September 30, 2009, we had entered into master repurchase agreements with 15 counterparties, including with affiliates of Morgan Stanley & Co. Incorporated and Credit Suisse Securities (USA) LLC, in order to finance our acquisitions of Agency RMBS. Our Manager has obtained commitments on our behalf from a number of the counterparties with whom Invesco Aim Advisors has long-standing relationships. Therefore, if the management agreement is terminated, we cannot assure you that we would continue to have access to these sources of financing for our investments.

Invesco and our Manager have limited experience operating a REIT or managing a portfolio of our target assets on a leveraged basis and we cannot assure you that our Manager’s past experience will be sufficient to successfully manage our business as a REIT with such a portfolio.

Prior to our inception, our Manager had never operated a REIT. The REIT provisions of the Internal Revenue Code are complex, and any failure to comply with those provisions in a timely manner could prevent us from qualifying as a REIT or force us to pay unexpected taxes and penalties. In such event, our net income would be reduced and we could incur a loss. In addition, our Manager has limited experience managing a portfolio of our target assets using leverage.

There are conflicts of interest in our relationship with our Manager and Invesco, which could result in decisions that are not in the best interests of our shareholders.

We are subject to conflicts of interest arising out of our relationship with Invesco and our Manager. Specifically, each of our officers and two of our directors, Mr. Armour and Ms. Dunn Kelley, are employees of Invesco. Our Manager and our executive officers may have conflicts between their duties to us and their duties to, and interests in, Invesco. Our Manager is not required to devote a specific amount of time to our operations. We compete for investment opportunities directly with our Manager or other clients of our

Manager or Invesco and its subsidiaries. A substantial number of separate accounts managed by our Manager have limited exposure to our target assets. In addition, in the future our Manager may have additional clients that compete directly with us for investment opportunities, although Invesco has indicated to us that it expects that we will remain the only publicly-traded REIT advised by our Manager or Invesco and its subsidiaries whose investment strategy is to invest substantially all of its capital in our target assets. Our Manager has an investment and financing allocation policy in place intended to enable us to share equitably with the investment companies and institutional and separately managed accounts that effect securities transactions in fixed income securities for which our Manager is responsible in the selection of brokers, dealers and other trading counterparties. Therefore, although Invesco has indicated to us that it expects that we will remain the only publicly-traded REIT advised by our Manager or Invesco and its subsidiaries whose investment strategy is to invest substantially all of its capital in our target assets, we may compete with our Manager for investment or financing opportunities sourced by our Manager and, as a result, we may either not be presented with the opportunity or have to compete with our Manager to acquire these investments or have access to these sources of financing. Our Manager and our executive officers may choose to allocate favorable investments to Invesco or other clients of Invesco instead of to us. Further, at times when there are turbulent conditions in the mortgage markets or distress in the credit markets or other times when we will need focused support and assistance from our Manager, Invesco or entities for which our Manager also acts as an investment manager will likewise require greater focus and attention, placing our Manager’s resources in high demand. In such situations, we may not receive the level of support and assistance that we may receive if we were internally managed or if our Manager did not act as a manager for other entities. There is no assurance that our Manager’s allocation policies that address some of the conflicts relating to our access to investment and financing sources, which are described under “Management — Conflicts of Interest,” will be adequate to address all of the conflicts that may arise.

We pay our Manager substantial management fees regardless of the performance of our portfolio. Our Manager’s entitlement to a management fee, which is not based upon performance metrics or goals, might reduce its incentive to devote its time and effort to seeking investments that provide attractive risk-adjusted returns for our portfolio. This in turn could hurt both our ability to make distributions to our shareholders and the market price of our common stock.

Concurrently with the completion of our IPO, we completed a private placement in which we sold 75,000 shares of our common stock to Invesco, through our Manager, at $20.00 per share and 1,425,000 OP units to Invesco, through Invesco Investments (Bermuda) Ltd., a wholly owned subsidiary of Invesco, at $20.00 per unit. As of September 30, 2009, Invesco, through our Manager, beneficially owned 0.85% of our common stock As of September 30, 2009, assuming that all OP units are redeemed for an equivalent number of shares of our common stock, Invesco would beneficially own approximately 15% of our outstanding common stock. Each of our Manager and Invesco Investments (Bermuda) Ltd. agreed that, for a period of one year after June 25, 2009, neither will, without the prior written consent of Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated, dispose of or hedge any of the shares of our common stock or OP units that it purchased in the private placement, subject to extension in certain circumstances. Each of our Manager and Invesco Investments (Bermuda) Ltd. may sell any of these securities at any time following the expiration of this one-year lock-up period. To the extent our Manager or Invesco Investments (Bermuda) Ltd. sell some of these securities, its interests may be less aligned with our interests.

Our Manager would have a conflict in recommending our participation in any legacy security or legacy loan PPIFs it manages.

To the extent available to us, we seek to finance additional non-Agency RMBS and CMBS by contributing capital to the Invesco PPIP Fund, which qualified to obtain financing under the legacy securities program under the PPIP. We committed to invest up to up to $25.0 million in the Invesco PPIP Fund, which, in turn, invests in our target assets and may seek additional investments in this or a similar PPIP fund managed by our Manager. Our Manager’s investment committee makes investment decisions for the Invesco PPIP Fund. As of September 30, 2009, we have not funded any of the commitment. Pursuant to the terms of the management agreement, we pay our Manager a management fee. As a result, we do not pay any management or investment fees with respect to our investment in the Invesco PPIP Fund managed by our Manager. Our Manager waives all such fees. Our Manager has a conflict of interest in recommending our participation in any PPIF it manages because the fees payable to it by the PPIF may be greater than the fees payable to it by us under the management agreement. We have addressed this conflict by requiring that the terms of any equity investment we make in any such PPIF be approved by our board of directors, including a majority of our independent directors; however, there can be no assurance that our board of directors’ approval of investments in any such PPIF will eliminate the conflict of interest.

The management agreement with our Manager was not negotiated on an arm’s-length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party and may be costly and difficult to terminate.

Our executive officers and two of our five directors are employees of Invesco. Our management agreement with our Manager was negotiated between related parties and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

Termination of the management agreement with our Manager without cause is difficult and costly. Our independent directors will review our Manager’s performance and the management fees annually and, following the initial two-year term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors based upon: (1) our Manager’s unsatisfactory performance that is materially detrimental to us, or (2) a determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. Our Manager will be provided 180 days prior notice of any such termination. Additionally, upon such a termination, the management agreement provides that we will pay our Manager a termination fee equal to three times the sum of the average annual management fee received by our Manager during the prior 24-month period before such termination, calculated as of the end of the most recently completed fiscal quarter. These provisions may increase the cost to us of terminating the management agreement and adversely affect our ability to terminate our Manager without cause.

Our Manager is only contractually committed to serve us until the second anniversary of the closing of our IPO, or July 1, 2011. Thereafter, the management agreement is renewable for one-year terms; provided, however, that our Manager may terminate the management agreement annually upon 180 days prior notice. If the management agreement is terminated and no suitable replacement is found to manage us, we may not be able to execute our business plan.

Pursuant to the management agreement, our Manager does not assume any responsibility other than to render the services called for thereunder and is not responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager maintains a contractual as opposed to a fiduciary relationship with us. Under the terms of the management agreement, our Manager, its officers, shareholders, members, managers, partners, directors and personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager will not be liable to us, any subsidiary of ours, our directors, our shareholders or any subsidiary’s shareholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except because of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement, as determined by a final non-appealable order of a court of competent jurisdiction. We have agreed to indemnify our Manager, its officers, shareholders, members, managers, directors and personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement. See “Our Manager and the Management Agreement — Management Agreement.”

Our board of directors approved very broad investment guidelines for our Manager and does not approve each investment and financing decision made by our Manager.

Our Manager is authorized to follow very broad investment guidelines. Our board of directors will periodically review our investment guidelines and our investment portfolio but does not, and is not required to, review all of our proposed investments, except that an investment in a security structured or issued by an entity managed by Invesco must be approved by a majority of our independent directors prior to such investment. In addition, in conducting periodic reviews, our board of directors may rely primarily on information provided to them by our Manager. Furthermore, our Manager may use complex strategies, and transactions entered into by our Manager may be costly, difficult or impossible to unwind by the time they are reviewed by our board of directors. Our Manager has great latitude within the broad parameters of our investment guidelines in determining the types and amounts of Agency RMBS, non-Agency RMBS, CMBS and mortgage loans it may decide are attractive investments for us, which could result in investment returns that are substantially below expectations or that result in losses, which would materially and adversely affect our business operations and results. Further, decisions made and investments and financing arrangements entered into by our Manager may not fully reflect the best interests of our shareholders.

Risks Related to Our Company

There can be no assurance that the actions of the U.S. government, Federal Reserve, U.S. Treasury and other governmental and regulatory bodies for the purpose of stabilizing the financial markets, including the establishment of the TALF and the PPIP, or market response to those actions, will achieve the intended effect, and our business may not benefit from these actions; further government actions or the cessation or curtailment of current U.S. government programs and/or participation in the mortgage and securities markets could adversely impact us.

In response to the financial issues affecting the banking system and the financial markets and going concern threats to investment banks and other financial institutions, the U.S. government, Federal Reserve and U.S. Treasury and other governmental and regulatory bodies have taken action to stabilize the financial markets. Significant measures include: the enactment of the Emergency Economic Stabilization Act of 2008, or the EESA, to, among other things, establish TARP; the enactment of the Housing and Economic Recovery Act of 2008, or the HERA, which established a new regulator for Fannie Mae and Freddie Mac; and the establishment of the TALF and the PPIP.

There can be no assurance that the EESA, HERA, TALF, PPIP or other recent U.S. government actions will have a beneficial impact on the financial markets, including on current extreme levels of volatility. To the extent the market does not respond favorably to these initiatives or these initiatives do not function as intended, our business may not receive the anticipated positive impact from the legislation. There can also be no assurance that we will continue to be eligible to participate in programs established by the U.S. government such as the TALF or the PPIP or, if we remain eligible, that we will be able to utilize them successfully or at all. In addition, because the programs are designed, in part, to restart the market for certain of our target assets, the establishment of these programs may result in increased competition for attractive opportunities in our target assets. It is also possible that our competitors may utilize the programs which would provide them with attractive debt and equity capital funding from the U.S. government. In addition, the U.S. government, the Federal Reserve, the U.S. Treasury and other governmental and regulatory bodies have taken or are considering taking other actions to address the financial crisis. However, there can be no assurance that the U.S. government, the Federal Reserve, the U.S. Treasury and other governmental and regulatory bodies will not eliminate or curtail current U.S. government programs and/or participation in the mortgage and securities markets. We cannot predict whether or when such actions may occur, and such actions could have a dramatic impact on our business, results of operations and financial condition.

We may change any of our strategies, policies or procedures without shareholder consent.

We may change any of our strategies, policies or procedures with respect to investments, acquisitions, growth, operations, indebtedness, capitalization and distributions at any time without the consent of our shareholders, which could result in an investment portfolio with a different risk profile. A change in our investment strategy may increase our exposure to interest rate risk, default risk and real estate market fluctuations. Furthermore, a change in our asset allocation could result in our making investments in asset categories different from those described in this prospectus. These changes could adversely affect our financial condition, results of operations, the market price of our common stock and our ability to make distributions to our shareholders.

We have a limited operating history and may not be able to successfully operate our business or generate sufficient revenue to make or sustain distributions to our shareholders.

We were organized in June 2008 and commenced operations upon completion of our IPO on July 1, 2009. We cannot assure you that we will be able to operate our business successfully or execute our operating policies and strategies as described in this prospectus. The results of our operations depend on several factors, including the availability of opportunities for the acquisition of assets, the level and volatility of interest rates, the availability of adequate short and long-term financing, conditions in the financial markets and economic conditions.

We are highly dependent on information systems and systems failures could significantly disrupt our business, which may, in turn, negatively affect the market price of our common stock and our ability to pay dividends.

Our business is highly dependent on communications and information systems of Invesco. Any failure or interruption of Invesco’s systems could cause delays or other problems in our securities trading activities, which could have a material adverse effect on our operating results and negatively affect the market price of our common stock and our ability to pay dividends to our shareholders.

Maintenance of our 1940 Act exemption imposes limits on our operations.

The company conducts its operations so as not to become regulated as an investment company under the 1940 Act. Because the company is a holding company that conducts its businesses through the operating partnership and its wholly owned or majority-owned subsidiaries, the securities issued by these subsidiaries that are excepted from the definition of “investment company” under Section 3(c)(1) or Section 3(c)(7) of the 1940 Act, together with any other investment securities the operating partnership may own, may not have a combined value in excess of 40% of the value of the operating partnership’s total assets on an unconsolidated basis which we refer to as the 40% test. This requirement limits the types of businesses in which we may engage through our subsidiaries. IAS Asset I LLC and certain of the operating partnership’s other subsidiaries that we may form in the future intend to rely upon the exemption from registration as an investment company under the 1940 Act pursuant to Section 3(c)(5)(C) of the 1940 Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exemption generally requires that at least 55% of our subsidiaries’ portfolios must be comprised of qualifying assets and at least another 25% of each of their portfolios must be comprised of real estate-related assets under the 1940 Act (and no more than 20% comprised of miscellaneous assets). Qualifying assets for this purpose include mortgage loans and other assets, such as whole pool Agency and non-Agency RMBS, that the Securities and Exchange Commission, or SEC staff in various no-action letters has determined are the functional equivalent of mortgage loans for the purposes of the 1940 Act. We treat as real estate-related assets CMBS, debt and equity securities of companies primarily engaged in real estate businesses, agency partial pool certificates and securities issued by pass-through entities of which substantially all of the assets consist of qualifying assets and/or real estate-related assets. IAS Asset I LLC invests in the Invesco PPIP Fund. We treat IAS Asset I LLC’s investment in the Invesco PPIP Fund as a “real estate-related asset” for purposes of the Section 3(c)(5)(C) analysis. As a result, IAS Asset I LLC can invest no more than 25% of its assets in the Invesco PPIP and other real estate-related assets. We note that the SEC has not provided any guidance on the treatment of interests in PPIFs as real estate-related assets and any such guidance may require us to change our strategy. We may need to adjust IAS Asset I LLC’s assets and strategy in order for it to continue to rely on Section 3(c)(5)(C) for its 1940 Act exemption. Any such adjustment in IAS Asset I LLC’s assets or strategy is not expected to have a material adverse effect on our business or strategy. Although we monitor our portfolio periodically and prior to each investment acquisition, there can be no assurance that we will be able to maintain this exemption from registration for each of these subsidiaries. The legacy securities PPIF formed and managed by our Manager or one of its affiliates relies on Section 3(c)(7) for its 1940 Act exemption.

IMC Investments I LLC was organized as a special purpose subsidiary of the operating partnership that borrows under the TALF. This subsidiary relies on Section 3(c)(7) for its 1940 Act exemption and, therefore, the operating partnership’s interest in this TALF subsidiary would constitute an “investment security” for purposes of determining whether the operating partnership passes the 40% test. We may in the future organize one or more TALF subsidiaries that seek to rely on the 1940 Act exemption provided to certain structured financing vehicles by Rule 3a-7. Any such TALF subsidiary would need to be structured to comply with any guidance that may be issued by the Division of Investment Management of the SEC on the restrictions contained in Rule 3a-7. The company expects that the aggregate value of the operating partnership’s interests in TALF subsidiaries that seek to rely on Rule 3a-7 will comprise less than 20% of the operating partnership’s (and, therefore, the company’s) total assets on an unconsolidated basis.

To the extent that we organize subsidiaries that rely on Rule 3a-7 for an exemption from the 1940 Act, these subsidiaries will need to comply with the restrictions contained in this Rule. In general, Rule 3a-7 exempts from the 1940 Act issuers that limit their activities as follows:

•	the issuer issues securities the payment of which depends primarily on the cash flow from “eligible assets,” which include many of the types of assets that we acquire in our TALF fundings, that by their terms convert into cash within a finite time period;

•	the securities sold are fixed income securities rated investment grade by at least one rating agency (fixed income securities which are unrated or rated below investment grade may be sold to institutional accredited investors and any securities may be sold to “qualified institutional buyers” and to persons involved in the organization or operation of the issuer);

•	the issuer acquires and disposes of eligible assets (1) only in accordance with the agreements pursuant to which the securities are issued, (2) so that the acquisition or disposition does not result in a downgrading of the issuer’s fixed income securities and (3) the eligible assets are not acquired or disposed of for the primary purpose of recognizing gains or decreasing losses resulting from market value changes; and

•	unless the issuer is issuing only commercial paper, the issuer appoints an independent trustee, takes reasonable steps to transfer to the trustee an ownership or perfected security interest in the eligible assets, and meets rating agency requirements for commingling of cash flows.

In addition, in certain circumstances, compliance with Rule 3a-7 may also require, among other things that the indenture governing the subsidiary include additional limitations on the types of assets the subsidiary may sell or acquire out of the proceeds of assets that mature, are refinanced or otherwise sold, on the period of time during which such transactions may occur, and on the level of transactions that may occur. In light of the requirements of Rule 3a-7, our ability to manage assets held in a special purpose subsidiary that complies with Rule 3a-7 will be limited and we may not be able to purchase or sell assets owned by that subsidiary when we would otherwise desire to do so, which could lead to losses.

The determination of whether an entity is a majority-owned subsidiary of our company is made by us. The 1940 Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The 1940 Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% test. We have not requested the SEC to approve our treatment of any company as a majority-owned subsidiary and the SEC has not done so. If the SEC were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets in order to continue to pass the 40% test. Any such adjustment in our strategy could have a material adverse effect on us.

Qualification for exemption from registration under the 1940 Act will limit our ability to make certain investments. For example, these restrictions will limit the ability of our subsidiaries to invest directly in mortgage-backed securities that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain asset-backed securities and real estate companies or in assets not related to real estate.

There can be no assurance that the laws and regulations governing the 1940 Act status of REITs, including the Division of Investment Management of the SEC providing more specific or different guidance regarding these exemptions, will not change in a manner that adversely affects our operations. To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon such exclusions, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen. If we, the operating partnership or its subsidiaries fail to maintain an exception or exemption from the 1940 Act, we could, among other things, be required either to (a) change the manner in which we conduct our operations to avoid being required to register as an investment company, (b) effect sales of our assets in a manner that, or at a time when, we would not otherwise choose to do so, or (c) register as an investment company, any of which could negatively affect the value of our common stock, the sustainability of our business model, and our ability to make distributions which could have an adverse effect on our business and the market price for our shares of common stock.

Risks Related to Financing and Hedging

We use leverage in executing our business strategy, which may adversely affect the return on our assets and may reduce cash available for distribution to our shareholders, as well as increase losses when economic conditions are unfavorable.

We use leverage to finance our assets through borrowings from repurchase agreements, borrowings under programs established by the U.S. government such as the TALF, and other secured and unsecured forms of borrowing and we contribute capital to funds that receive financing under the PPIP. Although we are not required to maintain any particular debt-to-equity leverage ratio, the amount of leverage we may deploy for particular assets will depend upon our Manager’s assessment of the credit and other risks of those assets. As of September 30, 2009, our total leverage, on a debt-to-equity basis, was 3.2 times, which consisted of 7.8 times on our Agency RMBS assets and 3.5 times on our CMBS. As of September 30, 2009, our non-Agency RMBS had no leverage. We consider these leverage ratios to be prudent for these asset classes.

The capital and credit markets have been experiencing extreme volatility and disruption since July 2007. In the last year, the volatility and disruption have reached unprecedented levels. In a large number of cases, the markets have exerted downward pressure on stock prices and credit capacity for issuers. Our access to capital depends upon a number of factors over which we have little or no control, including:

•	general market conditions;

•	the market’s view of the quality of our assets;

•	the market’s perception of our growth potential;

•	our eligibility to participate in and access capital from programs established by the U.S. government;

•	our current and potential future earnings and cash distributions; and

•	the market price of the shares of our capital stock.

The current weakness in the financial markets, the residential and commercial mortgage markets and the economy generally could adversely affect one or more of our potential lenders and could cause one or more of our potential lenders to be unwilling or unable to provide us with financing or to increase the costs of that financing. Current market conditions have affected different types of financing for mortgage-related assets to varying degrees, with some sources generally being unavailable, others being available but at a higher cost, while others being largely unaffected. For example, in the repurchase agreement market, non-Agency RMBS have been more difficult to finance than Agency RMBS. In connection with repurchase agreements, financing rates and advance rates, or haircut levels, have also increased. Repurchase agreement counterparties have taken these steps in order to compensate themselves for a perceived increased risk due to the illiquidity of the underlying collateral. In some cases, margin calls have forced borrowers to liquidate collateral in order to meet the capital requirements of these margin calls, resulting in losses.

The return on our assets and cash available for distribution to our shareholders may be reduced to the extent that market conditions prevent us from leveraging our assets or cause the cost of our financing to increase relative to the income that can be derived from the assets acquired. Our financing costs will reduce cash available for distributions to shareholders. We may not be able to meet our financing obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to liquidation or sale to satisfy the obligations. We leverage our Agency RMBS, and may leverage our non-Agency RMBS, through repurchase agreements. A decrease in the value of these assets may lead to margin calls which we will have to satisfy. We may not have the funds available to satisfy any such margin calls and may be forced to sell assets at significantly depressed prices due to market conditions or otherwise, which may result in losses. The satisfaction of such margin calls may reduce cash flow available for distribution to our shareholders. Any reduction in distributions to our shareholders may cause the value of our common stock to decline.

As a result of recent market events, including the contraction among and failure of certain lenders, it may be more difficult for us to secure non-governmental financing.

Our results of operations are materially affected by conditions in the financial markets and the economy generally. Recently, concerns over inflation, energy price volatility, geopolitical issues, unemployment, the availability and cost of credit, the mortgage market and a declining real estate market have contributed to increased volatility and diminished expectations for the economy and markets.

Dramatic declines in the residential and commercial real estate markets, with decreasing home prices and increasing foreclosures and unemployment, have resulted in significant asset write-downs by financial institutions, which have caused many financial institutions to seek additional capital, to merge with other institutions and, in some cases, to fail. We rely on the availability of repurchase agreement financing to acquire Agency RMBS, and in some cases CMBS, on a leveraged basis. Although we use U.S. government financing to acquire certain target assets, we also seek private funding sources to acquire these assets as well. Institutions from which we seek to obtain financing may have owned or financed residential or commercial mortgage loans, real estate-related securities and real estate loans which have declined in value and caused losses as a result of the recent downturn in the markets. Many lenders and institutional investors have reduced and, in some cases, ceased to provide funding to borrowers, including other financial institutions. If these conditions persist, these institutions may become insolvent. As a result of recent market events, it may be more difficult for us to secure non-governmental financing as there are fewer institutional lenders and those remaining lenders have tightened their lending standards.

If a counterparty to our repurchase transactions defaults on its obligation to resell the underlying security back to us at the end of the transaction term, or if the value of the underlying security has declined as of the end of that term, or if we default on our obligations under the repurchase agreement, we will lose money on our repurchase transactions.

When we engage in repurchase transactions, we generally sell securities to lenders (repurchase agreement counterparties) and receive cash from these lenders. The lenders are obligated to resell the same securities back to us at the end of the term of the transaction. Because the cash we receive from the lender when we initially sell the securities to the lender is less than the value of those securities (this difference is the haircut), if the lender defaults on its obligation to resell the same securities back to us we may incur a loss on the transaction equal to the amount of the haircut (assuming there was no change in the value of the securities). We would also lose money on a repurchase transaction if the value of the underlying securities has declined as of the end of the transaction term, as we would have to repurchase the securities for their initial value but would receive securities worth less than that amount. Further, if we default on one of our obligations under a repurchase transaction, the lender can terminate the transaction and cease entering into any other repurchase transactions with us. Some of our repurchase agreements contain cross-default provisions, so that if a default occurs under any one agreement, the lenders under our other agreements could also declare a default. Any losses we incur on our repurchase transactions could adversely affect our earnings and thus our cash available for distribution to our shareholders.

Our use or future use of repurchase agreements to finance our Agency RMBS and non-Agency RMBS may give our lenders greater rights in the event that either we or a lender files for bankruptcy.

Our borrowings or future borrowings under repurchase agreements for our Agency RMBS and non-Agency RMBS may qualify for special treatment under the U.S. Bankruptcy Code, giving our lenders the ability to avoid the automatic stay provisions of the U.S. Bankruptcy Code and to take possession of and liquidate the assets that we have pledged under their repurchase agreements without delay in the event that we file for bankruptcy. Furthermore, the special treatment of repurchase agreements under the U.S. Bankruptcy Code may make it difficult for us to recover our pledged assets in the event that a lender party to such agreement files for bankruptcy. Therefore, our use of repurchase agreements to finance our investments exposes our pledged assets to risk in the event of a bankruptcy filing by either a lender or us.

We depend, and may in the future depend, on repurchase agreement financing to acquire Agency RMBS and non-Agency RMBS and our inability to access this funding for our Agency RMBS and non-Agency RMBS could have a material adverse effect on our results of operations, financial condition and business.

We use repurchase agreement financing as a strategy to increase the return on our assets. However, we may not be able to achieve our desired leverage ratio for a number of reasons, including if the following events occur:

•	our lenders do not make repurchase agreement financing available to us at acceptable rates;

•	certain of our lenders exit the repurchase market;

•	our lenders require that we pledge additional collateral to cover our borrowings, which we may be unable to do; or

•	we determine that the leverage would expose us to excessive risk.

Our ability to fund our Agency RMBS and non-Agency RMBS may be impacted by our ability to secure repurchase agreement financing on acceptable terms. We can provide no assurance that lenders will be willing or able to provide us with sufficient financing. In addition, because repurchase agreements are short-term commitments of capital, lenders may respond to market conditions making it more difficult for us to secure continued financing. During certain periods of the credit cycle, lenders may curtail their willingness to provide financing. If major market participants continue to exit the repurchase agreement financing business, the value of our Agency RMBS and non-Agency RMBS could be negatively impacted, thus reducing net shareholder equity, or book value. Furthermore, if many of our potential lenders are unwilling or unable to provide us with repurchase agreement financing, we could be forced to sell our Agency RMBS, non-Agency RMBS and assets at an inopportune time when prices are depressed. In addition, if the regulatory capital requirements imposed on our lenders change, they may be required to significantly increase the cost of the financing that they provide to us. Our lenders also may revise their eligibility requirements for the types of assets they are willing to finance or the terms of such financings, based on, among other factors, the regulatory environment and their management of perceived risk, particularly with respect to assignee liability. Moreover, the amount of financing we receive, or may in the future receive, under our repurchase agreements is directly related to the lenders’ valuation of the Agency RMBS and non-Agency RMBS that secure the outstanding borrowings. Typically repurchase agreements grant the respective lender the absolute right to reevaluate the market value of the assets that secure outstanding borrowings at any time. If a lender determines in its sole discretion that the value of the assets has decreased, it has the right to initiate a margin call. A margin call would require us to transfer additional assets to such lender without any advance of funds from the lender for such transfer or to repay a portion of the outstanding borrowings. Any such margin call could have a material adverse effect on our results of operations, financial condition, business, liquidity and ability to make distributions to our shareholders, and could cause the value of our common stock to decline. We may be forced to sell assets at significantly depressed prices to meet such margin calls and to maintain adequate liquidity, which could cause us to incur losses. Moreover, to the extent we are forced to sell assets at such time, given market conditions, we may be selling at the same time as others facing similar pressures, which could exacerbate a difficult market environment and which could result in our incurring significantly greater losses on our sale of such assets. In an extreme case of market duress, a market may not even be present for certain of our assets at any price.

Our liquidity may also be adversely affected by margin calls under repurchase agreements for our Agency RMBS and non-Agency RMBS because we will be dependent in part on the lenders’ valuation of the collateral securing the financing. Any such margin call could harm our liquidity, results of operation, and financial condition. Additionally, in order to obtain cash to satisfy a margin call, we may be required to liquidate assets at a disadvantageous time, which could cause us to incur further losses and adversely affect our results of operations and financial condition.

The current dislocations in the residential and commercial mortgage sector could cause one or more of our potential lenders to be unwilling or unable to provide us with financing for our target assets on attractive terms or at all.

The current dislocations in the residential mortgage sector have caused many lenders to tighten their lending standards, reduce their lending capacity or exit the market altogether. Further contraction among lenders, insolvency of lenders or other general market disruptions could adversely affect one or more of our potential lenders and could cause one or more of our potential lenders to be unwilling or unable to provide us with financing on attractive terms or at all. This could increase our financing costs and reduce our access to liquidity. If one or more major market participants fails or otherwise experiences a major liquidity crisis, it could negatively impact the marketability of all fixed income securities, including our target assets, and this could negatively impact the value of the assets we acquire, thus reducing our net book value. Furthermore, if many of our potential lenders are unwilling or unable to provide us with financing, we could be forced to sell our assets at an inopportune time when prices are depressed.

The repurchase agreements that we use to finance our investments may require us to provide additional collateral and may restrict us from leveraging our assets as fully as desired.

We use repurchase agreements to finance our acquisition of Agency RMBS, and may use repurchase agreements to finance our acquisition of non-Agency RMBS. If the market value of the Agency RMBS pledged or sold by us to a financing institution declines, we may be required by the financing institution to provide additional collateral or pay down a portion of the funds advanced, but we may not have the funds available to do so, which could result in defaults. Posting additional collateral to support our credit will reduce our liquidity and limit our ability to leverage our assets, which could adversely affect our business. In the event we do not have sufficient liquidity to meet such requirements, financing institutions can accelerate repayment of our indebtedness, increase interest rates, liquidate our collateral or terminate our ability to borrow. Such a situation would likely result in a rapid deterioration of our financial condition and possibly necessitate a filing for bankruptcy protection.

Further, financial institutions providing the repurchase facilities may require us to maintain a certain amount of cash uninvested or to set aside non-levered assets sufficient to maintain a specified liquidity position which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on equity. If we are unable to meet these collateral obligations, our financial condition could deteriorate rapidly.

An increase in our borrowing costs relative to the interest we receive on investments in our target assets may adversely affect our profitability and our cash available for distribution to our shareholders.

As our financings mature, we will be required either to enter into new borrowings or to sell certain of our investments. An increase in short-term interest rates at the time that we seek to enter into new borrowings would reduce the spread between our returns on our assets and the cost of our borrowings. This would adversely affect our returns on our assets, which might reduce earnings and, in turn, cash available for distribution to our shareholders.

We use U.S. government equity and debt financing to acquire our CMBS and mortgage loan portfolio.

We acquire CMBS with financings under the TALF. On March 23, 2009, the U.S. Treasury announced preliminary plans to expand the TALF to include non-Agency RMBS and CMBS that were originally rated AAA. On May 1, 2009, the Federal Reserve published the terms for the expansion of TALF to CMBS and announced that, beginning on June 16, 2009, up to $100 billion of TALF loans will be available to finance purchases of CMBS created on or after January 1, 2009. Additionally, on May 19, 2009, the Federal Reserve announced that certain high quality legacy CMBS, including CMBS issued before January 1, 2009, would become eligible collateral under the TALF starting in July 2009. On August 17, 2009, the TALF, which was originally scheduled to terminate December 31, 2009, was extended through March 31, 2010 for TALF loans against newly issued asset-backed securities backed by consumer and business loans and legacy CMBS, and through June 30, 2010 for TALF loans against newly issued CMBS. The Federal Reserve noted in its August 17th release that the TALF will most likely not be extended to include any new classes of eligible collateral. On October 5, 2009, the Federal Reserve announced that, beginning with November subscriptions, the FRBNY will conduct a formal risk assessment of all pledged asset-backed securities collateral, not just newly issued and legacy CMBS. On December 4, 2009, the Federal Reserve announced a final rule establishing criteria for the FRBNY to choose additional rating organizations for newly issued asset-backed securities not backed by commercial real estate.

We also finance our investments in non-Agency RMBS and CMBS by contributing capital to funds that receive financing under the legacy securities PPIP. We may also finance our investments in residential and commercial mortgage loans by contributing capital to funds that receive financing under the legacy loan PPIP. There can be no assurance that U.S. government equity and/or debit financing will be available to finance our investments. See “Risk Factors — Risks Relating to the PPIP and TALF” below.

We enter into hedging transactions that could expose us to contingent liabilities in the future.

Subject to maintaining our qualification as a REIT, part of our investment strategy involves entering into hedging transactions that could require us to fund cash payments in certain circumstances (such as the early termination of the hedging instrument caused by an event of default or other early termination event, or the decision by a counterparty to request margin securities it is contractually owed under the terms of the hedging instrument). The amount due would be equal to the unrealized loss of the open swap positions with the respective counterparty and could also include other fees and charges. These economic losses will be reflected in our results of operations, and our ability to fund these obligations will depend on the liquidity of our assets and access to capital at the time, and the need to fund these obligations could adversely impact our financial condition.

Hedging against interest rate exposure may adversely affect our earnings, which could reduce our cash available for distribution to our shareholders.

Subject to maintaining our qualification as a REIT, we pursue various hedging strategies to seek to reduce our exposure to adverse changes in interest rates. Our hedging activity varies in scope based on the level and volatility of interest rates, the type of assets held and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedges may not correspond directly with the interest rate risk for which protection is sought;

•	due to a credit loss, the duration of the hedge may not match the duration of the related liability;

•	the amount of income that a REIT may earn from hedging transactions (other than hedging transactions that satisfy certain requirements of the Internal Revenue Code or that are done through a TRS) to offset interest rate losses is limited by U.S. federal tax provisions governing REITs;

•	the credit quality of the hedging counterparty owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

•	the hedging counterparty owing money in the hedging transaction may default on its obligation to pay.

Our hedging transactions, which are intended to limit losses, may actually adversely affect our earnings, which could reduce our cash available for distribution to our shareholders.

In addition, hedging instruments involve risk since they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying hedging transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in its default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our commitments, if any, at the then current market price. Although generally we seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot assure you that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.

Risks Relating to the PPIP and TALF

The terms and conditions of the TALF may change, which could adversely affect our investments.

The terms and conditions of the TALF, including asset and borrower eligibility, could be changed at any time. Any such modifications may adversely affect the market value of any of our assets financed through the TALF or our ability to obtain additional TALF financing. If the TALF is prematurely discontinued or reduced while our assets financed through the TALF are still outstanding, there may be no market for these assets and the market value of these assets would be adversely affected.

There is no assurance that we will be able to invest additional funds in the PPIF or, if we are able to participate, that funding will be available.

Investors in the legacy loan PPIP must be pre-qualified by the FDIC. The FDIC has complete discretion regarding the qualification of investors in the legacy loan PPIP and is under no obligation to approve Invesco’s participation even if it meets all of the applicable criteria.

Requests for funding under the PPIP may surpass the amount of funding authorized by the U.S. Treasury, resulting in an early termination of the PPIP. In addition, under the terms of the legacy securities PPIP, the U.S. Treasury has the right to cease funding of committed but undrawn equity capital and debt financing to a specific fund participating in the legacy securities PPIP in its sole discretion. We may be unable to obtain capital and debt financing on similar terms and such actions may adversely affect our ability to purchase eligible assets and may otherwise affect expected returns on our investments.

There is no assurance that we will have sufficient capital to fund our commitment in the PPIF.

We committed to invest up to $25.0 million in the Invesco PPIP Fund, which, in turn, invests in our target assets. As of September 30, 2009, we have not funded any of the commitment. A call on our commitment would require us to pay up to $25.0 million in the Invesco Legacy Securities Master Fund, L.P. If we do not have sufficient capital to meet such a call, we may be forced to sell assets at significantly depressed prices to meet the call and to maintain adequate liquidity, which could have a material adverse effect on our results of operations, financial condition, business, liquidity and ability to make distributions to our shareholders, and could cause the value of our common stock to decline. Moreover, to the extent we are forced to sell assets at such time, given market conditions, we may be selling at the same time as others facing similar pressures, which could exacerbate a difficult market environment and which could result in our incurring significantly greater losses on our sale of such assets. In an extreme case of market duress, a market may not even be present for certain of our assets at any price.

There is no assurance that we will be able to obtain any additional TALF loans.

The TALF is operated by the FRBNY. The FRBNY has complete discretion regarding the extension of credit under the TALF and is under no obligation to make any additional loans to us even if we meet all of the applicable criteria. Requests for TALF loans may surpass the amount of funding authorized by the Federal Reserve and the U.S. Treasury, resulting in an early termination of the TALF. Depending on the demand for TALF loans and the general state of the credit markets, the Federal Reserve and the U.S. Treasury may decide to modify the terms and conditions of the TALF. Such actions may adversely affect our ability to further obtain TALF loans and use the loan leverage to enhance returns, and may otherwise affect expected returns on our investments.

We could lose our eligibility as a TALF borrower, which would adversely affect our ability to fulfill our investment objectives.

Any U.S. company is permitted to participate in the TALF, provided that it maintains an account relationship with a primary dealer. An entity is a U.S. company for purposes of the TALF if it is: (1) a business entity or institution that is organized under the laws of the United States or a political subdivision or territory thereof (U.S.-organized) and conducts significant operations or activities in the United States, including any U.S.-organized subsidiary of such an entity; (2) a U.S. branch or agency of a non-U.S. bank (other than a foreign central bank) that maintains reserves with a Federal Reserve Bank; (3) a U.S. insured depository institution; or (4) an investment fund that is U.S.-organized and managed by an investment manager that has its principal place of business in the United States. An entity that satisfies any one of the requirements above is a U.S. company regardless of whether it is controlled by, or managed by, a company that is not U.S.-organized. Notwithstanding the foregoing, a U.S. company excludes any entity, other than those described in clauses (2) and (3) above, that is controlled by a non-U.S. government or is managed by an investment manager controlled by a non-U.S. government, other than those described in clauses (2) and (3) above. For these purposes, a non-U.S. government controls a company if, among other things, such non-U.S. government owns, controls, or holds with power to vote 25% or more of a class of voting securities of the company. If for any reason we are deemed not to be eligible to participate in the TALF, all of our outstanding TALF loans will become immediately due and payable and we will not be eligible to obtain future TALF loans.

It may be difficult to acquire sufficient amounts of eligible assets to qualify to participate in the PPIP or the TALF consistent with our investment strategy.

Assets to be used as collateral for PPIP and TALF loans must meet strict eligibility criteria with respect to characteristics such as issuance date, maturity, and credit rating and with respect to the origination date of the underlying collateral. These restrictions may limit the availability of eligible assets, and it may be difficult to acquire sufficient amounts of assets to obtain financing under the PPIP and TALF consistent with our investment strategy.

In the legacy loan PPIP, eligible financial institutions must consult with the FDIC before offering an asset pool for sale and there is no assurance that a sufficient number of eligible financial institutions will be willing to participate as sellers in the legacy loan PPIP.

Once an asset pool has been offered for sale by an eligible financial institution, the FDIC will determine the amount of leverage available to finance the purchase of the asset pool. There is no assurance that the amount of leverage available to finance the purchase of eligible assets will be acceptable to our Manager.

The asset pools will be purchased through a competitive auction conducted by the FDIC. The auction process may increase the price of these eligible asset pools. Even if a fund in which we invest submits the winning bid on an eligible asset pool at a price that is acceptable to the fund, the selling financial institution may refuse to sell to the fund the eligible asset pool at that price.

These factors may limit the availability of eligible assets, and it may be difficult to acquire sufficient amounts of assets to obtain financing under the legacy loan PPIP consistent with our investment strategy.

It may be difficult to transfer any assets purchased using PPIP and TALF funding.

Any assets purchased using TALF funding will be pledged to the FRBNY as collateral for the TALF loans. Transfer or sale of any of these assets requires repayment of the related TALF loan or the consent of the FRBNY to assign obligations under the related TALF loan to the applicable assignee. The FRBNY in its discretion may restrict or prevent assignment of loan obligations to a third party, including a third party that meets the criteria of an eligible borrower. In addition, the FRBNY will not consent to any assignments after the termination date for making new loans, which is March 31, 2010 for TALF loans against newly issued asset-backed securities backed by consumer and business loans and legacy CMBS, and June 30, 2010 for TALF loans against newly issued CMBS, unless extended by the Federal Reserve.

Any assets purchased using PPIP funding, to the extent available, will be pledged to the FDIC as collateral for their guarantee under the legacy loan program and to the U.S. Treasury as collateral for debt financing under the legacy securities program. Transfer or sale of any of these assets requires repayment of the related loan or the consent of the FDIC or the U.S. Treasury to assign obligations to the applicable assignee. The FDIC or the U.S. Treasury, each in its discretion, may restrict or prevent assignment of obligations to a third party, including a third party that meets the criteria for participation in the PPIP.

These restrictions may limit our ability to trade or otherwise dispose of our investments, and may adversely affect our ability to take advantage of favorable market conditions and make distributions to shareholders.

We may need to surrender eligible TALF assets to repay TALF loans at maturity.

Each TALF loan must be repaid within three to five years. We invested in CMBS that do not mature within the term of the TALF loan. If we do not have sufficient funds to repay interest and principal on the related TALF loan at maturity and if these assets cannot be sold for an amount equal to or greater than the amount owed on such loan, we must surrender the assets to the FRBNY in lieu of repayment. If we are forced to sell any assets to repay a TALF loan, we may not be able to obtain a favorable price. If we default on our obligation to pay a TALF loan and the FRBNY elects to liquidate the assets used as collateral to secure such TALF loan, the proceeds from that sale will be applied, first, to any enforcement costs, second, to unpaid principal and, finally, to unpaid interest. Under the terms of the TALF, if assets are surrendered to the FRBNY in lieu of repayment, all assets that collateralize that loan must be surrendered. In these situations, we would forfeit any equity that we held in these assets.

FRBNY consent is required to exercise our voting rights on CMBS.

As a requirement of the TALF, we must agree not to exercise or refrain from exercising any voting, consent or waiver rights under a CMBS without the consent of the FRBNY. During the continuance of a collateral enforcement event, the FRBNY will have the right to exercise voting rights in the collateral.

Our ability to receive the interest earnings may be limited.

We make interest payments on TALF loans from the interest paid to us on the assets used as collateral for the TALF loan. To the extent that we receive distributions from pledged assets in excess of our required interest payments on a TALF loan during any loan year, the amount of excess interest we may retain will be limited.

Under certain conditions, we may be required to provide full recourse for TALF loans or to make indemnification payments.

To participate in the TALF, we executed a customer agreement with a primary dealer authorizing it, among other things, to act as our agent under TALF and to act on our behalf under the agreement with the FRBNY and with The Bank of New York Mellon as administrator and as the FRBNY’s custodian of the CMBS. Under the agreement, we are required to represent to the primary dealer and to the FRBNY that, among other things, we are an eligible borrower and that the CMBS that we pledge meet the TALF eligibility criteria. The FRBNY has full recourse to us for repayment of the loan for any breach of these representations. Further, the FRBNY has full recourse to us for repayment of a TALF loan if the eligibility criteria for collateral under the TALF are considered continuing requirements and the pledged collateral no longer satisfies such criteria. In addition, we are required to pay to our primary dealers fees under the customer agreements and to indemnify our primary dealers for certain breaches under the customer agreements and to indemnify the FRBNY and its custodian for certain breaches under the agreement with the FRBNY. Payments made to satisfy such full recourse requirements and indemnities could have a material adverse effect on our net income and our distributions to our shareholders, including any proceeds of our IPO or this offering that we have not yet invested in CMBS or distributed to our shareholders.

Risks Related to Accounting

Changes in accounting treatment may adversely affect our reported profitability.

In February 2008, the Financial Accounting Standards Board, or FASB, issued final guidance regarding the accounting and financial statement presentation for transactions that involve the acquisition of Agency RMBS from a counterparty and the subsequent financing of these securities through repurchase agreements with the same counterparty. If we fail to meet the criteria under guidance to account for the transactions on a gross basis, our accounting treatment would not affect the economics of these transactions, but would affect how these transactions are reported on our financial statements. If we are not able to comply with the criteria under this final guidance for same party transactions we would be precluded from presenting Agency RMBS and the related financings, as well as the related interest income and interest expense, on a gross basis on our financial statements. Instead, we would be required to account for the purchase commitment and related repurchase agreement on a net basis and record a forward commitment to purchase Agency RMBS as a derivative instrument. Such forward commitments would be recorded at fair value with subsequent changes in fair value recognized in earnings. Additionally, we would record the cash portion of our investment in Agency RMBS as a mortgage-related receivable from the counterparty on our balance sheet. Although we would not expect this change in presentation to have a material impact on our net income, it could have an adverse impact on our operations. It could have an impact on our ability to include certain Agency RMBS purchased and simultaneously financed from the same counterparty as qualifying real estate interests or real estate-related assets used to qualify under the exemption to not have to register as an investment company under the 1940 Act. It could also limit our investment opportunities as we may need to limit our purchases of Agency RMBS that are simultaneously financed with the same counterparty.

We may fail to qualify for hedge accounting treatment.

We enter into derivative transactions to reduce the impact changes in interest rates will have on our net interest margin. According to our accounting policy, we record these derivatives, known as cash flow hedges, on the balance sheet at fair market value with the changes in value recorded in equity as other comprehensive income. This hedge accounting is complex and requires documentation and testing to ensure the hedges are effective. If we fail to qualify for hedge accounting treatment, our operating results may suffer because losses on hedges may be recorded in current period earnings rather than other comprehensive income.

We have limited experience in making critical accounting estimates, and our financial statements may be materially affected if our estimates prove to be inaccurate.

Financial statements prepared in accordance with GAAP require the use of estimates, judgments and assumptions that affect the reported amounts. Different estimates, judgments and assumptions reasonably could be used that would have a material effect on the financial statements, and changes in these estimates, judgments and assumptions are likely to occur from period to period in the future. Significant areas of accounting requiring the application of management’s judgment include, but are not limited to (1) assessing the adequacy of the allowance for loan losses and (2) determining the fair value of investment securities. These estimates, judgments and assumptions are inherently uncertain, and, if they prove to be wrong, then we face the risk that charges to income will be required. In addition, because we have limited operating history in some of these areas and limited experience in making these estimates, judgments and assumptions, the risk of future charges to income may be greater than if we had more experience in these areas. Any such charges could significantly harm our business, financial condition, results of operations and the price of our securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies” for a discussion of the accounting estimates, judgments and assumptions that we believe are the most critical to an understanding of our business, financial condition and results of operations.

Risks Related to Our Investments

We may allocate the net proceeds from this offering to investments with which you may not agree.

You will be unable to evaluate the manner in which the net proceeds of this offering will be invested or the economic merit of our expected investments and, as a result, we may use the net proceeds from this offering to invest in investments with which you may not agree. The failure of our management to apply these proceeds effectively or find investments that meet our investment criteria in sufficient time or on acceptable terms could result in unfavorable returns, could cause a material adverse effect on our business, financial condition, liquidity, results of operations and ability to make distributions to our shareholders, and could cause the value of our common stock to decline.

Because assets we acquire may experience periods of illiquidity, we may lose profits or be prevented from earning capital gains if we cannot sell mortgage-related assets at an opportune time.

We bear the risk of being unable to dispose of our target assets at advantageous times or in a timely manner because mortgage-related assets generally experience periods of illiquidity, including the recent period of delinquencies and defaults with respect to residential and commercial mortgage loans. The lack of liquidity may result from the absence of a willing buyer or an established market for these assets, as well as legal or contractual restrictions on resale or the unavailability of financing for these assets. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which may cause us to incur losses.

The lack of liquidity in our investments may adversely affect our business.

The assets that comprise our investment portfolio and that we acquire are not publicly traded. A portion of these securities may be subject to legal and other restrictions on resale or will otherwise be less liquid than publicly-traded securities. The illiquidity of our investments may make it difficult for us to sell such investments if the need or desire arises. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our investments. Further, we may face other restrictions on our ability to liquidate an investment in a business entity to the extent that we or our Manager has or could be attributed with material, non-public information regarding such business entity. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which could adversely affect our results of operations and financial condition.

Our investments may be concentrated and will be subject to risk of default.

While we diversify and intend to continue to diversify our portfolio of investments in the manner described in this prospectus, we are not required to observe specific diversification criteria, except as may be set forth in the investment guidelines adopted by our board of directors. Therefore, our investments in our target assets may at times be concentrated in certain property types that are subject to higher risk of foreclosure, or secured by properties concentrated in a limited number of geographic locations. To the extent that our portfolio is concentrated in any one region or type of security, downturns relating generally to such region or type of security may result in defaults on a number of our investments within a short time period, which may reduce our net income and the value of our common stock and accordingly reduce our ability to pay dividends to our shareholders.

Difficult conditions in the mortgage, residential and commercial real estate markets may cause us to experience market losses related to our holdings, and we do not expect these conditions to improve in the near future.

Our results of operations are materially affected by conditions in the mortgage market, the residential and commercial real estate markets, the financial markets and the economy generally. Recently, concerns about the mortgage market and a declining real estate market, as well as inflation, energy costs, geopolitical issues and the availability and cost of credit, have contributed to increased volatility and diminished expectations for the economy and markets going forward. The mortgage market has been severely affected by changes in the lending landscape and there is no assurance that these conditions have stabilized or that they will not worsen. The disruption in the mortgage market has an impact on new demand for homes, which will compress the home ownership rates and weigh heavily on future home price performance. There is a strong correlation between home price growth rates and mortgage loan delinquencies. The further deterioration of the RMBS market may cause us to experience losses related to our assets and to sell assets at a loss. Declines in the market values of our investments may adversely affect our results of operations and credit availability, which may reduce earnings and, in turn, cash available for distribution to our shareholders.

Dramatic declines in the residential and commercial real estate markets, with falling home prices and increasing foreclosures and unemployment, have resulted in significant asset write-downs by financial institutions, which have caused many financial institutions to seek additional capital, to merge with other institutions and, in some cases, to fail. Institutions from which we may seek to obtain financing may have owned or financed residential or commercial mortgage loans, real estate-related securities and real estate loans, which have declined in value and caused them to suffer losses as a result of the recent downturn in the residential and commercial mortgage markets. Many lenders and institutional investors have reduced and, in some cases, ceased to provide funding to borrowers, including other financial institutions. If these conditions persist, these institutions may become insolvent or tighten their lending standards, which could make it more difficult for us to obtain financing on favorable terms or at all. Our profitability may be adversely affected if we are unable to obtain cost-effective financing for our assets.

Continued adverse developments in the residential and commercial mortgage markets, including recent increases in defaults, credit losses and liquidity concerns, could make it difficult for us to borrow money to acquire our target assets on a leveraged basis, on attractive terms or at all, which could adversely affect our profitability.

Since mid-2008, there have been several announcements of proposed mergers, acquisitions or bankruptcies of investment banks and commercial banks that have historically acted as repurchase agreement counterparties. This has resulted in a fewer number of potential repurchase agreement counterparties operating in the market. In addition, many commercial banks, investment banks and insurance companies have announced extensive losses from exposure to the residential and commercial mortgage markets. These losses have reduced financial industry capital, leading to reduced liquidity for some institutions. Many of these institutions may have owned or financed assets which have declined in value and caused them to suffer losses, enter bankruptcy proceedings, further tighten their lending standards or increase the amount of equity capital or haircut required to obtain financing. These difficulties have resulted in part from declining markets for their mortgage loans as well as from claims for repurchases of mortgage loans previously sold under provisions that require repurchase in the event of early payment defaults or for breaches of representations regarding loan quality. In addition, a rising interest rate environment and declining real estate values may decrease the number of borrowers seeking or able to refinance their mortgage loans, which would result in a decrease in overall originations. In addition, the Federal Reserve’s program to purchase Agency RMBS could cause an increase in the price of Agency RMBS, which would negatively impact the net interest margin with respect to Agency RMBS purchase. The general market conditions discussed above may make it difficult or more expensive for us to obtain financing on attractive terms or at all, and our profitability may be adversely affected if we were unable to obtain cost-effective financing for our investments.

We operate in a highly competitive market for investment opportunities and competition may limit our ability to acquire desirable investments in our target assets and could also affect the pricing of these securities.

We operate in a highly competitive market for investment opportunities. Our profitability depends, in large part, on our ability to acquire our target assets at attractive prices. In acquiring our target assets, we compete with a variety of institutional investors, including other REITs, specialty finance companies, public and private funds (including other funds managed by Invesco), commercial and investment banks, commercial finance and insurance companies and other financial institutions. Many of our competitors are substantially larger and have considerably greater financial, technical, marketing and other resources than we do. Several other REITs have recently raised, or are expected to raise, significant amounts of capital, and may have investment objectives that overlap with ours, which may create additional competition for investment opportunities. Some competitors may have a lower cost of funds and access to funding sources that may not be available to us, such as funding from the U.S. government, if we are not eligible to participate in programs established by the U.S. government. Many of our competitors are not subject to the operating constraints associated with REIT tax compliance or maintenance of an exemption from the 1940 Act. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Furthermore, competition for investments in our target assets may lead to the price of such assets increasing, which may further limit our ability to generate desired returns. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations. Also, as a result of this competition, desirable investments in our target assets may be limited in the future and we may not be able to take advantage of attractive investment opportunities from time to time, as we can provide no assurance that we will be able to identify and make investments that are consistent with our investment objectives. In addition, the Federal Reserve’s program to purchase Agency RMBS could cause an increase in the price of Agency RMBS, which would negatively impact the net interest margin with respect to Agency RMBS purchase.

We may acquire non-Agency RMBS collateralized by Alt A and subprime mortgage loans, which are subject to increased risks.

We may acquire non-Agency RMBS backed by collateral pools of mortgage loans that have been originated using underwriting standards that are less restrictive than those used in underwriting “prime mortgage loans” and “Alt A mortgage loans.” These lower standards include mortgage loans made to borrowers having imperfect or impaired credit histories, mortgage loans where the amount of the loan at origination is 80% or more of the value of the mortgage property, mortgage loans made to borrowers with low credit scores, mortgage loans made to borrowers who have other debt that represents a large portion of their income and mortgage loans made to borrowers whose income is not required to be disclosed or verified. Due to economic conditions, including increased interest rates and lower home prices, as well as aggressive lending practices, subprime mortgage loans have in recent periods experienced increased rates of delinquency, foreclosure, bankruptcy and loss, and they are likely to continue to experience delinquency, foreclosure, bankruptcy and loss rates that are higher, and that may be substantially higher, than those experienced by mortgage loans underwritten in a more traditional manner. Thus, because of the higher delinquency rates and losses associated with subprime mortgage loans, the performance of non-Agency RMBS backed by subprime mortgage loans that we may acquire could be correspondingly adversely affected, which could adversely impact our results of operations, financial condition and business.

The mortgage loans that we acquire, and the mortgage and other loans underlying the non-Agency RMBS that we acquire, are subject to defaults, foreclosure timeline extension, fraud and residential and commercial price depreciation, and unfavorable modification of loan principal amount, interest rate and amortization of principal, which could result in losses to us.

Residential mortgage loans are secured by single family residential property and are subject to risks of delinquency and foreclosure and risks of loss. The ability of a borrower to repay a loan secured by a residential property typically is dependent upon the income or assets of the borrower. A number of factors, including a general economic downturn, acts of God, terrorism, social unrest and civil disturbances, may impair borrowers’ abilities to repay their loans. In addition, we acquire non-Agency RMBS, which are backed by residential real property but, in contrast to Agency RMBS, their principal and interest are not guaranteed by federally chartered entities such as Fannie Mae and Freddie Mac and, in the case of Ginnie Mae, the U.S. government. The ability of a borrower to repay these loans or other financial assets is dependent upon the income or assets of these borrowers.

In the event of any default under a mortgage loan held directly by us, we bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor in possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process which could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan.

Agency RMBS are subject to risks particular to investments secured by mortgage loans on residential real property.

Our investments in Agency RMBS are subject to the risks of defaults, foreclosure timeline extension, fraud and home price depreciation and unfavorable modification of loan principal amount, interest rate and amortization of principal, accompanying the underlying residential mortgage loans. The ability of a borrower to repay a mortgage loan secured by a residential property is dependent upon the income or assets of the borrower. A number of factors may impair borrowers’ abilities to repay their loans, including:

•	acts of God, including earthquakes, floods and other natural disasters, which may result in uninsured losses;

•	acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001;

•	adverse changes in national and local economic and market conditions;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	costs of remediation and liabilities associated with environmental conditions such as indoor mold; and

•	the potential for uninsured or under-insured property losses.

In the event of defaults on the residential mortgage loans that underlie our investments in Agency RMBS and the exhaustion of any underlying or any additional credit support, we may not realize our anticipated return on our investments and we may incur a loss on these investments.

The commercial mortgage loans we acquire and the commercial mortgage loans underlying the CMBS we acquire will be subject to defaults, foreclosure timeline extension, fraud and home price depreciation and unfavorable modification of loan principal amount, interest rate and amortization of principal.

CMBS are secured by a single commercial mortgage loan or a pool of commercial mortgage loans. Accordingly, the CMBS we invest in are subject to all of the risks of the respective underlying commercial mortgage loans. Commercial mortgage loans are secured by multifamily or commercial property and are subject to risks of delinquency and foreclosure, and risks of loss that may be greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things:

•	tenant mix;

•	success of tenant businesses;

•	property management decisions;

•	property location and condition;

•	competition from comparable types of properties;

•	changes in laws that increase operating expenses or limit rents that may be charged;

•	any need to address environmental contamination at the property or the occurrence of any uninsured casualty at the property;

•	changes in national, regional or local economic conditions and/or specific industry segments;

•	declines in regional or local real estate values;

•	declines in regional or local rental or occupancy rates;

•	increases in interest rates;

•	real estate tax rates and other operating expenses;

•	changes in governmental rules, regulations and fiscal policies, including environmental legislation; and

•	acts of God, terrorist attacks, social unrest and civil disturbances.

In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations and limit amounts available for distribution to our shareholders. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process, which could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan.

Our investments in CMBS are generally subject to losses.

We acquire CMBS. In general, losses on a mortgaged property securing a mortgage loan included in a securitization will be borne first by the equity holder of the property, then by a cash reserve fund or letter of credit, if any, then by the holder of a mezzanine loan or B-Note, if any, then by the “first loss” subordinated security holder (generally, the “B-Piece” buyer) and then by the holder of a higher-rated security. In the event of default and the exhaustion of any equity support, reserve fund, letter of credit, mezzanine loans or B-Notes, and any classes of securities junior to those in which we invest, we will not be able to recover all of our investment in the securities we purchase. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral is available to satisfy interest and principal payments due on the related CMBS. The prices of lower credit quality securities are generally less sensitive to interest rate changes than more highly rated investments, but more sensitive to adverse economic downturns or individual issuer developments.

We may not control the special servicing of the mortgage loans included in the CMBS in which we invest and, in such cases, the special servicer may take actions that could adversely affect our interests.

With respect to each series of CMBS in which we invest, overall control over the special servicing of the related underlying mortgage loans is held by a “directing certificateholder” or a “controlling class representative,” which is appointed by the holders of the most subordinate class of CMBS in such series. Since we predominantly focus on acquiring classes of existing series of CMBS originally rated AAA, we may not have the right to appoint the directing certificateholder. In connection with the servicing of the specially serviced mortgage loans, the related special servicer may, at the direction of the directing certificateholder, take actions with respect to the specially serviced mortgage loans that could adversely affect our interests.

If our Manager underestimates the collateral loss on our CMBS investments, we may experience losses.

Our Manager values our potential CMBS investments based on loss-adjusted yields, taking into account estimated future losses on the mortgage loans included in the securitization’s pool of loans, and the estimated impact of these losses on expected future cash flows. Based on these loss estimates, our Manager may adjust the pool composition accordingly through loan removals and other credit enhancement mechanisms or leaves loans in place and negotiates for a price adjustment. Our Manager’s loss estimates may not prove accurate, as actual results may vary from estimates. In the event that our Manager underestimates the pool level losses relative to the price we pay for a particular CMBS investment, we may experience losses with respect to such investment.

The B-Notes we acquire are subject to additional risks related to the privately negotiated structure and terms of the transaction, which may result in losses to us.

We may acquire B-Notes. A B-Note is a mortgage loan typically (1) secured by a first mortgage on a single large commercial property or group of related properties, and (2) subordinated to an A-Note secured by the same first mortgage on the same collateral. As a result, if a borrower defaults, there may not be sufficient funds remaining for B-Note holders after payment to the A-Note holders. However, because each transaction is privately negotiated, B-Notes can vary in their structural characteristics and risks. For example, the rights of holders of B-Notes to control the process following a borrower default may vary from transaction to transaction. Further, B-Notes typically are secured by a single property and so reflect the risks associated with significant concentration. Significant losses related to our B-Notes would result in operating losses for us and may limit our ability to make distributions to our shareholders.

Our mezzanine loan assets involve greater risks of loss than senior loans secured by income-producing properties.

We may acquire mezzanine loans, which take the form of subordinated loans secured by second mortgages on the underlying property or loans secured by a pledge of the ownership interests of either the entity owning the property or a pledge of the ownership interests of the entity that owns the interest in the entity owning the property. These types of assets involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real property, because the loan may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt. As a result, we may not recover some or all of our initial expenditure. In addition, mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans, resulting in less equity in the property and increasing the risk of loss of principal. Significant losses related to our mezzanine loans would result in operating losses for us and may limit our ability to make distributions to our shareholders.

Bridge loans involve a greater risk of loss than traditional investment-grade mortgage loans with fully insured borrowers.

We may acquire bridge loans secured by first lien mortgages on a property to borrowers who are typically seeking short-term capital to be used in an acquisition, construction or redevelopment of a property. The borrower has usually identified an undervalued asset that has been under-managed and/or is located in a recovering market. If the market in which the asset is located fails to recover according to the borrower’s projections, or if the borrower fails to improve the quality of the asset’s management and/or the value of the asset, the borrower may not receive a sufficient return on the asset to satisfy the bridge loan, and we bear the risk that we may not recover some or all of our initial expenditure.

In addition, borrowers usually use the proceeds of a conventional mortgage to repay a bridge loan. Bridge loans therefore are subject to risks of a borrower’s inability to obtain permanent financing to repay the bridge loan. Bridge loans are also subject to risks of borrower defaults, bankruptcies, fraud, losses and special hazard losses that are not covered by standard hazard insurance. In the event of any default under bridge loans held by us, we bear the risk of loss of principal and non-payment of interest and fees to the extent of any deficiency between the value of the mortgage collateral and the principal amount of the bridge loan. To the extent we suffer such losses with respect to our bridge loans, the value of our company and the price of our shares of common stock may be adversely affected.

Increases in interest rates could adversely affect the value of our investments and cause our interest expense to increase, which could result in reduced earnings or losses and negatively affect our profitability as well as the cash available for distribution to our shareholders.

We invest in Agency RMBS, non-Agency RMBS, CMBS and mortgage loans. The relationship between short-term and longer-term interest rates is often referred to as the “yield curve.” In a normal yield curve environment, an investment in such assets will generally decline in value if long-term interest rates increase. Declines in market value may ultimately reduce earnings or result in losses to us, which may negatively affect cash available for distribution to our shareholders.

A significant risk associated with our target assets is the risk that both long-term and short-term interest rates will increase significantly. If long-term rates increased significantly, the market value of these investments would decline, and the duration and weighted average life of the investments would increase. We could realize a loss if the securities were sold. At the same time, an increase in short-term interest rates would increase the amount of interest owed on the repurchase agreements we enter into to finance the purchase of Agency RMBS.

Market values of our investments may decline without any general increase in interest rates for a number of reasons, such as increases or expected increases in defaults, or increases or expected increases in voluntary prepayments for those investments that are subject to prepayment risk or widening of credit spreads.

In addition, in a period of rising interest rates, our operating results will depend in large part on the difference between the income from our assets and financing costs. We anticipate that, in most cases, the income from such assets will respond more slowly to interest rate fluctuations than the cost of our borrowings.

Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net income. Increases in these rates will tend to decrease our net income and market value of our assets.

An increase in interest rates may cause a decrease in the volume of certain of our target assets which could adversely affect our ability to acquire target assets that satisfy our investment objectives and to generate income and pay dividends.

Rising interest rates generally reduce the demand for mortgage loans due to the higher cost of borrowing. A reduction in the volume of mortgage loans originated may affect the volume of target assets available to us, which could adversely affect our ability to acquire assets that satisfy our investment objectives. Rising interest rates may also cause our target assets that were issued prior to an interest rate increase to provide yields that are below prevailing market interest rates. If rising interest rates cause us to be unable to acquire a sufficient volume of our target assets with a yield that is above our borrowing cost, our ability to satisfy our investment objectives and to generate income and pay dividends may be materially and adversely affected.

Ordinarily, short-term interest rates are lower than longer-term interest rates. If short-term interest rates rise disproportionately relative to longer-term interest rates (a flattening of the yield curve), our borrowing costs may increase more rapidly than the interest income earned on our assets. Because we expect our investments, on average, generally will bear interest based on longer-term rates than our borrowings, a flattening of the yield curve would tend to decrease our net income and the market value of our net assets. Additionally, to the extent cash flows from investments that return scheduled and unscheduled principal are reinvested, the spread between the yields on the new investments and available borrowing rates may decline, which would likely decrease our net income. It is also possible that short-term interest rates may exceed longer-term interest rates (a yield curve inversion), in which event our borrowing costs may exceed our interest income and we could incur operating losses.

Interest rate fluctuations may adversely affect the level of our net income and the value of our assets and common stock.

Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. Interest rate fluctuations present a variety of risks, including the risk of a narrowing of the difference between asset yields and borrowing rates, flattening or inversion of the yield curve and fluctuating prepayment rates, and may adversely affect our income and the value of our assets and common stock.

Interest rate mismatches between our Agency RMBS backed by ARMs or hybrid ARMs and our borrowings used to fund our purchases of these assets may reduce our net interest income and cause us to suffer a loss during periods of rising interest rates.

We fund most of our investments in Agency RMBS with borrowings that have interest rates that adjust more frequently than the interest rate indices and repricing terms of Agency RMBS backed by adjustable-rate mortgages, or ARMs, or hybrid ARMs. Accordingly, if short-term interest rates increase, our borrowing costs may increase faster than the interest rates on Agency RMBS backed by ARMs or hybrid ARMs adjust. As a result, in a period of rising interest rates, we could experience a decrease in net income or a net loss.

In most cases, the interest rate indices and repricing terms of Agency RMBS backed by ARMs or hybrid ARMs and our borrowings will not be identical, thereby potentially creating an interest rate mismatch between our investments and our borrowings. While the historical spread between relevant short-term interest rate indices has been relatively stable, there have been periods when the spread between these indices was volatile. During periods of changing interest rates, these interest rate index mismatches could reduce our net income or produce a net loss, and adversely affect the level of our dividends and the market price of our common stock.

In addition, Agency RMBS backed by ARMs or hybrid ARMs are typically subject to lifetime interest rate caps which limit the amount an interest rate can increase through the maturity of the Agency RMBS. However, our borrowings under repurchase agreements typically are not subject to similar restrictions. Accordingly, in a period of rapidly increasing interest rates, the interest rates paid on our borrowings could increase without limitation while caps could limit the interest rates on these types of Agency RMBS. This problem is magnified for Agency RMBS backed by ARMs or hybrid ARMs that are not fully indexed. Further, some Agency RMBS backed by ARMs or hybrid ARMs may be subject to periodic payment caps that result in a portion of the interest being deferred and added to the principal outstanding. As a result, we may receive less cash income on these types of Agency RMBS than we need to pay interest on our related borrowings. These factors could reduce our net interest income and cause us to suffer a loss during periods of rising interest rates.

Because we acquire fixed-rate securities, an increase in interest rates on our borrowings may adversely affect our book value.

Increases in interest rates may negatively affect the market value of our assets. Any fixed-rate securities we invest in generally will be more negatively affected by these increases than adjustable-rate securities. In accordance with accounting rules, we are required to reduce our book value by the amount of any decrease in the market value of our assets that are classified for accounting purposes as available-for-sale. We are required to evaluate our assets on a quarterly basis to determine their fair value by using third party bid price indications provided by dealers who make markets in these securities or by third-party pricing services. If the fair value of a security is not available from a dealer or third-party pricing service, we estimate the fair value of the security using a variety of methods including, but not limited to, discounted cash flow analysis, matrix pricing, option-adjusted spread models and fundamental analysis. Aggregate characteristics taken into consideration include, but are not limited to, type of collateral, index, margin, periodic cap, lifetime cap, underwriting standards, age and delinquency experience. However, the fair value reflects estimates and may not be indicative of the amounts we would receive in a current market exchange. If we determine that an agency security is other-than-temporarily impaired, we would be required to reduce the value of such agency security on our balance sheet by recording an impairment charge in our income statement and our shareholders’ equity would be correspondingly reduced. Reductions in shareholders’ equity decrease the amounts we may borrow to purchase additional target assets, which could restrict our ability to increase our net income.

We may experience a decline in the market value of our assets.

A decline in the market value of our assets may require us to recognize an “other-than-temporary” impairment against such assets under GAAP if we were to determine that, with respect to any assets in unrealized loss positions, we do not have the ability and intent to hold such assets to maturity or for a period of time sufficient to allow for recovery to the amortized cost of such assets. If such a determination were to be made, we would recognize unrealized losses through earnings and write down the amortized cost of such assets to a new cost basis, based on the fair market value of such assets on the date they are considered to be other-than-temporarily impaired. Such impairment charges reflect non-cash losses at the time of recognition; subsequent disposition or sale of such assets could further affect our future losses or gains, as they are based on the difference between the sale price received and adjusted amortized cost of such assets at the time of sale.

Some of our portfolio investments are recorded at fair value and, as a result, there is uncertainty as to the value of these investments.

Some of our portfolio investments are in the form of securities that are not publicly traded. The fair value of securities and other investments that are not publicly traded may not be readily determinable. We value these investments quarterly at fair value, which may include unobservable inputs. Because such valuations are subjective, the fair value of certain of our assets may fluctuate over short periods of time and our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. The value of our common stock could be adversely affected if our determinations regarding the fair value of these investments were materially higher than the values that we ultimately realize upon their disposal.

Prepayment rates may adversely affect the value of our investment portfolio.

Pools of residential mortgage loans underlie the RMBS that we acquire. In the case of residential mortgage loans, there are seldom any restrictions on borrowers’ abilities to prepay their loans. We generally receive payments from principal payments that are made on these underlying mortgage loans. When borrowers prepay their mortgage loans faster than expected, this results in prepayments that are faster than expected on the RMBS. Faster than expected prepayments could adversely affect our profitability, including in the following ways:

•	We may purchase RMBS that have a higher interest rate than the market interest rate at the time. In exchange for this higher interest rate, we may pay a premium over the par value to acquire the security. In accordance with GAAP, we may amortize this premium over the estimated term of the RMBS. If the RMBS is prepaid in whole or in part prior to its maturity date, however, we may be required to expense the premium that was prepaid at the time of the prepayment.

•	A substantial portion of our adjustable-rate RMBS may bear interest rates that are lower than their fully indexed rates, which are equivalent to the applicable index rate plus a margin. If an adjustable-rate RMBS is prepaid prior to or soon after the time of adjustment to a fully-indexed rate, we will have held that RMBS while it was least profitable and lost the opportunity to receive interest at the fully indexed rate over the remainder of its expected life.

•	If we are unable to acquire new RMBS similar to the prepaid RMBS, our financial condition, results of operation and cash flow would suffer. Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayment rates also may be affected by conditions in the housing and financial markets, general economic conditions and the relative interest rates on fixed rate mortgage loans, or FRMs, and ARMs.

While we seek to minimize prepayment risk to the extent practical, in selecting investments we must balance prepayment risk against other risks and the potential returns of each investment. No strategy can completely insulate us from prepayment risk.

Recent market conditions may upset the historical relationship between interest rate changes and prepayment trends, which would make it more difficult for us to analyze our investment portfolio.

Our success depends on our ability to analyze the relationship of changing interest rates on prepayments of the mortgage loans that underlie our RMBS and mortgage loans we acquire. Changes in interest rates and prepayments affect the market price of the target assets that we intend to purchase and any target assets that we hold at a given time. As part of our overall portfolio risk management, we analyze interest rate changes and prepayment trends separately and collectively to assess their effects on our investment portfolio. In conducting our analysis, we depend on certain assumptions based upon historical trends with respect to the relationship between interest rates and prepayments under normal market conditions. If the recent dislocations in the mortgage market or other developments change the way that prepayment trends have historically responded to interest rate changes, our ability to (1) assess the market value of our investment portfolio, (2) implement our hedging strategies, and (3) implement techniques to reduce our prepayment rate volatility would be significantly affected, which could materially adversely affect our financial position and results of operations.

Mortgage loan modification programs and future legislative action may adversely affect the value of, and the returns on, the target assets in which we invest.

The U.S. government, through the Federal Reserve, the FHA and the FDIC, commenced implementation of programs designed to provide homeowners with assistance in avoiding residential or commercial mortgage loan foreclosures. The programs may involve, among other things, the modification of mortgage loans to reduce the principal amount of the loans or the rate of interest payable on the loans, or to extend the payment terms of the loans. In addition, members of Congress have indicated support for additional legislative relief for homeowners, including an amendment of the bankruptcy laws to permit the modification of mortgage loans in bankruptcy proceedings. The servicer will have the authority to modify mortgage loans that are in default, or for which default is reasonably foreseeable, if such modifications are in the best interests of the holders of the mortgage securities and such modifications are done in accordance with the terms of the relevant agreements. Loan modifications are more likely to be used when borrowers are less able to refinance or sell their homes due to market conditions, and when the potential recovery from a foreclosure is reduced due to lower property values. A significant number of loan modifications could result in a significant reduction in cash flows to the holders of the mortgage securities on an ongoing basis. These loan modification programs, as well as future legislative or regulatory actions, including amendments to the bankruptcy laws, that result in the modification of outstanding mortgage loans may adversely affect the value of, and the returns on, the target assets in which we invest.

Risks Related to Our Common Stock

The market price and trading volume of our common stock may be volatile following this offering.

The market price of our common stock may be highly volatile and be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the public offering price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly operating results or distributions;

•	changes in our earnings estimates or publication of research reports about us or the real estate or specialty finance industry;

•	decrease in the market valuations of our target assets;

•	increased difficulty in maintaining or obtaining financing or attractive terms, or at all;

•	increases in market interest rates that lead purchasers of our shares of common stock to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional shareholders;

•	speculation in the press or investment community; and

•	general market and economic conditions.

Common stock eligible for future sale may have adverse effects on our share price.

Our equity incentive plan provides for grants of restricted common stock and other equity-based awards up to an aggregate of 6% of the issued and outstanding shares of our common stock (on a fully diluted basis) at the time of the award, subject to a ceiling of 40 million shares of our common stock.

We, our Manager, each of our executive officers and directors and each officer of our Manager have agreed with the underwriters from our IPO to a 90 day lock-up period (subject to extension in certain circumstances), meaning that, until the end of the 90 day lock-up period, we and they will not, subject to certain exceptions, sell or transfer any shares of common stock without the prior consent of Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated, the representatives of the underwriters of this offering. In addition, each of our Manager and Invesco Investments (Bermuda) Ltd. agreed that, for a period of one year after the date of our IPO prospectus dated June 25, 2009, it will not, without the prior written consent of Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated, dispose of or hedge any of the shares of our common stock or OP units, respectively, that it purchased in the private placement completed on July 1, 2009, subject to extension in certain circumstances. Credit Suisse Securities (USA) LLC or Morgan Stanley & Co. Incorporated may, in their sole discretion, at any time from time to time and without notice, waive the terms and conditions of the lock-up agreements to which they are a party. Additionally, each of our Manager and Invesco Investments (Bermuda) Ltd. has agreed with us to a further lock-up period that will expire at the earlier of (i) the date which is one year following the date of our IPO prospectus dated June 25, 2009 or (ii) the termination of the management agreement. Approximately 0.85% of our shares of common stock and 1,425,000 OP units are subject to lock-up agreements. When the lock-up periods expire, these shares of common stock will become eligible for sale, in some cases subject to the requirements of Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, which are described under “Shares Eligible for Future Sale.”

We cannot predict the effect, if any, of future sales of our common stock, or the availability of shares for future sales, on the market price of our common stock. The market price of our common stock may decline significantly when the restrictions on resale by certain of our shareholders lapse. Sales of substantial amounts of common stock or the perception that such sales could occur may adversely affect the prevailing market price for our common stock.

Also, we may issue additional shares in subsequent public offerings or private placements to make new investments or for other purposes. We are not required to offer any such shares to existing shareholders on a preemptive basis. Therefore, it may not be possible for existing shareholders to participate in such future share issuances, which may dilute the existing shareholders’ interests in us.

We have not established a minimum distribution payment level, and we cannot assure you of our ability to pay distributions in the future.

We pay quarterly distributions and make other distributions to our shareholders in an amount such that we distribute all or substantially all of our REIT taxable income in each year, subject to certain adjustments. We have not established a minimum distribution payment level and our ability to pay distributions may be adversely affected by a number of factors, including the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, debt covenants, maintenance of our REIT qualification, applicable provisions of Maryland law and other factors as our board of directors may deem relevant from time to time. We believe that a change in any one of the following factors could adversely affect our results of operations and impair our ability to pay distributions to our shareholders:

•	the profitability of the investment of the net proceeds of our IPO and concurrent private placement and this offering;

•	our ability to make profitable investments;

•	margin calls or other expenses that reduce our cash flow;

•	defaults in our asset portfolio or decreases in the value of our portfolio; and

•	the fact that anticipated operating expense levels may not prove accurate, as actual results may vary from estimates.

We cannot assure you that we will achieve investment results that will allow us to make a specified level of cash distributions or year-to-year increases in cash distributions in the future. In addition, some of our distributions may include a return in capital.

Investing in our common stock may involve a high degree of risk.

The investments we make in accordance with our investment objectives may result in a high amount of risk when compared to alternative investment options and volatility or loss of principal. Our investments may be highly speculative and aggressive, and therefore an investment in our common stock may not be suitable for someone with lower risk tolerance.

Future offerings of debt or equity securities, which would rank senior to our common stock, may adversely affect the market price of our common stock.

If we decide to issue debt or equity securities in the future, which would rank senior to our common stock, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. We and, indirectly, our shareholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus holders of our common stock will bear the risk of our future offerings reducing the market price of our common stock and diluting the value of their stock holdings in us.

Risks Related to Our Organization and Structure

Certain provisions of Maryland law could inhibit changes in control.

Certain provisions of the Maryland General Corporation Law, or the MGCL, may have the effect of deterring a third party from making a proposal to acquire us or of impeding a change in control under circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then-prevailing market price of our common stock. Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between us and an “interested shareholder” (defined generally as any person who beneficially owns 10% or more of our then outstanding voting capital stock or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of our then outstanding voting capital stock) or an affiliate thereof are prohibited for five years after the most recent date on which the shareholder becomes an interested shareholder. After the five-year prohibition, any business combination between us and an interested shareholder generally must be recommended by our board of directors and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of our voting capital stock; and (2) two-thirds of the votes entitled to be cast by holders of voting capital stock of the corporation other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder. These super-majority vote requirements do not apply if our common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested shareholder becomes an interested shareholder. Pursuant to the statute, our board of directors has by resolution exempted business combinations between us and any other person, provided that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person).

The “control share” provisions of the MGCL provide that “control shares” of a Maryland corporation (defined as shares which, when aggregated with other shares controlled by the shareholder (except solely by virtue of a revocable proxy), entitle the shareholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our shareholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding votes entitled to be cast by the acquiror of control shares, our officers and our employees who are also our directors. Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

The “unsolicited takeover” provisions of the MGCL permit our board of directors, without shareholder approval and regardless of what is currently provided in our charter or bylaws, to implement takeover defenses, some of which (for example, a classified board) we do not yet have. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of us under circumstances that otherwise could provide the holders of shares of common stock with the opportunity to realize a premium over the then current market price. Our charter contains a provision whereby we have elected to be subject to the provisions of Title 3, Subtitle 8 of the MGCL relating to the filling of vacancies on our board of directors. See “Certain Provisions of The Maryland General Corporation Law and Our Charter and Bylaws — Business Combinations” and “Certain Provisions of The Maryland General Corporation Law and Our Charter and Bylaws — Control Share Acquisitions.”

Our authorized but unissued shares of common and preferred stock may prevent a change in our control.

Our charter authorizes us to issue additional authorized but unissued shares of common or preferred stock. In addition, our board of directors may, without shareholder approval, amend our charter to increase the aggregate number of our shares of stock or the number of shares of stock of any class or series that we have authority to issue and classify or reclassify any unissued shares of common or preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board of directors may establish a series of shares of common or preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for our shares of common stock or otherwise be in the best interest of our shareholders.

We are the sole general partner of our operating partnership and could become liable for the debts and other obligations of our operating partnership beyond the amount of our initial expenditure.

We are the sole general partner of our operating partnership, IAS Operating Partnership LP. As the sole general partner, we are liable for our operating partnership’s debts and other obligations. Therefore, if our operating partnership is unable to pay its debts and other obligations, we will be liable for such debts and other obligations beyond the amount of our expenditure for ownership interests in our operating partnership. These obligations could include unforeseen contingent liabilities and could materially adversely affect our financial condition, operating results and ability to make distributions to our shareholders.

Ownership limitations may restrict change of control of business combination opportunities in which our shareholders might receive a premium for their shares.

In order for us to qualify as a REIT for each taxable year after 2008, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year. “Individuals” for this purpose include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. To preserve our REIT qualification, among other purposes, our charter generally prohibits any person from directly or indirectly owning more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our capital stock or more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock. This ownership limitation could have the effect of discouraging a takeover or other transaction in which holders of our common stock might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests. Different ownership limits will apply to Invesco. These ownership limits, which our board of directors has determined will not jeopardize our REIT qualification, will allow Invesco to hold up to 25% of our outstanding common stock or up to 25% of our outstanding capital stock.

Tax Risks

Your investment has various U.S. federal income tax risks.

This summary of certain tax risks is limited to the U.S. federal tax risks addressed below. Additional risks or issues may exist that are not addressed in this prospectus and that could affect the U.S. federal income tax treatment of us or our shareholders.

We strongly urge you to review carefully the discussion under “U.S. Federal Income Tax Considerations” and to seek advice based on your particular circumstances from an independent tax advisor concerning the effects of U.S. federal, state and local income tax law on an investment in our common stock and on your individual tax situation.

Our failure to qualify as a REIT would subject us to U.S. federal income tax and potentially increased state and local taxes, which would reduce the amount of cash available for distribution to our shareholders.

We have been organized and we operate in a manner that will enable us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2009. We have not requested and do not intend to request a ruling from the Internal Revenue Service, or the IRS, that we qualify as a REIT. The U.S. federal income tax laws governing REITs are complex. The complexity of these provisions and of the applicable U.S. Treasury Department regulations that have been promulgated under the Internal Revenue Code, or Treasury Regulations, is greater in the case of a REIT that, like us, holds its assets through a partnership, and judicial and administrative interpretations of the U.S. federal income tax laws governing REIT qualification are limited. To qualify as a REIT, we must meet, on an ongoing basis, various tests regarding the nature of our assets and our income, the ownership of our outstanding shares, and the amount of our distributions. Moreover, new legislation, court decisions or administrative guidance, in each case possibly with retroactive effect, may make it more difficult or impossible for us to qualify as a REIT. Thus, while we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year. These considerations also might restrict the types of assets that we can acquire in the future.

If we fail to qualify as a REIT in any taxable year, and we do not qualify for certain statutory relief provisions, we would be required to pay U.S. federal income tax on our taxable income, and distributions to our shareholders would not be deductible by us in determining our taxable income. In such a case, we might need to borrow money or sell assets in order to pay our taxes. Our payment of income tax would decrease the amount of our income available for distribution to our shareholders. Furthermore, if we fail to maintain our qualification as a REIT, we no longer would be required to distribute substantially all of our taxable income to our shareholders. In addition, unless we were eligible for certain statutory relief provisions, we could not re-elect to qualify as a REIT until the fifth calendar year following the year in which we failed to qualify.

Complying with REIT requirements may cause us to forego otherwise attractive investment opportunities or financing or hedging strategies.

To qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy various tests regarding the sources of our income, the nature and diversification of our assets, and the amounts we distribute to our shareholders. To meet these tests, we may be required to forego investments we might otherwise make. We may be required to make distributions to shareholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may hinder our investment performance.

Complying with REIT requirements may force us to liquidate otherwise attractive investments.

To qualify as a REIT, we generally must ensure that at the end of each calendar quarter at least 75% of the value of our total assets consists of cash, cash items, government securities and qualifying real estate assets, including certain mortgage loans and MBS. The remainder of our investment in securities (other than government securities and qualifying real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualifying real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total securities can be represented by securities of one or more TRSs. See “U.S. Federal Income Tax Considerations — Asset Tests.” If we fail to comply with these requirements at the end of any quarter, we must correct the failure within 30 days after the end of such calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate from our portfolio otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our shareholders.

REIT distribution requirements could adversely affect our ability to execute our business plan and may require us to incur debt, sell assets or take other actions to make such distributions.

To qualify as a REIT, we must distribute to our shareholders each calendar year at least 90% of our REIT taxable income (including certain items of non-cash income), determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be subject to U.S. federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than a minimum amount specified under U.S. federal income tax laws. We intend to make sufficient distributions to our shareholders to satisfy the 90% distribution requirement and to avoid both corporate income tax and the 4% nondeductible excise tax.

Our taxable income may substantially exceed our net income as determined based on GAAP. In addition, differences in timing between the recognition of taxable income and the actual receipt of cash may occur. For example, we may invest in assets, including debt instruments requiring us to accrue original issue discount, or OID, or recognize market discount income that generates taxable income in excess of economic income or in advance of the corresponding cash flow from the assets, referred to as “phantom income.” We may also acquire distressed debt investments that are subsequently modified by agreement with the borrower either directly or pursuant to our involvement in programs recently announced by the federal government. If amendments to the outstanding debt are “significant modifications” under applicable Treasury Regulations, the modified debt may be considered to have been reissued to us in a debt-for-debt exchange with the borrower, with gain recognized by us to the extent that the principal amount of the modified debt exceeds our cost of purchasing it prior to modification. Finally, we may be required under the terms of the indebtedness that we incur, whether to private lenders or pursuant to government programs, to use cash received from interest payments to make principal payment on that indebtedness, with the effect that we will recognize income but will not have a corresponding amount of cash available for distribution to our shareholders.

As a result of the foregoing, we may generate less cash flow than taxable income in a particular year and find it difficult or impossible to meet the REIT distribution requirements in certain circumstances. In such circumstances, we may be required to (1) sell assets in adverse market conditions, (2) borrow on unfavorable terms, (3) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt, or (4) make a taxable distribution of our shares of common stock as part of a distribution in which shareholders may elect to receive shares of common stock or (subject to a limit measured as a percentage of the total distribution) cash, in order to comply with the REIT distribution requirements. Thus, compliance with the REIT distribution requirements may hinder our ability to grow, which could adversely affect the value of our common stock.

We may choose to pay dividends in our own stock, in which case our shareholders may be required to pay income taxes in excess of the cash dividends received.

We may distribute taxable dividends that are payable in cash and shares of our common stock at the election of each shareholder. Under IRS Revenue Procedure 2009-15, up to 90% of any such taxable dividend for 2009 could be payable in our stock. Taxable shareholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits for federal income tax purposes. As a result, a U.S. shareholder may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. If a U.S. shareholder sells the stock it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our stock at the time of the sale. Furthermore, with respect to non-U.S. shareholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock. In addition, if a significant number of our shareholders determine to sell shares of our common stock in order to pay taxes owed on dividends, it may put downward pressure on the trading price of our common stock.

Our ownership of and relationship with any TRS which we may form or acquire following the completion of this offering will be limited, and a failure to comply with the limits would jeopardize our REIT qualification and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock of one or more TRSs. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs at the end of any calendar quarter. A TRS will pay federal, state and local income tax at regular corporate rates on any income that it earns. In addition, the TRS rules impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s length basis.

Any TRS that we may form following the completion of this offering would pay U.S. federal, state and local income tax on its taxable income, and its after-tax net income would be available for distribution to us but would not be required to be distributed to us. We anticipate that the aggregate value of the TRS stock and securities owned by us will be less than 25% of the value of our total assets (including the TRS stock and securities). Furthermore, we will monitor the value of our investments in our TRSs to ensure compliance with the rule that no more than 25% of the value of our assets may consist of TRS stock and securities. In addition, we will scrutinize all of our transactions with TRSs to ensure that they are entered into on arm’s length terms to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to comply with the TRS limitations or to avoid application of the 100% excise tax discussed above.

Liquidation of our assets may jeopardize our REIT qualification.

To qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investments to repay obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our qualification as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets in transactions that are considered to be prohibited transactions.

Characterization of the repurchase agreements we enter into to finance our investments as sales for tax purposes rather than as secured lending transactions or the failure of a mezzanine loan to qualify as a real estate asset would adversely affect our ability to qualify as a REIT.

We may enter into repurchase agreements with a variety of counterparties to achieve our desired amount of leverage for the assets in which we invest. When we enter into a repurchase agreement, we generally sell assets to our counterparty to the agreement and receive cash from the counterparty. The counterparty is obligated to resell the assets back to us at the end of the term of the transaction. We believe that, for U.S. federal income tax purposes, we will be treated as the owner of the assets that are the subject of repurchase agreements and that the repurchase agreements will be treated as secured lending transactions notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could successfully assert that we did not own these assets during the term of the repurchase agreements, in which case we could fail to qualify as a REIT.

In addition, we acquire mezzanine loans, which are loans secured by equity interests in a partnership or limited liability company that directly or indirectly owns real property. In Revenue Procedure 2003-65, the IRS provided a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the 75% gross income test, discussed below. See “U.S. Federal Income Tax Considerations — Gross Income Tests.” Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We may acquire mezzanine loans that may not meet all of the requirements for reliance on this safe harbor. In the event we own a mezzanine loan that does not meet the safe harbor, the IRS could challenge such loan’s treatment as a real estate asset for purposes of the REIT asset and income tests, and if such a challenge were sustained, we could fail to qualify as a REIT.

The “taxable mortgage pool” rules may limit our financing options.

Securitizations and certain other financing structures could result in the creation of taxable mortgage pools for federal income tax purposes. A taxable mortgage pool owned by our operating partnership would be treated as a corporation for U.S. federal income tax purposes and may cause us to fail the asset tests, discussed below. See “U.S. Federal Income Tax Considerations — Asset Tests.” These rules may limit our financing options.

The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of securitizing mortgage loans, which would be treated as sales for federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to dispose of or securitize loans in a manner that was treated as a sale of the loans for federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans at the REIT level, and may limit the structures we utilize for our securitization transactions, even though the sales or structures might otherwise be beneficial to us.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Internal Revenue Code limit our ability to enter into hedging transactions. Under these provisions, our annual gross income from non-qualifying hedges, together with any other income not generated from qualifying real estate assets, cannot exceed 25% of our gross income (excluding for this purpose, gross income from qualified hedges). In addition, our aggregate gross income from non-qualifying hedges, fees, and certain other non qualifying sources cannot exceed 5% of our annual gross income. As a result, we might have to limit our use of advantageous hedging techniques or implement those hedges through a TRS, which we may form following the completion of this offering. This could increase the cost of our hedging activities or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear.

Even if we qualify as a REIT, we may face tax liabilities that reduce our cash flow.

Even if we qualify as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, franchise, property and transfer taxes, including mortgage-related taxes. See “U.S. Federal Income Tax Considerations — Taxation of REITs in General.” In addition, any TRSs we own will be subject to U.S. federal, state, and local corporate taxes. In order to meet the REIT qualification requirements, or to avoid the imposition of a 100% tax that applies to certain gains derived by a REIT from sales of inventory or property held primarily for sale to customers in the ordinary course of business, we may hold some of our assets through taxable subsidiary corporations, including TRSs. Any taxes paid by such subsidiary corporations would decrease the cash available for distribution to our shareholders.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common stock.

At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. We cannot predict when or if any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective. Any such law, regulation or interpretation may take effect retroactively. We and our shareholders could be adversely affected by any such change in, or any new, federal income tax law, regulation or administrative interpretation.

Dividends payable by REITs do not qualify for the reduced tax rates.

Legislation enacted in 2003 generally reduces the maximum tax rate for dividends payable to domestic shareholders that are individuals, trusts and estates to 15% (through 2010). Dividends payable by REITs, however, are generally not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in stock of non REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus and other filings we make with the SEC within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond our control. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, we intend to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking:

•	use of proceeds of this offering;

•	our business and investment strategy;

•	our investment portfolio;

•	our projected operating results;

•	actions and initiatives of the U.S. government and changes to U.S. government policies;

•	our ability to obtain additional financing arrangements;

•	financing and advance rates for our target assets;

•	our expected leverage;

•	general volatility of the securities markets in which we invest;

•	our expected investments;

•	interest rate mismatches between our target assets and our borrowings used to fund such investments;

•	changes in interest rates and the market value of our target assets;

•	changes in prepayment rates on our target assets;

•	effects of hedging instruments on our target assets;

•	rates of default or decreased recovery rates on our target assets;

•	modifications to whole loans or loans underlying securities;

•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;

•	changes in governmental regulations, tax law and rates, and similar matters;

•	our ability to qualify as a REIT for U.S. federal income tax purposes;

•	our ability to maintain our exemption from registration under the 1940 Act;

•	availability of investment opportunities in mortgage-related, real estate-related and other securities;

•	availability of qualified personnel;

•	estimates relating to our ability to continue to make distributions to our shareholders in the future;

•	our understanding of our competition; and

•	market trends in our industry, interest rates, real estate values, the debt securities markets or the general economy.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. You should not place undue reliance on these forward-looking statements. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Some of these factors are described in this prospectus under the headings “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from selling common stock in this offering will be approximately $      million, after deducting estimated underwriting discounts and commissions and estimated offering expenses of approximately $      million (or, if the underwriters exercise their over-allotment option in full, approximately $      million, after deducting estimated underwriting discounts and commissions and estimated offering expenses of approximately $      million).

We plan to use all of the net proceeds from this offering as described above to acquire our target assets in accordance with our objectives and strategies described in this prospectus. See “Business — Our Investment Strategy.” Our focus will be on purchasing Agency RMBS, non-Agency RMBS, CMBS and certain residential and commercial mortgage loans and investing in the Invesco PPIP Fund, in each case subject to our investment guidelines and to the extent consistent with maintaining our REIT qualification. Our Manager will make determinations as to the percentage of our equity that will be invested in each of our target assets. Its determinations will depend on prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments. Until appropriate assets can be identified, our Manager may decide to use the net proceeds to pay off our short-term debt or invest the net proceeds in interest-bearing short-term investments, including funds which are consistent with our intention to qualify as a REIT. These investments are expected to provide a lower net return than we seek to achieve from our target assets. Prior to the time we have fully used the net proceeds of this offering to acquire our target assets, we may fund our quarterly distributions out of such net proceeds.

PUBLIC MARKET FOR OUR COMMON STOCK

Our common stock is traded on the NYSE under the symbol “IVR.” As of December 18, 2009, there were 8,886,300 shares of common stock outstanding and approximately 3,751 shareholders. On December 22, 2009, the closing price of our common stock, as reported on the NYSE, was $23.95. The following tables set forth, for the periods indicated, the high and low sale price of our common stock as reported on the NYSE and the dividends declared per share of our common stock.

	High	Low

2009
Third quarter	$22.18	$19.25
Fourth quarter (through December 22, 2009)	$24.92	$19.34

	Common Dividends Declared per Share
	Amount	Date of Payment

October 13, 2009	$0.61	11/12/09
December 17, 2009	$1.05	01/27/10

DISTRIBUTION POLICY

We intend to continue to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates on its undistributed taxable income. We generally intend to continue to pay quarterly dividends in an amount equal to our REIT taxable income, determined without regard to the deduction for dividends paid. On October 13, 2009, we declared a dividend of $0.61 per share of common stock to shareholders of record as of October 23, 2009. We paid this dividend on November 12, 2009. On December 17, 2009, we declared a dividend of $1.05 per share of common stock to shareholders of record as of December 31, 2009 and will pay such dividend on January 27, 2010.

To the extent that in respect of any calendar year, cash available for distribution is less than our taxable income, we could be required to sell assets or borrow funds to make cash distributions or make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities. In addition, prior to the time we have fully invested the net proceeds of this offering, we may fund our quarterly distributions out of such net proceeds. We will generally not be required to make distributions with respect to activities conducted through any TRS. For more information, see “U.S. Federal Income Tax Considerations — Taxation of Our Company in General.”

Any future distributions we make will be at the discretion of our board of directors and will depend upon our earnings and financial condition, debt covenants, funding or margin requirements under repurchase agreements, warehouse facilities or other secured and unsecured borrowing agreements, maintenance of our REIT qualification, applicable provisions of the MGCL, and such other factors as our board of directors deems relevant. Our earnings and financial condition will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures. For more information regarding risk factors that could materially adversely affect our earnings and financial condition, see “Risk Factors.”

We anticipate that our distributions generally will be taxable as ordinary income to our shareholders, although a portion of the distributions may be designated by us as qualified dividend income or capital gain or may constitute a return of capital. We will furnish annually to each of our shareholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. For more information, see “U.S. Federal Income Tax Considerations — Taxation of Taxable U.S. Shareholders.”

CAPITALIZATION

The following table sets forth (1) our actual capitalization at September 30, 2009, and (2) our capitalization as adjusted to reflect the effect of the sale of our common stock in this offering at an assumed offering price of $      per share, after deducting the underwriting discount and estimated offering expenses. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Use of Proceeds” included elsewhere in this prospectus.

	As of September 30, 2009
		As
	Actual	Adjusted(1)
	(Unaudited)
	(Dollars in thousands)

Shareholders’ equity:
Common stock, par value $0.01 per share; 450,000,000 shares authorized, and 8,886,300 shares issued and outstanding, actual and shares outstanding, as adjusted	$89	$
Preferred Stock, par value $0.01 per share; 50,000,000 shares authorized and 0 shares issued and outstanding, actual and 0 shares outstanding, as adjusted	—	—
Additional paid in capital	172,519		(2)
Accumulated other comprehensive income	6,369
Retained Earnings	6,049

Total shareholders’ equity	$185,026	$
Noncontrolling interests	30,494

Total capitalization	$215,520	$

(1)	Does not include the underwriters’ option to purchase up to additional shares.

(2)	Represents additional paid in capital net of issuance costs.

SELECTED FINANCIAL INFORMATION

The following table presents selected historical financial information as of September 30, 2009 and December 31, 2008, for the three and nine months ended September 30, 2009 and for the period from June 5, 2008 (date of inception) to September 30, 2008. The selected historical financial information as of September 30, 2009, for the three and nine months ended September 30, 2009 and for the period from June 5, 2008 (date of inception) to September 30, 2008 presented in the table below has been derived from our unaudited financial statements. The selected historical financial information as of December 31, 2008 presented in the table below has been derived from our audited financial statements. The information presented below is not necessarily indicative of the trends in our performance or our results for a full fiscal year.

The information presented below is only a summary and does not provide all of the information contained in our historical financial statements, including the related notes. You should read the information below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements, including the related notes, included elsewhere in this prospectus.

Balance Sheet Data

	September 30,	December 31,
	2009	2008
$ in thousands	(Unaudited)

Mortgage-backed securities, at fair value	881,938	—
Total assets	906,096	979
Repurchase agreements	614,962	—
TALF financing	64,807	—
Total Invesco Mortgage Capital Inc. shareholders’ equity	185,026	(21)
Non-controlling interest	30,494	—
Total equity	215,520	(21)

Statement of Income Data

	(Unaudited)
			Period from
		For the	June 5, 2008
	For the Three	Nine Months	(Date of
	Months Ended	Ended	Inception) to
	September 30,	September 30,	September 30,
	2009	2009	2008

$ in thousands, except per share data
Interest income	10,983	10,983	—
Interest expense	2,070	2,070	—

Net interest income	8,913	8,913	—
Other loss	(13)	(13)	—
Operating expenses	1,727	1,859	10

Net income (loss)	7,173	7,041	(10)

Net income attributable to non-controlling interest	970	970	—

Net income (loss) attributable to Invesco Mortgage Capital Inc. common shareholders	6,203	6,071	(10)

Earnings per share:
Net income attributable to Invesco Mortgage Capital Inc. common shareholders (basic/diluted)	0.70	NM	—
Weighted average number of shares of common stock:
Basic	8,886	NM	—
Diluted	10,311	NM	—

NM = not meaningful

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and the accompanying notes to our consolidated financial statements, which are included in this prospectus.

Overview

We are a Maryland corporation focused on investing in, financing and managing residential and commercial mortgage-backed securities and mortgage loans. We are externally managed and advised by our Manager, Invesco Institutional (N.A.), Inc., which is an indirect wholly-owned subsidiary of Invesco Ltd., or Invesco. We intend to elect and qualify to be taxed as a REIT commencing with our current taxable year ending December 31, 2009. Accordingly, we generally will not be subject to U.S. federal income taxes on our taxable income that we distribute currently to our shareholders as long as we maintain our intended qualification as a REIT. We also intend to operate our business in a manner that will permit us to maintain our exemption from registration under the Investment Company Act of 1940, as amended, or the 1940 Act.

Our objective is to provide attractive risk-adjusted returns to our investors, primarily through dividends and secondarily through capital appreciation. To achieve this objective, we invest in the following securities:

•	Agency RMBS, which are residential mortgage-backed securities, or RMBS, for which a U.S. government agency such as the Government National Mortgage Association, or Ginnie Mae or a federally chartered corporation such as the Federal National Mortgage Association, or Fannie Mae or the Federal Home Loan Mortgage Corporation, or Freddie Mac guarantees payments of principal and interest on the securities;

•	Non-Agency RMBS, which are RMBS that are not issued or guaranteed by a U.S. government agency;

•	CMBS, which are commercial mortgage-backed securities; and

•	Residential and commercial mortgage loans.

We finance our investments in Agency RMBS, and we may in the future finance our investments in non-Agency RMBS, primarily through short-term borrowings structured as repurchase agreements. In addition, we currently finance our investments in CMBS with financing under the Term Asset-Backed Securities Loan Facility, or TALF, and with private financing sources. We also finance our investments in certain non-Agency RMBS, CMBS and residential and commercial mortgage loans by investing in a public-private investment fund, or PPIF, managed by our Manager, or the Invesco PPIP Fund, which, in turn, invests in our target assets, and which receives financing from the U.S. Treasury and from the FDIC. On September 30, 2009, the Invesco PPIP Fund qualified to obtain financing under the legacy securities program under the U.S. government’s Public-Private Investment Program, or PPIP.

Recent Developments

On July 1, 2009, we successfully completed our initial public offering, or IPO, pursuant to which we sold 8,500,000 shares of our common stock to the public at a price of $20.00 per share, for net proceeds of $165.0 million. Concurrent with our IPO, we completed a private offering in which we sold 75,000 shares of our common stock to our Manager at a price of $20.00 per share and our operating partnership sold 1,425,000 units of limited partnership interests to Invesco Investments (Bermuda) Ltd., a wholly-owned subsidiary of Invesco, at a price of $20.00 per unit. The net proceeds to us from this private offering was $30.0 million. We did not pay any underwriting discounts or commissions in connection with the private offering.

On July 27, 2009, the underwriters in our IPO exercised their over-allotment option to purchase an additional 311,200 shares of our common stock at a price of $20.00 per share, for net proceeds of $6.1 million. Collectively, we received net proceeds from our IPO and the concurrent private offering of approximately $201.1 million.

Since our IPO, we have been actively working to deploy our IPO proceeds and to generally commence our operations. As of September 30, 2009, we completed the following transactions:

•	We invested the net proceeds from our IPO and concurrent private offering, as well as monies that we borrowed under repurchase agreements and TALF, to purchase a $881.9 million investment portfolio, which consisted of $670.1 million in Agency RMBS, $104.4 million in non-Agency RMBS, $83.4 million in CMBS and $24.0 million in CMOs.

•	We entered into master repurchase agreements. As of September 30, 2009, we had borrowed $615.0 million under those master repurchase agreements at a weighted average rate of 0.34% to finance our purchases of Agency RMBS.

•	We entered into three interest rate swap agreements, for a notional amount of $375.0 million, designed to mitigate the effects of increases in interest rates under a portion of our repurchase agreements.

•	We secured borrowings of $64.8 million under the TALF at a weighted average interest rate of 3.87%.

•	We committed to invest up to $25.0 million in the Invesco PPIP Fund, which, in turn, invests in our target assets.

Factors Impacting Our Operating Results

Our operating results can be affected by a number of factors and primarily depend on, among other things, the level of our net interest income, the market value of our assets and the supply of, and demand for, the target assets in which we invest. Our net interest income, which includes the amortization of purchase premiums and accretion of purchase discounts, varies primarily as a result of changes in market interest rates and prepayment speeds, as measured by the constant prepayment rate, or CPR, on our target assets. Interest rates and prepayment speeds vary according to the type of investment, conditions in the financial markets, competition and other factors, none of which can be predicted with any certainty.

Market Conditions

Beginning in the summer of 2007, significant adverse changes in financial market conditions resulted in a deleveraging of the entire global financial system. As part of this process, residential and commercial mortgage markets in the United States experienced a variety of difficulties, including loan defaults, credit losses and reduced liquidity. As a result, many lenders tightened their lending standards, reduced lending capacity, liquidated significant portfolios or exited the market altogether, and therefore, financing with attractive terms is generally unavailable. In response to these unprecedented events, the U.S. government has taken a number of actions to stabilize the financial markets and encourage lending. Significant measures include the enactment of the Emergency Economic Stabilization Act of 2008 to, among other things, establish TARP, the enactment of the Housing and Economic Recovery Act of 2008, which established a new regulator for Fannie Mae and Freddie Mac and the establishment of the TALF and the PPIP.

We have elected to participate in programs established by the U.S. government, including the TALF and the PPIP, in order to increase our ability to acquire our target assets and to provide a source of financing for such acquisitions. The TALF is intended to make credit available to consumers and businesses on more favorable terms by facilitating the issuance of asset-backed securities and improving the market conditions for asset-backed securities generally. The Federal Reserve Bank of New York, or FRBNY, will make up to $200 billion of loans under the TALF. The PPIP is designed to encourage the transfer of certain illiquid legacy real estate-related assets off of the balance sheets of financial institutions, restarting the market for these assets and supporting the flow of credit and other capital into the broader economy. See “Business — Our Strategies — Financing Strategy — The Term Asset Backed Securities” and “Business — Our Strategies — Financing Strategy — The Public-Private Investment Program” for a detailed description of TALF and PPIP.

Investment Activities

As of September 30, 2009, 37% of our equity was invested in Agency RMBS, 48% in non-Agency RMBS, 9% in CMBS and 6% in other assets (including cash and restricted cash). In addition, we made a commitment to invest up to $25.0 million in the Invesco PPIP Fund, which, in turn, invests in our target assets at the direction of our Manager’s investment committee. As of September 30, 2009, we had not funded any of the commitment. We use leverage on our target assets to achieve our return objectives. For our investments in Agency RMBS, we focus on securities we believe provide attractive returns when levered approximately 6 to 8 times. For our investments in non-Agency RMBS, we primarily focus on securities we believe provide attractive unlevered returns, however, in the future we may employ leverage of up to 1 time. We leverage our CMBS 3 to 5 times. In addition, we may use other financing, including other PPIP funds and private financing.

As of September 30, 2009, we had purchased approximately $237.1 million in 30-year fixed rate securities that offered higher coupons and call protection based on the collateral attributes. We balanced this with approximately $277.2 million in 15-year fixed rate, approximately $145.5 million in hybrid ARMs and approximately $10.3 million in ARMs we believe to have similar durations based on prepayment speeds. In addition, as of September 30, 2009, we had purchased approximately $24.0 million in CMOs. As of September 30, 2009, we had purchased approximately $104.4 million non-Agency RMBS.

Our investments in CMBS are limited to securities for which we are able to obtain financing under the TALF. Our primary focus is on investing in AAA-rated securities issued prior to 2008. As of September 30, 2009, we had purchased approximately $83.4 million in CMBS and financed such purchases with a $64.8 million TALF loan.

Investment Portfolio

The following table summarizes certain characteristics of our investment portfolio as of September 30, 2009:

						Net
		Unamortized		Unrealized		Weighted
	Principal	Premium	Amortized	Gain/	Fair	Average	Average
	Balance	(Discount)	Cost	(Loss)	Value	Coupon(1)	Yield(2)
$ in thousands

Agency RMBS:
15-year fixed-rate	264,787	9,653	274,440	2,786	277,226	4.83%	3.77%
30-year fixed-rate	221,764	14,732	236,496	634	237,130	6.43%	4.46%
ARM	10,335	233	10,568	(276)	10,292	2.72%	2.34%
Hybrid ARM	138,771	6,628	145,399	85	145,484	5.08%	4.08%

Total Agency RMBS	635,657	31,246	666,903	3,229	670,132	5.41%	4.06%

MBS-CMO	22,313	1,116	23,429	620	24,049	6.50%	4.23%
Non-Agency RMBS	159,200	(63,129)	96,071	8,314	104,385	4.34%	18.45%
CMBS	87,272	(4,627)	82,645	727	83,372	5.13%	6.24%

Total	904,442	(35,394)	869,048	12,890	881,938	5.22%	5.86%

(1)	Weighted average coupon is presented net of servicing and other fees.

(2)	Average yield incorporates future prepayment assumptions.

The following table summarizes certain characteristics of our investment portfolio, at fair value, according to their estimated weighted average life classifications as of September 30, 2009:

September 30,
$ in thousands	2009

Less than one year	—
Greater than one year and less than five years	538,405
Greater than or equal to five years	343,533

Total	881,938

The following table presents certain information about the carrying value of our available for sale MBS as of September 30, 2009:

September 30,
$ in thousands	2009

Principal balance	904,442
Unamortized premium	32,362
Unamortized discount	(67,756)
Gross unrealized gains	14,669
Gross unrealized losses	(1,779)

Carrying value/estimated fair value	881,938

Financing and Other Liabilities.  Following the closing of our IPO, we entered into repurchase agreements to finance the majority of our Agency RMBS. These agreements are secured by our Agency RMBS and bear interest at rates that have historically moved in close relationship to the London Interbank Offer Rate, or LIBOR. As of September 30, 2009, we had entered into repurchase agreements totaling $615.0 million. In addition, we funded our CMBS portfolio with borrowings of $64.8 million under the TALF. The TALF loans are non-recourse and mature in July and August 2014. Finally, we committed to invest up to $25.0 million in the Invesco PPIP Fund, which, in turn, invests in our target assets.

Hedging Instruments.  We generally hedge as much of our interest rate risk as we deem prudent in light of market conditions. No assurance can be given that our hedging activities will have the desired beneficial impact on our results of operations or financial condition. Our investment policies do not contain specific requirements as to the percentages or amount of interest rate risk that we are required to hedge.

Interest rate hedging may fail to protect or could adversely affect us because, among other things:

•	available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

•	the duration of the hedge may not match the duration of the related liability;

•	the party owing money in the hedging transaction may default on its obligation to pay;

•	the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

•	the value of derivatives used for hedging may be adjusted from time to time in accordance with accounting rules to reflect changes in fair value. Downward adjustments, or mark-to-market losses would reduce our shareholders’ equity.

As of September 30, 2009, we had entered into three interest rate swap agreements designed to mitigate the effects of increases in interest rates under a portion of our repurchase agreements. These swap agreements provide for fixed interest rates indexed off of one-month LIBOR and effectively fix the floating interest rates on $375.0 million of borrowings under our repurchase agreements. We intend to continue to add interest rate hedge positions according to our hedging strategy.

The following table summarizes our hedging activity as of September 30, 2009:

Swap Transactions

	Notional		Fixed
	Amount	Maturity	Interest Rate
Counterparty	($ in thousands)	Date	in Contract

The Bank of New York Mellon	175,000	8/5/2012	2.07%
SunTrust Bank	100,000	7/15/2014	2.79%
Credit Suisse International	100,000	2/24/2015	3.26%

Total/Weighted Average	375,000		2.58%

Book Value per Share

As of September 30, 2009, our book value per common share was $20.82.

Critical Accounting Policies

Our consolidated financial statements are prepared in accordance with GAAP, which requires the use of estimates and assumptions that involve the exercise of judgment and use of assumptions as to future uncertainties. Our most critical accounting policies involve decisions and assessments that could affect our reported assets and liabilities, as well as our reported revenues and expenses. We believe that all of the decisions and assessments upon which our consolidated financial statements are based are reasonable at the time made and based upon information available to us at that time. We rely upon independent pricing of our assets at each quarter’s end to arrive at what we believe to be reasonable estimates of fair market value. We have identified what we believe will be our most critical accounting policies to be the following:

Basis of Quarterly Presentation

In July 2009, the Financial Accounting Standards Board, or FASB, issued Statement No. 168, “The FASB Accounting Standards Codificationtm and the Hierarchy of Generally Accepted Accounting Principles — A Replacement of FASB Statement No. 162,” or FASB Statement No. 168. FASB Statement No. 168 replaces the existing hierarchy of U.S. Generally Accepted Accounting Principles with the FASB Accounting Standards Codificationtm, or the Codification as the single source of authoritative U.S. accounting and reporting standards applicable for all nongovernmental entities, with the exception of guidance issued by the SEC and its staff.

FASB Statement No. 168 is now encompassed in ASC Topic 105, “Generally Accepted Accounting Principles,” and was effective July 1, 2009. We have replaced references to U.S. Generally Accepted Accounting Principles with ASC references, where applicable and relevant in this prospectus.

We will no longer refer to the specific location of applicable accounting guidance in the Codification as had been past practice under pre-Codification GAAP, unless its use is necessary to clarify transitional issues.

Principles of Consolidation

The consolidated financial statements include our accounts and the accounts of our subsidiaries. All intercompany balances and transactions have been eliminated.

Use of Estimates

Our accounting and reporting policies conform to GAAP. The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Examples of estimates include, but are not limited to, estimates of the fair values of financial instruments and interest income on MBS. Actual results may differ from those estimates.

Cash and Cash Equivalents

We consider all highly liquid investments that have original or remaining maturity dates of three months or less when purchased to be cash equivalents. At September 30, 2009, we had cash and cash equivalents, including amounts restricted, in excess of the Federal Deposit Insurance Corporation deposit insurance limit of $250,000 per institution. We mitigate our risk by placing cash and cash equivalents with major financial institutions.

Repurchase Agreements

We finance our Agency RMBS investment portfolio, and may finance our non-Agency RMBS investment portfolio, through the use of repurchase agreements. Repurchase agreements are treated as collateralized financing transactions and are carried at their contractual amounts, including accrued interest, as specified in the respective agreements.

In instances where we acquire Agency RMBS through repurchase agreements with the same counterparty from whom the Agency RMBS were purchased, we account for the purchase commitment and repurchase agreement on a net basis and record a forward commitment to purchase Agency RMBS as a derivative instrument if the transaction does not comply with the criteria for gross presentation. All of the following criteria must be met for gross presentation in the circumstance where the repurchase assets are financed with the same counterparty as follows:

•	the initial transfer of and repurchase financing cannot be contractually contingent;

•	the repurchase financing entered into between the parties provides full recourse to the transferee and the repurchase price is fixed;

•	the financial asset has an active market and the transfer is executed at market rates; and

•	the repurchase agreement and financial asset do not mature simultaneously.

For assets representing available-for-sale investment securities, which is the case with respect to our portfolio of investments, any change in fair value is reported through consolidated other comprehensive income (loss) with the exception of impairment losses, which are recorded in the consolidated statement of operations.

If the transaction complies with the criteria for gross presentation, we record the assets and the related financing on a gross basis on our balance sheet, and the corresponding interest income and interest expense in its statements of operations. Such forward commitments are recorded at fair value with subsequent changes in fair value recognized in income. Additionally, we record the cash portion of our investment in Agency RMBS and non-Agency RMBS as a mortgage related receivable from the counterparty on our balance sheet.

Fair Value Measurements

We disclose the fair value of our financial instruments according to a fair value hierarchy (levels 1, 2, and 3, as defined). In accordance with GAAP, we are required to provide enhanced disclosures regarding instruments in the level 3 category (which require significant management judgment), including a separate reconciliation of the beginning and ending balances for each major category of assets and liabilities.

Additionally, GAAP permits entities to choose to measure many financial instruments and certain other items at fair value, or the fair value option. Unrealized gains and losses on items for which the fair value option has been elected are irrevocably recognized in earnings at each subsequent reporting date.

Securities

We designate securities as held-to-maturity, available-for-sale, or trading depending on our ability and intent to hold such securities to maturity. Trading and securities, available-for-sale, are reported at fair value, while securities held-to-maturity are reported at amortized cost. Although we generally intend to hold most of its RMBS and CMBS until maturity, we may, from time to time, sell any of our RMBS or CMBS as part of our overall management of our investment portfolio and as such will classify our RMBS and CMBS as available-for-sale securities.

All securities classified as available-for-sale are reported at fair value, based on market prices from third-party sources, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders’ equity.

We evaluate securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. The determination of whether a security is other-than-temporarily impaired involves judgments and assumptions based on subjective and objective factors. Consideration is given to (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of recovery, in fair value of the security, and (iii) our intent and ability to retain its investment in the security for a period of time sufficient to allow for any anticipated recovery in fair value. For debt securities, the amount of the other-than-temporary impairment related to a credit loss or impairments on securities that we have the intent or for which it is more likely than not that we will need to sell before recovery are recognized in earnings and reflected as a reduction in the cost basis of the security. The amount of the other-than-temporary impairment on debt securities related to other factors is recorded consistent with changes in the fair value of all other available-for-sale securities as a component of consolidated shareholders’ equity in other comprehensive income or loss with no change to the cost basis of the security.

Interest Income Recognition

Interest income on available-for-sale MBS, which includes accretion of discounts and amortization of premiums on such MBS, is recognized over the life of the investment using the effective interest method. Management estimates, at the time of purchase, the future expected cash flows and determines the effective interest rate based on these estimated cash flows and our purchase price. As needed, these estimated cash flows are updated and a revised yield is computed based on the current amortized cost of the investment. In estimating these cash flows, there are a number of assumptions subject to uncertainties and contingencies, including the rate and timing of principal payments (prepayments, repurchases, defaults and liquidations), the pass through or coupon rate and interest rate fluctuations. In addition, interest payment shortfalls due to delinquencies on the underlying mortgage loans have to be judgmentally estimated. These uncertainties and contingencies are difficult to predict and are subject to future events that may impact management’s estimates and its interest income. Security transactions are recorded on the trade date. Realized gains and losses from security transactions are determined based upon the specific identification method and recorded as gain (loss) on sale of available-for-sale securities in the consolidated statement of operations.

Earnings per Share

We calculate basic earnings per share by dividing net income for the period by weighted-average shares of our common stock outstanding for that period. Diluted income per share takes into account the effect of dilutive instruments, such as units of limited partnership interests in the operating partnership, or the OP Units, stock options and unvested restricted stock, but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted-average number of shares outstanding. For the period from June 5, 2008 (date of inception) to September 30, 2008, earnings per share is not presented because it is not a meaningful measure of our performance.

Comprehensive Income

Comprehensive income is comprised of net income, as presented in the consolidated statements of operations, adjusted for changes in unrealized gains or losses on available for sale securities and changes in the fair value of derivatives accounted for as cash flow hedges.

Accounting for Derivative Financial Instruments

GAAP provides disclosure requirements for derivatives and hedging activities with the intent to provide users of financial statements with an enhanced understanding of: (i) how and why an entity uses derivative instruments; (ii) how derivative instruments and related hedged items are accounted for; and (iii) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. GAAP requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about the fair value of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.

We record all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether we have elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. We may enter into derivative contracts that are intended to economically hedge certain of our risk, even though hedge accounting does not apply or we elect not to apply hedge accounting under GAAP.

Income Taxes

We intend to elect and qualify to be taxed as a REIT, commencing with our current taxable year ending December 31, 2009. Accordingly, we will generally not be subject to U.S. federal and applicable state and local corporate income tax to the extent that we make qualifying distributions to our shareholders, and provided we satisfy on a continuing basis, through actual investment and operating results, the REIT requirements including certain asset, income, distribution and stock ownership tests. If we fail to qualify as a REIT, and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal, state and local income taxes and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year in which we lost our REIT qualification. Accordingly, our failure to qualify as a REIT could have a material adverse impact on our results of operations and amounts available for distribution to our shareholders.

A REIT’s dividend paid deduction for qualifying dividends to our shareholders is computed using our taxable income as opposed to net income reported on the consolidated financial statements. Taxable income, generally, will differ from net income reported on the consolidated financial statements because the determination of taxable income is based on tax regulations and not financial accounting principles.

We may elect to treat certain of our future subsidiaries as taxable REIT subsidiaries, or TRSs. In general, a TRS may hold assets and engage in activities that we cannot hold or engage in directly and generally may engage in any real estate or non-real estate-related business. A TRS is subject to U.S. federal, state and local corporate income taxes.

While a TRS will generate net income, a TRS can declare dividends to us which will be included in our taxable income and necessitate a distribution to our shareholders. Conversely, if we retain earnings at a TRS level, no distribution is required and we can increase book equity of the consolidated entity. We have no adjustments regarding our tax accounting treatment of any uncertainties. We expect to recognize interest and penalties related to uncertain tax positions, if any, as income tax expense, which will be included in general and administrative expense.

Share-Based Compensation

We follow GAAP with regard to our equity incentive plan. Share-based compensation arrangements include share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. GAAP requires that compensation cost relating to share-based payment transactions be recognized in consolidated financial statements. The cost is measured based on the fair value of the equity or liability instruments issued on the date of grant.

On July 1, 2009, we adopted an equity incentive plan under which our independent directors, as part of their compensation for serving as directors, are eligible to receive quarterly restricted stock awards. In addition, we may compensate our officers’ under this plan pursuant to the management agreement.

Recent Accounting Pronouncements

In January 2009, the FASB issued FASB Staff Position EITF 99-20-1 “Amendments to the Impairment Guidance of EITF Issue No. 99-20,” or FSP EITF 99-20-1, which became effective for us on December 31, 2008. FSP EITF 99-20-1, which is now encompassed in ASC 325, “Investments — Other,” revises the impairment guidance provided by FSP EITF 99-20 for beneficial interests to make it consistent with the requirements of FASB Statement No. 115 (now encompassed in ASC 320, “Investments — Debt and Equity Securities”) for determining whether an impairment of other debt and equity securities is other-than-temporary. FSP EITF 99-20-1 eliminates the requirement that a holder’s best estimate of cash flows be based upon those that a market participant would use. Instead, FSP 99-20-1 requires that an other-than-temporary impairment be recognized when it is probable that there has been an adverse change in the holder’s estimated cash flows. FSP 99-20-1 did not have a material impact on our consolidated financial statements.

On April 9, 2009, the FASB issued three FSPs intended to provide additional application guidance and enhance disclosures regarding fair value measurements and impairments of securities. FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions that Are Not Orderly,” or FSP FAS 157-4, provides guidelines for making fair value measurements more consistent with the principles presented in FASB Statement No. 157. FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” or FSP FAS 107-1 and APB 28-1, enhances consistency in financial reporting by increasing the frequency of fair value disclosures. FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” or FSP FAS 115-2 and FAS 124-2, provides additional guidance designed to create greater clarity and consistency in accounting for and presenting impairment losses on securities. All three FSPs are now encompassed in ASC 820.

FSP FAS 157-4 addresses the measurement of fair value of financial assets when there is no active market or where the price inputs being used could be indicative of distressed sales. FSP FAS 157-4 reaffirms the definition of fair value already reflected in FASB Statement No. 157, which is the price that would be paid to sell an asset in an orderly transaction (as opposed to a distressed or forced transaction) at the measurement date under current market conditions. FSP FAS 157-4 also reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive. FSP FAS 157-4 became effective for us for the period ended September 30, 2009. The application of FSP FAS 157-4 did not result in a change in valuation techniques or related inputs used to obtain the fair value measurement of our assets that are carried at fair value in the balance sheet.

FSP FAS 107-1 and APB 28-1 were issued to improve the fair value disclosures for any financial instruments that are not currently reflected on the balance sheet of companies at fair value. Prior to the issuance of FSP FAS 107-1 and APB 28-1, fair values of these assets and liabilities were only disclosed once a year. FSP FAS 107-1 and APB 28-1 now requires these disclosures on a quarterly basis, providing qualitative and quantitative information about fair value estimates for all those financial instruments not measured on the balance sheet at fair value.

FSP FAS 115-2 and FAS 124-2 is intended to improve the consistency in the timing of impairment recognition and provide greater clarity to investors about the credit and noncredit components of impaired debt securities that are not expected to be sold. FSP FAS 115-2 and FAS 124-2, require increased and more timely disclosures sought by investors regarding expected cash flows, credit losses, and an aging of securities with unrealized losses. We adopted FSP FAS 115-2 and FAS 124-2 on April 1, 2009.

FSP FAS 157-4, FSP FAS 107-1 and APB 28-1, and FSP FAS 115-2 and FAS 124-2 are effective for interim and annual periods ending after June 15, 2009, and provide for early adoption for the interim and annual periods ending after March 15, 2009. We adopted all three FSPs for the interim period ending June 30, 2009.

The FASB issued FSP FAS 140-3, which is now encompassed in ASC 860. In instances where we acquire Agency RMBS through repurchase agreements with the same counterparty from whom the Agency RMBS were purchased, we will account for the purchase commitment and repurchase agreement on a net basis and record a forward commitment to purchase Agency RMBS as a derivative instrument if the transaction does not comply with the criteria for gross presentation. All of the following criteria must be met for gross presentation in the circumstance where the repurchase assets are financed with the same counterparty as follows:

•	the initial transfer of and repurchase financing cannot be contractually contingent;

•	the repurchase financing entered into between the parties provides full recourse to the transferee and the repurchase price is fixed;

•	the financial asset has an active market and the transfer is executed at market rates; and

•	the repurchase agreement and financial asset do not mature simultaneously.

For assets representing available-for-sale investment securities, as in our case, any change in fair value is reported through consolidated other comprehensive income (loss) with the exception of impairment losses, which are recorded in the consolidated statement of operations.

If the transaction complies with the criteria for gross presentation, we will record the assets and the related financing on a gross basis on our balance sheet, and the corresponding interest income and interest expense in its statements of operations. Such forward commitments are recorded at fair value with subsequent changes in fair value recognized in income. Additionally, we will record the cash portion of our investment in Agency RMBS and non-Agency RMBS as a mortgage related receivable from the counterparty on our balance sheet.

In March 2008, the FASB issued SFAS 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of SFAS 133,” or SFAS 161, now encompassed in ASC 815. This new standard requires enhanced disclosures for derivative instruments, including those used in hedging activities. It is effective for fiscal years and interim periods beginning after November 15, 2008 and became applicable to us beginning in the first quarter of fiscal 2009. The adoption of SFAS 161 did not have a material effect on our consolidated financial statements, but did require additional disclosures in Note 5, “Derivatives and Hedging Activities.”

In May 2009, the FASB issued SFAS 165, “Subsequent Events,” or SFAS 165, which is now encompassed in ASC 855, “Subsequent Events.” SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, SFAS 165 provides clarity around the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosure that an entity should make about events or transactions that occurred after the balance sheet date. SFAS 165 is effective for interim and annual financial reporting periods ending after June 15, 2009 and shall be applied prospectively. We have made the required disclosures in our financial statements at Note 13, “Subsequent Events.”

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets, an amendment to SFAS No. 140,” or SFAS 166. SFAS 166 eliminates the concept of a “qualifying special-

purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures in order to enhance information reported to users of financial statements by providing greater transparency about transfers of financial assets, including securitization transactions, and an entity’s continuing involvement in and exposure to the risks related to transferred financial assets. SFAS 166 is effective for fiscal years beginning after November 15, 2009. We will adopt SFAS 166 in fiscal 2010 and are evaluating the impact it will have on our results of operations and financial position.

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R),” or SFAS 167. The amendments include: (i) the elimination of the exemption for qualifying special purpose entities; (ii) a new approach for determining who should consolidate a variable-interest entity; and (iii) changes to when it is necessary to reassess who should consolidate a variable-interest entity. SFAS 167 is effective for the first annual reporting period beginning after November 15, 2009 and for interim periods within that first annual reporting period. We will adopt SFAS 167 in fiscal 2010 and are evaluating the impact it will have on our results of operations and financial position.

In June 2009, the FASB issued SFAS No. 168, which established the Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. SFAS 168 is effective for interim and annual periods ending after September 15, 2009. We began to use the Codification when referring to GAAP in our Quarterly Report on Form 10-Q for the interim period ended September 30, 2009. The adoption of these provisions did not have a material effect on our consolidated financial statements.

Results of Operations

The table below presents certain information from our Consolidated Statement of Operations for the three month periods ended September 30, 2009 and June 30, 2009 (2008 financial information is not meaningful and is therefore omitted):

	For the Three Months Ended
	September 30,	June 30,
	2009	2009
	(Unaudited)

$ in thousands, except per share amounts
Revenue
Interest income	10,983	—
Interest expense	2,070	—

Net interest income	8,913	—

Other loss	(13)	—
Operating Expenses	1,727	84

Net income (loss)	7,173	(84)

Non-controlling interest	970	—

Net Income (loss) available to common shareholders	6,203	(84)

Weighted average number of basic common shares outstanding	8,886	NM
Weighted average number of diluted common shares outstanding	10,311	NM
Basic net income per average common share	0.70	NM
Diluted net income per average common share	0.70	NM
Average total assets	870,905	NM
Average equity	208,997	NM
Return on average equity	13.73%	NM

NM = not meaningful

Net Income Summary

For the three months ended September 30, 2009, our net income was $7.2 million, or $0.70 basic income per average share available to common shareholders.

For the nine months ended September 30, 2009, our net income was $7.0 million, due to operating losses incurred prior to our IPO.

Interest Income and Average Earning Asset Yield

We had average earning assets of $870.9 million for the three months ended September 30, 2009. Our primary source of income is interest income. Our interest income was $10.98 million for the three months ended September 30, 2009. The yield on our average investment portfolio was 5.04%. The CPR of our portfolio impacts the amount of premium and discount on the purchase of securities that is recognized into income. At September 30, 2009, our 15-year Agency RMBS had a 3-month CPR of 10.8, the 30-year Agency RMBS portfolio had a 3-month CPR of 16.0, and our Agency Hybrid Adjustable Rate Mortgage, or ARM, portfolio prepaid at a 20.5 CPR. Our non-Agency RMBS portfolio paid at a 3-month CPR of 16.4 and our CMBS had no prepayment of principal. Overall, the weighted average 3-month CPR on our investment portfolio was 13.7.

Interest Expense and the Cost of Funds

Our largest expense is the interest expense on borrowed funds. We had average borrowed funds of $662.5 million and total interest expense of $2.1 million for the three months ended September 30, 2009.

Our average cost of funds was 1.25% for the three months ended September 30, 2009. Since a substantial portion of our repurchase agreements are short term, changes in market rates are directly reflected in our interest expense. Interest expense includes borrowing costs under repurchase agreements, the TALF borrowings, as well as and hedging costs for our cash flow hedges.

Net Interest Income

Our net interest income, which equals interest income less interest expense, totaled $8.9 million for the three months ended September 30, 2009. Our net interest rate margin, which equals the yield on our average assets for the period less the average cost of funds for the period, was 3.79% for the three months ended September 30, 2009.

Other Loss

Our other loss for the three months ended September 30, 2009 relates to the unrealized loss on interest rate swaps of approximately $13.0 million, which represents the ineffective portion of the change in fair value of our interest rate swaps which is recognized directly in earnings for the three months ended September 30, 2009.

Expenses

We incurred management fees of $753,000 for the three and nine months ended September 30, 2009, which are payable to our Manager under our management agreement. See “Certain Relationships and Related Transactions” for a discussion of the management fee and our relationship with our Manager.

Our general and administrative expense of $245,000 and $349,000 for the three and nine months ended September 30, 2009, respectively, includes the salary and the estimated bonus of our Chief Financial Officer, amortization of equity based compensation related to anticipated quarterly grants of our stock to our independent directors, payable subsequent to each calendar quarter, cash-based payments to our independent directors, derivative transaction fees, software licensing, industry memberships, filing fees, travel and entertainment and other miscellaneous general and administrative costs.

Our insurance expense of $354,000 and $369,000 for the three and nine months ended September 30, 2009, respectively, represents the cost of liability insurance to indemnify our directors and officers.

Our professional fees of $375,000 and $388,000 for the three and nine months ended September 30, 2009, respectively, represents the cost of legal, accounting, auditing and consulting services provided to us by third party service providers.

Net Income and Return on Average Equity

Our net income was $7.2 million for the three months ended September 30, 2009. Our annualized return on average equity was 13.73% for the three months ended September 30, 2009.

Liquidity and Capital Resources

Liquidity is a measurement of our ability to meet potential cash requirements, including ongoing commitments to pay dividends, fund investments and other general business needs. Our primary sources of funds for liquidity consists of the net proceeds from our common equity offerings, net cash provided by operating activities, cash from repurchase agreements and other financing arrangements and future issuances of common equity, preferred equity, convertible securities and/or equity or debt securities. We also have sought, and may continue to finance our assets under, and may otherwise participate in, programs established by the U.S. government.

We generally maintain liquidity to pay down borrowings under repurchase arrangements to reduce borrowing costs and otherwise efficiently manage our long-term investment capital. Because the level of these borrowings can be adjusted on a daily basis, the level of cash and cash equivalents carried on our balance sheet is significantly less important than our potential liquidity available under borrowing arrangements. We currently believe that we have sufficient liquidity and capital resources available for the acquisition of additional investments, repayments on borrowings and the payment of cash dividends as required for continued qualification as a REIT.

As of September 30, 2009, we had entered into repurchase agreements with various counterparties for total borrowings of $615.0 million at a weighted average rate of 0.34% to finance our purchases of Agency RMBS. We generally target a debt-to-equity ratio of 6 to 8 times and as of September 30, 2009, had a ratio of 7.8 times. The counterparty with the highest percentage of repurchase agreement balance had 33%. The repurchase obligations mature and reinvest every thirty days. See “— Contractual Commitments” below. Additionally, as of September 30, 2009, we secured borrowings of $64.8 million under the TALF at a weighted average rate of 3.87%. We generally seek to borrow (on a non-recourse basis) between 3 and 5 times the amount of our shareholder’s equity, which is consistent with funding limits under the TALF. The TALF loans are non-recourse and mature in July and August 2014.

As of September 30, 2009, the weighted average margin requirement, or the percentage amount by which the collateral value must exceed the loan amount, which we also refer to as the “haircut,” under all of our repurchase agreements was approximately 5.5% (weighted by borrowing amount). Across all of our repurchase facilities, the haircuts range from a low of 5% to a high of 7%. Declines in the value of our securities portfolio can trigger margin calls by our lenders under our repurchase agreements. An event of default or termination event would give some of our counterparties the option to terminate all repurchase transactions existing with us and require any amount due by us to the counterparties to be payable immediately.

As discussed above under “Market Conditions,” the residential mortgage market in the United States has experienced difficult economic conditions including:

•	increased volatility of many financial assets, including agency securities and other high-quality RMBS assets, due to potential security liquidations;

•	increased volatility and deterioration in the broader residential mortgage and RMBS markets; and

•	significant disruption in financing of RMBS.

If these conditions persist, then our lenders may be forced to exit the repurchase market, become insolvent or further tighten lending standards or increase the amount of required equity capital or haircut, any of which could make it more difficult or costly for us to obtain financing.

Effects of Margin Requirements, Leverage and Credit Spreads

Our securities have values that fluctuate according to market conditions and, as discussed above, the market value of our securities will decrease as prevailing interest rates or credit spreads increase. When the value of the securities pledged to secure a repurchase loan decreases to the point where the positive difference between the collateral value and the loan amount is less than the haircut, our lenders may issue a “margin call,” which means that the lender will require us to pay the margin call in cash or pledge additional collateral to meet that margin call. Under our repurchase facilities, our lenders have full discretion to determine the value of the securities we pledge to them. Most of our lenders will value securities based on recent trades in the market. Lenders also issue margin calls as the published current principal balance factors change on the pool of mortgages underlying the securities pledged as collateral when scheduled and unscheduled paydowns are announced monthly.

We experience margin calls in the ordinary course of our business. In seeking to manage effectively the margin requirements established by our lenders, we maintain a position of cash and unpledged securities. We refer to this position as our “liquidity.” The level of liquidity we have available to meet margin calls is directly affected by our leverage levels, our haircuts and the price changes on our securities. If interest rates increase as a result of a yield curve shift or for another reason or if credit spreads widen, then the prices of our collateral (and our unpledged assets that constitute our liquidity) will decline, we will experience margin calls, and we will use our liquidity to meet the margin calls. There can be no assurance that we will maintain sufficient levels of liquidity to meet any margin calls. If our haircuts increase, our liquidity will proportionately decrease. In addition, if we increase our borrowings, our liquidity will decrease by the amount of additional haircut on the increased level of indebtedness.

We intend to maintain a level of liquidity in relation to our assets that enables us to meet reasonably anticipated margin calls but that also allows us to be substantially invested in securities. We may misjudge the appropriate amount of our liquidity by maintaining excessive liquidity, which would lower our investment returns, or by maintaining insufficient liquidity, which would force us to liquidate assets into unfavorable market conditions and harm our results of operations and financial condition.

Forward-Looking Statements Regarding Liquidity

Based upon our current portfolio, leverage rate and available borrowing arrangements, we believe that the net proceeds of our common equity offerings, combined with cash flow from operations and available borrowing capacity, are sufficient to enable us to meet anticipated short-term (one year or less) liquidity requirements to fund our investment activities, pay fees under our management agreement, fund our distributions to shareholders and for other general corporate expenses.

Our ability to meet our long-term (greater than one year) liquidity and capital resource requirements will be subject to obtaining additional debt financing and equity capital. We may increase our capital resources by obtaining long-term credit facilities or making additional public or private offerings of equity or debt securities, possibly including classes of preferred stock, common stock, and senior or subordinated notes. Such financing will depend on market conditions for capital raises and for the investment of any proceeds. If we are unable to renew, replace or expand our sources of financing on substantially similar terms, it may have an adverse effect on our business and results of operations.

Contractual Obligations

On July 1, 2009, we entered into an agreement with our Manager pursuant to which our Manager is entitled to receive a management fee and the reimbursement of certain expenses. The management fee will be calculated and payable quarterly in arrears in an amount equal to 1.50% of our shareholders’ equity, per annum, calculated and payable quarterly in arrears. Our Manager will use the proceeds from its management fee in part to pay compensation to its officers and personnel who, notwithstanding that certain of those individuals are also our officers, will receive no cash compensation directly from us. We are required to reimburse our Manager for operating expenses incurred by our Manager, including certain salary expenses and other expenses relating to legal, accounting, due diligence and other services. Expense reimbursements to our Manager are made in cash on a monthly basis following the end of each month. Our reimbursement obligation is not subject to any dollar limitation.

On September 30, 2009, we committed to contribute up to $25.0 million to the Invesco PPIP Fund, which, in turn, invests in our target assets, and may seek additional investments in this or a similar PPIP managed by our Manager. As of September 30, 2009, we have not funded any of the commitment. We intend to finance investments in certain non-Agency RMBS, CMBS and residential and commercial mortgage loans by investing in the Invesco PPIP Fund. Pursuant to the terms of the management agreement, we pay our Manager a management fee. As a result, we do not pay any management or investment fees with respect to our investment in the Invesco PPIP Fund managed by our Manager. Our Manager waives all such fees.

Contractual Commitments

As of September 30, 2009, we had the following contractual commitments and commercial obligations:

	Payments Due by Period
		Less Than	1-3	3-5	After
$ in thousands	Total	1 Year	Years	Years	5 Years

Repurchase agreements	614,962	614,962	—	—	—
TALF financing	64,807	—	—	64,807	—

Total contractual obligations	679,769	614,962	—	64,807	—

Off-Balance Sheet Arrangements

We committed to invest up to $25.0 million in the Invesco PPIP Fund, which, in turn, invests in our target assets, and may seek additional investments in this or a similar PPIP managed by our Manager. As of September 30, 2009, we had not funded any of the commitment.

Shareholders’ Equity

On July 1, 2009, we successfully completed our IPO, pursuant to which we sold 8,500,000 shares of our common stock to the public at a price of $20.00 per share for net proceeds of $165.0 million. Concurrent with our IPO, we completed a private placement in which we sold 75,000 shares of our common stock to our Manager at a price of $20.00 per share and our operating partnership sold 1,425,000 units of limited partnership interests in our operating partnership to Invesco Investments (Bermuda) Ltd., a wholly-owned subsidiary of Invesco, at a price of $20.00 per unit. The net proceeds to us from this private offering was $30.0 million. We did not pay any underwriting discounts or commissions in connection with the private placement.

On July 27, 2009, the underwriters of our IPO exercised their over-allotment option to purchase an additional 311,200 shares of our common stock at a price of $20.00 per share for net proceeds of $6.1 million. Collectively, we received net proceeds from our IPO and the concurrent private offerings of approximately $201.1 million.

Unrealized Gains and Losses

Unrealized fluctuations in market values of assets do not impact our GAAP income but rather are reflected on our balance sheet by changing the carrying value of the asset and shareholders’ equity under “Accumulated Other Comprehensive Income (Loss).” We account for our investment securities as “available-for-sale.” In addition, unrealized fluctuations in market values of our cash flow hedges that qualify for hedge accounting, are also reflected in “Accumulated Other Comprehensive Income (Loss).”

As a result of this mark-to-market accounting treatment, our book value and book value per share are likely to fluctuate far more than if we used historical amortized cost accounting. As a result, comparisons with companies that use historical cost accounting for some or all of their balance sheet may not be meaningful.

Dividends

We intend to continue to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income. We intend to continue to pay regular quarterly dividends to our shareholders in an amount equal at least 90% of our taxable income. Before we pay any dividend, whether for U.S. federal income tax purposes or otherwise, we must first meet both our operating requirements and debt service on our repurchase agreements and other debt payable. If our cash available for distribution is less than our taxable income, we could be required to sell assets or borrow funds to make cash distributions, or we may make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities.

On October 13, 2009, we declared a dividend of $0.61 per share of common stock. The dividend was paid on November 12, 2009 to shareholders of record as of the close of business on October 23, 2009. On December 17, 2009, we declared a dividend of $1.05 per share of common stock to shareholders of record as of December 31, 2009 and will pay such dividend on January 27, 2010.

Inflation

Virtually all of our assets and liabilities are interest rate sensitive in nature. As a result, interest rates and other factors influence our performance far more than inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates.

Other Matters

We believe that at least 75% of our assets were qualified REIT assets, as defined in the Internal Revenue Code of 1986, as amended, or the Code, for the quarter ended September 30, 2009. We also believe that our revenue qualifies for the 75% source of income test and for the 95% source of income test rules for the quarter ended September 30, 2009. Consequently, we met the REIT income and asset test. We also met all REIT requirements regarding the ownership of our common stock. Therefore, as of September 30, 2009, we believe that we were in a position to qualify as a REIT under the Code.

Quantitative and Qualitative Disclosures about Market Risk

The primary components of our market risk are related to interest rate, prepayment and market value. While we do not seek to avoid risk completely, we believe the risk can be quantified from historical experience and seek to actively manage that risk, to earn sufficient compensation to justify taking those risks and to maintain capital levels consistent with the risks we undertake.

Interest Rate Risk

Interest rate risk is highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations, and other factors beyond our control. We are subject to interest rate risk in connection with our investments and our repurchase agreements. Our repurchase agreements are typically of limited duration and will be periodically refinanced at current market rates. We mitigate this risk through utilization of derivative contracts, primarily interest rate swap agreements, interest rate caps and interest rate floors.

Interest Rate Effect on Net Interest Income

Our operating results depend in large part upon differences between the yields earned on our investments and our costs of borrowing and interest rate hedging activities. Most of our repurchase agreements provide financing based on a floating rate of interest calculated on a fixed spread over LIBOR. The fixed spread will vary depending on the type of underlying asset which collateralizes the financing. Accordingly, the portion of our portfolio which consists of floating interest rate assets are match-funded utilizing our expected sources of short-term financing, while our fixed interest rate assets are not match-funded. During periods of rising interest rates, the borrowing costs associated with our investments tend to increase while the income earned on our fixed interest rate investments may remain substantially unchanged. This increase in borrowing costs results in the narrowing of the net interest spread between the related assets and borrowings and may result in losses. Further, during this portion of the interest rate and credit cycles, defaults could increase and result in credit losses to us, which could adversely affect our liquidity and operating results. Such delinquencies or defaults could also have an adverse effect on the spread between interest-earning assets and interest-bearing liabilities.

Hedging techniques are partly based on assumed levels of prepayments of our RMBS. If prepayments are slower or faster than assumed, the life of the RMBS will be longer or shorter, which would reduce the effectiveness of any hedging strategies we may use and may cause losses on such transactions. Hedging strategies involving the use of derivative securities are highly complex and may produce volatile returns.

Interest Rate Effects on Fair Value

Another component of interest rate risk is the effect that changes in interest rates will have on the market value of the assets that we acquire. We face the risk that the market value of our assets will increase or decrease at different rates than those of our liabilities, including our hedging instruments.

We primarily assess our interest rate risk by estimating the duration of our assets and the duration of our liabilities. Duration measures the market price volatility of financial instruments as interest rates change. We generally calculate duration using various financial models and empirical data. Different models and methodologies can produce different duration numbers for the same securities.

It is important to note that the impact of changing interest rates on fair value can be significant when interest rates change materially. Therefore, the volatility in the fair value of our assets could increase significantly when interest rates change materially. In addition, other factors impact the fair value of our interest rate-sensitive investments and hedging instruments, such as the shape of the yield curve, market expectations as to future interest rate changes and other market conditions. Accordingly, changes in actual interest rates may have a material adverse effect on us.

Prepayment Risk

As we receive prepayments of principal on our investments, premiums paid on these investments are amortized against interest income. In general, an increase in prepayment rates will accelerate the amortization of purchase premiums, thereby reducing the interest income earned on the investments. Conversely, discounts on such investments are accreted into interest income. In general, an increase in prepayment rates will accelerate the accretion of purchase discounts, thereby increasing the interest income earned on the investments.

Extension Risk

We compute the projected weighted-average life of our investments based upon assumptions regarding the rate at which the borrowers will prepay the underlying mortgages. In general, when a fixed-rate or hybrid adjustable-rate security is acquired with borrowings, we may, but are not required to, enter into an interest rate swap agreement or other hedging instrument that effectively fixes our borrowing costs for a period close to the anticipated average life of the fixed-rate portion of the related assets. This strategy is designed to protect us from rising interest rates, because the borrowing costs are fixed for the duration of the fixed-rate portion of the related target asset.

However, if prepayment rates decrease in a rising interest rate environment, then the life of the fixed-rate portion of the related assets could extend beyond the term of the swap agreement or other hedging instrument. This could have a negative impact on our results from operations, as borrowing costs would no longer be fixed after the end of the hedging instrument, while the income earned on the hybrid adjustable-rate assets would remain fixed. This situation could also cause the market value of our hybrid adjustable-rate assets to decline, with little or no offsetting gain from the related hedging transactions. In extreme situations, we could be forced to sell assets to maintain adequate liquidity, which could cause us to incur losses.

Market Risk

Market Value Risk

Our available-for-sale securities are reflected at their estimated fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income pursuant to ASC 320. The estimated fair value of these securities fluctuates primarily due to changes in interest rates and other factors. Generally, in a rising interest rate environment, the estimated fair value of these securities would be expected to decrease; conversely, in a decreasing interest rate environment, the estimated fair value of these securities would be expected to increase.

The sensitivity analysis table presented below shows the estimated impact of an instantaneous parallel shift in the yield curve, up and down 50 and 100 basis points, on the market value of our interest rate-sensitive investments and net interest income, at September 30, 2009, assuming a static portfolio. When evaluating the impact of changes in interest rates, prepayment assumptions and principal reinvestment rates are adjusted based on our Manager’s expectations. The analysis presented utilized assumptions, models and estimates of our Manager based on our Manager’s judgment and experience.

	Percentage Change in Projected Net	Percentage Change in Projected
Change in Interest Rates	Interest Income	Portfolio Value

+1.00%	1.2%	(2.9)%
+0.50%	(0.6)%	(1.3)%
−0.50%	(9.8)%	1.1%
−1.00%	(20.4)%	1.3%

Real Estate Risk

Residential and commercial property values are subject to volatility and may be affected adversely by a number of factors, including, but not limited to: national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors); local real estate conditions (such as the housing supply); changes or continued weakness in specific industry segments; construction quality, age and design; demographic factors; and retroactive changes to building or similar codes. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay our loans, which could also cause us to suffer losses.

Credit Risk

We believe that our investment strategy will generally keep our credit losses and financing costs low. However, we retain the risk of potential credit losses on all of the residential and commercial mortgage loans, as well as the loans underlying the non-Agency RMBS and CMBS in our portfolio. We seek to manage this risk through our pre-acquisition due diligence process and through the use of non-recourse financing, which limits our exposure to credit losses to the specific pool of mortgages that are subject to the non-recourse financing. In addition, with respect to any particular asset, our Manager’s investment team evaluates, among other things, relative valuation, supply and demand trends, shape of yield curves, prepayment rates, delinquency and default rates, recovery of various sectors and vintage of collateral.

Risk Management

To the extent consistent with maintaining our REIT qualification, we seek to manage risk exposure to protect our investment portfolio against the effects of major interest rate changes. We generally seek to manage this risk by:

•	monitoring and adjusting, if necessary, the reset index and interest rate related to our target assets and our financings;

•	structuring our financing agreements to have a range of maturity terms, amortizations and interest rate adjustment periods;

•	using hedging instruments, primarily interest rate swap agreements but also financial futures, options, interest rate cap agreements, floors and forward sales to adjust the interest rate sensitivity of our target assets and our borrowings; and

•	actively managing, on an aggregate basis, the interest rate indices, interest rate adjustment periods, and gross reset margins of our target assets and the interest rate indices and adjustment periods of our financings.

BUSINESS

Our Company

We are a Maryland corporation focused on investing in, financing and managing residential and commercial mortgage-backed securities and mortgage loans, which we collectively refer to as our target assets. We invest in residential mortgage-backed securities, or RMBS, for which a U.S. government agency such as the Government National Mortgage Association, or Ginnie Mae, or a federally chartered corporation such as the Federal National Mortgage Association, or Fannie Mae, or the Federal Home Loan Mortgage Corporation, or Freddie Mac, guarantees payments of principal and interest on the securities. We refer to these securities as Agency RMBS. Our Agency RMBS investments include mortgage pass-through securities and may include collateralized mortgage obligations, or CMOs. We also invest in RMBS that are not issued or guaranteed by a U.S. government agency, or non-Agency RMBS, commercial mortgage-backed securities, or CMBS, and residential and commercial mortgage loans.

We generally finance our Agency RMBS investments, and may finance our non-Agency RMBS investments, through traditional repurchase agreement financing. In addition, we finance our investments in CMBS with financings under the Term Asset-Backed Securities Loan Facility, or TALF. We have also financed, and may do so again in the future, our investments in certain non-Agency RMBS, CMBS and residential and commercial mortgage loans by contributing capital to one or more of the legacy securities public-private investment funds, or PPIFs, that receive financing under the U.S. government’s Public-Private Investment Program, or PPIP, established and managed by our Manager or one of its affiliates.

We were incorporated in Maryland on June 5, 2008, and commenced operations in July 2009. On July 1, 2009, we successfully completed our initial public offering, or IPO, generating net proceeds of $165.0 million. Concurrent with our IPO, we completed a private offering of our common stock and a private offering of units of limited partnership interests in our operating partnership. The net proceeds to us from the private placement were $30.0 million. On July 27, 2009, the underwriters of our IPO exercised their over-allotment option for net proceeds of $6.1 million. Collectively, we received net proceeds from our IPO and the related private placement of approximately $201.1 million. We have invested the net proceeds from our IPO and private placement, as well as monies that we borrowed under repurchase agreements and TALF, to purchase a $881.9 million investment portfolio as of September 30, 2009, which consists of $670.1 million in Agency RMBS, $104.4 million in non-Agency RMBS, $83.4 million in CMBS and $24.0 million in CMOs.

We are externally managed and advised by Invesco Institutional (N.A.), Inc., or our Manager, an SEC-registered investment adviser and indirect wholly owned subsidiary of Invesco Ltd. (NYSE: IVZ), or Invesco. Invesco is a leading independent global investment management company with $416.9 billion in assets under management as of September 30, 2009. Our Manager will draw upon the expertise and capabilities of Invesco’s Fixed Income investment team, Invesco’s real estate team and Invesco’s distressed investment subsidiary, WL Ross & Co. LLC, or WL Ross, to provide insight into the mortgage markets.

Our objective is to provide attractive risk-adjusted returns to our investors, primarily through dividends and secondarily through capital appreciation. To achieve this objective, we selectively acquire target assets to construct a diversified investment portfolio designed to produce attractive returns across a variety of market conditions and economic cycles. We finance our Agency RMBS investments primarily through short-term borrowings structured as repurchase agreements. As of September 30, 2009, we had entered into master repurchase agreements with 15 counterparties and have borrowed $615.0 million under those master repurchase agreements at a weighted average rate of 0.34% to finance our purchases of Agency RMBS. In addition, as of September 30, 2009, we had entered into interest rate swap agreements for a notional amount of $375 million, designed to mitigate the effects of increases in interest rates under a portion of our repurchase agreements. We have secured borrowings of $64.8 million under the TALF at a weighted average interest rate of 3.87%. Finally, as of September 30, 2009, we have a commitment to invest up to $25.0 million in a PPIP fund managed by our Manager, or the Invesco PPIP Fund, which, in turn, invests in our target assets. Our Manager’s investment committee makes investment decisions for the Invesco PPIP Fund.

We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with our current taxable year ending December 31, 2009. Accordingly, we generally will not be subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all of our net taxable income to our shareholders and maintain our intended qualification as a REIT. We operate our business in a manner that permits us to maintain our exemption from registration under the Investment Company Act of 1940, as amended, or the 1940 Act.

Initial Public Offering and Private Placement

On July 1, 2009, we successfully completed our IPO pursuant to which we sold 8,500,000 shares of our common stock to the public at a price of $20.00 per share for net proceeds of $165.0 million. Concurrent with our IPO, we completed a private placement in which we sold 75,000 shares of our common stock to our Manager at a price of $20.00 per share. In addition, our Operating Partnership sold 1,425,000 units of limited partnership interests in our Operating Partnership to Invesco Investments (Bermuda) Ltd., a wholly-owned subsidiary of Invesco, at a purchase price of $20.00 per unit. The net proceeds from the private placement totaled $30.0 million. We did not pay any underwriting discounts or commissions in connection with the private placement. We commenced operations upon the completion of our IPO and the related private placement.

On July 27, 2009, the underwriters of our IPO exercised their over-allotment option to purchase an additional 311,200 shares of our common stock at a price of $20.00 per share for net proceeds of $6.1 million. Collectively, we received net proceeds from our IPO and the related private placement of approximately $201.1 million.

Our Manager

We are externally managed and advised by our Manager. Pursuant to the terms of the management agreement, our Manager provides us with our management team, including our officers, along with appropriate support personnel. Each of our officers is an employee of Invesco. We do not have any employees. With the exception of our Chief Financial Officer, our Manager does not dedicate any of its employees exclusively to us, nor is our Manager or its employees obligated to dedicate any specific portion of its or their time to our business. Our Manager is at all times subject to the supervision and oversight of our board of directors and has only such functions and authority as our board of directors delegates to it.

Our Manager’s Invesco Fixed Income investment professionals have extensive experience in performing advisory services for funds, other investment vehicles and other managed and discretionary accounts that focus on investing in Agency and other RMBS as well as CMBS.

Invesco Aim Advisors, Inc., or Invesco Aim Advisors, an affiliate of our Manager, serves as our sub-adviser pursuant to an agreement between our Manager and Invesco Aim Advisors. Invesco Aim Advisors provides input on overall trends in short-term financing markets and makes specific recommendations regarding our Agency RMBS financing. Our Manager does not provide these services to us directly. The fees charged by Invesco Aim Advisors are paid by our Manager and do not constitute a reimbursable expense by our Manager under the management agreement. The fees charged by Invesco Aim Advisors to our Manager are substantially similar to the fees Invesco Aim Advisors charges to its other clients for similar services.

Our Competitive Advantages

We believe that our competitive advantages include the following:

Significant Experience of Our Manager

Our Manager’s senior management team has a long track record and broad experience in managing residential and commercial mortgage-related assets through a variety of credit and interest rate environments and has demonstrated the ability to generate attractive risk-adjusted returns under different market conditions and cycles. In addition, our Manager benefits from the insight and capabilities of WL Ross and Invesco’s real estate team. Through WL Ross and Invesco’s real estate team, we have access to broad and deep teams of experienced investment professionals in real estate and distressed investing. Through these teams, we have real time access to research and data on the mortgage and real estate industries. Having in-house access to these resources and expertise provides us with a competitive advantage over other companies investing in our target assets who have less internal resources and expertise.

Access to Extensive Repurchase Agreement Financing and Other Strategic Relationships

An affiliate of our Manager and a sub-adviser to us, Invesco Aim Advisors, has been active in the repurchase agreement lending market since 1980 and currently has master repurchase agreements in place with a number of counterparties. Invesco Aim Advisors has in place a documented process to mitigate counterparty risk. Our Manager, together with a dedicated team of professionals at Invesco Aim Advisors pursuant to a sub-advisory agreement between our Manager and Invesco Aim Advisors, follows this established process. During these volatile times in which a number of repurchase agreement counterparties have either defaulted or ceased to exist, we feel that it is critical to have controls in place that address current market disruptions. All repurchase agreement counterparty approval requests must be submitted to Invesco Aim Advisors and undergo a rigorous review and approval process to determine whether the proposed counterparty meets established criteria. This process involves a credit analysis of each prospective counterparty to ensure that it meets Invesco Aim Advisors’ internal credit risk requirements, a review of the counterparty’s audited financial statements, credit ratings and clearing arrangements, and a regulatory background check. In addition, all approved counterparties are monitored on an ongoing basis by Invesco Aim Advisors’ credit team and, if they deem a credit situation to be deteriorating, they have the ability to restrict or terminate trading with this counterparty. We do not expect to enter into any hedging transactions to mitigate any risks associated with our repurchase agreement counterparties.

Extensive Strategic Relationships and Experience of our Manager and its Affiliates

Our Manager and its affiliates, including Invesco Aim Advisors, maintain extensive long-term relationships with other financial intermediaries, including primary dealers, leading investment banks, brokerage firms, leading mortgage originators and commercial banks. We believe these relationships will enhance our ability to source, finance and hedge investment opportunities and, thus, enable us to grow in various credit and interest rate environments.

Disciplined Investment Approach

We seek to maximize our risk-adjusted returns through our Manager’s disciplined investment approach, which relies on rigorous quantitative and qualitative analysis. Our Manager monitors our overall portfolio risk and evaluates the characteristics of our investments in our target assets including, but not limited to, loan balance distribution, geographic concentration, property type, occupancy, periodic interest rate caps, which limit the amount an interest rate can increase during any given period, or lifetime interest rate caps, weighted-average loan-to-value and weighted-average credit score. In addition, with respect to any particular target asset, our Manager’s investment team evaluates, among other things, relative valuation, supply and demand trends, shape of yield curves, prepayment rates, delinquency and default rates recovery of various sectors and vintage of collateral. We believe this strategy and our commitment to capital preservation will provide us with a competitive advantage when operating in a variety of market conditions.

Access to Our Manager’s Sophisticated Analytical Tools, Infrastructure and Expertise

We utilize our Manager’s proprietary and third-party mortgage-related security and portfolio management tools to generate an attractive net interest margin from our portfolio. We focus on in-depth analysis of the numerous factors that influence our target assets, including: (1) fundamental market and sector review; (2) rigorous cash flow analysis; (3) disciplined security selection; (4) controlled risk exposure; and (5) prudent balance sheet management. We utilize these tools to guide the hedging strategies developed by our Manager to the extent consistent with satisfying the requirements for qualification as a REIT. In addition, we use our Manager’s proprietary technology management platform called QTechsm to monitor investment risk. QTechsm collects and stores real-time market data, and integrates markets performance with portfolio holdings and proprietary risk models to measure portfolio risk positions. This measurement system portrays overall portfolio risk and its sources. Through the use of these tools, we analyze factors that affect the rate at which mortgage prepayments occur, including changes in the level of interest rates, directional trends in residential and commercial real estate prices, general economic conditions, the locations of the properties securing the mortgage loans and other social and demographic conditions in order to acquire the target assets that we believe are undervalued. We believe that sophisticated analysis of both macro and micro economic factors will enable us to manage cash flow and distributions while preserving capital.

Our Manager has created and maintains analytical and portfolio management capabilities to aid in security selection and risk management. We capitalize on the market knowledge and ready access to data across our target markets that our Manager and its affiliates obtain through their established platform. We also benefit from our Manager’s comprehensive financial and administrative infrastructure, including its risk management and financial reporting operations, as well as its business development, legal and compliance teams.

Alignment of Invesco and Our Manager’s Interests

Invesco, through our Manager, beneficially owns 15,100 shares of our common stock and, through Invesco Investments (Bermuda) Ltd., beneficially owns 1,425,000 units of partnership interests in our operating partnership, which are redeemable for cash or, at our election, shares of our common stock on a one-for-one basis. Assuming redemption of all OP units owned by the Invesco Investments (Bermuda) Ltd. for the equivalent number of shares of our common stock, Invesco would beneficially own (through the holdings of Invesco Investments (Bermuda) Ltd. and our Manager) approximately 15% of our common stock and public shareholders would own the remaining approximately 85%. We believe that Invesco’s ownership of our common stock and partnership interests in our operating partnership aligns Invesco and our Manager’s interests with our interests.

Tax Advantages of REIT Qualification

Assuming that we meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code, we will generally be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our taxable income that is distributed currently to our shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that generally results from investments in a corporation.

Our Strategies

Investments

We invest in a diversified pool of mortgage assets that generate attractive risk adjusted returns. Our target assets include Agency RMBS, non-Agency RMBS, CMBS and residential and commercial mortgage loans. In addition to direct purchases of our target assets, we also invest in the Invesco PPIP Fund, which, in turn, invests in our target assets. Our Manager’s investment committee makes investment decisions for the Invesco PPIP Fund.

As of September 30, 2009, 37% of our equity was invested in Agency RMBS, 48% in non-Agency RMBS, 9% in CMBS and 6% in other assets (including cash and restricted cash). As of September 30, 2009, we had not made an initial investment in the Invesco PPIP Fund.

Leverage

We use leverage on our target assets to achieve our return objectives. For our investments in Agency RMBS, we focus on securities we believe provide attractive returns when levered approximately 6 to 8 times. For our investments in non-Agency RMBS, we primarily focus on securities we believe provide attractive unlevered returns, however, in the future we may employ leverage of up to 1 time. We leverage our CMBS 3 to 5 times.

As of September 30, 2009, we had purchased approximately $237.1 million in 30-year fixed rate securities that offered higher coupons and call protection based on the collateral attributes. We balanced this with approximately $277.2 million in 15-year fixed rate, approximately $145.5 million in hybrid ARMs and approximately $10.3 million in ARMs we believe to have similar durations based on prepayment speeds. As of September 30, 2009, we had purchased approximately $104.4 million non-Agency RMBS. For investments in CMBS, our primary focus is on investing in AAA rated securities issued prior to 2008. As of September 30, 2009, we had purchased approximately $83.4 million in CMBS and financed the purchases with a $64.8 million TALF loan.

Financing

We finance our investments in Agency RMBS, and we may in the future finance our investments in non-Agency RMBS, primarily through short-term borrowings structured as repurchase agreements. In addition, we currently finance our investments in CMBS with financing under the TALF and with private financing sources. We also finance our investments in certain non-Agency RMBS, CMBS and residential and commercial mortgage loans by investing in the Invesco PPIP Fund, which, in turn, receives financing from the U.S. Treasury and from the FDIC.

As of September 30, 2009, we had entered into master repurchase agreements with 15 counterparties and have borrowed $615.0 million under those master repurchase agreements to finance our purchases of Agency RMBS. In addition, as of September 30, 2009, we had entered into 3 interest rate swap agreements, for a notional amount of $375 million, designed to mitigate the effects of increases in interest rates under a portion of our repurchase agreements. At September 30, 2009, we have secured borrowings of $64.8 million under the TALF. Finally, as of September 30, 2009, we have a commitment to invest up to $25.0 million in the Invesco PPIP Fund, which in turn, invests in our target assets.

Repurchase Agreements

Repurchase agreements are financings pursuant to which we sell our target assets to the repurchase agreement counterparty, the buyer, for an agreed upon price with the obligation to repurchase these assets from the buyer at a future date and at a price higher than the original purchase price. The amount of financing we receive under a repurchase agreement is limited to a specified percentage of the estimated market value of the assets we sell to the buyer. The difference between the sale price and repurchase price is the cost, or interest expense, of financing under a repurchase agreement. Under repurchase agreement financing arrangements, certain buyers, or lenders, require us to provide additional cash collateral, or a margin call, to re-establish the ratio of value of the collateral to the amount of borrowing.

The Term Asset-Backed Securities Loan Facility

On November 25, 2008, the U.S. Treasury and the Federal Reserve announced the creation of the TALF. The TALF is intended to make credit available to consumers and businesses on more favorable terms by facilitating the issuance of asset-backed securities and improving the market conditions for asset-backed securities generally.

The FRBNY will make up to $200 billion of loans under the TALF. The TALF loans will have a term of three years or, in certain cases, five years, will be non-recourse to the borrower, and will be fully secured by eligible asset-backed securities. Eligible collateral will include asset-backed securities that are issued on or after January 1, 2009 except for SBA Pool Certificates or Development Company Participation Certificates, which must have been issued before January 1, 2009, or legacy CMBS. Any asset-backed securities that are not legacy CMBS are considered newly issued asset-backed securities.

The FRBNY will perform a risk assessment of any asset-backed securities proposed as collateral for a TALF loan and will retain the right to reject any asset-backed securities, including CMBS, as TALF loan collateral based on this risk assessment. The facility will cease making TALF loans collateralized by newly issued CMBS on June 30, 2010, and TALF loans collateralized by other TALF-eligible newly issued and legacy asset-backed securities on March 31, 2010, unless the Federal Reserve Board of Governors extends the facility.

On October 5, 2009, the Federal Reserve announced that beginning with November subscriptions, the FRBNY will conduct a formal risk assessment of all pledged asset-backed securities collateral, not just newly issued and legacy CMBS. On December 4, 2009, the Federal Reserve adopted changes in rating agency criteria for ABS pledged to TALF. The new criteria extends the pool of TALF-eligible nationally recognized statistical rating organizations, or NRSRO, but requires the FRBNY to accept only a credit rating issued by an agency registered with the SEC as a NRSRO for issuers of ABS. The FRBNY also indicated in its announcement on December 4 that it may limit the volume of TALF loans secured by legacy CMBS.

The Public-Private Investment Program

On March 23, 2009, the U.S. Treasury, in conjunction with the Federal Deposit Insurance Corporation, or the FDIC, and the Federal Reserve, announced the creation of the PPIP. The PPIP is designed to encourage the transfer of certain illiquid legacy real estate-related assets off of the balance sheets of financial institutions, restarting the market for these assets and supporting the flow of credit and other capital into the broader economy. PPIP funds under the legacy loan program will be established to purchase troubled loans from insured depository institutions and PPIP funds under the legacy securities program will be established to purchase from financial institutions legacy non-Agency RMBS and newly issued and legacy CMBS that were originally AAA rated. PPIFs will have access to equity capital from the U.S. Treasury as well as debt financing provided or guaranteed by the U.S. government.

Risk Management Strategy

Interest Rate Hedging

Subject to maintaining our qualification as a REIT, we may engage in a variety of interest rate management techniques that seek on one hand to mitigate the influence of interest rate changes on the costs of liabilities and on the other hand help us achieve our risk management objective. We utilize derivative financial instruments, including, among others, puts and calls on securities or indices of securities, interest rate swaps, interest rate caps, interest rate swaptions, exchange-traded derivatives, U.S. Treasury securities and options on U.S. Treasury securities and interest rate floors to hedge all or a portion of the interest rate risk associated with the financing of our investment portfolio. Specifically, we seek to hedge our exposure to potential interest rate mismatches between the interest we earn on our investments and our borrowing costs caused by fluctuations in short-term interest rates. In utilizing leverage and interest rate hedges, we seek to improve risk-adjusted returns and, where possible, to lock in, on a long-term basis, a favorable spread between the yield on our assets and the cost of our financing. We rely on our Manager’s expertise to manage these risks on our behalf. We may implement part of our hedging strategy through a domestic taxable REIT subsidiary, or TRS, which will be subject to U.S. federal, state and, if applicable, local income tax.

Market Risk Management

Risk management is an integral component of our strategy to deliver returns to our shareholders. Because we invest in MBS, investment losses from prepayment, interest rate volatility or other risks can meaningfully reduce or eliminate our distributions to shareholders. In addition, because we employ financial leverage in funding our investment portfolio, mismatches in the maturities of our assets and liabilities can create the need to continually renew or otherwise refinance our liabilities. Our net interest margins are dependent upon a positive spread between the returns on our asset portfolio and our overall cost of funding. To minimize the risks to our portfolio, we actively employ portfolio-wide and security-specific risk measurement and management processes in our daily operations. Our Manager’s risk management tools include software and services licensed or purchased from third parties, in addition to proprietary software and analytical methods developed by Invesco. There can be no guarantee that these tools will protect us from market risks.

Credit Risk

We believe our investment strategy generally keeps our credit losses and financing costs low. However, we retain the risk of potential credit losses on all of the residential and commercial mortgage loans, as well as the loans underlying the non-Agency RMBS and CMBS we hold. We seek to manage this risk through our pre-acquisition due diligence process and through use of non-recourse financing, which limits our exposure to credit losses to the specific pool of mortgages that are subject to the non-recourse financing. In addition, with respect to any particular target asset, our Manager’s investment team evaluates, among other things, relative valuation, supply and demand trends, shape of yield curves, prepayment rates, delinquency and default rates, recovery of various sectors and vintage of collateral.

Our Investments

We invest in the following assets:

Agency RMBS

Agency RMBS are residential mortgage-backed securities for which a U.S. government agency such as Ginnie Mae, or a federally chartered corporation such as Fannie Mae or Freddie Mac guarantees payments of principal and interest on the securities. Payments of principal and interest on Agency RMBS, not the market value of the securities themselves, are guaranteed. See “— Freddie Mac Gold Certificates,” “— Fannie Mae Certificates” and “— Ginnie Mae Certificates” below.

Agency RMBS differ from other forms of traditional debt securities, which normally provide for periodic payments of interest in fixed amounts with principal payments at maturity or on specified call dates. Instead, Agency RMBS provide for monthly payments, which consist of both principal and interest. In effect, these payments are a “pass-through” of scheduled and prepaid principal payments and the monthly interest payments made by the individual borrowers on the mortgage loans, net of any fees paid to the issuers, servicers or guarantors of the securities.

The principal may be prepaid at any time due to prepayments on the underlying mortgage loans or other assets. These differences can result in significantly greater price and yield volatility than is the case with traditional fixed-income securities.

Various factors affect the rate at which mortgage prepayments occur, including changes in the level and directional trends in housing prices, interest rates, general economic conditions, the age of the mortgage loan, the location of the property and other social and demographic conditions. Generally, prepayments on Agency RMBS increase during periods of falling mortgage interest rates and decrease during periods of rising mortgage interest rates. However, this may not always be the case. We may reinvest principal repayments at a yield that is higher or lower than the yield on the repaid investment, thus affecting our net interest income by altering the average yield on our assets.

However, when interest rates are declining, the value of Agency RMBS with prepayment options may not increase as much as other fixed income securities. The rate of prepayments on underlying mortgages will affect the price and volatility of Agency RMBS and may have the effect of shortening or extending the duration of the security beyond what was anticipated at the time of purchase. When interest rates rise, our holdings of Agency RMBS may experience reduced returns if the owners of the underlying mortgages pay off their mortgages slower than anticipated. This is generally referred to as extension risk.

The types of Agency RMBS described below are collateralized by either FRMs, ARMs, or hybrid ARMs. FRMs have an interest rate that is fixed for the term of the loan and do not adjust. The interest rates on ARMs generally adjust annually (although some may adjust more frequently) to an increment over a specified interest rate index. Hybrid ARMs have interest rates that are fixed for a specified period of time (typically three, five, seven or ten years) and, thereafter, adjust to an increment over a specified interest rate index. ARMs and hybrid ARMs generally have periodic and lifetime constraints on how much the loan interest rate can change on any predetermined interest rate reset date. Our allocation of our Agency RMBS collateralized by FRMs, ARMs or hybrid ARMs will depend on various factors including, but not limited to, relative value, expected future prepayment trends, supply and demand, costs of hedging, costs of financing, expected future interest rate volatility and the overall shape of the U.S. Treasury and interest rate swap yield curves. We intend to take these factors into account when we make investments.

In the future, our residential portfolio may extend to debentures that are issued and guaranteed by Freddie Mac or Fannie Mae or mortgage-backed securities the collateral of which is guaranteed by Ginnie Mae, Freddie Mac, Fannie Mae or another federally chartered corporation.

In our Agency RMBS portfolio, the types of mortgage pass-through certificates in which we invest or which comprise CMOs in which we intend to invest, are described below.

Mortgage Pass-Through Certificates

Single-family residential mortgage pass-through certificates are securities representing interests in “pools” of mortgage loans secured by residential real property where payments of both interest and principal, plus pre-paid principal, on the securities are made monthly to holders of the securities, in effect “passing through” monthly payments made by the individual borrowers on the mortgage loans that underlie the securities, net of fees paid to the issuer/guarantor and servicers of the securities.

CMOs

CMOs are securities which are structured from U.S. government agency or federally chartered corporation-backed mortgage pass-through certificates. CMOs receive monthly payments of principal and interest. CMOs divide the cash flows which come from the underlying mortgage pass-through certificates into different classes of securities. CMOs can have different maturities and different weighted average lives than the underlying mortgage pass-through certificates. CMOs can re-distribute the risk characteristics of mortgage pass-through certificates to better satisfy the demands of various investor types. These risk characteristics include average life variability, prepayments, volatility, floating versus fixed interest rate and payment and interest rate risk.

Freddie Mac Gold Certificates

Freddie Mac is a shareholder-owned, federally chartered corporation created pursuant to an act of Congress on July 24, 1970. The principal activity of Freddie Mac currently consists of the purchase of mortgage loans or participation interests in mortgage loans and the resale of the loans and participations in the form of guaranteed mortgage-backed securities. Freddie Mac guarantees to each holder of Freddie Mac gold certificates the timely payment of interest at the applicable pass-through rate and principal on the holder’s pro rata share of the unpaid principal balance of the related mortgage loans. The obligations of Freddie Mac under its guarantees are solely those of Freddie Mac and are not backed by the full faith and credit of the United States. If Freddie Mac were unable to satisfy these obligations, distributions to holders of Freddie Mac certificates would consist solely of payments and other recoveries on the underlying mortgage loans and, accordingly, defaults and delinquencies on the underlying mortgage loans would adversely affect monthly distributions to holders of Freddie Mac certificates.

Freddie Mac gold certificates are backed by pools of single-family mortgage loans or multi-family mortgage loans. These underlying mortgage loans may have original terms to maturity of up to 40 years. Freddie Mac certificates may be issued under cash programs (composed of mortgage loans purchased from a number of sellers) or guarantor programs (composed of mortgage loans acquired from one seller in exchange for certificates representing interests in the mortgage loans purchased).

Fannie Mae Certificates

Fannie Mae is a shareholder-owned, federally chartered corporation organized and existing under the Federal National Mortgage Association Charter Act, created in 1938 and rechartered in 1968 by Congress as a shareholder-owned company. Fannie Mae provides funds to the mortgage market primarily by purchasing home mortgage loans from local lenders, thereby replenishing their funds for additional lending. Fannie Mae guarantees to the registered holder of a certificate that it will distribute amounts representing scheduled principal and interest on the mortgage loans in the pool underlying the Fannie Mae certificate, whether or not received, and the full principal amount of any such mortgage loan foreclosed or otherwise finally liquidated, whether or not the principal amount is actually received. The obligations of Fannie Mae under its guarantees are solely those of Fannie Mae and are not backed by the full faith and credit of the United States. If Fannie Mae were unable to satisfy its obligations, distributions to holders of Fannie Mae certificates would consist solely of payments and other recoveries on the underlying mortgage loans and, accordingly, defaults and delinquencies on the underlying mortgage loans would adversely affect monthly distributions to holders of Fannie Mae.

Fannie Mae certificates may be backed by pools of single-family or multi-family mortgage loans. The original term to maturity of any such mortgage loan generally does not exceed 40 years. Fannie Mae certificates may pay interest at a fixed rate or an adjustable rate. Each series of Fannie Mae ARM certificates bears an initial interest rate and margin tied to an index based on all loans in the related pool, less a fixed percentage representing servicing compensation and Fannie Mae’s guarantee fee. The specified index used in different series has included the U.S. Treasury Index, the 11th District Cost of Funds Index published by the Federal Home Loan Bank of San Francisco, LIBOR and other indices. Interest rates paid on fully-indexed Fannie Mae ARM certificates equal the applicable index rate plus a specified number of percentage points. The majority of series of Fannie Mae ARM certificates issued to date have evidenced pools of mortgage loans with monthly, semi-annual or annual interest rate adjustments. Adjustments in the interest rates paid are generally limited to an annual increase or decrease of either 1.00% or 2.00% and to a lifetime cap of 5.00% or 6.00% over the initial interest rate.

Ginnie Mae Certificates

Ginnie Mae is a wholly owned corporate instrumentality of the United States within HUD. The National Housing Act of 1934 authorizes Ginnie Mae to guarantee the timely payment of the principal of and interest on certificates which represent an interest in a pool of mortgages insured by the FHA or partially guaranteed by the Department of Veterans Affairs and other loans eligible for inclusion in mortgage pools underlying Ginnie Mae certificates. Section 306(g) of the Housing Act provides that the full faith and credit of the United States is pledged to the payment of all amounts which may be required to be paid under any guarantee by Ginnie Mae.

At present, most Ginnie Mae certificates are backed by single-family mortgage loans. The interest rate paid on Ginnie Mae certificates may be a fixed rate or an adjustable rate. The interest rate on Ginnie Mae certificates issued under Ginnie Mae’s standard ARM program adjusts annually in relation to the U.S. Treasury index. Adjustments in the interest rate are generally limited to an annual increase or decrease of 1.00% and to a lifetime cap of 5.00% over the initial coupon rate.

We may, in the future, utilize “to-be-announced” forward contracts, or TBAs, in order to invest in Agency RMBS. Pursuant to these TBAs, we would agree to purchase, for future delivery, Agency RMBS with certain principal and interest terms and certain types of underlying collateral, but the particular Agency RMBS to be delivered would not be identified until shortly before the TBA settlement date. Our ability to purchase Agency RMBS through TBAs may be limited by the 75% asset test applicable to REITs. See “U.S. Federal Income Tax Considerations — Asset Tests” and “U.S. Federal Income Tax Considerations — Gross Income Tests.”

Non-Agency RMBS

Non-Agency RMBS are residential mortgage-backed securities that are not issued or guaranteed by a U.S. government agency. Like Agency RMBS, non-Agency RMBS represent interests in “pools” of mortgage loans secured by residential real property. We finance our non-Agency RMBS portfolio with financings under the TALF or with private financing sources. We have also financed and may continue to finance certain non-Agency RMBS by contributing capital to one or more of the legacy securities PPIFs that receive financing under PPIP.

Non-Agency RMBS may be AAA rated through unrated. The rating, as determined by one or more of the nationally recognized statistical rating organizations, including Fitch, Inc. Moody’s Investors Service, Inc. and Standard & Poor’s Corporation, indicates the organization’s view of the creditworthiness of the investment. The mortgage loan collateral for non-Agency RMBS generally consists of residential mortgage loans that do not generally conform to the U.S. government agency underwriting guidelines due to certain factors including mortgage balance in excess of such guidelines, borrower characteristics, loan characteristics and level of documentation.

CMBS

CMBS are securities backed by obligations (including certificates of participation in obligations) that are principally secured by commercial mortgages on real property or interests therein having a multifamily or commercial use, such as regional malls, other retail space, office buildings, industrial or warehouse properties, hotels, apartments, nursing homes and senior living facilities. We finance certain of our CMBS portfolio with financings under the TALF and PPIF. See ‘‘— Financing Strategy” below.

CMBS are typically issued in multiple tranches whereby the more senior classes are entitled to priority distributions from the trust’s income to make specified interest and principal payments on such tranches. Losses and other shortfalls from expected amounts to be received on the mortgage pool are borne by the most subordinate classes, which receive payments only after the more senior classes have received all principal and/or interest to which they are entitled. The credit quality of CMBS depends on the credit quality of the underlying mortgage loans, which is a function of factors such as the following: the principal amount of loans relative to the value of the related properties; the mortgage loan terms, such as amortization; market assessment and geographic location; construction quality of the property; and the creditworthiness of the borrowers.

Residential Mortgage Loans

Residential mortgage loans are loans secured by residential real properties. We generally focus our residential mortgage loan acquisitions on the purchase of loan portfolios made available to us under the legacy loan program. See “— Financing Strategy” above. We expect that the residential mortgage loans we acquire will be first lien, single-family FRMs, ARMs and Hybrid ARMs with original terms to maturity of not more than 40 years and that are either fully amortizing or are interest-only for up to ten years, and fully amortizing thereafter.

Prime and Jumbo Mortgage Loans

Prime mortgage loans are mortgage loans that generally conform to U.S. government agency underwriting guidelines. Jumbo prime mortgage loans are mortgage loans that generally conform to U.S. government agency underwriting guidelines except that the mortgage balance exceeds the maximum amount permitted by U.S. government agency underwriting guidelines.

Alt-A Mortgage Loans

Alt-A mortgage loans are mortgage loans made to borrowers whose qualifying mortgage characteristics do not conform to U.S. government agency underwriting guidelines, but whose borrower characteristics may. Generally, Alt-A mortgage loans allow homeowners to qualify for a mortgage loan with reduced or alternative forms of documentation. The credit quality of Alt-A borrowers generally exceeds the credit quality of subprime borrowers.

Subprime Mortgage Loans

Subprime mortgage loans are loans that do not conform to U.S. government agency underwriting guidelines.

Commercial Mortgage Loans

We have generally focused our commercial mortgage loan acquisitions on the purchase of loan portfolios made available to us under PPIF. See “— Financing Strategy” above.

First and Second Lien Loans

Commercial mortgage loans are mortgage loans secured by first or second liens on commercial properties such as regional malls, other retail space, office buildings, industrial or warehouse properties, hotels, apartments, nursing homes and senior living facilities. These loans, which tend to range in term from five to 15 years, can carry either fixed or floating interest rates. They generally permit pre-payments before final maturity but only with the payment to the lender of yield maintenance pre-payment penalties. First lien loans represent the senior lien on a property while second lien loans or second mortgages represent a subordinate or second lien on a property.

B-Notes

A B-Note, unlike a second mortgage loan, is part of a single larger commercial mortgage loan, with the other part evidenced by an A-Note, which are evidenced by a single commercial mortgage. The holder of the A-Note and B-Note enter into an agreement which sets forth the respective rights and obligations of each of the holders. The terms of the agreement provide that the holder of the A-Note has a priority of payment over the holder of the B-Note. A loan evidenced by a note which is secured by a second mortgage is a separate loan and the holder has a direct relationship with the borrower. In addition, unlike the holder of a B-Note, the holder of the loan would also be the holder of the mortgage. The holder of the second mortgage loan typically enters into an intercreditor agreement with the holder of the first mortgage loan which sets forth the respective rights and obligations of each of the holders, similar in substance to the agreement that is entered into between the holder of the A-Note and the holder of the B-Note. B-Note lenders have the same obligations, collateral and borrower as the A-Note lender, but typically are subordinated in recovery upon a default.

Bridge Loans

Bridge loans tend to be floating rate whole loans made to borrowers who are seeking short-term capital (with terms of up to five years) to be used in the acquisition, construction or redevelopment of a property. This type of bridge financing enables the borrower to secure short-term financing while improving the property and avoid burdening it with restrictive long-term debt.

Mezzanine Loans

Mezzanine loans are generally structured to represent senior positions to the borrower’s equity in, and subordinate to a first mortgage loan on a property. These loans are generally secured by pledges of ownership interests, in whole or in part, in entities that directly or indirectly own the real property. At times, mezzanine loans may be secured by additional collateral, including letters of credit, personal guarantees, or collateral unrelated to the property. Mezzanine loans may be structured to carry either fixed or floating interest rates as well as carry a right to participate in a percentage of gross revenues and a percentage of the increase in the fair market value of the property securing the loan. Mezzanine loans may also contain prepayment lockouts, penalties, minimum profit hurdles and other mechanisms to protect and enhance returns to the lender. Mezzanine loans usually have maturities that match the maturity of the related mortgage loan but may have shorter or longer terms.

Our Investment Portfolio

We have invested the net proceeds from our IPO and private placement, as well as monies that we borrowed under repurchase agreements and TALF, in accordance with our investment strategy. As of September 30, 2009, our investment portfolio totaled $881.9, which consists of $670.1 million in Agency RMBS, $104.4 million in non-Agency RMBS, $83.4 million in CMBS and $24.0 million in CMOs.

Our Portfolio Financing

We finance our investments in Agency RMBS, and may finance our investments in non-Agency RBMS, primarily through short-term borrowings structured as repurchase agreements. In addition, we finance our investments in CMBS with financing under the TALF. We also finance investments in certain non-Agency RMBS, CMBS and residential and commercial mortgage by contributing capital to funds that receive financing under the PPIP.

As of September 30, 2009, we had entered into master repurchase agreements with 15 counterparties and have borrowed $615.0 million under those master repurchase agreements at a weighted average rate of 0.34% to finance our purchases of Agency RMBS. In addition, as of September 30, 2009, we had entered into 3 interest rate swap agreements, for a notional amount of $375 million, designed to mitigate the effects of increases in interest rates under a portion of our repurchase agreements. Finally, we have secured borrowings of $64.8 million under the TALF at a weighted average interest rate of 3.87%. Finally, as of September 30, 2009, we had a commitment to invest up to $25.0 million in the Invesco PPIP Fund, which, in turn, invests in our target assets and obtains financing through government programs.

Investment Sourcing

We expect our Manager to take advantage of the broad network of relationships it and Invesco have established to identify investment opportunities. Our Manager and its affiliates, including Invesco Aim Advisors, have extensive long-term relationships with financial intermediaries, including primary dealers, leading investment banks, brokerage firms, leading mortgage originators and commercial banks.

Investing in, and sourcing financing for, Agency RMBS, non-Agency RMBS, CMBS and mortgage loans is highly competitive. Although our Manager competes with many other investment managers for profitable investment opportunities in fixed-income asset classes and related investment opportunities and sources of financing, we believe that a combination of our Manager’s experience, together with the vast resources and relationships of Invesco, provide us with a significant advantage in identifying and capitalizing on attractive opportunities.

Investment Guidelines

Our board of directors has adopted the following investment guidelines:

•	no investment shall be made that would cause us to fail to qualify as a REIT for federal income tax purposes;

•	no investment shall be made that would cause us to be regulated as an investment company under the 1940 Act;

•	our assets will be invested within our target assets; and

•	until appropriate investments can be identified, our Manager may pay off short-term debt or invest the proceeds of this and any future offerings in interest-bearing, short-term investments, including funds that are consistent with our intention to qualify as a REIT.

These investment guidelines may be changed from time to time by our board of directors without the approval of our shareholders.

Investment Committee

We have an investment committee comprised of our officers and investment professionals. The investment committee periodically reviews our investment portfolio and its compliance with our investment policies and procedures, including our investment guidelines, and provides our board of directors an investment report at the end of each quarter in conjunction with its review of our quarterly results. In addition, our Manager has a separate investment committee that makes investment decisions for the Invesco PPIP Fund. From time to time, as it deems appropriate or necessary, our board of directors also reviews our investment portfolio and its compliance with our investment policies and procedures, including our investment guidelines. For a description of the members comprising the investment committee, see “Our Manager and The Management Agreement — Investment Committee” and “Management.”

Investment Process

Our investment process benefits from our Manager’s resources and professionals. Moreover, our Manager’s investment committee oversees our investment guidelines and meets periodically, at least every quarter, to discuss investment opportunities.

The investment team has a strong focus on security selection and on the relative value of various sectors within the mortgage market. Our Manager utilizes this expertise to build a diversified portfolio of Agency RMBS, non-Agency RMBS, CMBS and residential and commercial mortgage loans. Our Manager incorporates its views on the economic environment and the outlook for the mortgage market, including relative valuation, supply and demand trends, the level of interest rates, the shape of the yield curve, prepayment rates, financing and liquidity, housing prices, delinquencies, default rates, recovery of various sectors and vintage of collateral.

Our investment process includes sourcing and screening investment opportunities, assessing investment suitability, conducting interest rate and prepayment analysis, evaluating cash flow and collateral performance, reviewing legal structure and servicer and originator information and investment structuring, as appropriate, to ensure an attractive return commensurate with the risk we are bearing. Upon identification of an investment opportunity, the investment will be screened and monitored by our Manager to determine its impact on maintaining our REIT qualification and our exemption from registration under the 1940 Act. We make investments in sectors where our Manager has strong core competencies and where we believe market risk and expected performance can be reasonably quantified.

Our Manager evaluates each of our investment opportunities based on its expected risk-adjusted return relative to the returns available from other, comparable investments. In addition, we evaluate new opportunities based on their relative expected returns compared to our comparable securities held in our portfolio. The terms of any leverage available to us for use in funding an investment purchase are also taken into consideration, as are any risks posed by illiquidity or correlations with other securities in the portfolio. Our Manager also develops a macro outlook with respect to each target asset class by examining factors in the broader economy such as GDP, interest rates, unemployment rates and availability of credit, among other factors. Our Manager also analyzes fundamental trends in the relevant target asset class sector to adjust/maintain its outlook for that particular target asset class. Views on a particular target asset class are recorded in our Manager’s QTechsm system. These macro decisions guide our Manager’s assumptions regarding model inputs and portfolio allocations among target assets. Additionally, our Manager conducts extensive diligence with respect to each target asset class by, among other things, examining and monitoring the capabilities and financial wherewithal of the parties responsible for the origination, administration and servicing of relevant target assets.

Additionally, through Invesco’s distressed investment subsidiary, WL Ross, and Invesco’s in-house real estate team, we have access to broad and deep teams of experienced investment professionals in real estate and distressed investing. Through these teams, we have real-time access to research and data on the mortgage and real estate industries. In-house access to these resources and expertise provides us with a competitive advantage over other companies investing in our target assets who have less internal resources and expertise.

Operating and Regulatory Structure

REIT Qualification

We intend to elect to qualify as a REIT under Sections 856 through 859 of the Internal Revenue Code commencing with our taxable year ending on December 31, 2009. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT.

So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our REIT taxable income we distribute currently to our shareholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property.

1940 Act Exemption

We conduct our operations so as not to become regulated as an investment company under the 1940 Act. Because we are a holding company that conducts our business through the operating partnership and the wholly-owned subsidiaries of the operating partnership, the securities issued by these subsidiaries that are excepted from the definition of “investment company” under Section 3(c)(1) or Section 3(c)(7) of the 1940 Act, together with any other investment securities the operating partnership may own, may not have a combined value in excess of 40% of the value of the operating partnership’s total assets on an unconsolidated basis, which we refer to as the 40% test. This requirement limits the types of businesses in which we may engage through our subsidiaries. In addition, we believe neither the company nor the operating partnership are considered an investment company under Section 3(a)(1)(A) of the 1940 Act because they do not engage primarily or hold themselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through the operating partnership’s wholly owned or majority-owned subsidiaries, the company and the operating partnership are primarily engaged in the non-investment company businesses of these subsidiaries. IAS Asset I LLC and certain of the operating partnership’s other subsidiaries that we may form in the future intend to rely upon the exemption from registration as an investment company under the 1940 Act pursuant to Section 3(c)(5)(C) of the 1940 Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exemption generally requires that at least 55% of our subsidiaries’ portfolios must be comprised of qualifying assets and at least another 25% of each of their portfolios must be comprised of real estate-related assets under the 1940 Act (and no more than 20% comprised of miscellaneous assets). Qualifying assets for this purpose include mortgage loans and other assets, such as whole pool Agency and non-Agency RMBS, that the Securities and Exchange Commission, or SEC staff in various no-action letters has determined are the functional equivalent of mortgage loans for the purposes of the 1940 Act. We treat as real estate-related assets CMBS, debt and equity securities of companies primarily engaged in real estate businesses, agency partial pool certificates and securities issued by pass-through entities of which substantially all of the assets consist of qualifying assets and/or real estate-related assets. IAS Asset I LLC invests in the Invesco PPIP Fund. We treat IAS Asset I LLC’s investment in the Invesco PPIP Fund as a “real estate-related asset” for purposes of the Section 3(c)(5)(C) analysis. As a result, IAS Asset I LLC can invest no more than 25% of its assets in the Invesco PPIP and other real estate-related assets. We note that the SEC has not provided any guidance on the treatment of interests in PPIFs as real estate-related assets and any such guidance may require us to change our strategy. We may need to adjust IAS Asset I LLC’s assets and strategy in order for it to continue to rely on Section 3(c)(5)(C) for its 1940 Act exemption. Any such adjustment in IAS Asset I LLC’s assets or strategy is not expected to have a material adverse effect on our business or strategy. Although we monitor our portfolio periodically and prior to each investment acquisition, there can be no assurance that we will be able to maintain this exemption from registration for each of these subsidiaries. The legacy securities PPIF formed and managed by our Manager or one of its affiliates relies on Section 3(c)(7) for its 1940 Act exemption.

IMC Investments I LLC was organized as a special purpose subsidiary of the operating partnership that borrows under the TALF. This subsidiary relies on Section 3(c)(7) for its 1940 Act exemption and, therefore, the operating partnership’s interest in this TALF subsidiary would constitute an “investment security” for purposes of determining whether the operating partnership passes the 40% test.

We may in the future organize one or more TALF subsidiaries that seek to rely on the 1940 Act exemption provided to certain structured financing vehicles by Rule 3a-7. Any such TALF subsidiary would need to be structured to comply with any guidance that may be issued by the Division of Investment Management of the SEC on the restrictions contained in Rule 3a-7. We expect that the aggregate value of the operating partnership’s interests in TALF subsidiaries that seek to rely on Rule 3a-7 will comprise less than 20% of the operating partnership’s (and, therefore, our) total assets on an unconsolidated basis.

Qualification for exemption from registration under the 1940 Act will limit our ability to make certain investments. For example, these restrictions will limit the ability of our subsidiaries to invest directly in mortgage-backed securities that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain Asset Based Securities and real estate companies or in assets not related to real estate.

Policies with Respect to Certain Other Activities

If our board of directors determines that additional funding is required, we may raise such funds through additional offerings of equity or debt securities or the retention of cash flow (subject to provisions in the Internal Revenue Code concerning distribution requirements and the taxability of undistributed REIT taxable income) or a combination of these methods. In the event that our board of directors determines to raise additional equity capital, it has the authority, without shareholder approval, to issue additional common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time.

As of the date of this prospectus, we do not intend to offer equity or debt securities in exchange for property. We have not in the past but may in the future repurchase or otherwise reacquire our shares.

As of the date of this prospectus, we do not intend to invest in the securities of other REITs, other entities engaged in real estate activities or securities of other issuers for the purpose of exercising control over such entities. We engage in the purchase and sale of investments. We have not in the past but may in the future make loans to third parties in the ordinary course of business for investment purposes. As of the date of this prospectus, we do not intend to underwrite the securities of other issuers.

We intend to furnish our shareholders with annual reports containing consolidated financial statements audited by our independent certified public accountants and file quarterly reports with the SEC containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

Our board of directors may change any of these policies without prior notice to you or a vote of our shareholders.

Competition

Our net income depends, in large part, on our ability to acquire assets at favorable spreads over our borrowing costs. In acquiring our investments, we compete with other REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, financial institutions, governmental bodies and other entities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Market Conditions.” In addition, there are numerous REITs with similar asset acquisition objectives, including a number that have been recently formed, and others may be organized in the future. These other REITs increase competition for the available supply of mortgage assets suitable for purchase. Many of our competitors are significantly larger than we are, have access to greater capital and other resources and may have other advantages over us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than we can. Current market conditions may attract more competitors, which may increase the competition for sources of financing. An increase in the competition for sources of funding could adversely affect the availability and cost of financing, and thereby adversely affect the market price of our common stock.

In the face of this competition, we have access to our Manager’s professionals and their industry expertise, which provides us with a competitive advantage. These professionals help us assess investment risks and determine appropriate pricing for certain potential investments. We expect that these relationships will enable us to compete more effectively for attractive investment opportunities. In addition, we believe that current market conditions may have adversely affected the financial condition of certain competitors. Despite certain competitive advantages, we may not be able to achieve our business goals or expectations due to the competitive risks that we face. For additional information concerning these competitive risks, see “Risk Factors — Risks Related to Our Investments — We operate in a highly competitive market for investment opportunities and competition may limit our ability to acquire desirable investments in our target assets and could also affect the pricing of these securities.”

Staffing

We are managed by our Manager pursuant to the management agreement between our Manager and us. All of our officers are employees of Invesco. We do not have any employees. See “Our Manager and The Management Agreement — Management Agreement.”

Our Corporate Information

Our principal executive offices are located at 1555 Peachtree Street, NE, Atlanta, Georgia 30309. Our telephone number is (404) 892-0896. Our website is www.invescomortgagecapital.com. The contents of our website are not a part of this prospectus. The information on our website is not intended to form a part of or be incorporated by reference into this prospectus.

Legal Proceedings

From time to time, we may be involved in various claims and legal actions arising in the ordinary course of business. As of September 30, 2009, we were not involved in any such legal proceedings.

MANAGEMENT

Our Directors and Executive Officers

Our board of directors is comprised of five members. Our directors are each elected to serve a term of one year. Our board of directors has determined that each of Messrs. Balloun, Day and Williams satisfy the listing standards for independence of the NYSE. Our bylaws provide that a majority of the board of directors may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than the minimum number required by the MGCL nor more than 15.

The following sets forth certain information with respect to our directors, executive officers and other key personnel:

Name	Age	Position Held with Us

G. Mark Armour	56	Director
Karen Dunn Kelley	49	Director
James S. Balloun	71	Director
John S. Day	60	Director
Neil Williams	73	Director
Richard J. King	50	President and Chief Executive Officer
John Anzalone	45	Chief Investment Officer
Donald R. Ramon	46	Chief Financial Officer
Robson J. Kuster*	36	Head of Research
Jason Marshall*	34	Portfolio Manager

*	Messrs. Kuster and Marshall are not our executive officers; they are key personnel of our Manager.

Set forth below is biographical information for our directors, executive officers and other key personnel.

Directors

G. Mark Armour, Director since June 5, 2008. Mr. Armour is the Chief Executive Officer, President and a Director of our Manager. Mr. Armour is also the Senior Managing Director and Head of Invesco’s Worldwide Institutional business, positions he has held since January 2007. Mr. Armour was previously the Head of Sales & Client Service for the Worldwide Institutional business. He was Chief Executive Officer of Invesco Australia from September 2002 until July 2006. Prior to joining Invesco, Mr. Armour held significant leadership roles in the funds management business, both in Australia and Hong Kong. He previously served as Chief Investment Officer for ANZ Investments and spent almost 20 years with the National Mutual/AXA Australia Group, where he was Chief Executive, and Funds Management from 1998 to 2000. Mr. Armour graduated with honors with a Bachelor of Economics from La Trobe University in Melbourne, Australia.

Karen Dunn Kelley, Director since June 5, 2008. Ms. Dunn Kelley is the Chief Executive Officer of Invesco Fixed Income, with responsibility for its fixed income and cash management business and is also a member of Invesco’s Executive Management and Worldwide Institutional Strategy Committees. She is President and Principal Executive Officer of Short-Term Investments Trust and Aim Treasurer’s Series Trust and serves on the board of directors for the Short-Term Investments Company (Global Services) plc and Aim Global Management Company, Ltd. Ms. Dunn Kelley joined Invesco Aim Management Group, Inc. in 1989 as a money market Portfolio Manager. Ms. Dunn Kelley has been in the investment business since 1982. Ms. Dunn Kelley graduated magna cum laude with a Bachelor of Science from Villanova University, College of Commerce and Finance.

James S. Balloun, Director since July 1, 2009. Mr. Balloun serves as a non-executive director of our Company and as Chairman of the Compensation Committee. Mr. Balloun was previously the Chairman and Chief Executive Officer of Acuity Brands, Inc. from November 2001 until his retirement in September 2004 and was the Chairman, President and Chief Executive Officer of National Services Industries, Inc. prior to

National Services Industries, Inc.’s spin-off of Acuity Brands in November 2001. Prior to joining National Services Industries, Inc., Mr. Balloun was with McKinsey & Company, Inc. from 1965 to 1996. Mr. Balloun is on the board of directors of Radiant Systems, Inc. where he is the Chairman of the Nominating and Corporate Governance Committee, Enzymatic Deinking Technologies, LLC and Unisen/StarTrac. Mr. Balloun received a Bachelor of Science from Iowa State University and a Master of Business Administration from Harvard Business School.

John S. Day, Director since July 1, 2009. Mr. Day serves as a non-executive director of our Company and as Chairman of the Audit Committee. Mr. Day was previously with Deloitte & Touche LLP from 2002 until his retirement in December 2005. Prior to joining Deloitte & Touche LLP, Mr. Day was with Arthur Andersen LLP from 1976 to 2002. Mr. Day serves on the board of directors of Force Protection, Inc., where he is the Chairman of the Audit Committee, and Lenbrook Square Foundation, Inc. Mr. Day received a Bachelor of Arts from the University of North Carolina and a Master of Business Administration from Harvard Business School.

Neil Williams, Director since July 1, 2009. Mr. Williams serves as a non-executive director of our Company and as Chairman of the Nominating and Governance Committee. Mr. Williams was previously the general counsel of Invesco from 1999 to 2002. Mr. Williams was a partner of Alston & Bird LLP from 1965 to 1999 where he was managing partner from 1984 through 1996. Mr. Williams serves on the board of directors of Acuity Brands, Inc. where he is the Chairman of the Governance Committee and on the board of directors of Printpack, Inc. Mr. Williams received a Bachelor of Arts in 1958 and a J.D. in 1961 from Duke University.

Executive Officers

Richard J. King, CFA, President and Chief Executive Officer. Mr. King has served as our President and Chief Executive Officer since June 16, 2008. He is also a member of the Invesco Fixed Income senior management team, and is the Head of US Investment Grade Fixed Income Investment, contributing 25 years of fixed income investment expertise. Mr. King joined Invesco in 2000 and has held positions as Senior Portfolio Manager and Product Manager for Core and Core Plus, Head of the Structured Team, and Head of Portfolio Management, leading a team responsible for portfolio management of all investment-grade domestic fixed income portfolios. Prior to Invesco, Mr. King spent two years as Head of Fixed Income at Security Management, and ten years with Criterion Investment Management, where he served as Chairman of the Core Sector Group. He also served as Managing Director and Portfolio Manager with Bear Stearns Asset Management. Starting in 1984, he spent four years with Ohio PERS as an Investment Analyst, with the responsibility of analyzing and trading corporate bonds and mortgage-backed securities. Mr. King began his career in 1981, as an auditor for Touche Ross & Co. Mr. King received a Bachelor of Science in Business Administration from Ohio State University. Mr. King is a Chartered Financial Analyst.

John M. Anzalone, CFA, Chief Investment Officer. Mr. Anzalone has served as our Chief Investment Officer since June 25, 2009. He is also a Senior Director and Head of Research & Trading, Mortgage-Backed Securities for our Manager. Mr. Anzalone joined Invesco’s Fixed Income Division in 2002. As the Head of the MBS group, he is responsible for the application of investment strategy across portfolios consistent with client investment objectives and guidelines. Additionally, the MBS team is responsible for analyzing and implementing investment actions in the residential and commercial mortgage-backed securities sectors. Mr. Anzalone began his investment career in 1992 at Union Trust. In 1994 he moved to AgriBank, FCB, where he served as a Senior Trader for six years. Mr. Anzalone is also a former employee of Advantus Capital Management where he was a Senior Trader responsible for trading mortgage-backed, asset-backed and commercial mortgage securities. Mr. Anzalone received a Bachelor of Arts in Economics from Hobart College and a Master of Business Administration from the Simon School at the University of Rochester. Mr. Anzalone is a Chartered Financial Analyst.

Donald R. Ramon, CPA, Chief Financial Officer. Mr. Ramon is our Chief Financial Officer and joined Invesco in 2009. Mr. Ramon has 23 years of banking and financial institution experience which includes five years working directly with mortgage REITs. Mr. Ramon began his career in 1986 with SunTrust Banks, Inc.

where he held several accounting and internal audit positions over 13 years, including two years as the Senior Financial Officer for numerous private mortgage REITs. From 1999 to 2005, Mr. Ramon worked for GE Capital Corporation, overseeing their U.S. banking operations. In addition, Mr. Ramon spent two years as Chairman of the Board, Chief Executive Officer and President of GE Money Bank and Monogram Credit Card Bank of Georgia and four years as Chief Financial Officer for the same. From 2005 to 2008, Mr. Ramon was SVP and Controller of HomeBanc Corp., a publicly held mortgage REIT that filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in August 2007. In 2008, Mr. Ramon was named Acting Chief Executive Officer and Chief Financial Officer. Mr. Ramon received a bachelor’s degree in Accounting from the University of South Florida. Mr. Ramon is a Certified Public Accountant.

Other Key Personnel

Robson J. Kuster, CFA, Head of Research. Mr. Kuster has served as our Head of Research since July 1, 2009. He is also the Head of Structured Securities Research for Invesco Fixed Income. Mr. Kuster is responsible for overseeing all structured securities positions across stable value and total return platforms and is supported by a team of seasoned analysts. Additionally, he is closely involved in all structured product development efforts. Prior to joining Invesco in 2002, Mr. Kuster served as a Credit Analyst with Bank One Capital Markets, which he joined in 2000. Mr. Kuster received a Bachelor of Arts in both Economics and American History from Cornell College and a Master of Business Administration from DePaul University. Mr. Kuster is a Chartered Financial Analyst.

Jason Marshall, Portfolio Manager. Mr. Marshall has served as our Portfolio Manager since July 28, 2009. Mr. Marshall is also a Portfolio Manager on Invesco’s structured team with a focus in the mortgage-backed sector. He is responsible for providing expertise for the mortgage-related focus products and working collectively with the structured team to implement strategies throughout the fixed income platform. Prior to joining Invesco, Mr. Marshall worked for PNC Financial Services Group, Inc., which he joined in 1997. He was most recently Vice President of Portfolio Management, responsible for the trading and strategic implementation of the firm’s large mortgage-backed securities portfolio. Mr. Marshall received his Bachelor of Science in Finance from Indiana University of Pennsylvania and a Master of Business Administration with a concentration in Finance from Duquesne University.

Corporate Governance — Board of Directors and Committees

Our business is managed by our Manager, subject to the supervision and oversight of our board of directors, which has established investment guidelines described under “Business — Investment Guidelines” for our Manager to follow in its day-to-day management of our business. A majority of our board of directors is “independent,” as determined by the requirements of the NYSE and the regulations of the SEC. Our directors keep informed about our business by attending meetings of our board of directors and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Our board of directors has formed an audit committee, a compensation committee and a nominating and corporate governance committee and has adopted charters for each of these committees. Each of these committees has three directors and is composed exclusively of independent directors, as defined by the listing standards of the NYSE. Moreover, the compensation committee is composed exclusively of individuals intended to be, to the extent provided by Rule 16b-3 of the Exchange Act, non-employee directors and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code, qualify as outside directors for purposes of Section 162(m) of the Internal Revenue Code.

Audit Committee

The audit committee is comprised of Messrs. Balloun, Day and Williams, each of whom is an independent director and “financially literate” under the rules of the NYSE. Mr. Day chairs our audit committee and serves as our audit committee financial expert, as that term is defined by the SEC.

The committee assists the board of directors in overseeing:

•	our financial reporting, auditing and internal control activities, including the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of our internal audit function and independent auditor.

The audit committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation Committee

The compensation committee is comprised of Messrs. Balloun, Day and Williams, each of whom is an independent director. Mr. Balloun chairs our compensation committee.

The principal functions of the compensation committee are to:

•	review and approve on an annual basis the corporate goals and objectives relevant to Chief Executive Officer compensation, if any, evaluate our Chief Executive Officer’s performance in light of such goals and objectives and, either as a committee or together with our independent directors (as directed by the board of directors), determine and approve the remuneration of our Chief Executive Officer based on such evaluation;

•	review and oversee management’s annual process, if any, for evaluating the performance of our senior officers and review and approve on an annual basis the remuneration of our senior officers;

•	oversee our equity-based remuneration plans and programs;

•	assist the board of directors and the chairman in overseeing the development of executive succession plans; and

•	determine from time to time the remuneration for our non-executive directors (including the chairman).

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is comprised of Messrs. Balloun, Day and Williams, each of whom is an independent director. Mr. Williams chairs our nominating and corporate governance committee.

The nominating and corporate governance committee is responsible for:

•	providing counsel to the board of directors with respect to the organization, function and composition of the board of directors and its committees;

•	overseeing the self-evaluation of the board of directors and the board of director’s evaluation of management;

•	periodically reviewing and, if appropriate, recommending to the board of directors changes to, our corporate governance policies and procedures; and

•	identifying and recommending to the board of directors potential director candidates for nomination.

Director Compensation

Compensation of Executive Directors

A member of our board of directors who is also an employee of Invesco is referred to as an executive director. Executive directors do not receive compensation for serving on our board of directors. We reimburse each of our executive directors for his or her travel expenses incurred in connection with his or her attendance at board of directors and committee meetings.

Compensation of Non-executive Directors

A member of our board of directors who is not an employee of Invesco is referred to as a non-executive director. Each non-executive director received an upfront fee of $5,000 upon completion of our IPO. In addition, each non-executive director receives an annual base fee for his services of $25,000, payable in cash, and an annual deferred director fee of $25,000, payable in shares of our common stock under our equity incentive plan. Such shares of our common stock may not be sold or transferred during the non-executive director’s service on our board of directors. Both base and deferred director fees are paid on a quarterly basis. We also reimburse each of our non-executive directors for his or her travel expenses incurred in connection with his or her attendance at board of directors and committee meetings.

The table below describes the compensation earned by our non-executive directors as of September 30, 2009. We compensated only those directors who are independent under the NYSE listing standards.

	Fees Earned or Paid
	in Cash
Name	($)(1)	Stock Awards ($)(2)	Total ($)

James S. Balloun	11,250	6,250	17,500
John S. Day	11,250	6,250	17,500
Neil Williams	11,250	6,250	17,500

(1)	Represents an initial one-time cash fee of $5,000 and a quarterly cash award of $6,250.

(2)	Reflects the dollar amount that we recognized for financial statement reporting purposes relating to shares of our common stock granted to each of our non-executive directors in payment of his quarterly deferred director fee. The stock awards were fully-vested as of the date of grant. Accordingly, the dollar amounts also reflect the full grant date fair value of such stock awards. The fair values of these awards and the amounts expensed were determined in accordance with GAAP.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation and governance committee is or has been employed by us. None of our executive officers currently serves, or in the past three years has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our board of directors or compensation and governance committee. See “Management — Our Directors and Executive Officers.”

Executive Compensation

Because our management agreement provides that our Manager is responsible for managing our affairs, our executive officers, who are employees of Invesco, do not receive cash compensation from us for serving as our executive officers. Instead we pay our Manager the management fees described in “Our Manager and the Management Agreement — Management Agreement — Management Fees and Expense Reimbursements.” However, we have agreed to reimburse our Manager for the compensation expense of our Chief Financial Officer in respect of the services he provides to us. Our Chief Financial Officer’s annual base salary is $175,000, and he is eligible to receive an annual bonus between 25% and 100% per annum of his base salary. Our Chief Financial Officer is dedicated exclusively to us and, as a result, we are responsible for his total compensation. In their capacities as officers or personnel of Invesco, persons other than our Chief Financial Officer devote such portion of their time to our affairs as is necessary to enable us to operate our business.

Our Manager compensates each of our executive officers. We pay our Manager a management fee and our Manager uses the proceeds from the management fee, in part, to pay compensation to its officers and personnel. We may in the future grant equity to our executive officers for which our Manager will reimburse us or for which there will be an offset against the management fee we otherwise owe our Manager under the management agreement.

2009 Equity Incentive Plan

We adopted the 2009 Equity Incentive Plan to provide incentive compensation to attract and retain qualified directors, officers, advisors, consultants and other personnel, including our Manager and its affiliates and personnel of our Manager and its affiliates, and any joint venture affiliates of ours. Unless terminated earlier, our equity incentive plan will terminate in 2019, but will continue to govern unexpired awards. Our equity incentive plan provides for grants of share options, restricted shares of common stock, phantom shares, dividend equivalent rights and other equity-based awards up to an aggregate of 6% of the issued and outstanding shares of our common stock (on a fully diluted basis) at the time of the award, subject to a ceiling of 40 million shares available for issuance under the plan. In making awards under the plan, our board of directors or the compensation committee, as applicable, may consider the recommendations of our Manager as to the personnel who should receive awards and the amounts of the awards. The maximum number of shares with respect to which any options may be granted in any one year to any grantee may not exceed 700,000. The maximum number of shares underlying grants, other than grants of options, in any one year to any grantee may not exceed 700,000. Notwithstanding the foregoing, except in the case of grants intended to qualify as a performance-based award under Section 162(m) of the Internal Revenue Code, there is no limit on the number of phantom shares or dividend equivalent rights to the extent they are paid out in cash that may be granted under the equity incentive plan. Prior to the completion of this offering, we have not issued any equity-based compensation other than to our non-executive directors. See “Management — Director Compensation — Compensation of Non-executive Directors” for a detailed explanation of our non-executive director compensation.

The equity incentive plan is administered by the compensation committee of our board of directors. The compensation committee has the full authority (1) to administer and interpret the equity incentive plan, (2) to authorize the granting of awards, (3) to determine the eligibility of directors, officers, advisors, consultants and other personnel, including our Manager and its affiliates and personnel of our Manager and its affiliates, and any joint venture affiliates of ours, to receive an award, (4) to determine the number of shares of common stock to be covered by each award (subject to the individual participant limitations provided in the equity incentive plan), (5) to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the equity incentive plan), (6) to prescribe the form of instruments evidencing such awards and (7) to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the equity incentive plan or the administration or interpretation thereof. In connection with this authority, the compensation committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse.

The compensation committee may, in its discretion, designate awards granted under the equity incentive plan as a qualified performance-based award in order to make the award fully deductible without regard to the $1,000,000 deduction limit imposed by Internal Revenue Code Section 162(m), at such times as we are subject to Section 162(m). If an award is so designated, the compensation committee must establish objectively determinable performance goals for the award based on one or more of the following business criteria: (1) pre-tax income, (2) after-tax income, (3) net income (meaning net income as reflected in our financial reports for the applicable period, on an aggregate, diluted and/or per share basis), (4) operating income, (5) cash flow, (6) earnings per share, (7) return on equity, (8) return on invested capital or assets, (9) cash and/or funds available for distribution, (10) appreciation in the fair market value of the common stock, (11) return on investment, (12) total shareholder return (meaning the aggregate common stock price appreciation and dividends paid, assuming full reinvestment of dividends during the applicable period, (13) net earnings growth, (14) stock appreciation (meaning an increase in the price or value of the common stock after the date of grant of an award and during the applicable period), (15) the Company’s published ranking against its peer group of real estate investment trusts based on total shareholder return, (16) increase in revenues, (17) the Company’s published rankings against its peer group of REITs based on total shareholder return, (18) net earnings, (19) changes (or the absence of changes) in the per share or aggregate market price of our common stock, (20) number of securities sold, (21) earnings before any one or more of the following items: interest, taxes, depreciation or amortization for the applicable period), (22) total revenue growth (meaning the increase in total revenues after the date of grant of an award and during the applicable period).

The equity incentive plan contains provisions regarding the treatment of awards granted under the plan in the event of a participant’s termination of service, including his or her death, disability or retirement, or upon the occurrence of a change in our control. Unless otherwise provided by the committee in the applicable award agreement, upon the occurrence of a change of control (as defined in the equity incentive plan), all awards granted under the equity incentive plan will become fully-vested. Unless otherwise provided by the compensation committee in the applicable award agreement, upon the termination of a participant’s service by us without cause or due to his or her death, disability or retirement (as such terms are defined in the equity incentive plan), all restrictions on such participant’s outstanding awards of restricted stock and phantom shares will lapse as of the date of termination.

Code of Conduct and Code of Ethics

Our board of directors has established a code of conduct and a code of ethics that applies to our officers and directors and to our Manager’s officers, directors and personnel when such individuals are acting for or on our behalf. Among other matters, our code of conduct and code of ethics are designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the codes; and

•	accountability for adherence to the codes.

Any waiver of the code of conduct and code of ethics for our executive officers or directors may be made only by our board of directors or one of our board committees and will be promptly disclosed as required by law or stock exchange regulations.

Conflicts of Interest

We are dependent on our Manager for our day-to-day management and do not have any independent officers or employees. Each of our officers and two of our directors, Mr. Armour and Ms. Dunn Kelley, are employees of Invesco. Our management agreement with our Manager was negotiated between related parties and its terms, including fees and other amounts payable, may not be as favorable to us as if it had been negotiated at arm’s length with an unaffiliated third party. In addition, the obligations of our Manager and its officers and personnel to engage in other business activities, including for Invesco, may reduce the time our Manager and its officers and personnel spend managing us.

As of September 30, 2009, Invesco had $416.9 billion in managed assets and our Manager managed approximately $184.9 billion of fixed income and real estate investments. A substantial number of separate accounts managed by our Manager’s had limited exposure to our target assets. In addition, in the future our Manager may have additional clients that compete directly with us for investment opportunities, although Invesco has indicated to us that it expects that we will be the only publicly-traded REIT advised by our Manager or Invesco and its subsidiaries whose investment strategy is to invest substantially all of its capital in our target assets. Our Manager and Invesco Aim Advisors have an investment allocation policy in place that is intended to enable us to share equitably with the investment companies and institutional and separately managed accounts that effect securities transactions in fixed income securities for which our Manager and Invesco Aim Advisors are responsible in the selection of brokers, dealers and other trading counterparties. According to this policy, investments may be allocated by taking into account factors, including but not limited to investment objectives or strategies, the size of the available investment, cash availability and cash flow expectations, and the tax implications of an investment. The investment allocation policy also requires a fair and equitable allocation of financing opportunities over time among us and other accounts. The investment allocation policy also includes other procedures intended to prevent any of its other accounts from receiving favorable treatment in accessing investment opportunities over any other account. The investment allocation policy may be amended by our Manager and Invesco Aim Advisors at anytime without our consent. To the extent that a conflict arises with respect to the business of our Manager or Invesco Aim Advisor or us in such a way as to give rise to conflicts not currently addressed by the investment allocation policy, our Manager and Invesco Aim Advisors may need to refine its policy to address such situation. Our independent directors will review our Manager’s and Invesco Aim Advisors’ compliance with the investment allocation policy. In addition, to avoid any actual or perceived conflicts of interest with our Manager or Invesco Aim Advisors, a majority of our independent directors will be required to approve an investment in any security structured or issued by an entity managed by our Manager, Invesco Aim Advisors, or any of their affiliates, or any purchase or sale of our assets by or to our Manager, Invesco Aim Advisors or their affiliates or an entity managed by our Manager, Invesco Aim Advisors or its affiliates.

To the extent available to us, we may seek to finance our non-Agency RMBS and CMBS portfolios with financings under the legacy securities program, and we may also seek to acquire residential and commercial mortgage loans with financing under the legacy loan program. One of the ways we may access this financing is by contributing our equity capital to one or more legacy securities or legacy loan PPIFs that will be established and managed by our Manager or one of its affiliates. On September 30, 2009, U.S. Treasury announced that the Invesco PPIP Fund had acquired the requisite private capital to obtain funding from U.S. Treasury’s legacy securities program. Pursuant to the terms of the management agreement, we pay our Manager a management fee. As a result, we do not pay any management or investment fees with respect to our investment in the Invesco PPIP Fund managed by our Manager. Our Manager waives all such fees. Our Manager would have a conflict of interest in recommending our participation in any legacy securities or legacy loan PPIFs it manages for the fees payable to it by the legacy securities or legacy loan PPIF may be greater than the fees payable to it by us under the management agreement. We have addressed this conflict by requiring that the terms of any equity investment we make in any such legacy securities or legacy loan PPIF be approved by a majority of our independent directors.

We do not have a policy that expressly prohibits our directors, officers, shareholders or affiliates from engaging for their own account in business activities of the types conducted by us. However, subject to Invesco’s allocation policy, our code of business conduct and ethics contains a conflicts of interest policy that prohibits our directors, officers and personnel, as well as employees of our Manager who provide services to us, from engaging in any transaction that involves an actual conflict of interest with us.

Limitation of Liability and Indemnification

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision and limits the liability of our directors and officers to the maximum extent permitted by Maryland law.

Our charter authorizes us, to the maximum extent permitted by Maryland law, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer of our company or (2) any individual who, while serving as our director or officer and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan, limited liability company or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan, limited liability company or other enterprise, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity or capacities. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer of our company who is made or threatened to be made a party to the proceeding by reason of his service in that capacity or (2) any individual who, while serving as our director or officer and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan, limited liability company or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan, limited liability company or other enterprise, and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served any predecessor of our company in any of the capacities described above and to any employee or agent of our company or of any predecessor.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the appropriate standard of conduct was not met.

OUR MANAGER AND THE MANAGEMENT AGREEMENT

General

We are externally managed and advised by our Manager. Each of our officers is an employee of Invesco. Our Manager is entitled to receive a management fee pursuant to the management agreement. The executive offices of our Manager are located at 1555 Peachtree Street, NE, Atlanta, Georgia 30309, and the telephone number of our Manager’s executive offices is (404) 892-0896.

Executive Officers and Key Personnel of Our Manager

The following sets forth certain information with respect to each of the executive officers and certain other key personnel of our Manager:

Executive Officer	Age	Position Held with our Manager

G. Mark Armour	56	Chief Executive Officer, President and Director
David A. Hartley	47	Chief Accounting Officer and Director
Jeffrey H. Kupor	41	General Counsel and Secretary
Todd L. Spillane	51	Chief Compliance Officer

Set forth below is biographical information for the executive officers and certain other key personnel of our Manager.

G. Mark Armour.  See “Management — Our Directors and Executive Officers — Directors” for his biographical information.

David A. Hartley, Chief Accounting Officer and Director. Mr. Hartley is the Chief Accounting Officer and a Director of our Manager. He has also served as Chief Accounting Officer of Invesco since April 2004. Mr. Hartley served as Chief Financial Officer of our Manager from September 1998 to January 2003. During this time, he was the Head of Institutional Services for our Manager, providing operational, administrative and back office support to Invesco. Since 1993, Mr. Hartley served as the Principal Accounting Officer for AMVESCAP PLC, as Invesco was then known. In 1991, Mr. Hartley joined Invesco as Controller for Invesco North American operations. Mr. Hartley began his career in 1982 at KPMG Peat Marwick in London before moving to Atlanta in 1987. Mr. Hartley received a Bachelor of Science in Economics and Accounting from the University of Bristol. Mr. Hartley is an English Chartered Accountant.

Jeffrey H. Kupor, General Counsel and Secretary. Mr. Kupor is the General Counsel and Secretary of our Manager. He has also served as the Head of Invesco Worldwide Institutional’s legal department since August 2006. Mr. Kupor served as General Counsel of Invesco North America from December 2003 until August 2006. From January 2002 to November 2003, he was the Assistant General Counsel of AMVESCAP PLC, as Invesco was then known. Mr. Kupor received a Bachelor of Science in Economics from the Wharton School of the University of Pennsylvania and a Juris Doctorate from Boalt Hall School of Law of the University of California at Berkeley.

Todd Spillane, Chief Compliance Officer. Mr. Spillane is the Chief Compliance Officer of our Manager. He has also served as Chief Compliance Officer of Invesco U.S. Compliance since March 2006. As Chief Compliance Officer, Mr. Spillane directs the compliance teams that support the U.S. Retail and U.S. Institutional operations of Invesco Aim Advisors and Invesco. Previously, Mr. Spillane served as the Advisory Compliance Director for Invesco Aim Advisors and was responsible for the management of the Advisory Compliance group. Prior to joining Invesco Aim Advisors in 2004, Mr. Spillane was the Vice President of global product development with AIG Global Investment Group. While at AIG, he also served as Chief Compliance Officer and Deputy General Counsel for AIG/SunAmerica Asset Group and AIG/American General Investment Management. Mr. Spillane began his career in 1988 as an attorney with Aetna Life Insurance Company. He also served as Director of Compliance for Nicholas-Applegate Capital Management from 1994 to 1999. Mr. Spillane received a Bachelor of Arts in Politics from Fairfield University and a Juris Doctorate from Western New England School of Law. He is a member of the Connecticut Bar Association.

Brian P. Norris, CFA, Portfolio Manager, Mortgage-Backed Securities. Mr. Norris is a Portfolio Manager on the structured securities team with a focus in the mortgage-backed sector. He is responsible for trading for the mortgage-related focus products and works collectively with the structured team to implement strategies throughout the fixed income platform. Mr. Norris moved to the investment team in 2006. He has been employed by Invesco since March 2001 and served for five years as an Account Manager, where he was responsible for communicating the fixed income investment process and strategy to both clients and consultants. Mr. Norris began his investment career in 1999 with Todd Investment Advisers in Louisville, Kentucky, as a Securities Trader. Mr. Norris received a Bachelor of Science in Business Administration majoring in Finance from the University of Louisville. Mr. Norris is a Chartered Financial Analyst and a member of the CFA Institute.

Clint Dudley, Portfolio Manager, Mortgage-Backed Securities. Mr. Dudley is a Portfolio Manager for Invesco Fixed Income and is responsible for the management of mortgage-backed securities in the long-term investment grade bond funds. Mr. Dudley joined Invesco Aim Advisors in 1998 as a Systems Analyst in the information technology department. Mr. Dudley was promoted to Money Market Portfolio Manager in 2000 and assumed his current duties in 2001. Mr. Dudley received a Bachelor of Business Administration and a Master of Business Administration from Baylor University. Mr. Dudley is a Chartered Financial Analyst.

David B. Lyle, Senior Analyst, Structured Securities. Mr. Lyle joined our Manager in June 2006 as a Structured Securities Analyst. He is responsible for evaluating and forming credit opinions of issuers, originators, servicers, insurance providers and other parties associated with a range of structured securities and related collateral. Mr. Lyle is also involved in the management of structured credit vehicles and the development and marketing of new investment products. Prior to joining Invesco, Mr. Lyle spent three years at Friedman Billings Ramsey where he was a Vice President in the Investment Banking ABS group. From 2001 to 2003, Mr. Lyle was an Analyst in the Mortgage Finance group at Wachovia Securities. Mr. Lyle graduated magna cum laude with a Bachelor of Engineering from Vanderbilt University.

Kevin M. Collins, Senior Analyst, Structured Securities. Mr. Collins joined our Manager in 2007 and is currently a Senior Analyst in the Structured Securities division. He is responsible for evaluating residential mortgage, commercial mortgage and asset-backed securities investments and determining views on issuers, originators, servicers, insurance providers, and other parties involved in the structured securities market. Additionally, Mr. Collins is involved in identifying new investment strategies and creating related product offerings for Invesco Fixed Income. Prior to joining Invesco, Mr. Collins raised capital for banks and specialty finance companies by originating and executing securitizations at Credit Suisse from 2004 to 2007. Mr. Collins began his career in the Structured Finance Advisory Services practice at Ernst and Young LLP in 2002. Mr. Collins graduated magna cum laude with a Bachelor of Science in Accounting from Florida State University.

Laurie F. Brignac, CFA, Senior Portfolio Manager, Cash Management. Ms. Brignac is a Senior Portfolio Manager for Invesco Fixed Income and is responsible for the management of all cash management products, including institutional, retail and offshore money funds, as well as private accounts. She joined Invesco Aim Advisors in 1992 as a Money Market Trader specializing in the repurchase agreement and time deposit markets. She was promoted to Investment Officer in 1994 and to Senior Portfolio Manager in 2002. Her duties have expanded to include all forms of short-term taxable fixed income securities, but her primary responsibility lies in the enhanced cash and short-term cash management area. Prior to joining Invesco Aim Advisors, Ms. Brignac was a Sales Assistant for HSBC Securities, Inc. She began her investment career as a Money Market Trader responsible for managing the Federal Reserve position at Premier Bank in Louisiana. Ms. Brignac received a Bachelor of Science in Accounting from Louisiana State University. Ms. Brignac is a Chartered Financial Analyst and a member of the Association for Investment Management and Research.

Lyman Missimer III, CFA, Chief Investment Officer, Cash Management, Senior Vice President of Invesco Aim Distributors, Inc., Assistant Vice President of Invesco Aim Advisors and Invesco Aim Capital Management, Inc. Mr. Missimer is responsible for directing the management of all cash management products including, institutional, retail, offshore money market funds, as well as enhanced cash and private accounts. Mr. Missimer has been in the investment business since 1980. He joined Invesco in 1995 as a Senior Portfolio

Manager and the Head of the Money Market desk. Previously, he served as a Senior Portfolio Manager at Bank of America in Illinois, an Institutional Salesman at Wells Fargo Bank and a Senior Analyst in the Economics division at Continental Bank. Mr. Missimer received a Bachelor of Arts in Economics from Dartmouth College and a Master of Business Administration from The University of Chicago. He is a Chartered Financial Analyst.

Thomas Gerhardt, Portfolio Manager, Cash Management. Mr. Gerhardt is a Portfolio Manager for Invesco Fixed Income and is responsible for the management of all cash management products, including institutional, retail and offshore money funds, as well as private accounts. Mr. Gerhardt joined Invesco Aim Advisors in 1992 as a Portfolio Administrator specializing in the pricing of collateral for repurchase agreements and assisting in the day-to-day operations surrounding the money market funds. In 1999, he rejoined Invesco Aim Advisors after several years in the teaching profession. He joined Invesco Aim Advisors’ Cash Management Marketing team in 2002 as an Internal Wholesaler and he assumed his current position as Portfolio Manager in 2006. Mr. Gerhardt received a Bachelor of Arts in Communications from Trinity University and a Master of Business Administration from the University of St. Thomas.

Mark V. Matthews, Ph.D., Head of Global Process Management. Mr. Matthews joined Invesco’s Quantitative Research group in September 2000. He is responsible for developing models and forecasting tools for fixed income markets. Mr. Matthews develops models and measurement algorithms for investment opportunity and performance, and works on quantitative product design, risk measurement, and performance attribution. Mr. Matthews began his career in 1991 as Assistant Professor of Applied Math at the Massachusetts Institute of Technology. From 1996 to 1999, he worked on security analytics for a financial software company. Immediately prior to joining Invesco, Mr. Matthews was a Quantitative Analyst in the Equity Trading group at Fidelity Investments. He became Director of Quantitative Research for Invesco in 2004. In 2007, he joined Invesco’s Global Process Management team as Head of Research and Development and was named Head of Global Process Management in 2008. Mr. Matthews received a Bachelor of Arts from Harvard University, and a Masters of Science and Doctor of Philosophy in Statistics from Stanford University.

Aaron D. Kemp, Analyst, Structured Securities. Mr. Kemp joined our Manager in August 2009 as a Structured Securities Analyst. He is responsible for evaluating and forming credit opinions on residential mortgage investments and related collateral for Invesco Fixed Income. Prior to joining Invesco, Mr. Kemp spent three years at American Capital Ltd. where he was a Manager in the Debt Capital Markets group. From 2005 to 2006, Mr. Kemp was an Analyst in the Investment Banking ABS group at Friedman Billings Ramsey. Mr. Kemp graduated cum laude with a Bachelor of Science in Finance from Virginia Polytechnic Institute and State University and magna cum laude with a Master of Business Administration from the University of Maryland. He is currently a Level III candidate in the Chartered Financial Analyst program.

Investment Committee

We have an investment committee comprised of our professionals, namely: Messrs. King, Anzalone, Kuster, Marshall and Missimer. For biographical information on the members of the investment committee, see “Management — Our Directors and Executive Officers — Executive Officers,” “Management — Our Directors and Executive Officers — Other Key Personnel” and “Our Manager and the Management Agreement — Executive Officers and Key Personnel of Our Manager.” The role of the investment committee is to oversee our investment guidelines, our investment portfolio holdings and related compliance with our investment policies. In addition, our Manager has a separate investment committee that makes investment decisions for the Invesco PPIP Fund. The investment committee meets as frequently as it believes is necessary.

Management Agreement

We entered into a management agreement with our Manager pursuant to which it will provide for the day-to-day management of our operations. The management agreement requires our Manager to manage our business affairs in conformity with the investment guidelines and other policies that are approved and monitored by our board of directors. Our Manager’s role as Manager is under the supervision and direction of our board of directors.

Management Services

Our Manager is responsible for (1) the selection, purchase and sale of our portfolio investments, (2) our financing activities, and (3) providing us with investment advisory services. Our Manager is responsible for our day-to-day operations and performs (or causes to be performed) such services and activities relating to our assets and operations as may be appropriate, which may include, without limitation, the following:

(i) serving as our consultant with respect to the periodic review of the investment guidelines and other parameters for our investments, financing activities and operations, any modification to which will be approved by a majority of our independent directors;

(ii) investigating, analyzing and selecting possible investment opportunities and acquiring, financing, retaining, selling, restructuring or disposing of investments consistent with the investment guidelines;

(iii) with respect to prospective purchases, sales or exchanges of investments, conducting negotiations on our behalf with sellers, purchasers and brokers and, if applicable, their respective agents and representatives;

(iv) negotiating and entering into, on our behalf, repurchase agreements, interest rate swap agreements, agreements relating to borrowings under programs established by the U.S. government and other agreements and instruments required for us to conduct our business;

(v) engaging and supervising, on our behalf and at our expense, independent contractors that provide investment banking, securities brokerage, mortgage brokerage, other financial services, due diligence services, underwriting review services, legal and accounting services, and all other services (including transfer agent and registrar services) as may be required relating to our operations or investments (or potential investments);

(vi) advising us on, preparing, negotiating and entering into, on our behalf, applications and agreements relating to programs established by the U.S. government;

(vii) coordinating and managing operations of any joint venture or co-investment interests held by us and conducting all matters with the joint venture or co-investment partners;

(viii) providing executive and administrative personnel, office space and office services required in rendering services to us;

(ix) administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our Manager and our board of directors, including, without limitation, the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(x) communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(xi) counseling us in connection with policy decisions to be made by our board of directors;

(xii) evaluating and recommending to our board of directors hedging strategies and engaging in hedging activities on our behalf, consistent with such strategies as so modified from time to time, with our qualification as a REIT and with our investment guidelines;

(xiii) counseling us regarding the maintenance of our qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause us to qualify for taxation as a REIT;

(xiv) counseling us regarding the maintenance of our exemption from the status of an investment company required to register under the 1940 Act, monitoring compliance with the requirements for maintaining such exemption and using commercially reasonable efforts to cause us to maintain such exemption from such status;

(xv) furnishing reports and statistical and economic research to us regarding our activities and services performed for us by our Manager;

(xvi) monitoring the operating performance of our investments and providing periodic reports with respect thereto to the board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xvii) investing and reinvesting any moneys and securities of ours (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or distributions to our shareholders and partners) and advising us as to our capital structure and capital raising;

(xviii)causing us to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Internal Revenue Code applicable to REITs and, if applicable, TRSs, and to conduct quarterly compliance reviews with respect thereto;

(xix) assisting us in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xx) assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act, the Securities Act, or by the NYSE;

(xxi) assisting us in taking all necessary action to enable us to make required tax filings and reports, including soliciting shareholders for required information to the extent required by the provisions of the Internal Revenue Code applicable to REITs;

(xxii) placing, or arranging for the placement of, all orders pursuant to our Manager’s investment determinations for us either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);

(xxiii) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations (other than with our Manager or its affiliates), subject to such limitations or parameters as may be imposed from time to time by the board of directors;

(xxiv) using commercially reasonable efforts to cause expenses incurred by us or on our behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the board of directors from time to time;

(xxv) advising us with respect to and structuring long-term financing vehicles for our portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;

(xxvi) forming the investment committee, which will propose investment guidelines to be approved by a majority of our independent directors;

(xxvii) serving as our consultant with respect to decisions regarding any of our financings, hedging activities or borrowings undertaken by us including (1) assisting us in developing criteria for debt and equity financing that is specifically tailored to our investment objectives, and (2) advising us with respect to obtaining appropriate financing for our investments;

(xxviii) providing us with portfolio management;

(xxix) arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote our business;

(xxx) performing such other services as may be required from time to time for management and other activities relating to our assets and business as our board of directors shall reasonably request or our Manager shall deem appropriate under the particular circumstances; and

(xxxi) using commercially reasonable efforts to cause us to comply with all applicable laws.

Liability and Indemnification

Pursuant to the management agreement, our Manager does not assume any responsibility other than to render the services called for thereunder and is not responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager maintains a contractual as opposed to a fiduciary relationship with us. Under the terms of the management agreement, our Manager, its officers, shareholders, members, managers, partners, directors and personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager will not be liable to us, any subsidiary of ours, our directors, our shareholders or any subsidiary’s shareholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except because of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement, as determined by a final non-appealable order of a court of competent jurisdiction. We have agreed to indemnify our Manager, its officers, shareholders, members, managers, directors and personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement. Our Manager has agreed to indemnify us, our directors, officers, personnel and agents and any persons controlling or controlled by us with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement or any claims by our Manager’s personnel relating to the terms and conditions of their employment by our Manager. Our Manager will not be liable for trade errors that may result from ordinary negligence, such as errors in the investment decision making process (such as a transaction that was effected in violation of our investment guidelines) or in the trade process (such as a buy order that was entered instead of a sell order, or the wrong purchase or sale of security, or a transaction in which a security was purchased or sold in an amount or at a price other than the correct amount or price). Notwithstanding the foregoing, our Manager carries errors and omissions and other customary insurance.

Management Team

Pursuant to the terms of the management agreement, our Manager is required to provide us with our management team, including a Chief Executive Officer, a Chief Financial Officer, a Chief Investment Officer, a Head of Research and a Portfolio Manager and appropriate support personnel, to provide the management services to be provided by our Manager to us. With the exception of the Chief Financial Officer, none of the officers or employees of our Manager are dedicated exclusively to us.

Our Manager is required to refrain from any action that, in its sole judgment made in good faith, (1) is not in compliance with the investment guidelines, (2) would adversely and materially affect our status as a REIT under the Internal Revenue Code or our status as an entity intended to be exempted or excluded from investment company status under the 1940 Act or (3) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over us or that would otherwise not be permitted by our charter or bylaws. If our Manager is ordered to take any action by our board of directors, our Manager will promptly notify the board of directors if it is our Manager’s judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or our charter or bylaws. Our Manager, its directors, members, officers, shareholders, managers, personnel and employees and any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager will not be liable to us, our board of directors or our shareholders, partners or members, for any act or omission by our Manager or its directors, officers, shareholders or employees except as provided in the management agreement.

Term and Termination

The management agreement may be amended or modified by agreement between us and our Manager. The initial term of the management agreement expires on the second anniversary of the closing of our IPO, or July 1, 2011, and will be automatically renewed for a one-year term each anniversary date thereafter unless previously terminated as described below. Our independent directors will review our Manager’s performance and the management fees annually and, following the initial term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, based upon (1) unsatisfactory performance that is materially detrimental to us or (2) our determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent such termination due to unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We must provide 180 days prior notice of any such termination. Unless terminated for cause, our Manager will be paid a termination fee equal to three times the sum of the average annual management fee during the 24-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination.

We may also terminate the management agreement at any time, including during the initial term, without the payment of any termination fee, with 30 days prior written notice from our board of directors for cause, which is defined as:

•	our Manager’s continued material breach of any provision of the management agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if our Manager, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);

•	our Manager’s fraud, misappropriation of funds, or embezzlement against us;

•	our Manager’s gross negligence of duties under the management agreement;

•	the occurrence of certain events with respect to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;

•	our Manager is convicted (including a plea of nolo contendere) of a felony; and

•	the dissolution of our Manager.

Our Manager may assign the agreement in its entirety or delegate certain of its duties under the management agreement to any of Invesco’s affiliates without the approval of our independent directors if such assignment or delegation does not require our approval under the 1940 Act.

Our Manager may terminate the management agreement if we become required to register as an investment company under the 1940 Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee. Our Manager may decline to renew the management agreement by providing us with 180 days written notice, in which case we would not be required to pay a termination fee. In addition, if we default in the performance of any material term of the agreement and the default continues for a period of 30 days after written notice to us, our Manager may terminate the management agreement upon 60 days’ written notice. If the management agreement is terminated by our Manager upon our breach, we would be required to pay our Manager the termination fee described above.

We may not assign our rights or responsibilities under the management agreement without the prior written consent of our Manager, except in the case of assignment to another REIT or other organization which is our successor, in which case such successor organization will be bound under the management agreement and by the terms of such assignment in the same manner as we are bound under the management agreement.

Management Fees and Expense Reimbursements

We do not maintain an office or directly employ personnel. Instead we rely on the facilities and resources of our Manager to manage our day-to-day operations.

Management Fee

We pay our Manager a management fee in an amount equal to 1.50% of our shareholders’ equity, per annum, calculated and payable quarterly in arrears. For purposes of calculating the management fee, our shareholders’ equity means the sum of the net proceeds from all issuances of our equity securities since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus our retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less any amount that we pay to repurchase our common stock since inception, and excluding any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income). This amount is adjusted to exclude one-time events pursuant to changes in GAAP, and certain non-cash items after discussions between our Manager and our independent directors and approved by a majority of our independent directors. Our shareholders’ equity, for purposes of calculating the management fee, could be greater or less than the amount of shareholders’ equity shown on our financial statements. We treat outstanding limited partner interests (not held by us) as outstanding shares of capital stock for purposes of calculating the management fee. Our Manager uses the proceeds from its management fee in part to pay compensation to its officers and personnel who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us. The management fee is payable independent of the performance of our portfolio. In our management agreement, our Manager has agreed to reduce the management fee payable in respect of any equity investment we may decide to make in any legacy securities or legacy loan PPIF if managed by our Manager or any of its affiliates. However, our Manager’s management fee will not be reduced in respect of any equity investment we may decide to make in a legacy securities or legacy loan PPIF managed by an entity other than our Manager or any of its affiliates. Because we pay our Manager a management fee pursuant to the management agreement, we do not pay any management or investment fees with respect to our investment in the Invesco PPIP Fund managed by our Manager. Our Manager waives all such fees.

The management fee of our Manager shall be calculated within 30 days after the end of each quarter and such calculation shall be promptly delivered to us. We are obligated to pay the management fee in cash within five business days after delivery to us of the written statement of our Manager setting forth the computation of the management fee for such quarter.

Although there is no current intention to do so, as a component of our Manager’s compensation, we may in the future issue to personnel of our Manager stock-based compensation under our equity incentive plan.

Since July 1, 2009, the date on which we entered into the management agreement with our Manager, we have paid $0.8 million in management fees.

Reimbursement of Expenses

We are required to reimburse our Manager for the expenses described below. Expense reimbursements to our Manager are made in cash on a quarterly basis following the end of each quarter. Our reimbursement obligation is not subject to any dollar limitation. Because our Manager’s personnel perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, our Manager is paid or reimbursed for the documented cost of performing such tasks, provided that such costs and reimbursements are in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.

We also pay all operating expenses, except those specifically required to be borne by our Manager under the management agreement. The expenses required to be paid by us include, but are not limited to:

•	expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of our investments;

•	costs of legal, tax, accounting, consulting, auditing, administrative and other similar services rendered for us by providers retained by our Manager or, if provided by our Manager’s personnel, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;

•	the compensation and expenses of our directors and the cost of liability insurance to indemnify our directors and officers;

•	costs associated with the establishment and maintenance of any of our credit or other indebtedness of ours (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of our securities offerings;

•	expenses connected with communications to holders of our securities or of our subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by us to any transfer agent and registrar in connection with the listing and/or trading of our stock on any exchange, the fees payable by us to any such exchange in connection with its listing, costs of preparing, printing and mailing our annual report to our shareholders and proxy materials with respect to any meeting of our shareholders;

•	costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for us;

•	expenses incurred by managers, officers, personnel and agents of our Manager for travel on our behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of our Manager in connection with the purchase, financing, refinancing, sale or other disposition of an investment or establishment and maintenance of any of our repurchase agreements or any of our securities offerings;

•	costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;

•	compensation and expenses of our custodian and transfer agent, if any;

•	the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

•	all taxes and license fees;

•	all insurance costs incurred in connection with the operation of our business except for the costs attributable to the insurance that our Manager elects to carry for itself and its personnel;

•	costs and expenses incurred in contracting with third parties, including affiliates of our Manager, for the servicing and special servicing of our assets;

•	all other costs and expenses relating to our business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of investments, including appraisal, reporting, audit and legal fees;

•	expenses relating to any office(s) or office facilities, including but not limited to disaster backup recovery sites and facilities, maintained for us or our investments separate from the office or offices of our Manager;

•	expenses connected with the payments of interest, dividends or other distributions in cash or any other form authorized or caused to be made by the board of directors to or on account of holders of our securities or the securities of our subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;

•	any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against us or any subsidiary, or against any trustee, director, partner, member or officer of us or of any subsidiary in his capacity as such for which we or any subsidiary is required to indemnify such trustee, director, partner, member or officer by any court or governmental agency; and

•	all other expenses actually incurred by our Manager (except as described below) which are reasonably necessary for the performance by our Manager of its duties and functions under the management agreement.

We do not reimburse our Manager for the salaries and other compensation of its personnel, except, we reimburse our Manager for our Chief Financial Officer’s compensation. The compensation of our Chief Financial Officer is competitive with other similarly situated public REITs. See “Management — Executive and Director Compensation — Executive Compensation.” The fees charged by Invesco Aim Advisors for the performance of sub-advisory services to our Manager shall be paid by our Manager and shall not constitute a reimbursable expense by our Manager under the management agreement.

In addition, we are required to pay our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager and its affiliates required for our operations.

Grants of Equity Compensation to Our Manager, Its Personnel and Its Affiliates

Under our equity incentive plan, our compensation committee is authorized to approve grants of equity-based awards to, among others, directors, officers, our Manager and personnel of our Manger and its affiliates. See “Equity Incentive Plan” for a detailed description of our equity incentive plan. We grant shares of restricted stock to each non-executive director as part of his compensation. See “Management — Director Compensation — Compensation of Non-executive Directors” for a detailed explanation of our non-executive director compensation. Future equity awards may be made to our officers and to our Manager and its personnel and affiliates under our equity incentive plan. See “Management — Equity Incentive Plan.”

PRINCIPAL SHAREHOLDERS

As of December 18, 2009, there were 8,886,300 shares of common stock outstanding and approximately 3,751 shareholders. At that time, we had no other shares of capital stock outstanding. The following table sets forth certain information, prior to this offering as of December 16, 2009, regarding the ownership of each class of our capital stock by: each of our directors; each of our executive officers; each holder of 5% or more of each class of our capital stock; and all of our directors and executive officers as a group.

In accordance with SEC rules, each listed person’s beneficial ownership includes: all shares the investor actually owns beneficially or of record; all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and all shares the investor has the right to acquire within 60 days (such as shares of restricted common stock that are currently vested or which are scheduled to vest within 60 days).

Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. Except as indicated in the footnotes to the table below, the business address of the shareholders listed below is the address of our principal executive office, 1555 Peachtree Street, NE, Atlanta, Georgia 30309.

	Percentage of Common Stock
	Outstanding
	Immediately Prior to this Offering
Name and Address	Shares Owned	Percentage

Thornburg Investment Management Inc.(1)	1,210,000	13.62%
Wells Fargo & Company and subsidiaries(2)	1,151,745	12.96%
SAB Capital Partners, L.P. and affiliates(3)	750,200	8.44%
Invesco Ltd.(4)	75,100	0.85%
G. Mark Armour	5,000	*
Karen Dunn Kelley	5,000	*
James S. Balloun(5)	7,500	*
John S. Day	2,500	*
Neil Williams	5,000	*
Richard J. King	15,000	*
John Anzalone	5,000	*
Donald R. Ramon	4,000	*
All directors and executive officers as a group	49,000	*

*	Represents less than 1% of the shares of common stock outstanding.

(1)	Information obtained solely by reference to the Schedule 13G/A filed with the SEC on August 5, 2009 by Thornburg Investment Management Inc., or Thornburg. Of the reported shares, Thornburg reported that it has sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of 1,210,000 shares. The address for Thornburg is 2300 North Ridgetop Road, Santa Fe, New Mexico 87506.

(2)	Information obtained solely by reference to the Schedule 13G filed with the SEC on August 10, 2009 by Wells Fargo & Company, or Wells Fargo, on behalf of itself and subsidiaries. According to the schedule, the shares are also beneficially owned by the following subsidiaries of Wells Fargo: Wells Capital Management Inc., Wells Fargo Funds Management, L.L.C., Wells Fargo Advisors, L.L.C. and Evergreen Investment Management Company, L.L.C., collectively with Wells Fargo referred to as the Wells Fargo Group. Of the reported shares, the Wells Fargo Group reported that it has sole power to vote or direct the vote of 1,143,225 shares and sole power to dispose or direct the disposition of 1,151,745 shares. The address for the Wells Fargo Group is 420 Montgomery Street, San Francisco, California 94104.

(3)	Information obtained solely by reference to the Schedule 13G filed with the SEC on July 16, 2009 by SAB Capital Partners, L.P., or SAB, on behalf of itself and affiliated entities. According to the schedule, the shares are also beneficially owned by the following affiliates of SAB: SAB Capital Partners II, L.P.,

SAB Overseas Master Fund, L.P., SAB Capital Advisors, L.L.C., SAB Capital Management, L.P., SAB Capital Management, L.L.C. and Scott A. Bommer, collectively with SAB referred to as the SAB Group. Of the reported shares, the SAB Group reported that it has shared power to vote or direct the vote of 750,000 shares and shared power to dispose or direct the disposition of 750,000 shares. The address for the SAB Group is 767 Fifth Avenue, 21st Floor, New York, New York 10153.

(4)	Invesco is the indirect 100% shareholder of Invesco Institutional (N.A.), Inc. which purchased 100 shares of common stock in connection with our initial capitalization and purchased 75,000 shares of common stock in the concurrent private offering with our IPO. The outstanding shares excludes Invesco’s beneficial ownership of 1,425,000 OP units owned by its wholly-owned subsidiary, Invesco Investments (Bermuda) Ltd. Each such OP unit is redeemable for cash or, at our election, one share of our common stock.

(5)	Includes 2,500 shares acquired by Mr. Balloun’s spouse.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On July 1, 2009 we entered into a management agreement with Invesco Institutional (N.A.), Inc., our Manager, pursuant to which our Manager provides the day-to-day management of our operations. The management agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. The management agreement has an initial two-year term and will be renewed for one-year terms thereafter unless terminated by either us or our Manager. Our Manager is entitled to receive a termination fee from us, under certain circumstances. We are also obligated to reimburse certain expenses incurred by our Manager. Our Manager is entitled to receive from us a management fee. See “Our Manager and The Management Agreement — Management Agreement.”

Our executive officers are also employees of Invesco. As a result, the management agreement between us and our Manager and the terms of the limited partner interests provided therein were negotiated between related parties, and the terms, including fees and other amounts payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. See “Management — Conflicts of Interest” and “Risk Factors — Risks Related to Our Relationship With Our Manager — There are conflicts of interest in our relationship with our Manager and Invesco, which could result in decisions that are not in the best interests of our shareholders.”

Our management agreement provides us with access to our Manager’s pipeline of assets and its personnel and experience in capital markets, credit analysis, debt structuring and risk and asset management, as well as assistance with corporate operations, legal and compliance functions and governance. However, our Chief Executive Officer, Chief Investment Officer, Chief Financial Officer and Secretary also serve as officers and employees of Invesco. As a result, the management agreement between us and our Manager was negotiated between related parties, and the terms, including fees and other payments payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. See “Management — Conflicts of Interest” and “Risk Factors — Risks Related to Our Relationship With Our Manager — There are conflicts of interest in our relationship with our Manager and Invesco, which could result in decisions that are not in the best interests of our shareholders.”

Related Party Transaction Policies

Our board of directors has adopted a written policy regarding the approval of any “related person transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person must promptly disclose to our Secretary any related person transaction and all material facts about the transaction. Our Secretary will then assess and promptly communicate that information to the Audit Committee of our board of directors. Based on its consideration of all of the relevant facts and circumstances, this committee will decide whether or not to approve such transaction and will generally approve only those transactions that do not create a conflict of interest. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to this committee which will evaluate all options available, including ratification, revision or termination of such transaction. Our policy requires any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction. See “Management — Conflicts of Interest.”

Restricted Common Stock and Other Equity-Based Awards

Our equity incentive plan provides for grants of share options, restricted shares of common stock, phantom shares, dividend equivalent rights and other equity-based awards up to an aggregate of 6% of the issued and outstanding shares of our common stock (on a fully diluted basis) at the time of the award, subject to a ceiling of 40 million shares available for issuance under the plan.

Ownership of Common Stock by Affiliates

Invesco, through our Manager, beneficially owns 0.85% of our outstanding common stock. Invesco, through the Invesco Investments (Bermuda) Ltd., beneficially owns 1,425,000 units of the partnership interests of our operating partnership, which is convertible into our common stock.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that limits such liability to the maximum extent permitted by Maryland law.

The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer of our company who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan, limited liability company or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan, limited liability company or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Registration Rights

We have entered into registration rights agreement with regard to the common stock and OP units owned by our Manager and Invesco Investments (Bermuda) Ltd., respectively, and any shares of common stock that our Manager may elect to receive under the management agreement or otherwise. Pursuant to the registration rights agreement, we granted to our Manager and Invesco Investments (Bermuda) Ltd., respectively (1) unlimited demand registration rights to have the shares purchased by our Manager or granted to them in the future and the shares that we may issue upon redemption of the OP units purchased by Invesco Investments (Bermuda) Ltd. registered for resale, and (2) in certain circumstances, the right to “piggy-back” these shares in registration statements we might file in connection with any future public offering so long as we retain our Manager as the manager under the management agreement. The registration rights of our Manager and Invesco Investments (Bermuda) Ltd., respectively with respect to the common stock and OP units that they purchased in connection with our IPO will only begin to apply on July 1, 2010. Notwithstanding the foregoing, any registration will be subject to cutback provisions, and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods.”

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights and preferences of our capital stock. While we believe that the following description covers the material terms of our capital stock, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire prospectus, our charter and bylaws and the other documents we refer to for a more complete understanding of our capital stock. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 450,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of shares of stock of any class or series without shareholder approval. After giving effect to this offering,          shares of common stock will be issued and outstanding (           shares if the underwriters’ over-allotment option is exercised in full), and no shares of preferred stock will be issued and outstanding. Under Maryland law, shareholders are not generally liable for our debts or obligations.

Additionally, 1.0 million shares of common stock are reserved for awards under our 2009 Equity Incentive Plan.

Shares of Common Stock

All shares of common stock offered by this prospectus will be duly authorized, validly issued, fully paid and nonassessable. Subject to the preferential rights of any other class or series of shares of stock and to the provisions of our charter regarding the restrictions on ownership and transfer of shares of stock, holders of shares of common stock are entitled to receive dividends on such shares of common stock out of assets legally available therefor if, as and when authorized by our board of directors and declared by us, and the holders of our shares of common stock are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.

The shares of common stock that we are offering will be issued by us and do not represent any interest in or obligation of Invesco or any of its affiliates. Further, the shares are not a deposit or other obligation of any bank, are not an insurance policy of any insurance company and are not insured or guaranteed by the FDIC, any other governmental agency or any insurance company. The shares of common stock will not benefit from any insurance guarantee association coverage or any similar protection.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of shares of stock and except as may otherwise be specified in the terms of any class or series of shares of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors, and, except as provided with respect to any other class or series of shares of stock, the holders of such shares of common stock will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of common stock have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any securities of our company and generally have no appraisal rights unless our board of directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise appraisal rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of shares of stock, shares of common stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge with another entity or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides that these matters (other than certain amendments to the provisions of our charter related to the removal of directors and the restrictions on ownership and transfer of our shares of stock) may be approved by a majority of all of the votes entitled to be cast on the matter. Under the MGCL and our charter, we may also sell or transfer all or substantially all of our assets if declared advisable by our board of directors and approved by shareholders entitled to cast not less than a majority of all the votes entitled to be cast on the matter.

Power to Reclassify Our Unissued Shares of Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of common or preferred stock into other classes or series of shares of stock. Prior to issuance of shares of each class or series, our board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on ownership and transfer of shares of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, our board of directors could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our shares of common stock or otherwise be in the best interest of our shareholders. No shares of preferred stock are presently outstanding, and we have no present plans to issue any shares of preferred stock.

Power to Increase or Decrease Authorized Shares of Stock and Issue Additional Shares of Common and Preferred Stock

We believe that the power of our board of directors to amend our charter to increase or decrease the number of authorized shares of stock or the number of shares of stock of any class or series that we have authority to issue, to issue additional authorized but unissued shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the shares of common stock, will be available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for our shares of common stock or otherwise be in the best interest of our shareholders.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Internal Revenue Code, our shares of stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of our shares of common stock and other outstanding shares of stock. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock (the common share ownership limit), or 9.8% by value or number of shares, whichever is more restrictive, of our outstanding capital stock (the aggregate share ownership limit). We refer to the common share ownership limit and the aggregate share ownership limit collectively as the “ownership limits.” In addition, different ownership limits will apply to Invesco. These ownership limits, which our board of directors has determined will not jeopardize our REIT qualification, will allow Invesco to hold up to 25% of our outstanding common stock or up to 25% of our outstanding capital stock. A person or entity that becomes subject to the ownership limits by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a “purported beneficial transferee” if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of our shares of stock, or is referred to as a “purported record transferee” if, had the violative transfer been effective, the person or entity would have been solely a record owner of our shares of stock.

The constructive ownership rules under the Internal Revenue Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, or 9.8% by value or number of shares, whichever is more restrictive, of our outstanding capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, our shares of stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, or 9.8% by value or number of shares, whichever is more restrictive, of our outstanding capital stock and thereby subject the shares of common stock or total shares of stock to the applicable ownership limits.

Our board of directors may, in its sole discretion, exempt a person (prospectively or retroactively) from the above-referenced ownership limits. However, the board of directors may not exempt any person whose ownership of our outstanding stock would result in our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code or otherwise would result in our failing to qualify as a REIT. In order to be considered by the board of directors for exemption, a person also must not own, directly or indirectly, an interest in one of our tenants (or a tenant of any entity which we own or control) that would cause us to own, directly or indirectly, more than a 9.9% interest in the tenant. The person seeking an exemption must represent to the satisfaction of our board of directors that it will not violate these two restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer to a trust of the shares of stock causing the violation. As a condition of its waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors with respect to our qualification as a REIT.

In connection with the waiver of the ownership limits or at any other time, our board of directors may from time to time increase or decrease the ownership limits for all other persons and entities; provided, however, that any decrease may be made only prospectively as to existing holders; and provided further that the ownership limits may not be increased if, after giving effect to such increase, five or fewer individuals could own or constructively own in the aggregate, more than 49.9% in value of the shares then outstanding. Prior to the modification of the ownership limits, our board of directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our qualification as a REIT. Reduced ownership limits will not apply to any person or entity whose percentage ownership in our shares of common stock or total shares of stock, as applicable, is in excess of such decreased ownership limits until such time as such person’s or entity’s percentage of our shares of common stock or total shares of stock, as applicable, equals or falls below the decreased ownership limits, but any further acquisition of our shares of common stock or total shares of stock, as applicable, in excess of such percentage ownership of our shares of common stock or total shares of stock will be in violation of the ownership limits.

Our charter provisions further prohibit:

•	any person from beneficially or constructively owning, applying certain attribution rules of the Internal Revenue Code, our shares of stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring our shares of stock if such transfer would result in our shares of stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give written notice immediately to us (or, in the case of a proposed or attempted acquisition, to give at least 15 days prior written notice to us) and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Pursuant to our charter, if any transfer of our shares of stock would result in our shares of stock being beneficially owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of our shares of stock or any other event would otherwise result in any person violating the ownership limits or such other limit established by our board of directors or in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary by the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limits or our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise failing to qualify as a REIT, then our charter provides that the transfer of the shares will be void.

Shares of stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares of stock at market price, the last reported sales price reported on the NYSE (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (2) the market price on the date we, or our designee, accepts such offer. We may reduce the amount payable to the purported record transferee, however, by the amount of any dividends or other distributions paid to the purported record transferee on the shares and owed by the purported record transferee to the trustee. We have the right to accept such offer until the trustee has sold the shares of stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such shares of stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits or such other limit as established by our board of directors. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on the NYSE (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. The trustee may reduce the amount payable to the purported record transferee by the amount of dividends and other distributions paid to the purported record transferee and owed by the purported record transferee to the trustee. Any net sales proceeds in excess of the amount payable to the purported record transferee will be immediately paid to the beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that shares of stock have been transferred to a trust, such shares of stock are sold by a purported record transferee, then such shares will be deemed to have been sold on behalf of the trust and to the extent that the purported record transferee received an amount for or in respect of such shares that exceeds the amount that such purported record transferee was entitled to receive, such excess amount will be paid to the trustee upon demand. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.

The trustee will be designated by us and will be unaffiliated with us and with any purported record transferee or purported beneficial transferee. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the shares held in trust and may also exercise all voting rights with respect to the shares held in trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible action, then the trustee may not rescind and recast the vote.

In addition, if our board of directors or other permitted designees determine in good faith that a proposed transfer would violate the restrictions on ownership and transfer of our shares of stock set forth in our charter, our board of directors or other permitted designees will take such action as it deems or they deem advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem the shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his name and address, the number of shares of each class and series of our stock which he beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of his beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each shareholder shall upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of the shareholders.

Transfer Agent and Registrar

The transfer agent and registrar for our shares of common stock is Mellon Investor Services LLC.

SHARES ELIGIBLE FOR FUTURE SALE

Our shares of common stock began trading on the NYSE under the symbol “IVR” on July 1, 2009. No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of shares of common stock, or the perception that such sales could occur, may affect adversely prevailing market prices of the shares of common stock. See “Risk Factors — Risks Related to Our Common Stock.”

Securities Convertible into Shares of Common Stock

We have (1) OP units outstanding (excluding OP units that we own in the operating partnership) exchangeable, on a one-for-one basis, by Invesco Investments (Bermuda) Ltd. for cash equal to the market value of an equivalent number of shares of our common stock or, at our option, shares of our common stock and (2) pursuant to our equity incentive plan, reserved up to an aggregate of 6% of the issued and outstanding shares of our common stock (on a fully diluted basis) at the time of the award, subject to a ceiling of 40 million shares of our common stock.

Rule 144

          of our shares of common stock that will be outstanding after giving effect to this offering and the transactions described in this prospectus on a fully-diluted basis will be “restricted” securities under the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us (which requires that we are current in our periodic reports under the Exchange Act).

Lock-Up Agreements

We, each of our directors and executive officers, our Manager and each executive officer of our Manager and Invesco Investments (Bermuda) Ltd. have agreed not to offer, sell, contract to sell or otherwise dispose of or hedge, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by us or any of these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of 90 days after the date of this prospectus without the prior written consent of Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated. However, each of our directors and executive officers and each officer of our Manager may transfer or dispose of our shares during this 90-day “lock-up” period in the case of gifts or for estate planning purposes where the donee agrees to a similar lock-up agreement for the remainder of the 90-day “lock-up” period.

In connection with our IPO, each of our Manager and Invesco Investments (Bermuda) Ltd. agreed that, for a period of one year after June 25, 2009, without the consent of Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated, it will not dispose of or hedge any of the shares of our common stock or OP units, respectively, that it purchased in the private placement consummated concurrent with the IPO. Additionally, each of our Manager and Invesco Investments (Bermuda) Ltd. agreed to a further lock-up period that will expire at the earlier of (1) June 25, 2010 or (2) the termination of the management agreement. However, each of our Manager and Invesco Investments (Bermuda) Ltd. may transfer these shares or OP units, respectively, to any of our affiliates during this 365-day “lock-up” period, provided that (i) the transferee agrees to be bound in writing by the restrictions set forth in this paragraph for the remainder of the 365-day “lock-up” period prior to such transfer, (ii) such transfer shall not involve a disposition for value and (iii) no filing by the transferor or transferee under the Exchange Act is required or voluntarily made in connection with such transfer (other than a filing on a Form 5 made after the expiration of the 365-day “lock-up” period).

In the event that either (1) during the last 17 days of the 90-day or one-year “lock-up” period described in the two preceding paragraphs, we release earnings results or material news or a material event relating to us occurs, or (2) prior to the expiration of the 90-day or one-year “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day or one-year “lock-up” period, as applicable, then, in either case, the expiration of the 90-day or one-year “lock-up” period, as applicable, will be extended to the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated waive, in writing, such an extension.

There are no agreements between Credit Suisse Securities (USA) LLC or Morgan Stanley & Co. Incorporated and any of our shareholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 90-day or one-year “lock-up” period, as applicable.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL
CORPORATION LAW AND OUR CHARTER AND BYLAWS

The following description of the terms of our stock and of certain provisions of Maryland law is only a summary. For a complete description, we refer you to the MGCL, our charter and our bylaws, copies of which will be available before the closing of this offering from us upon request.

Our Board of Directors

Our bylaws and charter provide that the number of directors we have may be established by our board of directors but our current bylaws provide that such number may not be more than 15. Pursuant to Title 3 of Subtitle 8 of the MGCL, our charter and bylaws currently provide that except as may be provided by the board of directors in setting the terms of any class or series of preferred stock, any vacancy may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any individual elected to fill such vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies.

Each of our directors is elected by our common shareholders to serve until the next annual meeting and until his or her successor is duly elected and qualifies. Holders of shares of common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of shareholders, the holders of a majority of the shares of common stock entitled to vote will be able to elect all of our directors.

Removal of Directors

Our charter provides that subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause and by the affirmative vote of at least two-thirds of the votes of shareholders entitled to be cast generally in the election of directors. Cause means, with respect to any particular director, a conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty. This provision, when coupled with the exclusive power of our board of directors to fill vacancies on our board of directors, precludes shareholders from (1) removing incumbent directors except upon a substantial affirmative vote and with cause and (2) filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested shareholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation) or an affiliate of such an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding voting shares of stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting shares of stock of the corporation other than shares held by the interested shareholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested shareholder, unless, among other conditions, the corporation’s common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares. A person is not an interested shareholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested shareholder. Our board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested shareholder becomes an interested shareholder. Pursuant to the statute, our board of directors has by resolution exempted business combinations between us and any person, provided that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person). Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any person described above. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interest of our shareholders without compliance by our company with the supermajority vote requirements and other provisions of the statute.

Should our board of directors opt back into the statute or otherwise fail to approve a business combination, the business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting of shareholders by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third; (B) one-third or more but less than a majority; or (C) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel our board of directors to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any shareholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of stock. There is no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of shareholders.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any director from the board, which removal will be allowed only for cause, (2) vest in the board the exclusive power to fix the number of directorships and (3) require, unless called by our chairman of the board, Chief Executive Officer or president or the board of directors, the written request of shareholders entitled to cast not less than a majority of all votes entitled to be cast at such a meeting to call a special meeting.

Meetings of Shareholders

Pursuant to our bylaws, a meeting of our shareholders for the election of directors and the transaction of any business will be held annually on a date and at the time set by our board of directors beginning with 2010. In addition, the chairman of our board of directors, Chief Executive Officer, president or board of directors may call a special meeting of our shareholders. Subject to the provisions of our bylaws, a special meeting of our shareholders will also be called by our Secretary upon the written request of the shareholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting.

Amendment to Our Charter and Bylaws

Except for amendments related to removal of directors and the restrictions on ownership and transfer of our shares of stock (each of which must be declared advisable by our board of directors and approved by the affirmative vote of shareholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter) and those amendments permitted to be made without shareholder approval under the MGCL, our charter may be amended only if the amendment is declared advisable by our board of directors and approved by the affirmative vote of shareholders entitled to cast not less than a majority of all of the votes entitled to be cast on the matter.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Dissolution of Our Company

The dissolution of our company must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of shareholders entitled to cast not less than a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by shareholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or

(3) by a shareholder who is a shareholder of record both at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions set forth in our bylaws.

With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) provided that our board of directors has determined that directors will be elected at such meeting, by a shareholder who is a shareholder of record both at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions set forth in our bylaws.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for our shares of common stock or otherwise be in the best interests of our shareholders, including business combination provisions, restrictions on transfer and ownership of our stock and advance notice requirements for director nominations and shareholder proposals. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded or if we were to opt in to the classified board or other provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan, limited liability company or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan, limited liability company or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our shareholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

THE OPERATING PARTNERSHIP AGREEMENT

The following is a summary of material provisions in the partnership agreement of our operating partnership.

General

IAS Operating Partnership LP, our operating partnership, was formed on September 4, 2008 to acquire and own our assets. We are considered to be an umbrella partnership real estate investment trust, or an UPREIT, in which all of our assets are owned in a limited partnership, the operating partnership, of which we are the sole general partner. For purposes of satisfying the asset and income tests for qualification as a REIT for U.S. federal income tax purposes, our proportionate share of the assets and income of our operating partnership will be deemed to be our assets and income.

Our operating partnership is structured to make distributions with respect to OP units that will be equivalent to the distributions made to our common shareholders. Finally, the operating partnership is structured to permit limited partners in the operating partnership to redeem their OP units for cash or, at our election, shares of our common stock on a one-for-one basis (in a taxable transaction) and, if our shares are then listed, achieve liquidity for their investment.

We are the sole general partner of the operating partnership and are liable for its obligations. As the sole general partner of the operating partnership, we have the exclusive power to manage and conduct the business of the operating partnership.

Although initially all of our assets will be held through the UPREIT structure, we may in the future elect for various reasons to hold certain of our assets directly rather than through the operating partnership. In the event we elect to hold assets directly, the income of the operating partnership will be allocated as between us and limited partners so as to take into account the performance of such assets.

Capital Contributions

We will transfer substantially all of the net proceeds of this offering to the operating partnership as a capital contribution in the amount of the gross offering proceeds received from investors and receive a number of OP units equal to the number of shares of common stock issued to investors. The operating partnership will be deemed to have simultaneously paid the selling commissions and other costs associated with the offering. If the operating partnership requires additional funds at any time in excess of capital contributions made by us or from borrowing, we may borrow funds from a financial institution or other lender and lend such funds to the operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. In addition, we are authorized to cause the operating partnership to issue partnership interests for less than fair market value if we conclude in good faith that such issuance is in the best interest of the operating partnership and our shareholders.

Operations

The partnership agreement of the operating partnership provides that the operating partnership is to be operated in a manner that will (1) enable us to satisfy the requirements for classification as a REIT for U.S. federal income tax purposes, (2) avoid any federal income or excise tax liability and (3) ensure that the operating partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code, which classification could result in the operating partnership being taxed as a corporation, rather than as a disregarded entity or a partnership.

The partnership agreement provides that the operating partnership will distribute cash flow from operations to the partners of the operating partnership in accordance with its relative percentage interests on at least a quarterly basis in amounts determined by us as the general partner such that a holder of one OP unit will receive the same amount of annual cash flow distributions from the operating partnership as the amount of annual distributions paid to the holder of one share of our common stock.

Similarly, the partnership agreement of the operating partnership provides that taxable income is allocated to the partners of the operating partnership in accordance with their relative percentage interests such that a holder of one OP unit will be allocated taxable income for each taxable year in an amount equal to the amount of taxable income to be recognized by a holder of one of our shares of common stock, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code and corresponding Treasury Regulations. Losses, if any, will generally be allocated among the partners in accordance with their respective percentage interests in the operating partnership.

Upon the liquidation of the operating partnership, after payment of debts and obligations, any remaining assets of the operating partnership will be distributed to partners with positive capital accounts in accordance with their respective positive capital account balances.

In addition to the administrative and operating costs and expenses incurred by the operating partnership in acquiring and holding our assets, the operating partnership pays all of our administrative costs and expenses and such expenses will be treated as expenses of the operating partnership. Such expenses will include:

•	all expenses relating to our continuity of existence;

•	all expenses relating to any offerings and registrations of securities;

•	all expenses associated with our preparation and filing of any periodic reports under federal, state or local laws or regulations;

•	all expenses associated with our compliance with applicable laws, rules and regulations; and

•	all other operating or administrative costs of ours incurred in the ordinary course of its business.

Redemption Rights

Subject to certain limitations and exceptions, the limited partners of the operating partnership, other than us or our subsidiaries, have the right to cause the operating partnership to redeem their OP units for cash equal to the market value of an equivalent number of our shares of common stock, or, at our option, we may purchase their OP units by issuing one share of common stock for each OP unit redeemed, as adjusted. The market value of the OP units for this purpose will be equal to the average of the closing trading price of a share of our common stock on the NYSE for the ten trading days before the day on which the redemption notice was given to the general partner of exercise of the redemption rights. These redemption rights may not be exercised, however, if and to the extent that the delivery of shares upon such exercise would (1) result in any person owning shares in excess of our ownership limits, (2) result in shares being owned by fewer than 100 persons or (3) result in us being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code.

Transferability of Interests

We are unable to (1) voluntarily withdraw as the general partner of the operating partnership, or (2) transfer our general partner interest in the operating partnership (except to a wholly owned subsidiary), unless the transaction in which such withdrawal or transfer occurs results in the limited partners receiving or having the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their redemption rights immediately prior to such transaction. The limited partners are unable to transfer their OP units, in whole or in part, without our written consent as the general partner of the partnership except where the limited partner becomes incapacitated or the transfer is to an affiliate.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our common stock. For purposes of this section, references to “we,” “our,” “us” or “our company” mean only Invesco Mortgage Capital Inc. and not our subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the Treasury Regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that the operation of our company, and of its subsidiaries and other lower-tier and affiliated entities, including the operating partnership, will, in each case, be in accordance with its applicable organizational documents. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular shareholder in light of its investment or tax circumstances or to shareholders subject to special tax rules, such as:

•	U.S. expatriates;

•	persons who mark-to-market our common stock;

•	subchapter S corporations;

•	U.S. shareholders (as defined below) whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies, or RICs;

•	trusts and estates;

•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	persons holding their interest through a partnership or similar pass-through entity;

•	persons holding a 10% or more (by vote or value) beneficial interest in us; and, except to the extent discussed below;

•	tax-exempt organizations; and

•	non-U.S. shareholders (as defined below).

This summary assumes that shareholders will hold our common stock as capital assets, which generally means as property held for investment.

THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR COMMON STOCK TO ANY PARTICULAR SHAREHOLDER WILL DEPEND ON THE

SHAREHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON STOCK.

Taxation of Our Company in General

We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ending December 31, 2009. We believe that we have been organized and we intend to operate in a manner that allows us to qualify for taxation as a REIT under the Internal Revenue Code.

The law firm of Alston & Bird LLP has acted as our counsel in connection with this offering. We have received an opinion of Alston & Bird LLP to the effect that, commencing with our taxable year ending December 31, 2009, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that the opinion of Alston & Bird LLP is based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this prospectus are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this prospectus. Additionally, the opinion of Alston & Bird LLP is conditioned upon factual representations and covenants made by our management and affiliated entities, regarding our organization, assets, present and future conduct of our business operations and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will take no action inconsistent with our qualification as a REIT. While we believe that we are organized and intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Alston & Bird LLP or us that we will so qualify for any particular year. Alston & Bird LLP will have no obligation to advise us or the holders of our shares of common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Alston & Bird LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by us or which serve as security for loans made by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below, under “— Requirements for Qualification as a REIT.” While we believe that we will operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT or that we will be able to operate in accordance with the REIT requirements in the future. See “— Failure to Qualify.”

Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our net taxable income that is currently distributed to our shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that results generally from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the shareholder level, upon a distribution of dividends by the REIT.

For tax years through 2010, U.S. shareholders (as defined below) who are individuals are generally taxed on corporate dividends at a maximum rate of 15% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends.

With limited exceptions, however, dividends received by individual U.S. shareholders from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% through 2010. Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the shareholders of the REIT, subject to special rules for certain items, such as capital gains, recognized by REITs. See ‘‘— Taxation of Taxable U.S. Shareholders.”

Even if we qualify for taxation as a REIT, however, we will be subject to U.S. federal income taxation as follows:

•	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, if any.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “— Prohibited Transactions” and “— Foreclosure Property” below.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” we may thereby avoid (1) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (2) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (1) the greater of (A) the amount by which we fail the 75% gross income test or (B) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (2) a fraction intended to reflect our profitability.

•	If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% asset tests that do not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•	If we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods (or the required distribution), we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (A) the amounts actually distributed (taking into account excess distributions from prior years), plus (B) retained amounts on which income tax is paid at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our shareholders, as described below in “— Requirements for Qualification as a REIT.”

•	A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us and any TRSs we may own if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•	If we acquire appreciated assets from a corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the non-REIT corporation, we will be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the 10-year period following their acquisition from the non-REIT corporation. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.

•	We will generally be subject to tax on the portion of any excess inclusion income derived from an investment in residual interests in real estate mortgage investment conduits or REMICs to the extent our stock is held by specified tax-exempt organizations not subject to tax on unrelated business taxable income. Similar rules will apply if we own an equity interest in a taxable mortgage pool through a subsidiary REIT of our operating partnership. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a TRS, we will not be subject to this tax.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a shareholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the shareholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the shareholder’s basis in our common stock.

•	We may have subsidiaries or own interests in other lower-tier entities that are subchapter C corporations, the earnings of which could be subject to U.S. federal corporate income tax.

In addition, we may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, franchise property and other taxes. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4) that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5) the beneficial ownership of which is held by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months;

(6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified entities);

(7) which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions; and

(8) that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Our charter provides restrictions regarding the ownership and transfer of its shares, which are intended to assist in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

Our charter contains restrictions on ownership or transfer of our stock that are designed to ensure that we satisfy the share ownership requirements. In addition, to monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares of stock, in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and after exercising reasonable diligence would not have known that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A shareholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partner Interests

In the case of a REIT that is a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain securities as described in the Internal Revenue Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest (including our interest in our operating partnership and its equity interests in lower-tier partnerships) is treated as assets and items of income of our company for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership. A summary of certain rules governing the U.S. federal income taxation of partnerships and their partners is provided below in “— Tax Aspects of Ownership of Equity Interests in Partnerships.”

Disregarded Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS, that is wholly owned by a REIT, by other disregarded subsidiaries of the REIT or by a combination of the two. Single member limited liability companies that are wholly owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary ceases to be wholly owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “— Asset Tests” and “— Gross Income Tests.”

Taxable REIT Subsidiaries

A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our shareholders.

A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below.

Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as non-qualifying hedging income or inventory sales). We may hold certain assets in one or more TRSs, subject to the limitation that securities in TRSs may not represent more than 25% of our assets. In general, we intend that loans that we acquire with an intention of selling in a manner that might expose us to a 100% tax on “prohibited transactions” will be acquired by a TRS. If dividends are paid to us by one or more TRSs we may own, then a portion of the dividends that we distribute to shareholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “— Taxation of Taxable U.S. Shareholders” and “— Annual Distribution Requirements.”

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that the TRS’s net interest expense exceeds, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or the TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess.

Gross Income Tests

In order to maintain our qualification as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging transactions, must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from and gains from the disposition of other shares of REITs, interest income derived from mortgage loans secured by real property (including certain types of RMBS and CMBS), and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.

Interest Income

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

We intend to invest in RMBS and CMBS that are either pass-through certificates or CMOs as well as mortgage loans and mezzanine loans. We expect that the RMBS and CMBS will be treated either as interests in a grantor trust or as interests in a REMIC for U.S. federal income tax purposes and that all interest income from our RMBS and CMBS will be qualifying income for the 95% gross income test. In the case of mortgage-backed securities treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest on such mortgage loans would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is secured by real property, as discussed above. In the case of RMBS or CMBS treated as interests in a REMIC, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% and 95% gross income tests. If less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. In addition, some REMIC securitizations include imbedded interest swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income for the holder of the related REMIC securities. Among the assets we may hold are certain mezzanine loans secured by equity interests in a pass-through entity that directly or indirectly owns real property, rather than a direct mortgage on the real property. Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests (described below), and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test (described above). Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. The mezzanine loans that we acquire may not meet all of the requirements for reliance on this safe harbor. Hence, there can be no assurance that the IRS will not challenge the qualification of such assets as real estate assets for purposes of the REIT asset tests (described below) or the interest generated by these loans as qualifying income under the 75% gross income test (described above). To the extent we make corporate mezzanine loans, such loans will not qualify as real estate assets and interest income with respect to such loans will not be qualifying income for the 75% gross income test (described above).

We believe that substantially all of our income from our mortgage-related securities generally will be qualifying income for purposes of the REIT gross income tests. However, to the extent that we own non-REMIC CMOs or other debt instruments secured by mortgage loans (rather than by real property), the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the loan amount of a mortgage loan that we own may exceed the value of the real property securing the loan. In that case, income from the loan will be qualifying income for purposes of the 95% gross income test, but the interest attributable to the amount of the loan that exceeds the value of the real property securing the loan will not be qualifying income for purposes of the 75% gross income test.

As described in “Business — Investment Methods,” we may purchase Agency RMBS through TBAs and may recognize income or gains from the disposition of those TBAs through dollar roll transactions. See also “Business — Our Financing Strategy.” There is no direct authority with respect to the qualifications of income or gains from dispositions of TBAs as gains from the sale of real property (including interests in real property and interests in mortgages on real property) or other qualifying income for purposes of the 75% gross income test. We will not treat these items as qualifying for purposes of the 75% gross income test unless we receive advice of our counsel that such income and gains should be treated as qualifying for purposes of the 75% gross income test. As a result, our ability to enter into TBAs could be limited. Moreover, even if we were to receive advice of counsel as described in the preceding sentence, it is possible that the IRS could assert that such income is not qualifying income. In the event that such income were determined not to be qualifying for the 75% gross income test, we could be subject to a penalty tax or we could fail to qualify as a REIT if such income when added to any other non-qualifying income exceeded 25% of our gross income.

Dividend Income

We may receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions are generally classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions generally constitute qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Any dividends received by us from a REIT is qualifying income in our hands for purposes of both the 95% and 75% gross income tests.

Hedging Transactions

We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction we enter into (1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury Regulations before the close of the day on which it was acquired, originated, or entered into, or (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Rents from Real Property

We currently do not intend to acquire real property with the proceeds of this offering. However, to the extent that we own real property or interests therein, rents we receive qualify as “rents from real property” in satisfying the gross income tests described above, only if several conditions are met, including the following. If rent attributable to personal property leased in connection with real property is greater than 15% of the total rent received under any particular lease, then all of the rent attributable to such personal property will not qualify as rents from real property. The determination of whether an item of personal property constitutes real or personal property under the REIT provisions of the Internal Revenue Code is subject to both legal and factual considerations and is therefore subject to different interpretations.

In addition, in order for rents received by us to qualify as “rents from real property,” the rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by being based on a fixed percentage or percentages of sales or if it is based on the net income of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the subtenants would qualify as rents from real property, if earned directly by us. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which we derive no income or through a TRS. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property, and the provision of the services does not disqualify the related rent.

Rental income will qualify as rents from real property only to the extent that we do not directly or constructively own, (1) in the case of any tenant which is a corporation, stock possessing either 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant, or (2) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant.

Failure to Satisfy the Gross Income Tests

We intend to monitor our sources of income, including any non-qualifying income received by us, so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will generally be available if the failure of our company to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury Regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “— Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.

Phantom Income

Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from certain of our assets in advance of our receipt of cash flow on or proceeds from disposition of such assets, and we may be required to report taxable income in early periods that exceeds the economic income ultimately realized on such assets.

We may acquire debt instruments in the secondary market for less than their face amount. The discount at which such debt instruments are acquired may reflect doubts about their ultimate collectability rather than current market interest rates. The amount of such discount will nevertheless generally be treated as “market discount” for U.S. federal income tax purposes. Market discount on a debt instrument generally accrues on the basis of the constant yield to maturity of the debt instrument, based generally on the assumption that all future payments on the debt instrument will be made. Accrued market discount is reported as income when, and to the extent that, any payment of principal on the debt instrument is made. In the case of residential mortgage loans, principal payments are ordinarily made monthly, and consequently, accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If we collect less on the debt instrument than our purchase price plus any market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions in a subsequent taxable year.

Some of the mortgage-backed securities that we purchase will likely have been issued with original issue discount, or OID. We will be required to accrue OID based on a constant yield method and income will accrue on the debt instrument based on the assumption that all future payments on such mortgage-backed securities will be made. If such mortgage-backed securities turn out not to be fully collectible, an offsetting loss deduction will only become available in a later year when uncollectability is provable.

In addition, we may acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under applicable Treasury Regulations, the modified debt may be considered to have been reissued to us at a gain in a debt-for-debt exchange with the borrower. In that event, we may be required to recognize income to the extent that principal amount of the modified debt exceeds our adjusted tax basis in the unmodified debt, and we would hold the modified loan with a cost basis equal to its principal amount for U.S. federal income tax purposes.

In the event that any mortgage-related assets acquired by us are delinquent as to mandatory principal and interest payments, or in the event a borrower with respect to a particular debt instrument acquired by us encounters financial difficulty rendering it unable to pay stated interest as due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income.

Due to each of these potential differences between income recognition or expense deduction and cash receipts or disbursements, there is a significant risk that we may have substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. See “— Annual Distribution Requirements.”

Asset Tests

At the close of each calendar quarter, we must satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs and certain kinds of RMBS, CMBS and mortgage loans. Regular or residual interest in REMICs are generally treated as a real estate asset. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as owning our proportionate share of the assets of the REMIC. In the case of interests in grant or trusts, we will be treated as owning an undivided beneficial interest in the mortgage loans held by the grantor trust. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below. Second, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our gross assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of TRSs held by us may not exceed 25% of the value of our gross assets.

The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Internal Revenue Code, including but not limited to any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (1) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (2) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (3) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.

For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into stock, (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Internal Revenue Code and (3) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries” as defined in the Internal Revenue Code, hold any securities of the corporate or partnership issuer which (A) are not straight debt or other excluded securities (prior to the application of this rule), and (B) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

We may hold certain mezzanine loans that do not qualify for the safe harbor in Revenue Procedure 2003-65 discussed above pursuant to which certain loans secured by a first priority security interest in equity interests in a pass-through entity that directly or indirectly own real property will be treated as qualifying assets for purposes of the 75% real estate asset test and therefore not be subject to the 10% vote or value test. In addition such mezzanine loans may not qualify as “straight debt” securities or for one of the other exclusions from the definition of “securities” for purposes of the 10% value test. We intend to make any such investments in such a manner as not to fail the asset tests described above.

We may hold certain participation interests, including B Notes, in mortgage loans and mezzanine loans originated by other lenders. B Notes are interests in underlying loans created by virtue of participations or similar agreements to which the originators of the loans are parties, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of this investment depends upon the performance of the underlying loan and, if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan and grants junior participations which absorb losses first in the event of a default by the borrower. We generally expect to treat our participation interests as qualifying real estate assets for purposes of the REIT asset tests and interest that we derive from such investments as qualifying mortgage interest for purposes of the 75% gross income test discussed above. The appropriate treatment of participation interests for U.S. federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of our participation interests. In the event of a determination that such participation interests do not qualify as real estate assets, or that the income that we derive from such participation interests does not qualify as mortgage interest for purposes of the REIT asset and income tests, we could be subject to a penalty tax, or could fail to qualify as a REIT.

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30-day cure period, by taking steps including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the highest corporate income tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset test.

We expect that the assets and mortgage-related securities that we own generally will be qualifying assets for purposes of the 75% asset test. However, to the extent that we own non-REMIC CMOs or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities issued by C corporations that are not secured by mortgages on real property, those securities may not be qualifying assets for purposes of the 75% asset test. In addition, as described in “Business — Our Financing Strategy,” we may purchase Agency RMBS through TBAs. There is no direct authority with respect to the qualification of TBAs as real estate assets or Government securities for purposes of the 75% asset test and we will not treat TBAs as such unless we receive advice of our counsel that TBAs should be treated as qualifying assets for purposes of the 75% asset test. As a result, our ability to purchase TBAs could be limited. Moreover, even if we were to receive advice of counsel as described in the preceding sentence, it is possible that the IRS could assert that TBAs are not qualifying assets in which case we could be subject to a penalty tax or fail to qualify as a REIT if such assets, when combined with other non-real estate assets exceeds 25% of our gross assets.

We believe that our holdings of securities and other assets will be structured in a manner that will comply with the foregoing REIT asset requirements and intend to monitor compliance on an ongoing basis. Moreover, values of some assets may not be susceptible to a precise determination and are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in the securities of other issuers (including REIT issuers) cause a violation of the REIT asset tests.

In addition, we intend to enter into repurchase agreements under which we will nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we will be treated for U.S. federal income tax purposes as the owner of the assets that are the subject of any such agreement notwithstanding that we may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the assets during the term of the repurchase agreement, in which case we could fail to qualify as a REIT.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders in an amount at least equal to:

(a) the sum of:

•	90% of our “REIT taxable income” (computed without regard to our deduction for dividends paid and our net capital gains); and

•	90% of the net income (after tax), if any, from foreclosure property (as described below); minus

(b) the sum of specified items of non-cash income that exceeds a percentage of our income.

These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to shareholders of record on a specified date in any such month and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each shareholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our shareholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted towards our distribution requirement and to give rise to a tax deduction by us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class and is in accordance with the preferences among different classes of stock as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our shareholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their proportionate share of the tax paid by us. Our shareholders would then increase the adjusted basis of their stock in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.

It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (1) the actual receipt of cash, including receipt of distributions from our subsidiaries and (2) the inclusion of items in income by us for U.S. federal income tax purposes. For example, we may acquire assets, including debt instruments requiring us to accrue OID or recognize market discount income that generate taxable income in excess of economic income or in advance of the receipt of corresponding cash flow. See ‘‘— Gross Income Tests — Phantom Income.” In addition, we may be required under the terms of certain indebtedness to use cash received from interest payments to make principal payments on such indebtedness. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends. We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Recordkeeping Requirements

We are required to maintain records and request on an annual basis information from specified shareholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualifications as a REIT.

Prohibited Transactions

Net income we derive from a prohibited transaction (including any foreign currency gain, as defined in Section 988(b)(1) of the Internal Revenue Code, minus any foreign currency loss, as defined in Section 988(b)(2) of the Internal Revenue Code) is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We intend to conduct our operations so that no asset owned by us or our pass-through subsidiaries will be held as inventory or primarily for sale to customers and that a sale of any assets owned by us directly or through a pass-through subsidiary will not be in the ordinary course of business. However, whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular asset in which we hold a direct or indirect interest will not be treated as property held as inventory or primarily for sale to customers or that certain safe harbor provisions of the Internal Revenue Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but if we do receive any such income, we intend to elect to treat the related property as foreclosure property.

Taxable Mortgage Pools and Excess Inclusion Income

An entity, or a portion of an entity, may be classified as a taxable mortgage pool, or TMP, under the Internal Revenue Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates,

•	the entity has issued debt obligations (liabilities) that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations (liabilities) “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under regulations issued by the U.S. Treasury Department, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP. Our financing and securitization arrangements may give rise to TMPs, with the consequences as described below.

Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for federal income tax purposes. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, that is a TMP, however, special rules apply. The TMP is not treated as a corporation that is subject to corporate income tax, and the TMP classification does not directly affect the tax status of the REIT. Rather, the consequences of the TMP classification would, in general, except as described below, be limited to the shareholders of the REIT.

A portion of the REIT’s income from the TMP arrangement, which might be non-cash accrued income, could be treated as “excess inclusion income.” Under recently issued IRS guidance, the REIT’s excess inclusion income, including any excess inclusion income from a residual interest in a REMIC, must be allocated among its shareholders in proportion to dividends paid. The REIT is required to notify shareholders of the amount of “excess inclusion income” allocated to them. A shareholder’s share of excess inclusion income:

•	cannot be offset by any net operating losses otherwise available to the shareholder;

•	is subject to tax as unrelated business taxable income in the hands of most types of shareholders that are otherwise generally exempt from federal income tax; and

•	results in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of foreign shareholders.

Under recently issued IRS guidance, to the extent that excess inclusion income is allocated to a tax-exempt shareholder of a REIT that is not subject to unrelated business income tax (such as a government entity or charitable remainder trust), the REIT may be subject to tax on this income at the highest applicable corporate tax rate (currently 35%). In that case, the REIT could reduce distributions to such shareholders by the amount of such tax paid by the REIT attributable to such shareholder’s ownership. Treasury regulations provide that such a reduction in distributions does not give rise to a preferential dividend that could adversely affect the REIT’s compliance with its distribution requirements. The manner in which excess inclusion income is calculated, or would be allocated to shareholders, including allocations among shares of different classes of stock, is not clear under current law. As required by IRS guidance, we intend to make such determinations using a reasonable method. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.

If our operating partnership or another subsidiary partnership of ours that we do not wholly own, directly or through one or more disregarded entities, were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for federal income tax purposes. In addition, this characterization would alter our income and asset test calculations, and could adversely affect our compliance with those requirements. We intend to monitor the structure of any TMPs in which we have an interest to ensure that they will not adversely affect our status as a REIT.

Failure to Qualify

In the event that we violate a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT, other than a violation under the gross income or asset tests described above (for which other specified relief provisions are available), we may nevertheless continue to qualify as a REIT under specified relief provisions available to us to avoid such disqualification if the violation is due to reasonable cause and not due to willful neglect, and we pay a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT . This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Internal Revenue Code apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our shareholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Internal Revenue Code, distributions to our shareholders will generally be taxable in the case of our shareholders who are individual U.S. shareholders (as defined below), at a maximum rate of 15% through 2010, and dividends in the hands of our corporate U.S. shareholders may be eligible for the dividends received deduction. Unless we are entitled to relief under the specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to statutory relief.

Tax Aspects of Ownership of Equity Interests in Partnerships

General

We may hold assets through entities that are classified as partnerships for U.S. federal income tax purposes, including our interest in our operating partnership and any equity interests in lower-tier partnerships. In addition, it is generally expected that Legacy Loan PPIFs or Legacy Securities PPIFs will be structured as limited partnerships or limited liability companies that are taxable as partnerships for U.S. federal income tax purposes. Assuming this is the case, it is anticipated that the rules described in “— Effect of Subsidiary Entities” and the following paragraph will apply to any investments we make in such entities. As described above, however, the terms and conditions of the PPIP have not been finalized. See “Risk Factors — Risks Relating to the PPIP and TALF.” Accordingly, it is possible that Legacy Loan PPIFs or Legacy Securities PPIFs will not be treated as partnerships for U.S. federal income tax purposes, in which case different rules will apply to our investments in such entities. See generally “— Effect of Subsidiary Entities.”

In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on these items without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests, based on our capital interest in such partnership, and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by subsidiary partnerships, based on our capital interest in such partnerships (other than for purposes of the 10% value test, for which the determination of our interest in partnership assets will be based on our proportionate interest in any securities issued by the partnership excluding, for these purposes, certain excluded securities as described in the Internal Revenue Code). Consequently, to the extent that we hold an equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.

Entity Classification

The ownership by us of equity interests in partnerships, including our operating partnership, involves special tax considerations, including the possibility of a challenge by the IRS of the status of a partnership as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. Because it is likely that at least half of our operating partnership’s investments will be mortgage loans and the operating partnership intends to use leverage to finance the investments, the taxable mortgage pool rules potentially could apply to the operating partnership. However, the operating partnership does not intend on incurring any indebtedness, the payments on which bear a relationship to payments (including payments at maturity) received by the operating partnership from its investments. Accordingly, the operating partnership does not believe it will be an obligor under debt obligations with two or more maturities, the payments on which bear a relationship to payments on the operating partnership’s debt investments, and, therefore, the operating partnership does not believe that it will be classified as a taxable mortgage pool. If our operating partnership or any subsidiary partnership were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and, therefore, could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of our gross income would change and would preclude us from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in “— Asset Tests” and “— Gross Income Tests” above, and in turn would prevent us from qualifying as a REIT. See “— Failure to Qualify,” above, for a discussion of the effect of our failure to meet these tests for a taxable year.

In addition, any change in the status of any of our subsidiary partnerships for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties

The partnership agreement of our operating partnership generally provides that items of operating income and loss will be allocated to the holders of units in proportion to the number of units held by each holder. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of income and loss are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated under this section of the Internal Revenue Code. Under the Internal Revenue Code and the Treasury Regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property and the adjusted tax basis of such property at the time of the contribution, or a book-tax difference. Such allocations are solely for U.S. federal income tax purposes and do not affect partnership capital accounts or other economic or legal arrangements among the partners. To the extent that any of our subsidiary partnerships acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements.

Taxation of Taxable U.S. Shareholders

This section summarizes the taxation of U.S. shareholders that are not tax-exempt organizations. For these purposes, a U.S. shareholder is a beneficial owner of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the U.S.;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Distributions

Provided that we qualify as a REIT, distributions made to U.S. shareholders out of our current and accumulated earnings and profits that are not designated as capital gain dividends will generally be taken into account by U.S. shareholders as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. shareholders who receive dividends from taxable subchapter C corporations.

Distributions from us that we designate as capital gain dividends will be taxed to U.S. shareholders as long-term capital gains to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. shareholder has held its stock. To the extent that we elect under the applicable provisions of the Internal Revenue Code to retain our net capital gains, U.S. shareholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains. U.S. shareholders will increase their adjusted tax basis in our common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2010) in the case of U.S. shareholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for individual U.S. shareholders, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that they do not exceed the adjusted tax basis of the U.S. shareholder’s shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of an individual U.S. shareholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. Any dividend declared by us in October, November or December of any year and payable to a U.S. shareholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

With respect to U.S. shareholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. shareholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. shareholders as capital gain, provided that the U.S. shareholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a) the qualified dividend income received by us during such taxable year from non-REIT C corporations (including any TRS in which we may own an interest);

(b) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(c) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic C corporation (other than a REIT or a RIC), any TRS we may form, or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met. We do not anticipate that a substantial portion of our dividends will be qualified dividends.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “— Taxation of Our Company in General” and ‘‘— Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. shareholders and do not offset income of U.S. shareholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. shareholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Our Common Stock

In general, a U.S. shareholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. shareholder’s adjusted tax basis in the common stock at the time of the disposition. In general, a U.S. shareholder’s adjusted tax basis will equal the U.S. shareholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. shareholder (discussed above) less tax deemed paid on it and reduced by the amount of distributions that are treated as returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. shareholders upon the sale or disposition of shares of our common stock will be subject to a maximum U.S. federal income tax rate of 15% for taxable years through 2010, if our common stock is held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2010) if our common stock is held for 12 months or less. Gains recognized by U.S. shareholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT stock or depositary shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.”

Holders are advised to consult with their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. shareholder upon the disposition of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. shareholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. shareholder as long-term capital gain.

Passive Activity Losses and Investment Interest Limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. shareholder of our common stock will not be treated as passive activity income. As a result, U.S. shareholders will not be able to apply any “passive losses” against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. shareholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Taxation of Tax-Exempt U.S. Shareholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. The IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt U.S. shareholder has not held our common stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt shareholder), (2) our common stock is not otherwise used in an unrelated trade or business and (3) we do not hold an asset that gives rise to “excess inclusion income” distributions from us and income from the sale of our common stock generally should not give rise to UBTI to a tax-exempt U.S. shareholder. As previously noted, we expect to engage in transactions that would result in a portion of our dividend income being considered “excess inclusion income,” and accordingly, it is likely that a portion of our dividends received by a tax-exempt shareholder will be treated as UBTI.

Tax-exempt U.S. shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Internal Revenue Code, (2) is tax exempt under Section 501(a) of the Internal Revenue Code, and (3) that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of our stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock; and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include certain entities), as owned by the beneficiaries of such trusts. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock or us from becoming a pension-held REIT.

Tax-exempt U.S. shareholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning our stock.

Taxation of Non-U.S. Shareholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock applicable to non-U.S. shareholders of our common stock. For purposes of this summary, a non-U.S. shareholder is a beneficial owner of our common stock that is not a U.S. shareholder or an entity that is treated as a partnership for U.S. federal income tax purposes. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation.

Ordinary Dividends

The portion of dividends received by non-U.S. shareholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. shareholder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In addition, any portion of the dividends paid to non-U.S. shareholders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. As previously noted, we expect to engage in transactions that result in a portion of our dividends being considered excess inclusion income, and accordingly, it is likely that a portion of our dividend income will not be eligible for exemption from the 30% withholding rate or a reduced treaty rate.

In general, non-U.S. shareholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. shareholder’s investment in our common stock is, or is treated as, effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. shareholder that is a corporation.

Non-Dividend Distributions

Unless (1) our common stock constitutes a U.S. real property interest, or USRPI or (2) either (A) the non-U.S. shareholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder (in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain) or (B) the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. shareholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. shareholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. shareholder’s adjusted tax basis in our common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. shareholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the shareholder’s share of our earnings and profits.

Capital Gain Dividends

Under FIRPTA, a distribution made by us to a non-U.S. shareholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries (or USRPI capital gains), will be considered effectively connected with a U.S. trade or business of the non-U.S. shareholder and will be subject to U.S. federal income tax at the rates applicable to U.S. shareholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock which is regularly traded on an established securities market located in the U.S. if the non-U.S. shareholder did not own more than 5% of such class of stock at any time during the taxable year. Instead any capital gain dividend will be treated as a distribution subject to the rules discussed above under “— Taxation of Non-U.S. Shareholders — Ordinary Dividends.” Also, the branch profits tax will not apply to such a distribution. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. shareholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (1) the non-U.S. shareholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder (in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain) or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. shareholder will be subject to a 30% tax on the individual’s net capital gain for the year).

Dispositions of Our Common Stock

Unless our common stock constitutes a USRPI, a sale of the stock by a non-U.S. shareholder generally will not be subject to U.S. federal income taxation under FIRPTA. The stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the U.S., excluding, for this purpose, interests in real property solely in a capacity as a creditor. We do not expect that more than 50% of our assets will consist of interests in real property located in the U.S.

Even if our shares of common stock otherwise would be a USRPI under the foregoing test, our shares of common stock will not constitute a USRPI if we are a domestically controlled REIT. A domestically controlled REIT is a REIT in which, at all times during a specified testing period (generally the lesser of the five year period ending on the date of disposition of our shares of common stock or the period of our existence), less than 50% in value of its outstanding shares of common stock is held directly or indirectly by non-U.S. shareholders. We believe we will be a domestically controlled REIT and, therefore, the sale of our common stock should not be subject to taxation under FIRPTA. However, because our stock will be widely held, we cannot assure our investors that we will be a domestically controlled REIT. Even if we do not qualify as a domestically controlled REIT, a non-U.S. shareholder’s sale of our common stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (1) our common stock owned is of a class that is “regularly traded,” as defined by the applicable Treasury Regulation, on an established securities market, and (2) the selling non-U.S. shareholder owned, actually or constructively, 5% or less of our outstanding stock of that class at all times during a specified testing period.

If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to the same treatment as a U.S. shareholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the U.S. to a non-U.S. shareholder in two cases: (1) if the non-U.S. shareholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder, the non-U.S. shareholder will be subject to the same treatment as a U.S. shareholder with respect to such gain, or (2) if the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Backup Withholding and Information Reporting

We will report to our U.S. shareholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. shareholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. shareholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. shareholder who fails to certify their non-foreign status.

We must report annually to the IRS and to each non-U.S. shareholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. shareholder resides under the provisions of an applicable income tax treaty. A non-U.S. shareholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our common stock within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. shareholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. shareholder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

State, Local and Foreign Taxes

We and our shareholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. The state, local or foreign tax treatment of our company and our shareholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to shareholders as a credit against their U.S. federal income tax liability. Prospective shareholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our company’s common stock.

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to us and our shareholders may be enacted, possibly with retroactive effect. Changes to the U.S. federal income tax laws and interpretations of U.S. federal income tax laws could adversely affect an investment in our shares of common stock.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated, have severally agreed to purchase from us the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Number of
Underwriter	Shares

Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. Incorporated
Jefferies & Company, Inc.
Keefe, Bruyette & Woods, Inc.
Stifel, Nicolaus & Company, Incorporated
Jackson Securities, LLC
Muriel Siebert & Co., Inc.
The Williams Capital Group, L.P.
Total

The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any of these shares are purchased.

We have been advised by the representatives of the underwriters that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $      per share under the public offering price. After the initial public offering, the representatives of the underwriters may change the offering price and other selling terms.

We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to           additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus. We will be obligated to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters’ over-allotment option:

Total Fees
		Without Exercise of	With Full Exercise of
		the Over-Allotment	the Over-Allotment
	Fee per Share	Option	Option

Discounts and commissions

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $      million.

We and our operating partnership have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

We, each of our directors and executive officers, our Manager and each executive officer of our Manager and Invesco Investments (Bermuda) Ltd. have agreed not to offer, sell, contract to sell or otherwise dispose of or hedge, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by us or any of these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of 90 days after the date of this prospectus without the prior written consent of Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated. However, each of our directors and executive officers and each officer of our Manager and may transfer or dispose of our shares during this 90-day “lock-up” period in the case of gifts or for estate planning purposes where the donee agrees to a similar lock-up agreement for the remainder of the 90-day “lock-up” period.

In connection with our initial public offering, each of our Manager and Invesco Investments (Bermuda) Ltd. agreed that until one year after the pricing of our initial public offering on June 25, 2009, without the consent of Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated, it will not dispose of or hedge any of the shares of our common stock or OP units, respectively, that it purchases in the private placement completed concurrently with the closing of this offering. However, each of our Manager and Invesco Investments (Bermuda) Ltd. may transfer these shares or OP units, respectively, to any of our affiliates during this one-year “lock-up” period, provided that (i) the transferee agrees to be bound in writing by the restrictions set forth in this paragraph for the remainder of the one-year “lock-up” period prior to such transfer, (ii) such transfer shall not involve a disposition for value and (iii) no filing by the transferor or transferee under the Exchange Act is required or voluntarily made in connection with such transfer (other than a filing on a Form 5 made after the expiration of the one-year “lock-up” period).

In the event that either (1) during the last 17 days of the 90-day or one-year “lock-up” period described in the two preceding paragraphs, we release earnings results or material news or a material event relating to us occurs, or (2) prior to the expiration of the 90-day or one-year “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day or one-year “lock-up” period, as applicable, then, in either case, the expiration of the 90-day or one-year “lock-up” period, as applicable, will be extended to the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated waive, in writing, such an extension.

There are no agreements between Credit Suisse Securities (USA) LLC or Morgan Stanley & Co. Incorporated and any of our shareholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 90-day or one-year “lock-up” period, as applicable.

In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of common stock from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise.

A prospectus in electronic format may be made available on web sites maintained by one or more underwriters. Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus form a part.

In the ordinary course of their businesses, Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated, Jefferies & Company, Inc., Keefe, Bruyette & Woods, Inc., Stifel, Nicolaus & Company, Incorporated and/or their respective affiliates have engaged in financial transactions with, and have performed investment banking, lending, asset management and/or financial advisory services for us and/or our affiliates (including, but not limited to Invesco and our Manager), and may do so in the future. In the ordinary course of their businesses, Jackson Securities, LLC, Muriel Siebert & Co., Inc., The Williams Capital Group, L.P. and/or their respective affiliates have performed investment banking, asset management and/or financial advisory services for us and/or our affiliates (including, but not limited to Invesco and our Manager) and may do so in the future. They have received or will receive customary fees and reimbursements of expenses for these transactions and services.

We have entered into master repurchase agreements with affiliates of Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated and Jefferies & Company, Inc., in each case for the financing of our acquisitions of Agency RMBS.

In October 2009, Invesco announced that it had entered into a definitive agreement to acquire the retail asset management business of Morgan Stanley, the parent company of Morgan Stanley & Co. Incorporated, by (i) acquiring Van Kampen Investments, Inc. and its subsidiaries and (ii) purchasing certain assets and assuming certain liabilities associated with designated non-Van Kampen retail investment products. The transaction was initially valued at $1.5 billion, including $500.0 million in cash and 44.1 million common shares, which will result in Morgan Stanley obtaining a 9.4% equity interest in Invesco. The transaction has been approved by the boards of directors of both companies and is expected to close in mid-2010, subject to customary regulatory, client and fund shareholder approvals.

LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon for us by Alston & Bird LLP, Atlanta, Georgia. In addition, the description of U.S. federal income tax consequences contained in the section of the prospectus entitled “U.S. Federal Income Tax Considerations” is based on the opinion of Alston & Bird LLP. Certain legal matters relating to this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. As to certain matters of Maryland law, Alston & Bird LLP may rely on the opinion of Venable LLP, Baltimore, Maryland.

EXPERTS

The financial statements of Invesco Mortgage Capital Inc. (formerly known as Invesco Agency Securities Inc.) as of December 31, 2008 and for the period from June 5, 2008 (date of incorporation) to December 31, 2008, included in this registration statement and prospectus, have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act, with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement may be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our Securities and Exchange Commission filings, including our registration statement, are also available to you, free of charge, on the SEC’s website at www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and will file periodic reports, proxy statements and will make available to our shareholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS OF
INVESCO MORTGAGE CAPITAL INC.
(formerly known as INVESCO AGENCY SECURITIES INC.)

INVESCO MORTGAGE CAPITAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2009	2008
	(Unaudited)
$ in thousands, except per share amounts

ASSETS
Mortgage-backed securities, at fair value	881,938	—
Cash	5,691	1
Restricted cash	9,158	—
Receivable for unsettled securities	4,128	—
Accrued interest receivable	3,893	—
Prepaid insurance	1,034	—
Deferred offering costs	—	978
Other assets	254	—

Total assets	906,096	979

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	614,962	—
TALF financing	64,807	—
Derivative liability, at fair value	5,513	—
Payable for investment securities purchased	1,625	—
Accrued interest payable	541
Accounts payable and accrued expenses	1,373	—
Due to affiliate	1,755	1,000

Total liabilities	690,576	1,000

Invesco Mortgage Capital Inc. Shareholders’ equity:
Preferred Stock: par value $0.01 per share; 50,000,000 shares authorized, 0 shares issued and outstanding	—	—
Common Stock: par value $0.01 per share; 450,000,000 shares authorized, 8,886,300 shares issued and outstanding	89	—
Additional paid in capital	172,519	1
Accumulated other comprehensive income	6,369	—
Retained earnings (accumulated deficit)	6,049	(22)

Total Invesco Mortgage Capital Inc. shareholders’ equity	185,026	(21)
Non-controlling interest	30,494	—

Total equity	215,520	(21)

Total liabilities and shareholders’ equity	906,096	979

The accompanying notes are an integral part of these consolidated financial statements.

INVESCO MORTGAGE CAPITAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	(Unaudited)
				Period from June 5,
	For the Three	For the Three	For the Nine	2008 (Date of
	Months Ended	Months Ended	Months Ended	Inception) to
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008
$ in thousands, except per share data

Revenues
Interest income	10,983	—	10,983	—
Interest expense	2,070	—	2,070	—

Net interest income	8,913	—	8,913	—

Other income (loss)
Unrealized loss on interest rate swaps	(13)	—	(13)	—

Total other income (loss)	(13)	—	(13)	—

Expenses
Management fee — related party	753	—	753	—
General and administrative	245	10	349	10
Insurance	354	—	369	—
Professional Fees	375	—	388	—

Total expenses	1,727	10	1,859	10

Net income (loss)	7,173	(10)	7,041	(10)

Net income (loss) attributable to non-controlling interest	970	—	970	—

Net income (loss) attributable to Invesco Mortgage Capital Inc. common shareholders	6,203	(10)	6,071	(10)

Earnings per share:
Net income attributable to Invesco Mortgage Capital Inc. common shareholders (basic/diluted)	0.70	—	NM	—

Weighted average number of shares of common stock:
Basic	8,886	—	NM	—

Diluted	10,311	—	NM	—

NM = not meaningful

The accompanying notes are an integral part of these consolidated financial statements.

INVESCO MORTGAGE CAPITAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME
For the Nine Months Ended September 30, 2009
(UNAUDITED)

	Invesco Mortgage Capital Inc.
				Accumulated	Retained
			Additional	Other	Earnings
	Common Stock		Paid in	Comprehensive	(Accumulated		Non-Controlling	Comprehensive
	Shares Amount		Capital	Income (Loss)	Deficit)	Total	Interest	Income (Loss)
$ in thousands, except per share amounts

Balance at January 1, 2009	100	—	1	—	(22)	(21)	—	(22)

Net income	—	—	—	—	6,071	6,071	970	7,041
Comprehensive income (loss)
Change in net unrealized gains and losses on available for sale securities	—	—	—	11,109	—	11,109	1,781	12,890
Change in net unrealized gains and losses on derivatives	—	—	—	(4,740)	—	(4,740)	(760)	(5,500)

Total comprehensive income (loss)								14,431

Net proceeds from common stock, net of offering costs	8,886,200	89	172,502	—	—	172,591	—
Proceeds from private placement of OP units							28,500
Amortization of equity-based compensation	—	—	16	—	—	16	3

Balance at September 30, 2009	8,886,300	89	172,519	6,369	6,049	185,026	30,494

The accompanying notes are an integral part of this consolidated financial statement.

INVESCO MORTGAGE CAPITAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

		Period from
		June 5, 2008
	Nine Months	(Date of
	Ended	Inception) to
	September 30,	September 30,
	2009	2008
	(Unaudited)
$ in thousands

Cash Flows from Operating Activities
Net income	7,041	(10)
Adjustments to reconcile net income to net cash provided by operating activities
Amortization of mortgage-backed securities premiums and discounts, net	(609)	—
Unrealized loss on derivatives	13	—
Amortization of equity-based compensation	19	—
Changes in operating assets and liabilities Increase in accrued interest	(3,893)	—
(Increase) decrease in prepaid insurance	(1,034)	—
Increase in other assets	(254)	(711)
Increase in accrued interest payable	541	—
Increase in due to affiliate	761	721
Increase (decrease) in accounts payable and accrued expenses	496	—

Net cash provided by operating activities	3,081	—
Cash Flows from Investing Activities
Purchase of mortgage-backed securities	(897,925)	—
Principal payments of mortgage-backed securities	26,982	—

Net cash used in investing activities	(870,943)	—

Cash Flows from Financing Activities
Proceeds from issuance of common stock	174,441	1
Restricted cash	(9,158)	—
Proceeds from private placement of OP units	28,500	—
Proceeds from repurchase agreements	1,981,153	—
Principal repayments of repurchase agreements	(1,366,191)	—
Proceeds from TALF financing	64,837	—
Principal payments of TALF financing	(30)	—

Net cash provided by financing activities	873,552	1

Net change in cash	5,690	1
Cash, Beginning of Period	1	—

Cash, End of Period	5,691	1

Supplement disclosure of cash flow information
Interest paid	1,529	—

Non-cash investing and financing activities information
Net change in unrealized gain (loss) on available-for-sale securities and derivatives	7,390	—

Purchase of mortgage-backed securities, unsettled	2,503	—
Obligation to brokers incurred for purchase of mortgage-backed securities	(2,503)	—

	—	—

The accompanying notes are an integral part of these consolidated financial statements.

INVESCO MORTGAGE CAPITAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 1 —	Organization and Business Operations

Invesco Mortgage Capital Inc., (formerly known as Invesco Agency Securities Inc., or (the “Company”), is a Maryland corporation focused on investing in, financing and managing residential and commercial mortgage-backed securities and mortgage loans. The Company invests in residential mortgage-backed securities, (“RMBS”), for which a U.S. government agency such as the Government National Mortgage Association (“Ginnie Mae”), the Federal National Mortgage Association (“Fannie Mae”), or the Federal Home Loan Mortgage Corporation (“Freddie Mac”) guarantees payments of principal and interest on the securities, (collectively “Agency RMBS). The Company’s Agency RMBS investments include mortgage pass-through securities and may include collateralized mortgage obligations (“CMOs”). The Company also invests in residential mortgage-backed securities that are not issued or guaranteed by a U.S. government agency (“non-Agency RMBS”), commercial mortgage-backed securities (“CMBS”), and residential and commercial mortgage loans. The Company is externally managed and advised by Invesco Institutional (N.A.), Inc. (the “Manager”), a registered investment adviser and an indirect wholly-owned subsidiary of Invesco Ltd. (“Invesco”), a global investment management company.

The Company conducts its business through IAS Operating Partnership LP (the “Operating Partnership”) as its sole general partner. As of September 30, 2009, the Company owned 86.2% of the Operating Partnership and Invesco Investments (Bermuda) Ltd. owned the remaining 13.8%.

The Company finances its Agency RMBS investments, and may finances its non-Agency RMBS investments, primarily through short-term borrowings structured as repurchase agreements. The Manager has secured commitments for the Company with a number of repurchase agreement counterparties. In addition, the Company finances its CMBS portfolio with financings under the Term Asset-Backed Securities Loan Facility (“TALF”). The Company also finances its investments in certain non-Agency RMBS, CMBS and residential and commercial mortgage loans by contributing capital to a public-private investment fund, or PPIF, managed by its Manager, or the Invesco PPIP Fund, which, in turn, invests in the Company’s target assets. The Invesco PPIP Fund receives financing from the U.S. Treasury and from the Federal Deposit Insurance Corporation, or FDIC.

The Company intends to elect and qualify to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes under the provisions of the Internal Revenue Code of 1986, as amended (“Code”), commencing with the Company’s current taxable year ending December 31, 2009. To maintain the Company’s REIT qualification, the Company is generally required to distribute at least 90% of its net income (excluding net capital gains) to its shareholders annually.

Note 2 —	Summary of Significant Accounting Policies

Basis of Quarterly Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial position and the results of operations of the Company for the interim periods presented have been included. The interim consolidated financial statements should be read in conjunction with the financial statements and related notes thereto as of December 31, 2008 and for the period from June 5, 2008 (date of inception) to December 31, 2008 that are included elsewhere herein. The results of operations for the interim period ended September 30, 2009 are not necessarily indicative of the results to be expected for the full year or any other future period.

In July 2009, the Financial Accounting Standards Board (“FASB”) issued Statement No. 168, “The FASB Accounting Standards Codificationtm and the Hierarchy of Generally Accepted Accounting Principles — A

INVESCO MORTGAGE CAPITAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Replacement of FASB Statement No. 162,” (“FASB Statement No. 168”). FASB Statement No. 168 replaces the existing hierarchy of U.S. Generally Accepted Accounting Principles with the FASB Accounting Standards Codificationtm (the “Codification”) as the single source of authoritative U.S. accounting and reporting standards applicable for all nongovernmental entities, with the exception of guidance issued by the SEC and its staff.

FASB Statement No. 168 is now encompassed in ASC Topic 105, “Generally Accepted Accounting Principles,” and was effective July 1, 2009. The Company has replaced references to U.S. Generally Accepted Accounting Principles with ASC references, where applicable and relevant, in this Quarterly Report on Form 10-Q (the “Report”).

The Company will no longer refer to the specific location of applicable accounting guidance in the Codification as had been past practice under pre-Codification GAAP, unless its use is necessary to clarify transitional issues.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated.

Development Stage Company

Through June 30, 2009, the Company complied with the reporting requirements for development stage enterprises. The Company incurred organizational, accounting and offering costs in connection with the Company’s initial public offering (the “IPO”) of its common stock. The offering and other organization costs of the IPO, which were advanced by the Manager, were paid out of the proceeds of the IPO on July 1, 2009, at which time the Company ceased reporting as a development stage company.

Use of Estimates

The accounting and reporting policies of the Company conform to GAAP. The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Examples of estimates include, but are not limited to, estimates of the fair values of financial instruments and interest income on mortgage-backed securities (“MBS”). Actual results may differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments that have original or remaining maturity dates of three months or less when purchased to be cash equivalents. At September 30, 2009, the Company had cash and cash equivalents, including amounts restricted, in excess of the Federal Deposit Insurance Corporation deposit insurance limit of $250,000 per institution. The Company mitigates its risk by placing cash and cash equivalents with major financial institutions.

Deferred Offering Costs

The Company complies with the requirements of the SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Deferred offering costs consist of legal and other costs of approximately $1.0 million incurred through December 31, 2008 that are related to the IPO. These costs plus additional costs of approximately $1.4 million incurred through June 30, 2009 were charged to capital upon the completion of the IPO on July 1, 2009.

INVESCO MORTGAGE CAPITAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Underwriting Commissions and Costs

Underwriting commissions and direct costs incurred in connection with the Company’s IPO are reflected as a reduction of additional paid-in-capital.

Repurchase Agreements

The Company finances its Agency RMBS investment portfolio, and may finance its non-Agency RMBS investment portfolio, through the use of repurchase agreements. Repurchase agreements are treated as collateralized financing transactions and are carried at their contractual amounts, including accrued interest, as specified in the respective agreements.

In instances where the Company acquires Agency RMBS through repurchase agreements with the same counterparty from whom the Agency RMBS were purchased, the Company accounts for the purchase commitment and repurchase agreement on a net basis and records a forward commitment to purchase Agency RMBS as a derivative instrument if the transaction does not comply with the criteria for gross presentation. All of the following criteria must be met for gross presentation in the circumstance where the repurchase assets are financed with the same counterparty as follows:

•	the initial transfer of and repurchase financing cannot be contractually contingent;

•	the repurchase financing entered into between the parties provides full recourse to the transferee and the repurchase price is fixed;

•	the financial asset has an active market and the transfer is executed at market rates; and

•	the repurchase agreement and financial asset do not mature simultaneously.

For assets representing available-for-sale investment securities, which is the case with respect to the Company’s portfolio of investments, any change in fair value is reported through consolidated other comprehensive income (loss) with the exception of impairment losses, which are recorded in the consolidated statement of operations.

If the transaction complies with the criteria for gross presentation, the Company records the assets and the related financing on a gross basis on its balance sheet, and the corresponding interest income and interest expense in its statements of operations. Such forward commitments are recorded at fair value with subsequent changes in fair value recognized in income. Additionally, the Company records the cash portion of its investment in Agency RMBS and non-Agency RMBS as a mortgage related receivable from the counterparty on its balance sheet.

Fair Value Measurements

The Company discloses the fair value of its financial instruments according to a fair value hierarchy (levels 1, 2, and 3, as defined). In accordance with GAAP, the Company is required to provide enhanced disclosures regarding instruments in the level 3 category (which require significant management judgment), including a separate reconciliation of the beginning and ending balances for each major category of assets and liabilities.

Additionally, GAAP permits entities to choose to measure many financial instruments and certain other items at fair value, or the fair value option. Unrealized gains and losses on items for which the fair value option has been elected are irrevocably recognized in earnings at each subsequent reporting date.

INVESCO MORTGAGE CAPITAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Securities

The Company designates securities as held-to-maturity, available-for-sale, or trading depending on its ability and intent to hold such securities to maturity. Trading and securities, available-for-sale, are reported at fair value, while securities held-to-maturity are reported at amortized cost. Although the Company generally intends to hold most of its RMBS and CMBS until maturity, the Company may, from time to time, sell any of its RMBS or CMBS as part of its overall management of its investment portfolio and as such will classify its RMBS and CMBS as available-for-sale securities.

All securities classified as available-for-sale are reported at fair value, based on market prices from third-party sources, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders’ equity.

The Company evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. The determination of whether a security is other-than-temporarily impaired involves judgments and assumptions based on subjective and objective factors. Consideration is given to (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of recovery, in fair value of the security, and (iii) the Company’s intent and ability to retain its investment in the security for a period of time sufficient to allow for any anticipated recovery in fair value. For debt securities, the amount of the other-than-temporary impairment related to a credit loss or impairments on securities that the Company has the intent or for which it is more likely than not that the Company will need to sell before recovery are recognized in earnings and reflected as a reduction in the cost basis of the security. The amount of the other-than-temporary impairment on debt securities related to other factors is recorded consistent with changes in the fair value of all other available-for-sale securities as a component of consolidated shareholders’ equity in other comprehensive income or loss with no change to the cost basis of the security.

Interest Income Recognition

Interest income on available-for-sale MBS, which includes accretion of discounts and amortization of premiums on such MBS, is recognized over the life of the investment using the effective interest method. Management estimates, at the time of purchase, the future expected cash flows and determines the effective interest rate based on these estimated cash flows and the Company’s purchase price. As needed, these estimated cash flows are updated and a revised yield is computed based on the current amortized cost of the investment. In estimating these cash flows, there are a number of assumptions subject to uncertainties and contingencies, including the rate and timing of principal payments (prepayments, repurchases, defaults and liquidations), the pass through or coupon rate and interest rate fluctuations. In addition, interest payment shortfalls due to delinquencies on the underlying mortgage loans have to be judgmentally estimated. These uncertainties and contingencies are difficult to predict and are subject to future events that may impact management’s estimates and its interest income. Security transactions are recorded on the trade date. Realized gains and losses from security transactions are determined based upon the specific identification method and recorded as gain (loss) on sale of available-for-sale securities in the consolidated statement of operations.

Earnings per Share

The Company calculates basic earnings per share by dividing net income for the period by weighted-average shares of the Company’s common stock outstanding for that period. Diluted income per share takes into account the effect of dilutive instruments, such as units of limited partnership interests in the Operating Partnership (“OP Units”), stock options and unvested restricted stock, but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted-average number of shares outstanding. For the period from June 5, 2008 (date of inception) to September 30, 2008, earnings per share is not presented because it is not a meaningful measure of the Company’s performance.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Comprehensive Income

Comprehensive income is comprised of net income, as presented in the consolidated statements of operations, adjusted for changes in unrealized gains or losses on available for sale securities and changes in the fair value of derivatives accounted for as cash flow hedges.

Accounting for Derivative Financial Instruments

GAAP provides disclosure requirements for derivatives and hedging activities with the intent to provide users of financial statements with an enhanced understanding of: (i) how and why an entity uses derivative instruments; (ii) how derivative instruments and related hedged items are accounted for; and (iii) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. GAAP requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about the fair value of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.

The Company records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. The Company may enter into derivative contracts that are intended to economically hedge certain of its risk, even though hedge accounting does not apply or the Company elects not to apply hedge accounting under GAAP.

Income Taxes

The Company intends to elect and qualify to be taxed as a REIT, commencing with the Company’s current taxable year ending December 31, 2009. Accordingly, the Company will generally not be subject to U.S. federal and applicable state and local corporate income tax to the extent that the Company makes qualifying distributions to its shareholders, and provided the Company satisfies on a continuing basis, through actual investment and operating results, the REIT requirements including certain asset, income, distribution and stock ownership tests. If the Company fails to qualify as a REIT, and does not qualify for certain statutory relief provisions, it will be subject to U.S. federal, state and local income taxes and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year in which the Company lost its REIT qualification. Accordingly, the Company’s failure to qualify as a REIT could have a material adverse impact on its results of operations and amounts available for distribution to its shareholders.

A REIT’s dividend paid deduction for qualifying dividends to the Company’s shareholders is computed using its taxable income as opposed to net income reported on the consolidated financial statements. Taxable income, generally, will differ from net income reported on the consolidated financial statements because the determination of taxable income is based on tax regulations and not financial accounting principles.

The Company may elect to treat certain of its future subsidiaries as taxable REIT subsidiaries (“TRSs”). In general, a TRS may hold assets and engage in activities that the Company cannot hold or engage in directly

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and generally may engage in any real estate or non-real estate-related business. A TRS is subject to U.S. federal, state and local corporate income taxes.

While a TRS will generate net income, a TRS can declare dividends to the Company which will be included in its taxable income and necessitate a distribution to its shareholders. Conversely, if the Company retains earnings at a TRS level, no distribution is required and the Company can increase book equity of the consolidated entity. The Company has no adjustments regarding its tax accounting treatment of any uncertainties. The Company expects to recognize interest and penalties related to uncertain tax positions, if any, as income tax expense, which will be included in general and administrative expense.

Share-Based Compensation

The Company follows GAAP with regard to its equity incentive plan. Share-based compensation arrangements include share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. GAAP requires that compensation cost relating to share-based payment transactions be recognized in consolidated financial statements. The cost is measured based on the fair value of the equity or liability instruments issued on the date of grant.

On July 1, 2009, the Company adopted an equity incentive plan under which its independent directors, as part of their compensation for serving as directors, are eligible to receive quarterly restricted stock awards. In addition, the Company may compensate its officers’ under this plan pursuant to the management agreement.

Recent Accounting Pronouncements

In January 2009, the FASB issued FASB Staff Position EITF 99-20-1 “Amendments to the Impairment Guidance of EITF Issue No. 99-20” (“FSP EITF 99-20-1”), which became effective for the Company on December 31, 2008. FSP EITF 99-20-1, which is now encompassed in ASC 325, “Investments — Other,” revises the impairment guidance provided by FSP EITF 99-20 for beneficial interests to make it consistent with the requirements of FASB Statement No. 115 (now encompassed in ASC 320, “Investments — Debt and Equity Securities”) for determining whether an impairment of other debt and equity securities is other-than-temporary. FSP EITF 99-20-1 eliminates the requirement that a holder’s best estimate of cash flows be based upon those that a market participant would use. Instead, FSP 99-20-1 requires that an other-than-temporary impairment be recognized when it is probable that there has been an adverse change in the holder’s estimated cash flows. FSP 99-20-1 did not have a material impact on the Company’s consolidated financial statements.

On April 9, 2009, the FASB issued three FSPs intended to provide additional application guidance and enhance disclosures regarding fair value measurements and impairments of securities. FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions that Are Not Orderly” (“FSP FAS 157-4”), provides guidelines for making fair value measurements more consistent with the principles presented in FASB Statement No. 157. FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP FAS 107-1 and APB 28-1”), enhances consistency in financial reporting by increasing the frequency of fair value disclosures. FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP FAS 115-2 and FAS 124-2”), provides additional guidance designed to create greater clarity and consistency in accounting for and presenting impairment losses on securities. All three FSPs are now encompassed in ASC 820.

FSP FAS 157-4 addresses the measurement of fair value of financial assets when there is no active market or where the price inputs being used could be indicative of distressed sales. FSP FAS 157-4 reaffirms the definition of fair value already reflected in FASB Statement No. 157, which is the price that would be paid to sell an asset in an orderly transaction (as opposed to a distressed or forced transaction) at the measurement

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date under current market conditions. FSP FAS 157-4 also reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive. FSP FAS 157-4 became effective for the Company for the period ended September 30, 2009. The application of FSP FAS 157-4 did not result in a change in valuation techniques or related inputs used to obtain the fair value measurement of the Company’s assets that are carried at fair value in the balance sheet.

FSP FAS 107-1 and APB 28-1 were issued to improve the fair value disclosures for any financial instruments that are not currently reflected on the balance sheet of companies at fair value. Prior to the issuance of FSP FAS 107-1 and APB 28-1, fair values of these assets and liabilities were only disclosed once a year. FSP FAS 107-1 and APB 28-1 now requires these disclosures on a quarterly basis, providing qualitative and quantitative information about fair value estimates for all those financial instruments not measured on the balance sheet at fair value.

FSP FAS 115-2 and FAS 124-2 is intended to improve the consistency in the timing of impairment recognition and provide greater clarity to investors about the credit and noncredit components of impaired debt securities that are not expected to be sold. FSP FAS 115-2 and FAS 124-2, require increased and more timely disclosures sought by investors regarding expected cash flows, credit losses, and an aging of securities with unrealized losses. The Company adopted FSP FAS 115-2 and FAS 124-2 on April 1, 2009.

FSP FAS 157-4, FSP FAS 107-1 and APB 28-1, and FSP FAS 115-2 and FAS 124-2 are effective for interim and annual periods ending after June 15, 2009, and provide for early adoption for the interim and annual periods ending after March 15, 2009. The Company adopted all three FSPs for the interim period ending June 30, 2009.

The FASB issued FSP FAS 140-3, which is now encompassed in ASC 860. In instances where the Company acquires Agency RMBS through repurchase agreements with the same counterparty from whom the Agency RMBS were purchased, the Company will account for the purchase commitment and repurchase agreement on a net basis and record a forward commitment to purchase Agency RMBS as a derivative instrument if the transaction does not comply with the criteria for gross presentation. All of the following criteria must be met for gross presentation in the circumstance where the repurchase assets are financed with the same counterparty as follows:

•	the initial transfer of and repurchase financing cannot be contractually contingent;

•	the repurchase financing entered into between the parties provides full recourse to the transferee and the repurchase price is fixed;

•	the financial asset has an active market and the transfer is executed at market rates; and

•	the repurchase agreement and financial asset do not mature simultaneously.

For assets representing available-for-sale investment securities, as in the Company’s case, any change in fair value is reported through consolidated other comprehensive income (loss) with the exception of impairment losses, which are recorded in the consolidated statement of operations.

If the transaction complies with the criteria for gross presentation, the Company will record the assets and the related financing on a gross basis on its balance sheet, and the corresponding interest income and interest expense in its statements of operations. Such forward commitments are recorded at fair value with subsequent changes in fair value recognized in income. Additionally, the Company will record the cash portion of its investment in Agency RMBS and non-Agency RMBS as a mortgage related receivable from the counterparty on its balance sheet.

In March 2008, the FASB issued SFAS 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of SFAS 133” (“SFAS 161”), now encompassed in ASC 815. This new standard requires enhanced disclosures for derivative instruments, including those used in hedging activities. It is

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

effective for fiscal years and interim periods beginning after November 15, 2008 and became applicable to the Company beginning in the first quarter of fiscal 2009. The adoption of SFAS 161 did not have a material effect on the Company’s consolidated financial statements, but did require additional disclosures in Note 5, “Derivatives and Hedging Activities.”

In May 2009, the FASB issued SFAS 165, “Subsequent Events” (“SFAS 165”), which is now encompassed in ASC 855, “Subsequent Events.” SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, SFAS 165 provides clarity around the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosure that an entity should make about events or transactions that occurred after the balance sheet date. SFAS 165 is effective for interim and annual financial reporting periods ending after June 15, 2009 and shall be applied prospectively. The Company has made the required disclosures at Note 13, “Subsequent Events.”

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets, an amendment to SFAS No. 140” (“SFAS 166”). SFAS 166 eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures in order to enhance information reported to users of financial statements by providing greater transparency about transfers of financial assets, including securitization transactions, and an entity’s continuing involvement in and exposure to the risks related to transferred financial assets. SFAS 166 is effective for fiscal years beginning after November 15, 2009. The Company will adopt SFAS 166 in fiscal 2010 and is evaluating the impact it will have on the results of operations and financial position of the Company.

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”). The amendments include: (i) the elimination of the exemption for qualifying special purpose entities; (ii) a new approach for determining who should consolidate a variable-interest entity; and (iii) changes to when it is necessary to reassess who should consolidate a variable-interest entity. SFAS 167 is effective for the first annual reporting period beginning after November 15, 2009 and for interim periods within that first annual reporting period. The Company will adopt SFAS 167 in fiscal 2010 and is evaluating the impact it will have on the results of operations and financial position of the Company.

In June 2009, the FASB issued SFAS No. 168, which established the Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. SFAS 168 is effective for interim and annual periods ending after September 15, 2009. The Company began to use the Codification when referring to GAAP in the Company’s Quarterly Report on Form 10-Q for the interim period ended September 30, 2009. The adoption of these provisions did not have a material effect on the Company’s consolidated financial statements.

Note 3 —	Mortgage-Backed Securities

All of the Company’s MBS are classified as available-for-sale and, as such, are reported at fair value, determined by obtaining valuations from an independent source. If the fair value of a security is not available from a dealer or third-party pricing service, or such data appears unreliable, the Company may estimate the fair value of the security using a variety of methods including other pricing services, repurchase agreement pricing, discounted cash flow analysis, matrix pricing, option adjusted spread models and other fundamental analysis of observable market factors. At September 30, 2009, all of the Company’s MBS values were based

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

on third-party values. The following table presents certain information about the Company’s investment portfolio at September 30, 2009.

						Net
		Unamortized		Unrealized		Weighted
	Principal	Premium	Amortized	Gain/	Fair	Average	Average
	Balance	(Discount)	Cost	(Loss)	Value	Coupon(1)	Yield(2)
$ in thousands

Agency RMBS:
15-year fixed-rate	264,787	9,653	274,440	2,786	277,226	4.83%	3.77%
30-year fixed-rate	221,764	14,732	236,496	634	237,130	6.43%	4.46%
ARM	10,335	233	10,568	(276)	10,292	2.72%	2.34%
Hybrid ARM	138,771	6,628	145,399	85	145,484	5.08%	4.08%

Total Agency	635,657	31,246	666,903	3,229	670,132	5.41%	4.06%

MBS — CMO	22,313	1,116	23,429	620	24,049	6.50%	4.23%
Non-Agency MBS	159,200	(63,129)	96,071	8,314	104,385	4.34%	18.45%
CMBS	87,272	(4,627)	82,645	727	83,372	5.13%	6.24%

Total	904,442	(35,394)	869,048	12,890	881,938	5.22%	5.86%

(1)	Net weighted average coupon, or WAC, is presented net of servicing and other fees.

(2)	Average yield incorporates future prepayment and loss assumptions.

The components of the carrying value of the Company’s investment portfolio at September 30, 2009 are presented below.

September 30, 2009
$ in thousands

Principal balance	904,442
Unamortized premium	32,362
Unamortized discount	(67,756)
Gross unrealized gains	14,669
Gross unrealized losses	(1,779)

Carrying value/estimated fair value	881,938

The following table summarizes certain characteristics of the Company’s investment portfolio, at fair value, according to estimated weighted average life classifications as of September 30, 2009:

September 30, 2009
$ in thousands

Less than one year	—
Greater than one year and less than five years	538,405
Greater than or equal to five years	343,533

Total	881,938

The Company assesses its investment securities for other-than-temporary impairment on at least a quarterly basis. When the fair value of an investment is less than its amortized cost at the balance sheet date of the reporting period for which impairment is assessed, the impairment is designated as either “temporary” or “other-than-temporary.” In deciding on whether or not a security is other than temporarily impaired, the Company considers several factors, including the nature of the investment, the severity and duration of the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

impairment, the cause of the impairment, and the Company’s intent that is that it more likely the security and can hold until recovery of its cost basis. At September 30, 2009, the Company considered none of its investment securities to be other-than-temporarily impaired. All securities that have unrealized losses have been in an unrealized loss position for less than twelve months.

Note 4 —	Borrowings

Repurchase Agreements

The Company has entered into repurchase agreements to finance a portion of its portfolio of investments. The repurchase agreements bear interest at a contractually agreed rate. The repurchase obligations mature and reinvest every thirty days and have a weighted average aggregate interest rate of 0.34% at September 30, 2009. These repurchase agreements are being accounted for as secured borrowings since the Company maintains effective control of the financed assets.

Under the repurchase agreements, the respective lender retains the right to mark the underlying collateral to fair value. A reduction in the value of pledged assets would require the Company to provide additional collateral or fund margin calls.

The following table summarizes certain characteristics of the Company’s repurchase agreements at September 30, 2009:

$ in thousands
		Percent of	Company
Purchase Agreement	Amount	Total Amount	MBS Held as
Counterparties	Outstanding	Outstanding	Collateral

Credit Suisse	84,786	14%	87,658
Barclay’s Bank	161,927	26%	172,277
RBS Securities	43,179	7%	45,984
Deutche Bank	122,639	20%	132,249
Goldman Sachs	202,431	33%	212,852

Total	614,962	100%	651,020

TALF Financing

Under the TALF, the Federal Reserve makes non-recourse loans to borrowers to fund purchases of asset-backed securities. The Company has secured borrowings of $64.8 million under the TALF at a weighted average interest rate of 3.87% at September 30, 2009. The TALF loans are non-recourse. However they are secured by $83.4 million of CMBS, and mature in July and August 2014.

At September 30, 2009, the TALF financing agreements had the following remaining maturities:

$ in thousands	September 30, 2009

2010	—
2011	—
2012	—
2013	—
2014	64,807
Thereafter	—

Total	64,807

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 5 —	Derivatives and Hedging Activities

Risk Management Objective of Using Derivatives

The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its investments, debt funding, and the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Company’s derivative financial instruments are used to manage differences in the amount, timing, and duration of the Company’s known or expected cash receipts and its known or expected cash payments principally related to the Company’s investments and borrowings.

Cash Flow Hedges of Interest Rate Risk

The Company finances its activities primarily through repurchase agreements, which are generally settled on a short-term basis, usually from one to three months. At each settlement date, the Company refinances each repurchase agreement at the market interest rate at that time. Since the interest rate on its repurchase agreements change on a monthly basis, the Company is exposed to changing interest rates. The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount.

The effective portion of changes in the fair value of derivatives designated and qualifying as cash flow hedges is recorded in accumulated other comprehensive income and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. During the three and nine months ended September 30, 2009, the Company recorded $13,000 of unrealized swap losses in earnings as hedge ineffectiveness attributable primarily to differences in the reset dates on the Company’s swaps versus the refinancing dates of certain of its repurchase agreements.

Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest is accrued and paid on the Company’s repurchase agreements. During the next twelve months, the Company estimates that an additional $6.5 million will be reclassified as an increase to interest expense.

The Company is hedging its exposure to the variability in future cash flows for forecasted transactions over a maximum period of 65 months.

As of September 30, 2009, the Company had the following outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk:

			Fixed Interest
	Notional Amount	Maturity	Rate in
Counterparty	($ in thousands)	Date	Contract

The Bank of New York Mellon	175,000	8/5/2012	2.07%
SunTrust Bank	100,000	7/15/2014	2.79%
Credit Suisse International	100,000	2/24/2015	3.26%

Total/Weighted Average	375,000		2.58%

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At September 30, 2009, the Company’s counterparties hold approximately $9.2 million of cash margin as collateral against its swap contracts.

The table below presents the fair value of the Company’s derivative financial instruments, as well as their classification on the balance sheet as of September 30, 2009 and December 31, 2008.

$ in thousands

Asset Derivatives				Liability Derivatives
As of September 30, 2009		As of December 31, 2008		As of September 30, 2009		As of December 31, 2008
Balance Sheet	Fair Value	Balance Sheet	Fair Value	Balance Sheet	Fair Value	Balance Sheet	Fair Value

Interest rate swap	—	Interest rate swap	—	Interest rate swap	5,513	Interest rate swap	—

Tabular Disclosure of the Effect of Derivative Instruments on the Income Statement

The table below presents the effect of the Company’s derivative financial instruments on the statement of operations for the three and nine months ended September 30, 2009.

$ in thousands

Location of Loss
		Reclassified From	Amount of Loss	Location of Loss
Derivative	Amount of Loss	Accumulated	Reclassified From	Recognized in	Amount of Loss
Type for	Recognized	OCI into	Accumulated OCI	Income on	Recognized in Income
Cash Flow	in OCI on Derivative	Income	into Income	Derivative	on Derivative
Hedge	(Effective Portion)	(Effective Portion)	(Effective Portion)	(Ineffective Portion)	(Ineffective Portion)

Interest Rate Swap	6,672	Interest Expense	1,172	Other Expense	13

Credit-risk-related Contingent Features

The Company has agreements with each of its derivative counterparties. Some of those agreements contain a provision where if the Company defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then the company could also be declared in default on its derivative obligations.

The Company has an agreement with one of its derivative counterparties that contains a provision where if the Company’s net asset value declines by certain percentages over specified time periods, then the Company could be declared in default on its derivative obligations. The Company also has an agreement with one of its derivative counterparties that contains a provision where if the Company’s shareholders’ equity declines by certain percentages over specified time periods, then the Company could be declared in default on its derivative obligations.

The Company has an agreement with one of its derivative counterparties that contain a provision where if the Company fails to maintain a minimum shareholders’ equity or market value of $100 million, then the Company could be declared in default on its derivative obligations.

As of September 30, 2009, the fair value of derivatives in a net liability position, which includes accrued interest but excludes any adjustment for nonperformance risk, related to these agreements was $5.8 million. The Company has minimum collateral posting thresholds with certain of its derivative counterparties and has posted collateral of approximately $9.2 million. If the Company had breached any of these provisions at September 30, 2009, it could have been required to settle its obligations under the agreements at their termination value.

Note 6 —	Financial Instruments

GAAP defines fair value, provides a consistent framework for measuring fair value under GAAP and ASC 820 expands fair value financial statement disclosure requirements. ASC 820 does not require any new

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

fair value measurements and only applies to accounting pronouncements that already require or permit fair value measures, except for standards that relate to share-based payments.

Valuation techniques are based on observable and unobservable inputs. Observable inputs reflect readily obtainable data from independent sources, while unobservable inputs reflect the Company’s market assumptions. These inputs into the following hierarchy:

•	Level 1 Inputs — Quoted prices for identical instruments in active markets.

•	Level 2 Inputs — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•	Level 3 Inputs — Instruments with primarily unobservable value drivers.

The fair values, on a recurring basis, of the Company’s MBS and interest rate hedges based on the level of inputs are summarized below:

	September 30, 2009
	Fair Value Measurements Using:			Total at
	Level 1	Level 2	Level 3	Fair Value
$ in thousands

Assets
Mortgage-backed securities	—	881,938	—	881,938

Total	—	881,938	—	881,938

Liabilities
Derivatives	—	5,513	—	5,513

Total	—	5,513	—	5,513

The fair value of the TALF debt is based on an expected present value technique. This method discounts future estimated cash flows using rates the Company determined best reflect current market interest rates that would be offered for loans with similar characteristics and credit quality. At September 30, 2009 the TALF debt had a fair value of $65.6 million and a carrying value of $64.8 million.

Note 7 —	Related Party Transactions

The Company is externally managed and advised by the Manager. Pursuant to the terms of the management agreement, effective July 1, 2009, the Manager provides the Company with its management team, including its officers, along with appropriate support personnel. Each of the Company’s officers is an employee of Invesco or one of Invesco’s affiliates. The Company does not have any employees. With the exception of the Company’s Chief Financial Officer, the Manager is not obligated to dedicate any of its employees exclusively to the Company, nor is the Manager or its employees obligated to dedicate any specific portion of its or their time to the Company’s business. The Manager is at all times subject to the supervision and oversight of the Company’s board of directors and has only such functions and authority as the Company delegates to it.

Management Fee

The Company pays the Manager a management fee equal to 1.50% of the Company’s shareholders’ equity per annum, which is calculated and payable quarterly in arrears. For purposes of calculating the management fee, shareholders’ equity is equal to the sum of the net proceeds from all issuances of equity securities since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any

INVESCO MORTGAGE CAPITAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

such issuance), plus retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less any amount paid to repurchase common stock since inception, and excluding any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income). This amount will be adjusted to exclude one-time events pursuant to changes in GAAP, and certain non-cash items after discussions between the Manager and the Company’s independent directors and approval by a majority of the Company’s independent directors.

Shareholders’ equity, for purposes of calculating the management fee, could be greater or less than the amount of shareholders’ equity shown on the Company’s consolidated financial statements. The Company treats outstanding limited partner interests (not held by the Company) as outstanding shares of capital stock for purposes of calculating the management fee.

Pursuant to the terms of the management agreement, the Company pays the Manager a management fee. As a result, the Company does not pay any management or investment fees with respect to its investment in the Invesco PPIP Fund managed by the Manager. The Manager waives all such fees.

The Company incurred management fees, payable to the Manager, of approximately $753,000 for the three and nine months ended September 30, 2009.

Expense Reimbursement

Pursuant to the management agreement, the Company is required to reimburse the Manager for operating expenses related to the Company incurred by the Manager, including certain salary expenses and other expenses related to legal, accounting, due diligence and other services. The Company’s reimbursement obligation is not subject to any dollar limitation.

The Company incurred costs, originally paid by Invesco, of approximately $657,000 and $983,000 for the three and nine months ended September 30, 2009, respectively, of which approximately $50,000 was capitalized in other assets, approximately $210,000 and $301,000 expensed for the three and nine month ended September 30, 2009, respectively and approximately $397,000 and $632,000 was charged against equity as a cost of raising capital. As of September 30, 2009, the Company owed the Manager approximately $1,755,000, which includes unpaid management fees of approximately $753,000.

Termination Fee

A termination fee is due to the Manager upon termination of the management agreement by the Company equal to three times the sum of the average annual management fee earned by the Manager during the 24-month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter.

Invesco Mortgage Recovery Feeder Fund, L.P.

The Company intends to invest in certain non-Agency RMBS, CMBS and residential and commercial mortgage loans by contributing equity capital to the Invesco PPIP Fund. The Company has committed to invest up to $25.0 million in such PPIP fund, which invests in the Company’s target assets. The Company may seek additional investments in the Invesco PPIP Fund or a similar PPIP managed by the Company’s Manager or its affiliates. As of September 30, 2009, the Company has not funded any of the commitment.

Note 8 —	Securities Convertible into Shares of Common Stock

As of the completion of the Company’s IPO on July 1, 2009, (i) the limited partners who hold OP Units of the Operating Partnership have the right to cause the Operating Partnership to redeem their OP Units for cash equal to the market value of an equivalent number of shares of common stock, or at the Company’s

INVESCO MORTGAGE CAPITAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

option, the Company may purchase their OP Units by issuing one share of common stock for each OP Unit redeemed, and (ii) the Company adopted an equity incentive plan which includes the ability of the Company to grant securities convertible to the Company’s common stock to the executive officers, independent directors and personnel of the Manager.

Note 9 —	Registration Rights

The Company entered into a registration rights agreement with regard to the common stock and OP Units owned by the Manager and Invesco Investments (Bermuda) Ltd., respectively, upon completion of the Company’s IPO and any shares of common stock that the Manager may elect to receive under the management agreement or otherwise. Pursuant to the registration rights agreement, the Company has granted to the Manager and Invesco Investments (Bermuda) Ltd., (i) unlimited demand registration rights to have the shares purchased by the Manager or granted to it in the future and the shares that the Company may issue upon redemption of the OP Units purchased by Invesco Investments (Bermuda) Ltd. registered for resale, and (ii) in certain circumstances, the right to “piggy-back” these shares in registration statements the Company might file in connection with any future public offering so long as the Company retains the Manager under the management agreement. The registration rights of the Manager and Invesco Investments (Bermuda) Ltd., with respect to the common stock and OP Units that they purchased simultaneously with the Company’s IPO, will only begin to apply on and after June 25, 2010.

Note 10 —	Initial Public Offering

On June 25, 2009, the Company entered into (i) a binding underwriting agreement with a group of underwriters to sell 8,500,000 shares of the Company’s common stock for $20.00 per share for an aggregate offering price of $170 million, and (ii) a share purchase agreement with the Manager to purchase 75,000 shares of the Company’s common stock at $20.00 per share or for an aggregate offering price of $1.5 million. Concurrently, Invesco Investments (Bermuda) Ltd. entered into a securities purchase agreement with the Operating Partnership to purchase 1,425,000 OP Units at $20.00 per unit for an aggregate offering price of $28.5 million.

The Company consummated its IPO and the related private placement on July 1, 2009, at which time the subscriptions were paid in cash and the Company issued 8,575,000 shares of common stock at $20.00 per share and the Operating Partnership issued 1,425,000 OP Units at $20.00 per unit. Net proceeds to the Company were $195.0 million, net of issuance costs of approximately $13.6 million, of which costs of $8.5 million were borne and paid by the Manager.

On July 27, 2009, the Company issued an additional 311,200 shares of common stock pursuant to the exercise of the over-allotment option by the underwriters, with proceeds to the Company of $6.1 million, net of issuance costs of approximately $404,000, of which cost, $311,200 was borne and paid by the Manager. The Company commenced operations on July 1, 2009 upon completion of its IPO.

In connection with the completion of the Company’s IPO on July 1, 2009, the Company contributed to the Operating Partnership the proceeds of the offerings in exchange for OP Units. Substantially all of the Company’s operations are conducted through and all assets are held by the Operating Partnership and its subsidiaries. The Company, as the sole general partner of the Operating Partnership, has responsibility and discretion in the management and control of the Operating Partnership, and the limited partners of the Operating Partnership, in such capacity, have no authority to transact business for, or participate in the management activities of, the Operating Partnership.

On July 1, 2009, the Company adopted an equity incentive plan under which its independent directors, as part of their compensation for serving as directors, are eligible to receive quarterly restricted stock awards. The Company has recognized share-based compensation expense of approximately $19,000 for the three and nine months ended September 30, 2009 and 2008 relate to this equity incentive plan.

INVESCO MORTGAGE CAPITAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 11 —	Earnings per Share

Earnings per share for the three months ended September 30, 2009 is computed as follows:

Three Months
Ended
September 30,
$ in thousands	2009

Numerator (Income)
Basic Earnings
Net income available to common shareholders	6,203
Effect of dilutive securities:
Income allocated to non-controlling interest	970

Dilutive net income available to shareholders	7,173

Denominator (Weighted Average Shares)
Basic Earnings:
Shares available to common shareholders	8,886
Effect of dilutive securities:
OP Units	1,425

Dilutive Shares	10,311

Note 12 —	Non-controlling Interest — Operating Partnership

Non-controlling interest represents the aggregate OP Units in the Operating Partnership held by limited partners (the “Unit Holders”). Income allocated to the non-controlling interest is based on the Unit Holders ownership percentage of the Operating Partnership. The ownership percentage is determined by dividing the numbers of OP Units held by the Unit Holders by the total number of dilutive shares. The issuance of additional shares of beneficial interest (the “Common Shares”) or Share or OP Units changes the percentage ownership of both the Unit Holders and the Company. Since a unit is generally redeemable for cash or Shares at the option of the Company, it is deemed to be equivalent to a Share. Therefore, such transactions are treated as capital transactions and result in an allocation between shareholders’ equity and non-controlling interest in the accompanying consolidated balance sheet to account for the change in the ownership of the underlying equity in the Operating Partnership. As of September 30, 2009, non-controlling interest related to the aggregate limited partnership units of 1,425,000, represented a 13.8% interest in the Operating Partnership. Income allocated to the Operating Partnership non-controlling interest for the three and nine months ended September 30, 2009 was approximately $970,000.

Note 13 —	Subsequent Events

The Company has evaluated all subsequent events through November 9, 2009 to reasonably ensure that this Report includes appropriate disclosure of events both recognized in the consolidated financial statements as of September 30, 2009, and events which occurred subsequent to September 30, 2009 but were not recognized in the consolidated financial statements. As of November 9, 2009, the date the financial statements were available to be issued, there were no subsequent events which required recognition or disclosure, except as detailed below.

Dividends

On October 13, 2009, the Company declared a dividend of $0.61 per share of common stock. The dividend was paid on November 12, 2009 to shareholders of record as of the close of business on October 23, 2009. On December 17, 2009, the Company declared a dividend of $1.05 per share of common stock to shareholders of record as of December 31, 2009, and will pay such dividend on January 21, 2010.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholder
Invesco Mortgage Capital Inc.
(formerly known as Invesco Agency Securities Inc.)

We have audited the balance sheet of Invesco Mortgage Capital Inc. (formerly known as Invesco Agency Securities Inc.) (a Maryland Corporation in the Development Stage) (the Company) as of December 31, 2008, and the related statements of operations, shareholder’s deficiency and cash flows for the period from June 5, 2008 (date of incorporation) to December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Invesco Mortgage Capital Inc. (formerly known as Invesco Agency Securities Inc.) (a Maryland Corporation in the Development Stage) as of December 31, 2008 and the results of its operations and its cash flows for the period from June 5, 2008 (date of incorporation) to December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/  GRANT THORNTON LLP

Philadelphia, Pennsylvania
January 29, 2009

INVESCO MORTGAGE CAPITAL INC.
(FORMERLY INVESCO AGENCY SECURITIES INC.)
(A Maryland Corporation in the Developmental Stage)

BALANCE SHEET
December 31, 2008

ASSETS
Cash	$1,000
Other assets, deferred offering costs	978,333

Total assets	$979,333

LIABILITIES AND SHAREHOLDER’S DEFICIENCY
Due to affiliate	$1,000,714

Total liabilities	1,000,714
Shareholder’s deficiency
Common stock, $0.01 par value, 100,000 shares authorized, 100 shares issued and outstanding	$1
Additional paid in capital	999
Accumulated deficit during development stage	(22,381)

Total shareholder’s deficiency	(21,381)

Total liabilities and shareholder’s deficiency	$979,333

The accompanying notes are an integral part of this statement.

INVESCO MORTGAGE CAPITAL INC.
(FORMERLY INVESCO AGENCY SECURITIES INC.)
(A Maryland Corporation in the Developmental Stage)

STATEMENT OF OPERATIONS
For the Period from June 5, 2008 (date of incorporation) to December 31, 2008

Revenues	$—
Operating expenses	—
Organizational costs	22,381

Net loss	$(22,381)

The accompanying notes are an integral part of this statement.

INVESCO MORTGAGE CAPITAL INC.
(FORMERLY INVESCO AGENCY SECURITIES INC.)
(A Maryland Corporation in the Developmental Stage)

STATEMENT OF SHAREHOLDER’S DEFICIENCY
For the Period from June 5, 2008 (date of incorporation) to December 31, 2008

			Additional
	Common Stock		Paid in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance at June 5, 2008	—	$—	$—	$—	$—
Issuance of common stock	100	1	999	—	1,000
Net loss	—	—	—	(22,381)	(22,381)

Balance at August 31, 2008	100	$1	$999	$(22,381)	$(21,381)

The accompanying notes are an integral part of this statement.

INVESCO MORTGAGE CAPITAL INC.
(FORMERLY INVESCO AGENCY SECURITIES INC.)
(A Maryland Corporation in the Developmental Stage)

STATEMENT OF CASH FLOWS
For the Period from June 5, 2008 (date of incorporation) to December 31, 2008

Cash Flows from Operating Activities
Net loss	$(22,381)
Adjustments to reconcile net loss to net cash used in operating activities
Changes in operating assets and liabilities
Increase in other assets, deferred offering costs	(978,333)
Increase in due to affiliate	1,000,714

Net cash used in operating activities	(—)
Cash Flows from Financing Activities
Proceeds from issuance of common stock	1,000

Net cash provided by financing activities	1,000

Net change in cash	1,000
Cash, Beginning of Period	—

Cash, End of Period	$1,000

The accompanying notes are an integral part of this statement.

INVESCO MORTGAGE CAPITAL INC.
(FORMERLY INVESCO AGENCY SECURITIES INC.)
(A Maryland Corporation in the Developmental Stage)

NOTES TO FINANCIAL STATEMENTS
December 31, 2008

Note 1 —	Organization and proposed business operations

Invesco Mortgage Capital Inc. (formerly known as Invesco Agency Securities Inc.) (“the Company” or “We”) is a newly-formed Maryland corporation that intends to invest in mortgage-backed securities (“Agency MBS”) for which a U.S. Government agency such as the Government National Mortgage Association (“Ginnie Mae”) the Federal National Mortgage Association (“Fannie Mae”) or the Federal Home Loan Mortgage Corporation (“Freddie Mac”) guarantees payments of principal and interest on the securities. Our Agency MBS investments will include mortgage pass through securities and collateralized mortgage obligations (“CMOs”). We will be externally managed and advised by Invesco Institutional (N.A.), Inc. (“the Manager”), an SEC-registered investment adviser and indirect wholly owned subsidiary of Invesco Ltd. (“Invesco”), a leading independent global investment management company. The Manager was issued 100 shares at $10 per share to initially capitalize the Company.

The Company’s objective is to provide attractive risk adjusted returns to our investors over the long term, primarily through dividends and secondarily through capital appreciation. We will generate income principally from the spread between yields on our investments and our cost of borrowing, including hedging activities. Our Agency MBS investments will be collateralized by a variety of loans secured by residential real property, including fixed-rate mortgage loans, adjustable-rate mortgage loans and hybrid mortgage loans. We intend to construct a diversified investment portfolio by focusing on security selection and the relative value of various sectors within the Agency MBS market. We intend to finance our investments through short-term borrowings structured as repurchase agreements. Our Manager is in the process of securing commitments for us with a number of repurchase agreement counterparties.

The Company will commence operations upon completion of an initial public offering. The Company has adopted a fiscal year ending December 31. The Company also intends to elect and qualify to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes under the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), commencing with our taxable year ending December 31, 2009. As such, to maintain our REIT qualification for U.S. federal income tax purposes, the Company is generally required to distribute at least 90% of its net income (excluding net capital gains) to its shareholders as well as comply with certain other requirements. Accordingly, we generally will not be subject to U.S. federal income taxes to the extent that we annually distribute all of our REIT taxable income to our shareholders. We also intend to operate our business in a manner that will permit us to maintain our exemption from registration under the Investment Company Act of 1940, (the “1940 Act”).

Note 2 —	Summary of Significant Accounting Policies

Development Stage Company

The Company complies with the reporting requirements of Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reports by Development Stage Enterprises.” The Company expects to incur organizational, accounting and offering costs in pursuit of its financing. The offering and other organization costs, which are being advanced by our Manager, are not required to be paid before the offering is completed and will be paid out of the proceeds of the offering that are set aside for such purposes. There can be no assurance that the Company’s plans to raise capital will be successful.

Use of Estimates

The accounting and reporting policies of the Company conform with accounting principles generally accepted in the United States of America (“GAAP”) and general practices within the financial services

INVESCO MORTGAGE CAPITAL INC.
(FORMERLY INVESCO AGENCY SECURITIES INC.)
(A Maryland Corporation in the Developmental Stage)

NOTES TO FINANCIAL STATEMENTS — (Continued)

industry. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Examples of estimates include, but are not limited to estimates of the fair values of financial instruments and interest income on available-for-sale securities. Actual results could differ from those results.

Deferred offering costs:

The Company complies with the requirements of the SEC Staff Accounting Bulletin (SAB) Topic 5A, “Expenses of Offering.” Deferred offering costs consist of legal and other costs of $978,333 incurred through December 31, 2008 that are related to the initial public offering and that will be charged to capital upon the completion of the initial public offering or charged to expense if the initial public offering is not completed.

Repurchase Agreements

The Company will finance the acquisition of Agency MBS for our investment portfolio through the use of repurchase agreements. Repurchase agreements will be treated as collateralized financing transactions and will be carried at primarily their contractual amounts, including accrued interest, as specified in the respective agreements.

In instances where we acquire Agency MBS through repurchase agreements with the same counterparty from whom the Agency MBS were purchased, we will account for the purchase commitment and repurchase agreement on a net basis and record a forward commitment to purchase Agency MBS as a derivative instrument if the transaction does not comply with the criteria in FASB Staff Position, (“FSP”), FAS 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions,” (“FSP FAS 140-3”), for gross presentation. If the transaction complies with the criteria for gross presentation in FSP FAS 140-3, we will record the assets and the related financing on a gross basis in our statements of financial condition, and the corresponding interest income and interest expense in our statements of operations and comprehensive income (loss). Such forward commitments are recorded at fair value with subsequent changes in fair value recognized in income. Additionally, we will record the cash portion of our investment in Agency MBS as a mortgage related receivable from the counterparty on our balance sheet.

Loans and Securities Held for Investment

SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, (“SFAS 115”), requires that at the time of purchase, we designate a security as either held-to-maturity, available-for-sale, or trading depending on our ability and intent to hold such security to maturity. Securities available-for-sale will be reported at fair value, while securities held-to-maturity will be reported at amortized cost. Although we generally intend to hold most of our Agency MBS until maturity, we may, from time to time, sell any of our Agency MBS as part of our overall management of our investment portfolio.

All assets classified as available-for-sale will be reported at fair value, based on market prices from third-party sources when available, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders’ equity. We do not have an investment portfolio at this time.

Our Manager will evaluate securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. The determination of whether a security is other-than-temporarily impaired will involve judgments and assumptions based on subjective and objective factors. Consideration will be given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of recovery in fair

INVESCO MORTGAGE CAPITAL INC.
(FORMERLY INVESCO AGENCY SECURITIES INC.)
(A Maryland Corporation in the Developmental Stage)

NOTES TO FINANCIAL STATEMENTS — (Continued)

value of the agency security, and (3) our intent and ability to retain our investment in the Agency MBS for a period of time sufficient to allow for any anticipated recovery in fair value.

Investments with unrealized losses will not be considered other-than-temporarily impaired if we have the ability and intent to hold the investments for a period of time, to maturity if necessary, sufficient for a forecasted market price recovery up to or beyond the cost of the investments. Unrealized losses on securities that are considered other-than-temporary, as measured by the amount of the difference between the securities’ cost basis and its fair value will be recognized in earnings as an unrealized loss and the cost basis of the securities will be adjusted.

Interest Income Recognition

Interest income on available-for-sale securities will be recognized over the life of the investment using the effective interest method. Interest income on mortgage-backed securities is recognized using the effective interest method as described by SFAS 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases,” (“SFAS 91”), for securities of high credit quality and Emerging Issues Task Force No. 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets,” (“EITF 99-20”), for all other securities. Under SFAS 91 and EITF 99-20, management will estimate, at the time of purchase, the future expected cash flows and determine the effective interest rate based on these estimated cash flows and our purchase price. As needed, these estimated cash flows will be updated and a revised yield computed based on the current amortized cost of the investment. In estimating these cash flows, there will be a number of assumptions that will be subject to uncertainties and contingencies. These include the rate and timing of principal payments (including prepayments, repurchases, defaults and liquidations), the pass through or coupon rate and interest rate fluctuations. In addition, interest payment shortfalls due to delinquencies on the underlying mortgage loans have to be judgmentally estimated. These uncertainties and contingencies are difficult to predict and are subject to future events that may impact management’s estimates and our interest income. Security transactions will be recorded on the trade date. Realized gains and losses from security transactions will be determined based upon the specific identification method and recorded as gain (loss) on sale of available-for-sale securities and loans held for investment in the statement of income.

We will account for accretion of discounts or premiums on available-for-sale securities and real estate loans using the effective interest yield method. Such amounts will be included as a component of interest income in the income statement.

Net Income Per Share

In accordance with the provisions of SFAS 128, “Earnings per Share,” (“SFAS 128”) the Company calculates basic income per share by dividing net income for the period by weighted-average shares of its common stock outstanding for that period. Diluted income per share takes into account the effect of dilutive instruments, such as stock options and unvested restricted stock, but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted-average number of shares outstanding. For the period from June 5, 2008 (date of incorporation) to December 31, 2008, earnings per share is not presented because it is not a meaningful measure of the Company’s performance.

Accounting for Derivative Financial Instruments

Our policies permit us to enter into derivative contracts, including interest rate swaps, interest rate caps and interest rate floors, as a means of mitigating our interest rate risk. We intend to use interest rate derivative financial instruments to mitigate interest rate risk rather than to enhance returns. We will account for derivative

INVESCO MORTGAGE CAPITAL INC.
(FORMERLY INVESCO AGENCY SECURITIES INC.)
(A Maryland Corporation in the Developmental Stage)

NOTES TO FINANCIAL STATEMENTS — (Continued)

financial instruments in accordance with SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” (“SFAS 133”) as amended and interpreted. SFAS 133 requires an entity to recognize all derivatives as either assets or liabilities in the balance sheets and to measure those instruments at fair value. Additionally, the fair value adjustments will affect either other comprehensive income in shareholders’ equity until the hedged item is recognized in earnings or net income depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity.

In the normal course of business, we may use a variety of derivative financial instruments to manage, or hedge, interest rate risk. These derivative financial instruments must be effective in reducing our interest rate risk exposure in order to qualify for hedge accounting. When the terms of an underlying transaction are modified, or when the underlying hedged item ceases to exist, all changes in the fair value of the instrument are marked-to-market with changes in value included in net income for each period until the derivative instrument matures or is settled. Any derivative instrument used for risk management that does not meet the hedging criteria is marked-to-market with the changes in value included in net income. Derivatives will be used for hedging purposes rather than speculation. We will rely on quotations from a third party to determine these fair values. If our hedging activities do not achieve our desired results, our reported earnings may be adversely affected.

Fair Value Measurements

The Financial Accounting Standards Board (“the FASB”) issued SFAS No. 157, “Fair Value Measurements,” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS 157 requires companies to disclose the fair value of their financial instruments according to a fair value hierarchy (levels 1, 2, and 3, as defined). Additionally, companies are required to provide enhanced disclosure regarding instruments in the level 3 category (which require significant management judgment), including a reconciliation of the beginning and ending balances separately for each major category of assets and liabilities.

Additionally, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of SFAS No. 115”, (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting dates.

Income Taxes

The Company intends to elect and qualify to be taxed as a REIT, commencing with its taxable year ending December 31, 2009. Accordingly, we will generally not be subject to corporate U.S. federal or state income tax to the extent that we make qualifying distributions to our shareholders, and provided we satisfy on a continuing basis, through actual investment and operating results, the REIT requirements including certain asset, income, distribution and stock ownership tests. If we fail to qualify as a REIT, and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal, state and local income taxes and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year in which we lost our REIT qualification. Accordingly, our failure to qualify as a REIT could have a material adverse impact on our results of operations and amounts available for distribution to our shareholders.

The dividends paid deduction of a REIT for qualifying dividends to its shareholders is computed using our taxable income as opposed to net income reported on the financial statements. Taxable income, generally, will differ from net income reported on the financial statements because the determination of taxable income is based on tax provisions and not financial accounting principles.

INVESCO MORTGAGE CAPITAL INC.
(FORMERLY INVESCO AGENCY SECURITIES INC.)
(A Maryland Corporation in the Developmental Stage)

NOTES TO FINANCIAL STATEMENTS — (Continued)

The Company may elect to treat certain of our subsidiaries as taxable REIT subsidiaries (“TRSs”). In general, a TRS of ours may hold assets and engage in activities that we cannot hold or engage in directly and generally may engage in any real estate or non-real estate-related business. A TRS is subject to U.S. federal, state and local corporate income taxes.

While a TRS will generate net income, a TRS can declare dividends to us which will be included in our taxable income and necessitate a distribution to our shareholders. Conversely, if we retain earnings at a TRS level, no distribution is required and we can increase book equity of the consolidated entity.

Share-Based Compensation

The Company will follow SFAS No. 123R, “Share-Based Payments” (“SFAS 123(R)”), with regard to its stock option plan. SFAS 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS 123 (R) requires that compensation cost relating to share-based payment transactions be recognized in financial statements. The cost is measured based on the fair value of the equity or liability instruments issued.

The Company intends to adopt an equity incentive plan under which its independent directors are eligible to receive annual nondiscretionary awards of nonqualified stock options. The board of directors may make appropriate adjustments to the number of shares available for awards and the terms of outstanding awards under the stock option plan to reflect any change in the Company’s capital structure.

Note 3 —	Recent Accounting Pronouncements

The FASB issued FSP FAS 140-3 relating to SFAS 140, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions,” (“FSP FAS 140-3”), to address questions where assets purchased from a particular counterparty and financed through a repurchase agreement with the same counterparty can be considered and accounted for as separate transactions. Currently, we are still evaluating our ability to record such assets and the related financing on a gross basis in our statements of financial condition, and the corresponding interest income and interest expense in our statements of operations and comprehensive income (loss). For assets representing available-for-sale investment securities, as in our case, any change in fair value will be reported through other comprehensive income under SFAS 115, “Accounting for Certain Investments in Debt and Equity Securities,” with the exception of impairment losses, which will be recorded in the statement of operations and comprehensive (loss) income as realized losses.

FASB’s staff position requires that all of the following criteria be met in order to continue the application of SFAS No. 140 as described above:

(1) The initial transfer of and repurchase financing cannot be contractually contingent;

(2) The repurchase financing entered into between the parties provides full recourse to the transferee and the repurchase price is fixed;

(3) The financial asset has an active market and the transfer is executed at market rates; and

(4) The repurchase agreement and financial asset do not mature simultaneously.

In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of SFAS 133” (“SFAS 161”). This new standard requires enhanced disclosures for derivative instruments, including those used in hedging activities. It is effective for fiscal years and interim periods beginning after November 15, 2008 and will be applicable to the Company in the first quarter of fiscal

INVESCO MORTGAGE CAPITAL INC.
(FORMERLY INVESCO AGENCY SECURITIES INC.)
(A Maryland Corporation in the Developmental Stage)

NOTES TO FINANCIAL STATEMENTS — (Continued)

2009. The Company is assessing the potential impact that the adoption of SFAS 161 may have on its financial statements.

Note 4 —	Related Party Transactions

The Company will be externally managed and advised by our Manager, an indirect and wholly owned subsidiary of Invesco. Pursuant to the terms of the management agreement, our Manager will provide us with our management team, including our officers, along with appropriate support personnel. Each of our officers is an employee of the Invesco or one of its affiliates. The Company does not expect to have any employees. Our Manager is not obligated to dedicate any of its employees exclusively to us, nor is our Manager or its employees obligated to dedicate any specific portion of its or their time to our business. Our Manager is at all times subject to the supervision and oversight of our board of directors and has only such functions and authority as we delegate to it.

The following table summarizes the fees and expense reimbursements that we will pay to our Manager:

Type	Description

Management fee:	1.50% of our shareholders’ equity up to $500 million and 1.25% of our shareholders’ equity in excess of $500 million, per annum and calculated and payable quarterly in arrears. For purposes of calculating the management fee, our shareholders’ equity means the sum of the net proceeds from all issuances of our equity securities since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus our retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less any amount that we pay to repurchase our common stock since inception, and excluding any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income). This amount will be adjusted to exclude one-time events pursuant to changes in accounting principles generally accepted in the United States, or GAAP, and certain non-cash items after discussions between our Manager and our independent directors and approved by a majority of our independent directors. Our shareholders’ equity, for purposes of calculating the management fee, could be greater or less than the amount of shareholders’ equity shown on our financial statements. We will treat outstanding limited partner interests (not held by us) as outstanding shares of capital stock for purposes of calculating the management fee.

INVESCO MORTGAGE CAPITAL INC.
(FORMERLY INVESCO AGENCY SECURITIES INC.)
(A Maryland Corporation in the Developmental Stage)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Type	Description

Expense reimbursement	Reimbursement of operating expenses related to us incurred by our Manager, including certain salary expenses and other expenses related to legal, accounting, due diligence and other services. Our reimbursement obligation is not subject to any dollar limitation.
Termination fee	Termination fee equal to three times the sum of the average annual management fee earned by our Manager during the prior 24-month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter.

Note 5 —	Securities Convertible into Shares of Common Stock

Upon completion of this offering (1) the limited partners of IAS Operating Partnership LP (the “Operating Partnership”) (excluding units of limited partnership interest (the “OP units”) of the Operating Partnership owned by the Company) will have the right to cause the Operating Partnership to redeem their OP units for cash equal to the market value of an equivalent number of shares of common stock, or at the Company’s option, we may purchase their OP units by issuing one share of common stock for each OP unit redeemed and (2) the Company, at the discretion of the board of directors, intends to reserve shares of restricted common stock to be granted to the executive officers, independent directors and personnel of the Manager under the equity incentive plan.

Note 6 —	Registration Rights

We will enter into a registration rights agreement with regard to the common stock and OP units owned by our Manager and Invesco Investments (Bermuda) Ltd., respectively, upon completion of this offering and any shares of common stock that our Manager may elect to receive under the management agreement or otherwise. Pursuant to the registration rights agreement, we will grant to our Manager and Invesco Investments (Bermuda) Ltd., (1) unlimited demand registration rights to have the shares purchased by our Manager or granted to it in the future and the shares that we may issue upon redemption of the OP units purchased by Invesco Investments (Bermuda) Ltd. registered for resale, and (2) in certain circumstances, the right to “piggy-back” these shares in registration statements we might file in connection with any future public offering so long as we retain our Manager as the manager under the management agreement. The registration rights of our Manager and Invesco Investments (Bermuda) Ltd., respectively with respect to the common stock and OP units that they will purchase simultaneously with this offering will only begin to apply one year after the date of this prospectus. Notwithstanding the foregoing, any registration will be subject to cutback provisions, and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods.”

          Shares

Invesco Mortgage Capital Inc.

Common Stock

PROSPECTUS

Credit Suisse

Morgan Stanley

Jefferies & Company

Keefe, Bruyette & Woods

Stifel Nicolaus

Jackson Securities

Siebert Capital Markets

The Williams Capital Group, L.P.

          , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table shows the fees and expenses, other than underwriting discounts and commissions, to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except the SEC registration fee are estimated.

Securities and Exchange Commission registration fee	$10,695
Financial Industry Regulatory Authority, Inc. filing fee	40,000
Legal fees and expenses	150,000
Accounting fees and expenses	35,000
Printing and engraving expenses	30,000
Transfer agent fees and expenses	2,000
Miscellaneous	1,000

Total	$268,695

Item 32.	Sales to Special Parties.

None.

Item 33.	Recent Sales of Unregistered Securities.

On June 16, 2008, Invesco Institutional (N.A.), Inc., our Manager, purchased 100 shares of our common stock for a purchase price of $1,000 in a private offering. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

On June 25, 2009, the SEC declared effective our IPO registration statement (File No. 333-151665), pursuant to which we registered 8,500,000 shares of our common stock. On July 1, 2009, we consummated our IPO and sold 8,500,000 shares of our common stock to the public at a price of $20.00 per share for an aggregate offering price of $170.0 million. In connection with the IPO, $11.0 million in underwriting discounts and commissions were paid, of which our Manager paid $8.5 million and we have paid $2.6 million. We received net proceeds from our IPO of approximately $165.0 million, after deducting the underwriting discounts and commissions payable by us and the offering expenses of approximately $5.0 million. On July 27, 2009, our IPO underwriters exercised their over-allotment option in connection with our IPO and purchased an additional 311,200 shares of our common stock at a price of $20.00 per share, resulting in additional net proceeds to us of $6.1 million, after deducting the underwriting discounts and commissions paid by us of approximately $93,000, and $311,200 paid by our Manager directly to our IPO underwriters. Our IPO is now complete.

The IPO was underwritten by Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated, acting as the representatives of Barclays Capital Inc., Keefe, Bruyette & Woods, Inc., Stifel, Nicolaus & Company, Incorporated, Jackson Securities, LLC, Muriel Siebert & Co., Inc., and the Williams Capital Group, L.P.

On July 1, 2009, concurrent with the consummation of our IPO, we completed a private placement in which we sold 75,000 shares of our common stock to our Manager, at a price of $20.00 per share. In addition, our Operating Partnership sold 1,425,000 OP Units to Invesco Investments (Bermuda) Ltd., a wholly-owned subsidiary of Invesco, at a price of $20.00 per OP Unit. The aggregate proceeds from these private offerings were $30.0 million. We did not pay any underwriting discounts or commissions in connection with the private placement. In conducting the private placement, we relied upon the exemption from registration provided by Rule 506 of Regulation D, as promulgated under Section 4(2) of the Securities Act of 1933, as amended.

We invested the net proceeds of the IPO and the private placement as described in this report under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Investment Activities.”

Item 34.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan, limited liability company or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan, limited liability company or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Following completion of this offering, we may enter into indemnification agreements with each of our directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law. In addition, our operating partnership’s partnership agreement provides that we, as general partner, through our wholly owned subsidiary, and our officers and directors are indemnified to the maximum extent permitted by law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act of 1933, as amended (or the Securities Act), we have been informed that, in the opinion of the Securities and Exchange Commission, or the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.	Treatment of Proceeds from Stock Being Registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.	Financial Statements and Exhibits.

(a) Financial Statements.  See page F-1 for an index to the financial statements included in the registration statement.

(b) Exhibits.  The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit Index

1	.1*	Form of Underwriting Agreement among Invesco Mortgage Capital Inc., IAS Operating Partnership LP, Invesco Institutional (N.A.), Inc. and the underwriters named therein.
3.1		Articles of Amendment and Restatement of Invesco Mortgage Capital Inc., incorporated by reference to Exhibit 3.1 to our Quarterly Report on Form 10-Q, filed with the SEC on August 12, 2009.
3.2		Amended and Restated Bylaws of Invesco Mortgage Capital Inc., incorporated by reference to Exhibit 3.2 to Amendment No. 8 to our Registration Statement on Form S-11 (No. 333-151665), filed with the SEC on June 18, 2009, or Pre-Effective Amendment No. 8.
4.1		Specimen Common Stock Certificate of Invesco Mortgage Capital Inc., incorporated by reference to Exhibit 4.1 to Pre-Effective Amendment No. 8.
5	.1*	Opinion of Alston & Bird LLP (including consent of such firm).
8	.1*	Tax Opinion of Alston & Bird LLP (including consent of such firm).
10.1		Registration Rights Agreement, dated as of July 1, 2009, among Invesco Mortgage Capital Inc. (formally known as Invesco Agency Securities Inc.), Invesco Institutional (N.A.), Inc. and Invesco Investments (Bermuda) Ltd., incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q, filed with the SEC on August 12, 2009.
10.2		Management Agreement, dated as of July 1, 2009, among Invesco Institutional (N.A.), Inc., Invesco Mortgage Capital Inc. and IAS Operating Partnership LP., incorporated by reference to Exhibit 10.2 to our Quarterly Report on Form 10-Q, filed with the SEC on August 12, 2009.
10.3		First Amended and Restated Agreement of Limited Partnership, dated as of July 1, 2009, of IAS Operating Partnership LP., incorporated by reference to Exhibit 10.3 to our Quarterly Report on Form 10-Q, filed with the SEC on August 12, 2009.
10.4		Invesco Mortgage Capital Inc. 2009 Equity Incentive Plan, incorporated by reference to Exhibit 10.4 to our Quarterly Report on Form 10-Q, filed with the SEC on November 9, 2009.

10.5		Form of Restricted Common Stock Award Agreement, incorporated by reference to Exhibit 4.1 to Pre-Effective Amendment No. 8.
10.6		Form of Stock Option Award Agreement, incorporated by reference to Exhibit 4.1 to Pre-Effective Amendment No. 8.
23	.1*	Consent of Alston & Bird LLP (included in Exhibit 5.1).
23	.2*	Consent of Alston & Bird LLP (included in Exhibit 8.1).
23.3		Consent of Grant Thornton LLP
24.1		Power of Attorney of Richard J. King, Donald R. Ramon, G. Mark Armour, Karen Dunn Kelley, James S. Balloun, John S. Day and Neil Williams (included on signature page to this registration statement).

*	To be filed by amendment.

Item 37.	Undertakings.

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on December 23, 2009.

Invesco Mortgage Capital Inc.

By:	/s/ Richard J. King
Richard J. King
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Robert H. Rigsby his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments to the registration statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures		Title	Date

By:	/s/ Richard J. King Richard J. King	President and Chief Executive Officer (principal executive officer)	December 23, 2009

By:	/s/ Donald R. Ramon Donald R. Ramon	Chief Financial Officer (principal financial and accounting officer)	December 23, 2009

By:	G. Mark Armour	Director	December 23, 2009

By:	/s/ Karen Dunn Kelley Karen Dunn Kelley	Director	December 23, 2009

Signatures		Title	Date

By:	/s/ James S. Balloun James S. Balloun	Director	December 23, 2009

By:	/s/ John S. Day John S. Day	Director	December 23, 2009

By:	/s/ Neil Williams Neil Williams	Director	December 23, 2009

EXHIBIT INDEX

1	.1*	Form of Underwriting Agreement among Invesco Mortgage Capital Inc., IAS Operating Partnership LP, Invesco Institutional (N.A.), Inc. and the underwriters named therein.
3.1		Articles of Amendment and Restatement of Invesco Mortgage Capital Inc., incorporated by reference to Exhibit 3.1 to our Quarterly Report on Form 10-Q, filed with the SEC on August 12, 2009.
3.2		Amended and Restated Bylaws of Invesco Mortgage Capital Inc., incorporated by reference to Exhibit 3.2 to Amendment No. 8 to our Registration Statement on Form S-11 (No. 333-151665), filed with the SEC on June 18, 2009, or “Pre-Effective Amendment No. 8”.
4.1		Specimen Common Stock Certificate of Invesco Mortgage Capital Inc., incorporated by reference to Exhibit 4.1 to Pre-Effective Amendment No. 8.
5	.1*	Opinion of Alston & Bird LLP (including consent of such firm).
8	.1*	Tax Opinion of Alston & Bird LLP (including consent of such firm).
10.1		Registration Rights Agreement, dated as of July 1, 2009, among Invesco Mortgage Capital Inc. (formally known as Invesco Agency Securities Inc.), Invesco Institutional (N.A.), Inc. and Invesco Investments (Bermuda) Ltd., incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q, filed with the SEC on August 12, 2009.
10.2		Management Agreement, dated as of July 1, 2009, among Invesco Institutional (N.A.), Inc., Invesco Mortgage Capital Inc. and IAS Operating Partnership LP., incorporated by reference to Exhibit 10.2 to our Quarterly Report on Form 10-Q, filed with the SEC on August 12, 2009.
10.3		First Amended and Restated Agreement of Limited Partnership, dated as of July 1, 2009, of IAS Operating Partnership LP., incorporated by reference to Exhibit 10.3 to our Quarterly Report on Form 10-Q, filed with the SEC on August 12, 2009.
10.4		Invesco Mortgage Capital Inc. 2009 Equity Incentive Plan, incorporated by reference to Exhibit 10.4 to our Quarterly Report on Form 10-Q, filed with the SEC on November 9, 2009.
10.5		Form of Restricted Common Stock Award Agreement, incorporated by reference to Exhibit 4.1 to Pre-Effective Amendment No. 8.
10.6		Form of Stock Option Award Agreement, incorporated by reference to Exhibit 4.1 to Pre-Effective Amendment No. 8.
23	.1*	Consent of Alston & Bird LLP (included in Exhibit 5.1).
23	.2*	Consent of Alston & Bird LLP (included in Exhibit 8.1).
23.3		Consent of Grant Thornton LLP
24.1		Power of Attorney of Richard J. King, Donald R. Ramon, G. Mark Armour, Karen Dunn Kelley, James S. Balloun, John S. Day and Neil Williams (included on signature page to this registration statement).

*	To be filed by amendment.